Filed Pursuant to Rule 424(b)(3)
File No. 333-123480
PROSPECTUS
$215,000,000
STATS ChipPAC Ltd.
Offer to Exchange
All outstanding 6 3/4% Senior Notes due 2011
($215,000,000 aggregate principal amount)
for
6 3/4% Senior Notes due 2011
($215,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933
       We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which together constitute the exchange offer, to exchange $215,000,000 aggregate principal amount of our new 6 3/4% Senior Notes due 2011, or the new notes, for $215,000,000 aggregate principal amount of our issued and outstanding 6 3/4% Senior Notes due 2011, or the old notes, and collectively with the new notes, the notes.

      The exchange offer will expire at 5:00 p.m., New York City time, on May 20, 2005, unless extended.
      Approval in-principle has been obtained for the listing and quotation of the new notes on Singapore Exchange Securities Trading Limited (the “SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained herein. Admission to the Official List of the SGX-ST is not to be taken as an indication of the merits of the new notes or our company.

      See the section entitled “Risk Factors” beginning on page 19 for a discussion of factors that you should consider before tendering your old notes in the exchange offer.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

The date of this prospectus is April 18, 2005.

      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form F-4 under the Securities Act of 1933 (Securities Act) relating to the exchange offer that incorporates important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. The information is available from us without charge to holders of the securities as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.
      You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as at any date other than the date of this prospectus.

i

PRESENTATION AND CERTAIN CONVENTIONS
      References to “Singapore dollars” and “S$” in this prospectus mean Singapore dollars, the legal currency of the Republic of Singapore. References to “U.S. dollars,” “$” and “US$” mean United States dollars, the legal currency of the Unites States. References to “South Korean Won” and “KRW” mean Korean Republic Won, the legal currency of the Republic of Korea. References to “Chinese Renminbi” and “RMB” mean Chinese Renminbi, the legal currency of People’s Republic of China. References to “Malaysian Ringgit” and “MYR” mean Malaysian Ringgit, the legal currency of Malaysia. References to “New Taiwan dollars” and “NT$” mean New Taiwan dollars, the legal currency of Taiwan. References to “Japanese yen” or “¥” mean Japanese yen, the legal currency of Japan. The noon buying rate in The City of New York on December 31, 2004 was S$1.63 per $1.00 for cable transfers in Singapore dollars, KRW1,035.10 per $1.00 for cable transfers in Korean Republic Won, RMB8.28 per $1.00 for cable transfers in Chinese Renminbi, MYR3.80 per $1.00 for cable transfers in Malaysian Ringgit, NT$31.74 per $1.00 for cable transfers in New Taiwan dollars and ¥102.68 per $1.00 for cable transfers in Japanese yen, as certified for customs purposes by the Federal Reserve Bank of New York. For your convenience, unless otherwise indicated, certain amounts have been translated into U.S. dollar amounts, based on the relevant exchange rate on December 31, 2004.
      No representation is made that the Singapore dollar, U.S. dollar, Korean Republic Won, Chinese Renminbi, Malaysian Ringgit, New Taiwan dollar or Japanese yen amounts shown in this prospectus could have been or could be converted at such rate or at any other rate.
      In this prospectus, unless otherwise specified or the context requires, the terms “our Company,” “the combined company,” “STATS ChipPAC,” “we,” “our” and “us” refer to STATS ChipPAC Ltd., a company incorporated under the laws of the Republic of Singapore, and its consolidated subsidiaries after the consummation of the merger described herein, the term “STATS” refers to ST Assembly Test Services Ltd, a Singapore company, and its consolidated subsidiaries prior to the consummation of the merger, and the term “ChipPAC” refers to ChipPAC, Inc., a Delaware corporation, and its consolidated subsidiaries prior to the consummation of the merger and ChipPAC, Inc. as a wholly-owned subsidiary of ours after the consummation of the merger. On January 20, 2005, STATS ChipPAC, Inc. (formerly known as ST Assembly Test Services, Inc.) was merged into ChipPAC, Inc. The entity surviving the merger was renamed STATS ChipPAC, Inc. References to “our new notes” or “the new notes” are to the 6 3/4% senior notes due 2011 offered in this offering. References to “STATS” for the periods subsequent to the merger mean the combined company.
AVAILABLE INFORMATION
      We are subject to the information requirements applicable to foreign private issuers under the U.S. Securities Exchange Act of 1934, as amended (Exchange Act). In accordance with the Exchange Act, we file reports and other information with the SEC. We are required under the Exchange Act to file annual reports on Form 20-F and submit reports on Form 6-K and other information with the SEC. These reports and other information can be inspected and copied at prescribed rates at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549 and at the SEC’s regional office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.
      The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system. We have made all our SEC filings using the EDGAR system.
      As a foreign private issuer, we are exempt from the rules under the Exchange Act governing the furnishing and content of proxy statements, and our directors, senior management and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION BY REFERENCE
      We may “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference any future reports on Form 6-K that we may furnish the SEC and specifically state that the information therein is to be considered “filed” under the Exchange Act until the expiration or termination of this exchange offer. Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 is incorporated by reference into this prospectus. You may request a copy of this filing at no cost, by writing or telephoning us at the following address:
STATS ChipPAC Ltd.
10 Ang Mo Kio Street 65
#05-17/20 Techpoint
Singapore 569059
(65) 6824-7705
ENFORCEMENT OF CIVIL LIABILITIES UNDER
UNITED STATES FEDERAL SECURITIES LAWS
      We are a public limited company organized under the laws of the Republic of Singapore. Several of our directors and officers and experts named in this prospectus are non-residents of the United States, and these persons and a significant portion of our assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in the United States courts or predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws. Furthermore, since a substantial portion of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States. We have been advised that judgments of U.S. courts based on the civil liability provisions of the federal securities laws of the United States are not enforceable in Singapore courts. We have also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liabilities provisions of the U.S. securities laws.
FORWARD-LOOKING STATEMENTS
      This prospectus, including the information incorporated by reference, contains forward-looking statements within the meaning of the U.S. securities laws. You should not rely on any of these forward-looking statements. These forward-looking statements relate to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans or objectives of management, the outcome of litigation, the impact of regulatory initiatives, markets for our securities and other matters relating to STATS ChipPAC. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. Words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify such forward-looking statements.
      These forward-looking statements, wherever they occur in this prospectus, including the information incorporated by reference, are estimates reflecting the best judgment of our senior management. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include the following:

•	general business and economic conditions and the state of the semiconductor industry;

•	the impact of our merger with ChipPAC, including our ability to integrate and obtain the anticipated results and synergies from our merger with ChipPAC;

•	demand for end-use application products such as communications equipment and personal computers;

•	reliance on a small group of principal customers;

•	decisions by customers to discontinue outsourcing of packaging and test services;

•	changes in customer order patterns;

•	rescheduling or canceling of customer orders;

•	changes in product mix;

•	capacity utilization;

•	level of competition;

•	pricing pressures, including declines in average selling prices;

•	continued success in technological innovations;

•	ability to develop and protect our intellectual property;

•	delays in acquiring or installing new equipment;

•	shortages in supply of key components;

•	availability of financing on acceptable terms or at all;

•	exchange rate fluctuations;

•	litigation; and

•	other factors described under “Risk Factors.”
      You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.
      These forward-looking statements apply only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, any of the events anticipated in these forward-looking statements might not occur.
      If you are a broker-dealer that receives new notes for your own account pursuant to this exchange offer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act. You may use this prospectus, as we may amend or supplement it in the future, for your resales of new notes received in exchange for old notes where the old notes were acquired by you as a result of market-making or other trading activities. We and the guarantors have agreed to make this prospectus available to any broker-dealer in connection with any such resale for a period of 180 days from the consummation deadline of the exchange offer (that is, the 30th business day after the effectiveness of the registration statement of which this prospectus is a part). For more information, see the section called “Plan of Distribution” in this prospectus.
INDUSTRY AND MARKET DATA
      This prospectus includes information regarding the semiconductor industry, semiconductor packaging and test services industry and various markets in which we compete. Where possible, this information is derived from third party sources that we believe are reliable. Certain information is also based on estimates made by our management, based on their industry and market knowledge, which we believe to be reasonable. However, this data is subject to change and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. As a result, you should be aware that market share, ranking, retention, turnover and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. We do not have any obligation to announce or otherwise make publicly available updates or revisions to these forecasts.

SUMMARY
      The following summary highlights selected information about us and the offering. This summary is not complete and may not contain all of the information that is important to you. You should read this prospectus in its entirety and the documents we incorporate by reference before making an investment decision.
Our Company
      On August 5, 2004, ST Assembly Test Services Ltd (STATS) completed its merger (the merger) with ChipPAC, Inc. (ChipPAC), which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS. In connection with the merger, STATS changed its name to STATS ChipPAC Ltd. (STATS ChipPAC).
      We are a leading service provider of semiconductor packaging design, assembly, test and distribution solutions. We have the scale to provide a comprehensive range of semiconductor packaging and test solutions to a diversified global customer base servicing the computing, communications, consumer, automotive and industrial markets. Our services include:

•	Packaging services: for leaded, power and array packages designed to provide customers with a broad range of packaging solutions and full backend turnkey services for a wide variety of electronics applications. As part of customer support on packaging services, we also offer package design, electrical and thermal simulation, measurement and design of lead-frames and substrates;

•	Test services: including wafer probe and final testing, on a diverse selection of test platforms, covering the major test platforms in the industry. We have expertise in testing a broad variety of semiconductors, especially mixed-signal and high-performance digital devices. We also offer test-related services such as burn-in process support, reliability testing, thermal and electrical characterization, dry pack and tape and reel; and

•	Pre-production and post-production services: such as package development, test software and related hardware development, warehousing and drop shipment services.
      Pro forma for the merger, in the year ended December 31, 2004, 68.2% of our net revenues were derived from packaging services and 31.8% of our net revenues were derived from test and other services. We provide these packaging and test services to vertically integrated semiconductor device manufacturers (IDMs), semiconductor companies that do not have their own manufacturing facilities (fabless companies), and independent semiconductor wafer foundries (foundries). Pro forma for the merger, we had net revenues of $1,084,165 for the year ended December 31, 2004.
      We have a leadership position in providing advanced packages, such as stacked die, system-in-package (SiP) and flip-chip, as well as ball grid array packages (BGA) and chip scale packages (CSP). We are a leader in high-volume assembly, test and distribution of discrete and analog power packages.
      We are also a leader in testing mixed-signal semiconductors or semiconductors combining the use of analog and digital circuits in a chip. Mixed-signal semiconductors are used extensively in fast-growing communications applications. We have strong expertise in testing a wide range of high-performance digital devices.
      We have been successful in attracting new customers with our packaging and test capabilities and then expanding our relationship with such customers to provide full turnkey solutions tailored to their needs. Our merger with ChipPAC, which significantly broadened our capabilities in both packaging and test services, enabled us to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services to an enlarged customer base of the combined company.
      We are headquartered in Singapore and our manufacturing facilities are strategically located in Singapore, South Korea, China, Malaysia and Taiwan (through our 54.5% owned subsidiary, Winstek Semiconductor Corporation (Winstek)). We also have test pre-production facilities in the United States. We market our services through our direct sales force located across the globe in Singapore, South Korea, China, Malaysia, Taiwan, the United States, the United Kingdom, the Netherlands and Japan. With an established presence in the countries where strategic semiconductor markets are located, we are in close proximity to the major hubs of wafer fabrication which allows us to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.
Industry Overview
      Semiconductors are critical components used in an increasingly wide variety of applications such as computer systems, communications equipment and systems, automobiles, consumer products and industrial automation and control systems. As performance has increased and size and cost have decreased, the use of semiconductors in these applications has grown significantly.
      Outsourcing of semiconductor assembly and test services (SATS) to independent service providers such as STATS ChipPAC continues to expand due to several factors, including time-to-market pressures, cost reduction, resource allocation, equipment utilization, increased technological complexity of packaging and the growth of fabless semiconductor manufacturers.
      Beginning in the fourth quarter of the calendar year 2000, the industry experienced a downturn which continued through 2001 and 2002. This downturn had a significant adverse impact on our sales and financial performance, as customers reduced purchase orders to reflect inventory corrections and lower demand experienced in their end-user markets. The semiconductor industry started a modest recovery in late 2002 and continued its recovery momentum throughout 2003 and the first half of 2004. In late 2004, however, we experienced a softening of our business as our customers corrected their excess inventory positions. Industry outlook for 2005 published by recognized industry research analysts and associations are highly mixed, with some projecting growth rates of up to 5% and others projecting declines of up to 5%.
Strengths and Strategy
      Our goal is to strengthen our position as a leading global provider of a full range of semiconductor packaging and test services. The key elements of our strengths and strategy include the following:
      Leverage our broad portfolio of packaging and test services to provide full turnkey solutions. We offer one of the broadest portfolios of comprehensive end-to-end packaging and test services in the semiconductor industry. Increasingly, our customers are looking for supply chain semiconductor manufacturing solutions from value-added design to packaging, test and delivery to their designated locations. We intend to leverage our strong packaging and test capabilities to provide a full turnkey solution consisting of integrated packaging, testing and direct shipment to end customers. We believe that the scale and scope of our technical capabilities and global reach will enable us to provide our customers with seamless cost-effective solutions that will simplify their supply chain management.
      Leverage our established presence in the major hubs of wafer fabrication. We have manufacturing facilities located in Singapore, South Korea, China, Malaysia and Taiwan and test pre-production facilities in the United States. We intend to leverage our strategic proximity to these major hubs of wafer fabrication to provide customers with fully-integrated, multi-site, end-to-end packaging and test services.
      Capitalize on our research and development capabilities to drive accelerated growth. We have over 220 employees in our research and development department which focuses on developing advanced technologies to meet our customers’ needs. We believe this will enable us to capture potential opportunities and accelerate our growth.
      Continue to cultivate our strong customer relationships. We have a broad and diversified customer base that includes most of the world’s leading semiconductor companies across the fast-growing communications, computing and power markets. No single customer accounted for more than 25% of our net revenues for 2004. We work closely with our customers, integrating our systems with our customers’ manufacturing, planning and scheduling processes to act as their virtual manufacturing arm. We seek to strengthen these relationships and build new relationships by providing our customers with an integrated supply chain solution.

      Continue to focus on high-quality customer service. Our customers demand increasingly high levels of service. Our close interactions with our customers enable us to better anticipate and meet their requirements on a timely basis. We focus on developing and delivering to our customers semiconductor designs that are developed, packaged, tested and delivered on time and as specified to any of their global locations. Our flexible manufacturing model allows us to better address periodic, product-specific capacity constraints that are more likely to negatively affect smaller players. We have implemented information technology platforms to enable the seamless integration of our customers’ systems into ours, to enable them to obtain real-time information on their works in progress and thereby facilitate their production planning processes. We believe that offering high-quality customer service is critical to attracting and retaining leading semiconductor companies as our customers. We intend to continue to foster a service-oriented and customer-focused environment.
      Leverage our financial position. Our financial strength provides us with robust financial resources and flexibility to invest in customers’ anticipated needs and withstand the downturns of industry cycles. We intend to leverage our financial position to continue to make prudent investments in research and development efforts even through downturns in the semiconductor industry and be better positioned to take advantage of potential opportunities right at the start of an upturn cycle.
The Merger
      On February 10, 2004, STATS signed a definitive agreement for the merger of a wholly-owned subsidiary of STATS with and into ChipPAC in a stock-for-stock transaction. On August 5, 2004, STATS and ChipPAC consummated the merger and ChipPAC became a wholly-owned subsidiary of STATS. In the merger, former ChipPAC stockholders received 0.87 American Depositary Share of STATS (ADS) for each share of ChipPAC Class A common stock, par value $0.01 per share (ChipPAC Class A common stock), owned by such stockholder. Upon consummation of the merger, STATS’ and ChipPAC’s former shareholders owned approximately 56% and 44%, respectively, of our total shares outstanding.
The Tender Offer and Redemption
      On September 3, 2004, our indirect wholly-owned subsidiary, ChipPAC International Company Limited (ChipPAC International), commenced a cash tender offer (the tender offer) to repurchase any and all of ChipPAC International’s outstanding $165.0 million principal amount of 12.75% senior subordinated notes due 2009 (12.75% notes) at a repurchase price of 106.375% of the principal amount thereof plus accrued and unpaid interest. In conjunction with the tender offer, ChipPAC International also solicited consents of holders of the 12.75% notes to adopt proposed amendments to the indenture governing such notes that would eliminate substantially all restrictive covenants and certain event of default provisions contained in the indenture. On October 7, 2004, we announced the successful completion of the tender offer and consent solicitation in respect of the 12.75% notes. ChipPAC International received valid tenders of the 12.75% notes and deliveries of related consents from holders of approximately 62.1%, or $102.5 million aggregate principal amount, of the 12.75% notes outstanding. Accordingly, ChipPAC International received the requisite consents authorizing the adoption of the proposed amendments to the indenture governing such notes. The tendered 12.75% notes were accepted for payment and the amendments to the indenture became effective on October 7, 2004. ChipPAC International paid approximately $109.0 million plus accrued and unpaid interest for the 12.75% notes validly tendered and related consents validly delivered. We financed the tender offer with $50.0 million of borrowings under a Multi-Currency Specific Advance Facility that we obtained from Oversea-Chinese Banking Corporation Limited (OCBC facility) on September 29, 2004 and cash on hand.
      In November 2004, we redeemed and repurchased the remaining 37.9%, or $62.5 million aggregate principal amount, of the 12.75% notes outstanding at the redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest, as permitted under the indenture governing such notes, with a portion of the proceeds from the offering of the old notes.

Corporate Structure
      The diagram below summarizes our corporate structure. STATS ChipPAC Ltd., the entity at the top of the structure, will be the issuer of the new notes, with the guarantors of the new notes represented by shaded boxes. Our China subsidiaries, although not guarantors of the new notes, will be restricted subsidiaries. Winstek will be neither a guarantor of the new notes nor a restricted subsidiary.

      We were incorporated in Singapore on October 31, 1994. Our registered office is located at 5 Yishun Street 23, Singapore 768442, Republic of Singapore. Our principal executive offices are located at 10 Ang Mo Kio Street 65, #05-17/20 Techpoint, Singapore 569059. Our telephone number is (65) 6824-7888. Our internet address is www.statschippac.com. Information contained in our website does not constitute a part of this prospectus.
Recent Developments
      On March 18, 2005, we redeemed $125.9 million aggregate principal amount of our 1.75% Convertible Notes due 2007. Following the redemption, $74.1 million aggregate principal amount of such notes, including notes held by us, remain outstanding. The total amount paid in respect of the redeemed notes, excluding interest was $138.6 million. We financed this redemption with cash on hand and by drawing down fully on our $50.0 million OCBC facility and a new $49.0 million credit facility entered into with Bank of America.

Condensed Consolidated Financial Statements
      The following selected historical consolidated financial data of STATS as of December 31, 2003 and of STATS ChipPAC as of December 31, 2004 and for the year ended December 31, 2003 with respect to STATS and for the year ended December 31, 2004 with respect to STATS ChipPAC are derived from STATS’ or, as the case may be, STATS ChipPAC’s audited consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
Condensed Consolidated Statements of Operations

	Year Ended December 31,

	2003	2004

	(In thousands, except
	percentages and
	per share data)
Net revenues	$380,691	$769,121
Cost of revenues	(328,014)	(643,540)

Gross profit	52,677	125,581
Operating expenses:
Selling, general and administrative	36,475	84,965
Research and development	15,295	17,637
Goodwill impairment	—	453,000
Other general expenses (income), net	374	(464)

Total operating expenses	52,144	555,138

Operating income (loss)	533	(429,557)
Total other expense, net	(5)	(26,444)

Income (loss) before income taxes	528	(456,001)
Income taxes	(705)	(7,894)

Income (loss) before minority interest	$(177)	$(463,895)
Minority interest	$(1,539)	$(3,828)

Net loss	$(1,716)	$(467,723)

Net loss per ordinary share:
Basic	$(0.00)	$(0.33)
Diluted	$(0.00)	$(0.33)
Net income (loss) per ADS:
Basic	$(0.02)	$(3.27)
Diluted	$(0.02)	$(3.27)
Ordinary shares used in per ordinary share calculation:
Basic	1,005,374	1,428,954
Diluted	1,005,374	1,428,954
ADS used in per ADS calculation:
Basic	100,537	142,895
Diluted	100,537	142,895

	Year Ended December 31,

	2003	2004

	(In thousands, except
	percentages and
	per share data)
Other Financial Data:
Gross margin	13.8%	16.3%
Operating expenses as a percentage of revenue	13.7%	72.2%
Operating margin	0.1%	(55.9)%
Depreciation and amortization expense, including amortization of debt issuance costs	121,765	190,596
Capital expenditures	231,907	270,785

Condensed Consolidated Balance Sheets

	As of December 31,

	2003	2004

	(In thousands)
Assets
Current assets:
Cash and cash equivalents and marketable securities	$324,307	$229,569
Accounts receivable, net	79,899	149,650
Other current assets	24,686	58,272
Inventories	19,839	54,690

Total current assets	448,731	492,181
Marketable securities	23,313	18,121
Property, plant and equipment, net	474,133	1,035,803
Goodwill and intangible assets	4,149	649,428
Other non-current assets	43,526	76,169

Total assets	$993,852	$2,271,702

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts and other payables	$62,131	120,211
Other current liabilities	45,880	66,074
Short-term debts	12,137	181,868

Total current liabilities	120,148	368,153
Long-term debts	359,601	652,946
Other non-current liabilities	4,463	50,362

Total liabilities	484,212	1,071,461

Minority interest	$33,684	$40,891

Shareholders’ equity	475,956	1,159,350

Total liabilities and shareholders’ equity	$993,852	$2,271,702

The Exchange Offer
      On November 18, 2004, we issued $215.0 million aggregate principal amount of unregistered 6 3/4% senior notes due 2011. The exchange offer relates to the exchange of up to $215.0 million aggregate principal amount of old notes for an equal aggregate principal amount of new notes. The new notes will be entitled to the benefits of the indenture governing the old notes. The form and terms of the new notes are identical in all material respects to the form and terms of the outstanding notes except that the new notes have been registered under the Securities Act of 1933, as amended, and therefore are not entitled to the benefits of the registration rights granted under the registration rights agreement, executed as part of the offering of the outstanding notes, dated November 18, 2004 among us, the guarantors and the initial purchasers in the private placement. These benefits include the liquidated damages we would pay in the event that the filing and declaration of effectiveness of the required registration statement and subsequent consummation of an exchange offer pursuant to the registration statement do not occur within the time periods specified in the registration rights agreement.

Registration rights agreement	You are entitled to exchange your notes for registered notes with substantially identical terms. The exchange offer is intended to satisfy these rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The exchange offer	We are offering to exchange $1,000 principal amount of 6 3/4% senior notes due 2011 which have been registered under the Securities Act for each $1,000 principal amount of our outstanding 6 3/4% senior notes due 2011 which were issued on November 18, 2004 in a private placement. In order to be exchanged, an outstanding note must be properly tendered and accepted. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. As of this date there are $215.0 million aggregate principal amount of notes outstanding. We will issue registered notes on or promptly after the expiration of the exchange offer.

Resale of the new notes	Based on an interpretation by the staff of the SEC, we believe that you will be able to resell the new notes without compliance with the registration and prospectus delivery provisions of the Securities Act if:

• you are acquiring the new notes in the ordinary course of your business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the notes issued to you in the exchange offer; and

• you are not an “affiliate” of ours.

If any of these conditions are not satisfied, (1) you will not be eligible to participate in the exchange offer, (2) you should not rely on the interpretations of the staff of the SEC in connection with the exchange offer and (3) you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of your notes.

If you are a broker-dealer and you will be receiving new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of the new notes. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

In accordance with the conditions, if you are a broker-dealer that acquired the old notes directly from us in the initial placement and not as a result of market-making activities, you will not be eligible to participate in the exchange offer.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which this exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, May 20, 2005, unless we decide to extend the expiration date.

Accrued interest on the new notes and the outstanding notes	The new notes will bear interest from November 18, 2004. Holders of outstanding notes whose notes are accepted for exchange will be deemed to have waived the right to receive any payment of interest on such outstanding notes accrued from November 18, 2004 to the date of the issuance of the new notes. Consequently, holders who exchange their outstanding notes for new notes will receive the same interest payment on May 15, 2005 (the first interest payment date with respect to the outstanding notes and the new notes to be issued in the exchange offer) that they would have received had they not accepted the exchange offer.

Termination of the exchange offer	We may terminate the exchange offer if we determine that our ability to proceed with the exchange offer could be materially impaired due to any legal or governmental action, new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. Should we fail to consummate the exchange offer, holders of outstanding notes will have the right under the registration rights agreement executed as part of the placement of the outstanding notes to require us to file a shelf registration statement relating to the resale of the outstanding notes.

Procedures for tendering outstanding notes	If you are a holder of a note and you wish to tender your note for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration date of the exchange offer: either

• a properly completed and duly executed Letter of Transmittal, which accompanies this prospectus, or a facsimile of the Letter of Transmittal, including all other documents required by the Letter of Transmittal, to the exchange agent at the address set forth on the cover page of the Letter of Transmittal; or

• a computer-generated message transmitted by means of DTC’s Automated Tender Offer Program system and received by the exchange agent and forming a part of a confirmation of book entry transfer in which you acknowledge and agree to be bound by the terms of the Letter of Transmittal;

and, either

• a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedure for book-entry transfers described in this prospectus under the heading “The Exchange Offer Procedure for Tendering”; or

• the documents necessary for compliance with the guaranteed delivery procedures described below.

By executing the Letter of Transmittal, each holder will represent to us that, among other things, (1) the notes to be issued in the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes whether or not such person is the holder, (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the new notes and (3) neither the holder nor any such other person is an “affiliate” (as defined in Rule 405 under the Securities Act) of ours.

Special procedures for beneficial owners	If you are the beneficial owner of notes and your name does not appear on a security position listing of DTC as the holder of such notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such notes in the exchange offer, you should contact such person in whose name your notes are registered promptly and instruct such person to tender on your behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed delivery procedure	If you wish to tender your notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on time or certificates for registered notes cannot be delivered on time, you may tender your notes pursuant to the procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedure.”

Withdrawal rights	You may withdraw the tender of your notes at any time prior to 5:00 p.m., New York City time, on May 19, 2005, the business day prior to the expiration date of the exchange offer.

Acceptance of outstanding notes and delivery of new notes	Subject to the conditions summarized above in “Termination of the Exchange Offer” and described more fully under “The Exchange Offer — Termination”, we will accept for exchange any and all outstanding notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. The notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Material Singapore tax considerations	See “Taxation — Material Singapore Tax Considerations.”

Material U.S. federal income tax considerations	The exchange of the notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes.

Consequences of failure to exchange	If you are eligible to participate in this exchange offer and you do not tender your old notes as described in this prospectus, you will not have any further registration rights. In that case, your old notes will continue to be subject to restrictions on transfer. As a result of the restrictions on transfer and the availability of new notes, the old notes are likely to be much less liquid than before the exchange offer. The old notes will, after the exchange offer, bear interest at the same rate as the new notes.

Use of proceeds	We will not receive any proceeds from the issuance of new notes pursuant to the exchange offer. We will pay all expenses incident to the exchange offer.

Exchange agent	U.S. Bank National Association is serving as exchange agent in connection with the exchange offer. The exchange agent can be reached at EP-MN-WS3C, 60 Livingston Avenue, St. Paul, MN 55107-2292, Attention: Specialized Finance. For more information with respect to the exchange offer, the telephone number for the exchange agent is (651) 495-8158 and the facsimile number for the exchange agent is (800) 934-6802.

The New Notes
      Other than the obligation to conduct an exchange offer, the new notes will have the same financial terms and covenants as the old notes, which are summarized as follows:

Issuer	STATS ChipPAC Ltd., a corporation organized under the laws of the Republic of Singapore.

Notes offered	$215,000,000 aggregate principal amount of 6 3/4% Senior Notes due November 15, 2011.

Maturity	November 15, 2011.

Interest rate	6 3/4% per year (calculated using a 360-day year).

Interest payment dates	May 15 and November 15 of each year, beginning on May 15, 2005. The first payment of interest, to be made on May 15, 2005, will be in respect of the period from November 18, 2004 to May 15, 2005.

Guarantees	All payments of the new notes, including principal and interest, will be unconditionally guaranteed, on a senior unsecured basis, by all of our existing wholly-owned subsidiaries (except STATS ChipPAC Test Services (Shanghai) Co., Ltd. and STATS ChipPAC Shanghai Co., Ltd.) and our future restricted subsidiaries (except where prohibited by local law). The guarantees may be released under certain circumstances.

Ranking	The new notes will be our unsecured senior debt:

• the new notes will be effectively subordinated to all of our existing and future secured debt to the extent of such security;

• the new notes will be pari passu in right of payment with all of our existing and future unsecured senior debt including our 1.75% convertible notes due 2007 and zero coupon convertible notes due 2008; and

• the new notes will rank senior to all of our existing and future debt that expressly provides that it is subordinated to the new notes, including our guarantee of ChipPAC’s 2.5% convertible subordinated notes due 2008.

The guarantees will be the guarantors’ unsecured senior obligations:

• the guarantees will be effectively subordinated to all of such guarantor’s existing and future secured debt to the extent of such security;

• the guarantees will be pari passu in right of payment with all of such guarantor’s existing and future unsecured senior debt; and

• the guarantees will rank senior to all of such guarantor’s existing and future debt that expressly provides that it is subordinated to the guarantee, including ChipPAC’s 8.0% subordinated convertible notes due 2011 and 2.5% subordinated convertible notes due 2008.

As of December 31, 2004:

• We had outstanding $536.3 million of unsecured senior debt and $0.8 million of senior secured debt (including capital lease obligations);

• our subsidiaries that are guarantors had outstanding $237.4 million of subordinated debt; and

• our subsidiaries that are not guarantors had outstanding $60.3 million of senior secured debt.

Optional redemption	Until November 15, 2008, we may redeem all or part of the new notes by paying a “make whole” premium. Thereafter we may redeem the new notes, in whole or in part, at the redemption price specified in this prospectus under “Description of New Notes — Optional Redemption.”

At any time (which may be more than once) prior to November 15, 2007, we can choose to redeem up to 35% of the aggregate principal amount of new notes issued under the indenture at a redemption price of 106.750% of the principal amount with money that we raise in one or more equity offerings, as long as:

• at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by us and our subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

• the redemption occurs within 90 days of the date of the closing of such sale of equity interests.

We may also redeem the new notes in whole, but not in part, at any time, upon giving proper notice, if changes in the laws or regulations (or changes in the interpretation of existing laws or regulations) in relevant jurisdictions impose certain withholding taxes on amounts payable on the new notes. If we decide to do this, we must pay you a price equal to the principal amount of the notes, plus interest and certain other amounts. See “Description of New Notes — Redemption upon Changes in Withholding Taxes.”

Change in control	If we experience a change in control, we will be required to make an offer to repurchase the new notes at a price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the date of repurchase. For more detailed information, see “Description of New Notes — Repurchase at the Option of Holders — Change of Control.”

Asset sales	Upon the consummation of an asset sale by us or any of our restricted subsidiaries, we generally must invest the net cash proceeds from such sales in our, or our restricted subsidiary’s, business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the new notes and other indebtedness that is pari passu with the new notes with the excess cash proceeds. The purchase price of the new notes will be 100% of their principal amount, plus accrued interest. For more detailed information, see “Description of New Notes — Repurchase at the Option of Holders — Asset Sales.”

Covenants	We will issue the new notes under an indenture with U.S. Bank National Association, as trustee. The indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

• create or incur liens;

• create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

• enter into transactions with affiliates; and

• sell assets or merge with or into other companies.

These covenants are subject to important exceptions which are described in the section entitled “Description of New Notes — Certain Covenants.”

Exchange and Registration Rights Agreement	Pursuant to a registration rights agreement, we agreed to file a registration statement with respect to an offer to exchange the old notes for a new issue of debt securities with terms substantially similar to the old notes and which will be registered under the Securities Act. This exchange offer is in satisfaction of that agreement.

If the exchange offer is not completed within specified time periods, liquidated damages will accrue and be payable.

Listing	Approval in-principle has been obtained for the listing and quotation of the new notes on the SGX-ST. The new notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 as long as the new notes are listed on the SGX-ST.

Governing law	The laws of the State of New York.
      You should refer to the section entitled “Risk Factors,” beginning on page 19, for a discussion of certain risks prior to making a decision to tender your old notes in the exchange offer.

Summary Historical and Pro Forma Combined Consolidated Financial Data
      The following summary historical consolidated financial data of STATS as of December 31, 2003 and of the combined company as of December 31, 2004 and for each of the years ended December 31, 2002, 2003 and 2004 are derived from the combined company’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data of STATS as of December 31, 2000, 2001 and 2002 and for each of the years ended December 31, 2000 and 2001 are derived from STATS’ audited consolidated financial statements, which are not included in this prospectus.
      The following table also sets forth summary unaudited pro forma condensed combined consolidated financial data for the year ended December 31, 2004. The summary unaudited pro forma condensed combined consolidated financial data has been prepared to give effect to the ChipPAC acquisition and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined consolidated financial statements included elsewhere in this prospectus. The summary unaudited pro forma condensed combined consolidated financial data was prepared as if the ChipPAC acquisition had been completed on January 1, 2004. The unaudited pro forma condensed combined consolidated financial data is presented below for illustrative purposes only and is not necessarily indicative of either future results or the results that might have been recorded if such transaction had been consummated on such date. The unaudited pro forma condensed combined consolidated statement of operations is based on our management’s estimates of, and good faith assumptions regarding, the adjustments arising from the merger based upon the available information. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from the synergies expected to be created or the costs to implement such cost savings or synergies. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
      You should read the following summary historical consolidated financial data and summary pro forma data in conjunction with the STATS ChipPAC’s and ChipPAC’s consolidated financial statements and the related notes, the unaudited pro forma condensed combined consolidated statement of operations and accompanying notes thereto included in this prospectus, “Selected Historical Consolidated Financial Data of STATS ChipPAC,” “Selected Historical Consolidated Financial Data of ChipPAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2004.

	Pro Forma,	Year Ended December 31,
	Year Ended
	December 31, 2004	2000(5)	2001(5)	2002(5)	2003(5)	2004(5)

		(In thousands, except ratios)
Consolidated Statement of Operations Data:
Net revenues	1,084,165	$331,271	$145,866	$225,738	$380,691	$769,121
Cost of revenues	(898,687)	(231,944)	(217,789)	(247,943)	(328,014)	(643,540)

Gross profit (loss)	185,478	99,327	(71,923)	(22,205)	52,677	125,581

Operating expenses:
Selling, general and administrative(1)	136,661	41,246	37,065	36,693	36,475	84,965
Research and development	25,136	14,636	15,160	18,856	15,295	17,637
Goodwill impairment(2)	453,000	—	—	—	—	453,000
Equipment impairments(3)	—	—	23,735	14,666	—	—
Prepaid leases written off(4)	—	—	3,145	764	—	—
Other general expenses (income), net	(340)	(22)	101	548	374	(464)

Total operating expenses	614,457	55,860	79,206	71,527	52,144	555,138

Operating income (loss)	(428,979)	43,467	(151,129)	(93,732)	533	(429,557)

Pro Forma,	Year Ended December 31,
Year Ended
December 31, 2004	2000(5)	2001(5)	2002(5)	2003(5)	2004(5)

(In thousands, except ratios)
Other income (expense), net:
Interest income (expense), net	(39,461)	$8,214	$5,222	$(5,143)	$(9,209)	(24,386)
Foreign currency exchange gain (loss)	(1,333)	2,018	775	(512)	1,634	(1,122)
Other non-operating income (expense), net	(1,143)	3,525	1,990	3,419	7,570	(936)

Total other income (expense), net	(41,937)	13,757	7,987	(2,236)	(5)	(26,444)

Income (loss) before income taxes	(470,916)	57,224	(143,142)	(95,968)	528	(456,001)
Income tax benefit (expense)	(9,951)	(2,865)	8,810	7,163	(705)	(7,894)

Income (loss) before minority interest	(480,867)	54,359	(134,332)	(88,805)	(177)	(463,895)
Minority interest	(3,828)	—	313	(514)	(1,539)	(3,828)

Net income (loss)	(484,695)	$54,359	$(134,019)	$(89,319)	$(1,716)	$(467,723)

Other Financial Data:
Depreciation and amortization, including amortization of debt issuance cost	—	$72,419	$100,342	$106,348	$121,765	190,596
Amortization of leasing prepayments	—	14,829	24,618	19,222	11,732	25,718
Capital expenditures	—	276,895	62,360	134,650	231,907	270,785
Net cash provided by operating activities	—	130,100	41,332	28,497	82,548	136,617
Net cash used in investing activities	—	(326,061)	(44,268)	(156,653)	(174,270)	(264,824)
Net cash provided by (used in) financing activities	—	$321,738	$(22,732)	$180,623	$234,674	41,128
Ratio of earnings to fixed charges(6)	—	7.6	x	—	—	1.0	x	—

*	Not meaningful.

(1)	Includes stock-based compensation expenses of $448, $1,024, $60, $97 and $658 in 2000, 2001, 2002, 2003 and 2004, respectively.

(2)	We recorded impairment charges of $453,000 in 2004 on our goodwill associated with purchase accounting for the acquisition of ChipPAC.

(3)	The impairment charges were recognized in 2001 in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and in 2002 in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(4)	STATS recorded impairment charges of $3,145 in 2001 and $764 in 2002 to write off prepaid leases for testers for which STATS had no expectation of future use.

(5)	STATS’ financial statements for the years ended December 31, 2000, 2001, 2002 and 2003 were audited by KPMG and STATS ChipPAC’s financial statements for the year ended December 31, 2004 were audited by PricewaterhouseCoopers, Singapore.

(6)	For purposes of computing ratio of earnings to fixed charges, earnings is defined as income (loss) before income taxes adjusted for fixed charges. Fixed charges are interest expense and the portion of operating lease rental expense that are deemed by us to be representative of the interest factor. Earnings for the years ended December 31, 2001, 2002 and 2004 and the pro forma year ended December 31, 2004 were inadequate to cover fixed charges by $143,100, $96,000, $456,000 and $470,900, respectively.

Summary Historical Consolidated Financial Data of ChipPAC
      The following summary historical consolidated financial data of ChipPAC as of December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003 are derived from ChipPAC’s audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data for ChipPAC as of December 31, 2000 and 2001 and for the year ended December 31, 2000 are derived from ChipPAC’s audited consolidated financial statements, which are not included in this prospectus. The summary historical consolidated financial data of ChipPAC as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 are derived from ChipPAC’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data of ChipPAC as of June 30, 2003 are derived from ChipPAC’s unaudited condensed consolidated financial statements, which are not included in this prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of ChipPAC’s results of operations for these periods. The unaudited results of operations data for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for any other interim period or for the full year. The interim period ended on June 27, 2004, the Sunday nearest June 30, 2004. ChipPAC’s consolidated financial statements are prepared in accordance with U.S. GAAP.
      You should read the following summary historical consolidated financial data in conjunction with ChipPAC consolidated financial statements and the related notes, “Selected Historical Consolidated Financial Data of ChipPAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

					Six Months Ended
	Year Ended December 31,				June 30,

	2000	2001	2002	2003	2003	2004

	(In thousands, except ratios				) (Unaudited)
Consolidated Statement of Operations Data:
Revenues	$494,411	$328,701	$363,666	$429,189	$195,412	$269,481
Cost of revenues	(385,267)	(297,588)	(308,065)	(365,299)	(168,784)	(218,534)

Gross profit	109,144	31,113	55,601	63,890	26,628	50,947

Operating expenses:
Selling, general and administrative	34,799	31,199	38,159	38,241	17,931	18,965
Research and development	12,015	14,223	10,110	11,661	5,960	5,991
Restructuring, write-down of impaired assets and other charges	—	40,920	(661)	13,619	—	4,735

Total operating expenses	46,814	86,342	47,608	63,521	23,891	29,691

Operating income (loss)	62,330	(55,229)	7,993	369	2,737	21,256

						Six Months Ended
	Year Ended December 31,					June 30,

	2000		2001	2002	2003	2003	2004

	(In thousands, except ratios					) (Unaudited)
Non-operating (income) expense:
Interest expense	$39,432		$37,214	$31,986	$30,887	$14,890	$15,566
Interest income	(843)		(688)	(626)	(828)	(309)	(260)
Foreign currency (gain) loss	(2,168)		(187)	1,029	35	216	364
Loss from early debt extinguishment	2,390		—	3,005	1,182	1,182	—
Gain on sale of building	—		—	—	(3,929)	—	—
Other income, net	7,849		(410)	(546)	(197)	(116)	(360)

Total non-operating expenses	46,660		35,929	34,848	27,150	15,863	15,310

Income (loss) before income taxes	15,670		(91,158)	(26,855)	(26,781)	(13,126)	5,946
Provision for income tax	(3,614)		(2,578)	(2,000)	(2,000)	(1,000)	(1,742)

Net income (loss)	$12,056		$(93,736)	$(28,855)	$(28,781)	$(14,126)	$4,204

Consolidated Balance Sheet Data (at period end):
Cash, cash equivalents and short-term investments	$18,850		$41,872	$44,173	$59,708	$111,703	$22,426
Working capital	(16,296)		(17,981)	34,395	52,932	100,456	5,957
Total assets	469,245		430,715	470,204	579,331	572,209	625,167
Total debt(1)	298,000		383,627	267,887	365,000	365,000	381,129
Total shareholders’ equity (deficit)	$65,697		$(23,226)	$115,544	$95,043	$104,136	$105,180
Other Financial Data:
Depreciation and amortization	$45,049		$59,909	$58,949	$70,090	$33,149	$41,022
Capital expenditures	93,174		46,392	78,910	134,280	44,800	99,717
Net cash provided by (used in) operating activities	46,214		(3,916)	39,546	50,829	22,768	42,606
Net cash used in investing activities	(130,460)		(58,982)	(98,427)	(160,354)	(97,910)	(58,856)
Net cash provided by (used in) financing activities	$70,979		$85,920	$51,182	$100,074	$94,692	$13,679
Ratio of earnings to fixed charges(2)	1.4	x	—	—	—	—	1.4x

(1)	Total debt is defined as the sum of long-term debt, short-term debt and capital lease obligations.

(2)	For purposes of computing ChipPAC’s ratio of earnings to fixed charges, earnings is defined as income (loss) before provision for income taxes adjusted for fixed charges. Fixed charges are interest expense including amortization of debt issuance cost plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor. For the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003, earnings were insufficient to cover fixed charges by $91.2 million, $26.9 million, $26.8 million and $13.1 million, respectively.

RISK FACTORS
      In addition to the other information contained in this prospectus and the documents incorporated by reference in this prospectus, including our Annual Report on Form 20-F for the year ended December 31, 2004, you should carefully consider the following risk factors before deciding to tender your outstanding notes in the exchange offer. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently believe are immaterial may also adversely affect our business, financial condition or results of operations. If any of the possible events described below occur, our business, financial condition or results of operations could be materially and adversely affected. The risk factors set forth below (other than “If you fail to exchange your outstanding old notes for new notes, you will continue to hold notes subject to transfer restrictions.”, “The trading market for unexchanged old notes could be limited.” and “The new notes are a new issue of securities, and there is currently no public market for the new notes. A market for the new notes may not develop.”) are generally applicable to the old notes as well as the new notes.
Risks Related to the Notes

If you fail to exchange your outstanding old notes for new notes, you will continue to hold notes subject to transfer restrictions.
      We will only issue new notes in exchange for outstanding old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding old notes and you should carefully follow the instructions on how to tender your old notes set forth under “The Exchange Offer — Procedures for Tendering” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding old notes.
      If you do not exchange your outstanding old notes for new notes in this exchange offer, the outstanding old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding old notes under the Securities Act. If you continue to hold any outstanding old notes after this exchange offer is completed, you may encounter difficulties in selling them because of these restrictions on transfer.

The trading market for unexchanged old notes could be limited.
      The trading market for unexchanged old notes could become significantly more limited after the exchange offer due to the reduction in the amount of old notes outstanding upon consummation of the exchange offer and the availability of new notes which are not subject to the same transfer restrictions. Therefore, if your old notes are not exchanged for new notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your old notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the old notes. There is a risk that an active trading market in the unexchanged old notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged old notes may trade in the future.

The new notes are a new issue of securities, and there is currently no public market for the new notes. A market for the new notes may not develop.
      The new notes are a new issue of securities for which there is no established public market. Although approval in-principle has been granted by the SGX-ST for the listing and quotation of the new notes on the SGX-ST, we cannot assure you that the new notes will be listed on that exchange, will remain listed on that exchange or that active trading markets will develop for the new notes. If a market for the new notes does not develop, it is possible that you will not be able to sell your new notes at a particular time or that the prices that you receive when you sell will be favorable. It is also possible that any trading market that does develop for the new notes will not be liquid. Future trading prices of the new notes will depend on many factors, including:

•	our operating performance, prospects and financial condition or the operating performance, prospects and financial condition of companies in the semiconductor industry generally;

•	the interest of securities dealers in making a market for the new notes;

•	prevailing interest rates; and

•	the market for similar securities.
      Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. If a market for the new notes develops, it is possible that the market for the new notes will be subject to disruptions and price volatility. Any disruptions may have a negative effect on holders of the new notes, regardless of our prospects and financial performance.

The indenture governing the notes imposes significant operating and financial restrictions on us. If we default or breach any such restrictions and payments on the notes are accelerated, we may not be able to make payments on the notes.
      The indenture imposes significant operating and financial restrictions on us. These restrictions limit our ability and the ability of our restricted subsidiaries, among other things, to:

•	incur additional indebtedness and issue certain preferred stock;

•	pay dividends, repurchase stock, prepay subordinated debt and make investments and other restricted payments;

•	create or incur liens;

•	create restrictions on the ability of our subsidiaries to pay dividends or make other payments;

•	enter into transactions with affiliates; and

•	sell assets or merge with or into other companies.
      Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or to reduce expenditures. We cannot assure you that such waivers, amendments or alternative financing could be obtained, or if obtained, would be on terms acceptable to us.
      A breach of any of the covenants or restrictions contained in the indenture could result in an event of default. Such default could allow our debt holders to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. If our debt is accelerated, our assets may not be sufficient to repay such debt in full. At maturity, the entire outstanding principal amount of the notes together with accrued and unpaid interest, will become due and payable.
      In addition, if we experience a Change of Control, as defined in “Description of Notes — Certain Definitions,” each holder of the notes may require us to repurchase all or a portion of that holder’s notes. At maturity, or if a Change of Control occurs, we may not have the funds to fulfill these obligations and may not be able to arrange for additional financing. If the maturity date or Change of Control occurs at a time when other arrangements prohibit us from repaying or repurchasing the notes, we would try to obtain waivers of such prohibitions from the lenders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay or repurchase the notes. Our failure to complete an offer to repurchase the notes would be an event of default under the indenture and would, therefore, have a material adverse effect on us.

Because the notes are our unsecured obligations, your right to receive payment on the notes and the guarantees thereof is effectively subordinated to any existing and future secured indebtedness that we or the guarantors may incur.
      The notes will not be secured by any of our or the guarantors’ assets and as such will be effectively subordinated to any existing or future secured indebtedness that we or the guarantors may incur. Holders of our secured debt and the secured debt of any of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other debt. The notes and the guarantees will be effectively subordinated to all of any such secured debt to the extent of the value of its collateral. In the event of any distribution or payment of our or any of the guarantor’s assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have a prior claim to the assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured debt that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay all or any amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured debt and less than the full amount you would be otherwise entitled to receive on the notes. As of December 31, 2004, we and our consolidated subsidiaries had outstanding $78.7 million of senior secured debt (including capital lease obligations). We may incur senior secured debt in the future that is consistent with the terms of the indenture governing the notes and our other debt agreements.

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.
      We have now, and will continue to have after the exchange offer, a substantial amount of indebtedness. As of December 31, 2004, we had total indebtedness of $834.8 million, consisting of $215.0 million of unsecured senior notes, $521.3 million of unsecured convertible notes, $78.6 million of senior secured debt (including capital lease obligations) and $19.9 million of unsecured short-term debt.
      Our substantial indebtedness may impact us by:

•	increasing our vulnerability to general adverse economic and industry conditions by limiting our flexibility in planning for, or reacting to, changes in the business and the industry in which we operate;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thus reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	placing us at a competitive disadvantage relative to our competitors that have less leverage; and

•	limiting, along with the financial and other restrictive covenants in the indebtedness, our ability to borrow additional funds.
      In addition, the holders of our various notes may, in certain circumstances, including a change in control of our company, in each case as defined in the respective indenture relating to such notes, require us to redeem all or a portion of the holders’ notes. Further, certain holders of our $200.0 million of 1.75% convertible notes due 2007 have required us to and the holders of our $115.0 million of zero coupon convertible notes due 2008 may require us to repurchase all or a portion of the holders’ convertible notes on March 18, 2005 and November 7, 2007, respectively. We have received demands for the redemption of $125,420,000 aggregate amount of the 1.75% convertible notes due 2007, and the total amount payable in respect of these notes, including interest, is $139,813,590. We may be required to refinance our debt in order to make such payments. If such an event were to occur, or at maturity of each series of convertible notes, we cannot assure you that we will have sufficient funds or would be able to arrange financing on terms that are acceptable to us or at all or to obtain waivers of prohibitions from lenders under our other financing arrangements to make the required purchase or redemption. If we do not have sufficient funds or are unable to obtain adequate financing or waivers to repurchase or redeem such notes, we will be in default under the terms of those notes.

      See the discussion in the sections titled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Certain Indebtedness” and “Description of New Notes.”

To service our indebtedness and other potential liquidity requirements we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.
      Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We believe that our cash flow from operations together with our existing liquid assets will be sufficient to meet our cash flow needs for at least the next 12 months. However, our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.
                  Fraudulent conveyance laws may permit courts to void our subsidiaries’ guarantees of the notes in specific circumstances, which would interfere with payment under our subsidiaries’ guarantees.
      Federal and state statutes may allow courts, under specific circumstances described below, to void any or all of our subsidiaries’ guarantees of the notes. If such a voidance occurs, holders of the notes might be required to return payments received from our subsidiaries in the event of any or all of our subsidiaries’ bankruptcy or other financial difficulty. Under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws, a guarantee could be set aside if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	incurred the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonable equivalent value or fair consideration for incurring the guarantee;
and, if the guarantor:

•	was insolvent or was rendered insolvent by reason of the incurrence;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on such business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against it, if, in either case, after final judgment the judgment was unsatisfied.
      The tests for fraudulent conveyance, including the criteria for insolvency, will vary depending upon the law or the jurisdiction that is being applied. Generally, however, a guarantor would be considered insolvent if, at the time the guarantor assumed the guarantee:

•	the sum of its debts and liabilities, including contingent liabilities, was greater than its assets at fair valuation;

•	the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they became absolute and matured; or

•	it could not pay its debts as they became due.
      If a court voids any or all of our subsidiaries’ guarantees or holds them unenforceable, you would cease to be a creditor of the guarantors and would instead be a creditor solely of us.

Our ability to pay our obligations under the notes may be reduced because STATS ChipPAC Test Services (Shanghai) Co., Ltd. and STATS ChipPAC Shanghai Co., Ltd. (our “China subsidiaries”) and our 54.5% owned subsidiary, Winstek, which in the aggregate accounted for 18.7% of our consolidated assets as of December 31, 2004 and 10.8% of our consolidated revenue for year ended December 31, 2004 are not guarantors of the notes.
      Our China subsidiaries and our 54.5% owned Taiwan subsidiary, Winstek, are not guarantors of the notes. For the year ended December 31, 2004, our China subsidiaries and Winstek accounted in the aggregate for $83.4 million or, approximately 10.8%, of our consolidated revenue and approximately $425.0 million, or approximately 18.7%, of our consolidated assets as of December 31, 2004.
      Claims of creditors of any of our subsidiaries that is not a guarantor of the notes, including trade creditors, secured creditors and creditors holding indebtedness or a guarantee issued by this subsidiary, will generally have priority on the assets and earnings of this subsidiary over the claims of creditors of our company, including holders of the notes, even if the obligations of this subsidiary do not constitute senior indebtedness. The indenture governing the notes permits us, including these non-guarantor subsidiaries, to incur additional debt in the future. Since our China subsidiaries and Winstek will not guarantee the notes, holders of the notes will have to rely solely on our operations in Singapore, Malaysia, the U.S., Hungary, Luxembourg, Barbados and British Virgin Islands to satisfy their respective obligations under the notes should our China subsidiaries and Winstek be unable to make dividends or distributions.

We may not have the ability to raise the funds to purchase the notes upon a change of control as required by the indenture governing the notes.
      Upon the occurrence of certain change of control events, each holder of the notes may require us to purchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. Our ability to repurchase the notes upon a change of control will be limited by the terms of our other debt. Upon a change of control, we may be required by the holders of our convertible notes (namely, the zero coupon convertible notes due 2008, the 1.75% convertible notes due 2007, the 2.5% convertible subordinated notes due 2008 and the 8.0% convertible subordinated notes due 2011) to redeem all or a portion of the holders’ convertible notes. The notes are equal in ranking to the convertible notes and senior in ranking to the convertible subordinated notes. Any requirement to offer to purchase any outstanding note, convertible notes or convertible subordinated notes may result in our having to refinance our other outstanding debt, which we may not be able to do. In addition, even if we were able to refinance this debt, the refinancing may not be on terms favorable to us.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.
      The future market prices of the notes will depend on a number of factors, including:

•	our ratings with major credit rating agencies;

•	the prevailing interest rates being paid by companies similar to us; and

•	the overall condition of the financial and credit markets.
      The condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually revise their ratings for companies that they follow, including us. We cannot assure you that any credit rating agencies that rate the notes will maintain their ratings on the notes. A negative change in our rating could have an adverse effect on the market prices of the notes.

Judgments of U.S. courts against us may not be enforceable outside of the United States.
      We are a public limited company organized under the laws of the Republic of Singapore. Several of our directors and officers and experts named in this prospectus are non-residents of the United States, and a significant portion of our assets, and the assets of these persons, are located outside the United States. As a result, it may not be possible for holders of the notes to effect service of process within the United States upon these persons or to enforce, in courts outside the United States, judgments against such persons obtained in U.S. courts or predicated upon the civil liability provisions of the laws of the United States, including the U.S. securities laws. Furthermore, since a substantial portion of our assets are located outside the United States, any judgment obtained in the United States against us may not be collectible within the United States. We have been advised that judgments of U.S. courts based on the civil liability provisions of U.S. securities laws are not enforceable in Singapore courts. We have also been advised that there is doubt as to whether Singapore courts will enter judgments in original actions brought in Singapore courts based solely upon the civil liability provisions of the federal securities laws of the United States.
                  As a foreign private issuer, we are subject to different U.S. securities laws and rules than a domestic issuer, which may, among other things, limit the information available to holders of our notes.
      As a foreign private issuer, we are subject to requirements under the Securities Act and Exchange Act which are different from the requirements applicable to domestic U.S. issuers. For example, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder with respect to their purchases and sales of our ordinary shares and/or ADSs. The periodic disclosure required of foreign private issuers if more limited than the periodic disclosure required of U.S. issuers and therefore there may be less publicly available information about us than is regularly published by or about U.S. public companies in the United States.
Risks Related to Our Business

We may be unable to integrate our operations successfully and may not realize the full anticipated benefits of the combination of STATS and ChipPAC.
      We may not be successful in integrating the businesses of STATS and ChipPAC. Integrating the two companies’ operations and personnel is a complex process. The integration may not be completed rapidly and may not achieve the anticipated benefits of the combination of STATS and ChipPAC. The successful integration of the two companies’ businesses will require, among other things, the following:

•	integration of the two companies’ products and services, sales and marketing, information and software systems and other operations;

•	retention and integration of management and other employees;

•	achievement of the expected cost savings;

•	coordination of ongoing and future research and development efforts and marketing activities;

•	retention of existing customers of both companies and attraction of additional customers;

•	retention of strategic partners of each company and attraction of new strategic partners;

•	developing and maintaining uniform standards, controls, procedures and policies;

•	minimization of disruption of the combined company’s ongoing business and distraction of its management; and

•	limiting expenses related to integration.
      The successful integration of STATS and ChipPAC will involve considerable risks and may not be successful. These risks include:

•	the impairment of relationships with employees, customers and business partners;

•	our ability to attract and retain key management, sales, marketing and technical personnel;

•	a delay in, or cancellation of, purchasing decisions by current and prospective customers and business partners;

•	the potential disruption of the combined company’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into the products and service offerings of the combined company; and

•	unanticipated expenses and potential delays related to the integration of STATS and ChipPAC.
      We may not succeed in addressing these risks or any other problems encountered in connection with the combination of STATS and ChipPAC. The diversion of the attention of management and any difficulties encountered in the process of combining STATS and ChipPAC could cause the disruption of, or a loss of momentum in, the activities of the combined company’s business. Further, the process of combining ChipPAC’s business with STATS’ business could negatively affect employee morale and STATS’ ability to retain some key STATS and ChipPAC employees after the merger. If the anticipated benefits of the merger are not realized or the combined company is unsuccessful in addressing the risks related to the integration, the combined company’s business, financial condition and results of operations may be negatively impacted.

If we are unable to take advantage of opportunities to market and sell STATS’ and ChipPAC’s products and services to the other’s traditional customers, we may not realize the full anticipated benefits of the combination of STATS and ChipPAC.
      Prior to the merger, STATS and ChipPAC each maintained separate and distinct customer bases and business partners specific to their respective businesses. As a result of the merger, we intend to take advantage of the customer bases of the formerly separate businesses in order to promote and sell the products and services of one company to the traditional customers and business partners of the other company. In the event that the traditional customers and business partners of either STATS or ChipPAC are not receptive to the products and services of the other, we may not realize some of the expected benefits of the merger, and our business may be harmed.

We have experienced substantial losses in the past and may continue to do so in the future.
      For the year ended December 31, 2004, we suffered an operating loss of $429.6 million and a net loss of $467.7 million. STATS achieved operating income of $0.5 million in 2003, but suffered net losses of $1.7 million. Similarly, ChipPAC achieved operating income of $0.4 million in 2003, but suffered net losses of $28.8 million. We cannot assure you that we will not continue to incur operating losses and net losses in the future due to a variety of factors, including if the semiconductor industry does not recover from the downturn or makes only a partial recovery.

We recorded an impairment charge of $453.0 million to our earnings for the year ended December 31, 2004 and may be required to record another significant charge to earnings in the future when we review our goodwill or other intangible assets for potential impairment.
      As a result of accounting for the merger using the purchase accounting method, we recorded goodwill and other intangible assets upon the merger of approximately $974.4 million and $147.2 million, respectively. Under U.S. GAAP, we are required to review our goodwill and intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. In addition, goodwill and other intangible assets with indefinite lives are required to be tested for impairment at least annually. We performed an impairment review at the end of 2004 and recorded an impairment charge of $453.0 million to our earnings for the year ended December 31, 2004. We may be required in the future to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined. Such charges will likely have a significant adverse impact on our results of operations.

Downturns in the semiconductor industry have adversely affected our operating results, and may continue to adversely affect, our operating results.
      Our results of operations and the results from operations of STATS and ChipPAC have been and will be significantly affected by conditions in the semiconductor industry. The market for semiconductors is characterized by:

•	rapid technological change;

•	evolving industry standards;

•	intense competition; and

•	fluctuations in end-user demand.
      Beginning in the fourth quarter of the calendar year 2000, the industry experienced a downturn which continued through 2001 and 2002. This downturn had a significant adverse impact on our sales and financial performance, as customers reduced purchase orders to reflect inventory corrections and lower demand experienced in their end-user markets. The semiconductor industry started a modest recovery in late 2002 and continued its recovery momentum throughout 2003 and the first half of 2004. In late 2004, however, we experienced a softening of our business as our customers corrected their excess inventory positions. Industry outlook for 2005 published by recognized industry research analysts and associations are highly mixed, with some projecting growth rates of up to 5% and others projecting declines of up to 5% as compared to 2004.

If we are unable to increase our capacity utilization rates, our profitability will be adversely affected.
      As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, high capacity utilization allows us to maintain higher gross margins because it allows us to allocate fixed costs over a greater number of units tested and assembled. Insufficient utilization of installed capacity can have a material adverse effect on our profitability. In 2001, our capacity utilization rates declined substantially from prior levels, primarily as a result of a decrease in demand for their packaging and test services resulting from a downturn in the overall semiconductor industry, particularly for communications applications. Due to the high level of fixed costs, we suffered substantial net losses in 2001 and 2002. While capacity utilization rates increased in 2002, 2003 and 2004, they have not returned to their former levels and our net losses continued in 2004.
      Our ability to restore or increase our profitability and enhance our gross margins will continue to be dependent, in large part, upon our ability to restore high capacity utilization rates. Capacity utilization rates may be affected by a number of factors and circumstances, including:

•	overall industry conditions;

•	installation of new equipment in anticipation of future business;

•	the level of customer orders;

•	operating efficiencies;

•	mechanical failure;

•	disruption of operations due to expansion of operations, introduction of new packages or relocation of equipment;

•	disruption in supply of raw materials;

•	changes in product mix; and

•	fire or other natural disasters.
      We cannot assure you that our capacity utilization rates will be able to return to their former high levels or that we will not be materially adversely affected by a continued decline or future declines in the semiconductor industry, declines in industries that purchase semiconductors or other factors. Any inability on our part to increase our capacity utilization rates could have a material adverse effect on our business, financial condition and results of operations.

A decrease in demand for communications equipment and personal computers would significantly decrease the demand of our services.
      A significant portion of our net revenues are derived from customers who use our test or packaging services for semiconductors used in communications equipment and personal computers. Net revenues from packaging or testing of semiconductors used in such applications comprised 82.8% of our net revenues in 2004 and 88.2% of STATS’ net revenues and 61.0% of ChipPAC’s net revenues in 2003. Any significant decrease in the demand for communications equipment or personal computers may decrease the demand for our services and could seriously harm our company. In addition, the declining average selling prices of communications equipment and personal computers places significant pressure on the prices of the components that are used in this equipment. If the average selling prices of communications equipment and personal computers continue to decrease, the pricing pressure on services provided by us may reduce our net revenues and therefore significantly reduce our gross profit margin.

Our operating results have fluctuated, and may continue to fluctuate, from quarter to quarter, which may make it difficult to predict our future performance.
      Our operating results have fluctuated and our operating results may continue to fluctuate substantially from quarter to quarter due to a wide variety of factors, including:

•	general economic conditions in the semiconductor industry;

•	a shift by integrated device manufacturers, or IDMs, between internal and outsourced test and packaging services;

•	general economic conditions in the markets addressed by end-users of semiconductors;

•	the seasonality of the semiconductor industry;

•	the short-term nature of our customers’ commitments;

•	the rescheduling or cancellation of large orders;

•	the timing and volume of orders relative to our capacity;

•	changes in capacity utilization;

•	the erosion of the selling prices of packages;

•	changes in our product mix;

•	the rescheduling, cancellation and timing of expenditures in anticipation of future orders;

•	disruptions caused by the installation of new equipment;

•	the ability to obtain adequate equipment and materials on a timely and cost-effective basis;

•	any exposure to currency and interest rate fluctuations that may not be adequately covered under our hedging policy;

•	weakness in the supply of wafers;

•	loss of key personnel or the shortage of available skilled workers; and

•	changes in effective tax rates.
      As a result of all of these factors, we believe that period-to-period comparisons of our operating results are not meaningful, and that using such comparisons to predict our future performance may not be meaningful. In addition, unfavorable changes in any of the above factors may adversely affect our business, financial condition and results of operations.

Our profitability will be affected by average selling prices of packaging and test services that have experienced pricing pressures and have a tendency to decline.
      Decreases in the average selling prices of our packaging and test services can have a material adverse effect on our profitability. The average selling prices of packaging and test services have declined historically, with packaging services in particular experiencing severe pricing pressure. This pricing pressure for packaging and test services is likely to continue. Our ability to maintain or increase our profitability will continue to be dependent, in large part, upon our ability to offset decreases in average selling prices by improving production efficiency, increasing unit volumes tested or assembled, or by shifting to higher margin packaging and test services. If we are unable to do so, our business, financial condition and results of operations could be materially adversely affected.

We depend on a small number of customers for a significant portion of our revenues and any decrease in sales to any of them could adversely affect our business and results of operations.
      We are dependent on a small group of customers for substantially all of our net revenues. In the year ended December 31, 2004, proforma for the merger, our ten largest customers represented 67.0% of our net revenues. STATS’ ten largest customers accounted for 79.8% and 78.8% of STATS’ net revenues in 2002 and 2003, respectively. ChipPAC’s ten largest customers accounted for 88.6% and 79.1% of ChipPAC’s net revenues in 2002 and 2003, respectively. In the year ended December 31, 2004, our two largest customers, Analog Devices, Inc. and Broadcom Corporation, each represented in excess of 10% of our net revenues and in the aggregate represented 31.7% of the net revenues.
      Although no one customer is expected to account for more than 25% of the combined company’s revenue, we anticipate that our ten largest customers will continue to account for a significant portion of our net revenues for the foreseeable future. Our ability to retain these and other customers, and to add new customers, is important to our ongoing success. The loss of one or more key customers, or reduced demand from any key customers, could have a material adverse effect on our business, financial condition and results of operations.
      In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that can take up to six months at a significant cost to the customer. As a result, customers are reluctant to qualify new packaging and test service providers and it may be difficult for us to attract new major customers and/or break into new markets. In addition, if we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with an even more limited number of customers accounting for a significant portion of our revenues. Furthermore, we believe that once a semiconductor company has selected a particular packaging and test company’s services, the semiconductor company generally relies on that vendor’s packages for specific applications and, to the extent possible, subsequent generations of that vendor’s packages. Accordingly, it may be difficult to achieve significant sales from a customer once it selects another vendor’s packaging and test services.

Decisions by our integrated device manufacturer, or IDM, customers to curtail outsourcing may adversely affect our business.
      Historically, we have been dependent on the trend in outsourcing of packaging and test services by IDMs. Our IDM customers continually evaluate the outsourced services against their own in-house packaging and test services. As a result, at any time, IDMs may decide to shift some or all of their outsourced packaging and test services to internally sourced capacity. Any such shift or a slowdown in this trend of outsourcing packaging and test services is likely to adversely affect our business, financial condition and results of operations.
      In a downturn in the semiconductor industry, IDMs may respond by shifting some outsourced packaging and test services to internally serviced capacity on a short term basis. This would have a material adverse effect on our business, financial condition and results of operations, especially during a prolonged industry downturn.

We do not have any significant backlog because our customers do not place purchase orders far in advance, which makes us vulnerable to sudden changes in customer demand.
      Our customers generally do not place purchase orders far in advance, and our contracts with major domestic customers do not generally require minimum purchase of our products or services. In addition, our customers’ purchase orders have varied significantly from period to period because demand for their products is often volatile. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our net operating revenues in future periods and causes our operating results to fluctuate from period to period. Moreover, our expense levels are based in part on our expectations of future revenue and we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. For example, in 1999 and early 2000, we incurred significant costs in expectation of strong demand in the semiconductor market, but this demand did not fully materialize because of the market downturn between late 2000 and early 2003. We expect that in the future our net operating revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. We also cannot assure you that our customers’ orders will be consistent with our expectations when we made or will make the necessary investments in raw materials, labor and equipment.

We may not be able to develop or access leading technology which may affect our ability to compete effectively.
      The semiconductor packaging and test markets are characterized by rapid technological change and increasing complexity. We must be able to offer our customers packaging and test services based upon the most advanced technology. This requirement could result in significant research and development expenditures and capital expenditures in the future. We periodically review our equipment for obsolescence and impairment. If we determine that, due to technological advances, reduced demand in certain end markets or otherwise, the anticipated future usage of any of our equipment has been diminished, we will write-down such equipment. In 2002, STATS wrote-down $15.4 million of equipment and made zero write-downs in 2003. In 2002 and 2003, ChipPAC made zero write-downs and wrote-down $11.7 million of impaired assets, respectively. In 2004, we made zero write-down.
      If we fail to develop advanced test and packaging services or to access those developed by others in a timely manner, we could lose existing customers or miss potential customers demanding these advanced services. Developing new technology may result in longer sales cycles and product implementations, which may cause revenue and operating income to fluctuate or fail to meet expectations. Also, we would miss the opportunity to benefit from the higher average selling prices which are derived from newer and emerging packaging and test services. In addition, our choice of test equipment is important because obtaining the wrong test equipment or failing to understand market requirements will make us less competitive and will lower our asset utilization. In order to remain competitive, we must be able to upgrade or migrate our test equipment to respond to changing technological requirements.

The packaging and testing process is complex and our production yields and customer relationships may suffer from defects or malfunctions in our testing equipment or defective packages and the introduction of new packages.
      Semiconductor packaging and testing are complex processes that require significant technological and process expertise. Semiconductor testing involves sophisticated testing equipment and computer software. We develop computer software which is used to test our customers’ semiconductors. We also develop conversion software programs which enable us to test semiconductors on different types of testers. Similar to most software programs, these software programs are complex and may contain programming errors or “bugs.” In addition, the testing process is subject to operator error by our employees who operate our testing equipment and related software. Any significant defect in our testing or conversion software, malfunction in our testing equipment or operator error could reduce our production yields, damage our customer relationships and materially harm our business.

      The packaging process is complex and involves a number of precise steps. Defective packages primarily result from:

•	contaminants in the manufacturing environment;

•	human error;

•	equipment malfunction;

•	defective raw materials; or

•	defective plating services.
      These and other factors have, from time to time, contributed to lower production yields. They may do so in the future, particularly as we expand our capacity or change our processing steps. In addition, to be competitive, we must continue to expand our offering of packages. Our production yields on new packages typically are significantly lower than our production yields on our more established packages.
      Our failure to maintain high standards or acceptable production yields, if significant and prolonged, could result in loss of customers, increased costs of production, delays, substantial amounts of returned goods and claims by customers relating thereto. Any of these problems could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to obtain packaging and testing equipment in a timely manner or on reasonably favorable terms and prices, we may be unable to meet customer demand and our revenue may decline.
      The semiconductor packaging and test business is capital intensive and requires investment in expensive capital equipment manufactured by a limited number of suppliers, which are located principally in the United States, Singapore, Europe, Korea and Japan. The market for capital equipment used in semiconductor testing is characterized, from time to time, by intense demand, limited supply and long delivery cycles. Our operations and expansion plans are highly dependent upon our ability to obtain a significant amount of such capital equipment from a limited number of suppliers. If we are unable to obtain certain equipment, such as testers and wire bonders, in a timely manner, we may be unable to fulfill our customers’ orders which would negatively impact our business, financial condition and results of operations.
      Generally, we have no binding supply agreements with any of our suppliers and we acquire our equipment on a purchase order basis, which exposes us to substantial risks. For example, increased levels of demand for the type of capital equipment required in our business may cause an increase in the price of such equipment and may lengthen delivery cycles, which could have a material adverse effect on our business, financial condition and results of operations. In addition, adverse fluctuations in foreign currency exchange rates, particularly the Japanese yen, could result in increased prices for certain equipment purchased by us, which could have a material adverse effect on our business, financial condition and results of operations.

We expect to incur significant capital expenditures in the future and therefore may require additional financing in the future which may not be available on terms favorable to us, if at all.
      Our capital expenditures are largely driven by the demand for our services. Our combined capital expenditures increased from $366.2 million in 2003 to $392.0 million in 2004 primarily as a result of an increase in demand for our services. In 2005, we expect that our capital expenditures will be approximately $300.0 million. To grow our business, we will need to increase our packaging and test capacity as well as replace existing equipment from time to time. This will require substantial capital expenditures for additional equipment and further expenditure to recruit and train new employees. These expenditures will likely be made in advance of increased sales. We cannot assure you that our net revenues will increase after these expenditures. Failure to increase our net revenues after these expenditures could have a material adverse effect on our business, financial condition and results of operations.

      We may need to obtain additional debt or equity financing to fund our capital expenditures. Additional debt financing may be required which, if obtained, may:

•	limit the ability of our China subsidiaries to pay dividends or require us to seek consents for the payment of dividends, upon which we rely in order to pay the interest on the convertible notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to pursue our growth plan;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.
      We cannot assure you that we will be able to obtain the additional financing on terms that are acceptable to us or at all.

We have entered into a number of financing arrangements that impose limitations on our actions which may limit our ability to maintain and grow our business.
      The terms of our 6.75% senior notes, zero coupon convertible notes, 1.75% convertible notes, 8.0% convertible subordinated notes, 2.5% convertible subordinated notes and Multicurrency Medium Term Notes program (the MTN Program) contain restrictions applicable to us that limit our ability to, among other things:

•	incur additional debt and issue certain preferred stock;

•	consolidate or merge with another entity;

•	create liens;

•	pay dividends, repurchase stock and make other distributions;

•	prepay subordinated debt;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	sell assets; and

•	enter into transactions with affiliates.
      As a result of these limitations, we may encounter difficulties obtaining the required consents from our existing lenders to conduct our business, in particular, to obtain the necessary financing to maintain or grow our business, on a timely basis or at all. This could have a material adverse effect on our business, financial condition and results of operations.
      A breach of any of the covenants or restrictions contained in any of the indentures could result in an event of default. Such default could allow our debt holders to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies, and/or to declare all borrowings outstanding thereunder to be due and payable. If our debt is accelerated, our assets may not be sufficient to repay such debt in full.

We generally do not have any long-term supply contracts with our raw materials suppliers and may not be able to obtain the raw materials required for our business, which could have a material adverse effect on our business.
      We obtain the materials we need for our packaging services from outside suppliers. We purchase all of our materials on a purchase order basis and have not generally entered into long-term contracts with our suppliers. If we cannot obtain sufficient quantities of materials at reasonable prices or if we are not able to pass on higher materials costs to our customers, this could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in our acquisitions and investments in other companies and businesses.
      From time to time, we may make acquisitions of, or investments in, other companies or businesses. In August 2004, we completed our merger with ChipPAC. In 2003, we set up a new manufacturing facility in Shanghai, China as a first step of its strategic plan to establish a significant manufacturing presence in China to service its existing international customers as well as engage the indigenous Chinese foundries and design houses. In 2001, we acquired a majority interest in Winstek Semiconductor Corporation, or Winstek, to enhance our position in the Taiwanese market.
      The success of any acquisitions and investments depends on a number of factors, including:

•	our ability to identify suitable opportunities for investment or acquisition;

•	our ability to finance any future acquisition or investment on terms acceptable to us or at all;

•	whether we are able to reach an acquisition or investment agreement on terms that are satisfactory to us or at all;

•	the extent to which we are able to exercise control over the acquired company;

•	the economic, business or other strategic objectives and goals of the acquired company compared to those of our company; and

•	our ability to successfully integrate the acquired company or business with our business.
      If we are unsuccessful in our acquisitions and investments, our financial condition may be materially adversely affected and we may be unable to realize the anticipated results or synergies from these acquisitions or investments.

We may not be able to compete successfully in our industry.
      The independent semiconductor test and assembly service, or SATS, industry is very competitive and diverse and requires us to be capable of testing increasingly complex semiconductors as well as bringing the most technologically advanced packages to market as quickly as our competitors. The industry comprises both large multi-national companies and small niche market competitors. We face substantial competition from a number of competitors, including, among others, Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ASE Test Limited, and Siliconware Precision Industries Co., Ltd. Their facilities are primarily located in Asia.
      Each of these companies has significant manufacturing capacity, financial resources, research and development operations, marketing and other capabilities and has been in operation for some time. Such companies have also established relationships with many of our current or potential customers.
      We also face competition from the internal capabilities and capacity of many of our current and potential IDM customers. Many IDMs have greater financial, technical and other resources than we have and may rely on internal sources for packaging and test services for a number of reasons including due to:

•	their desire to realize higher utilization of their existing test and packaging capacity;

•	their unwillingness to disclose proprietary technology;

•	their possession of more advanced packaging and testing technologies; and

•	the guaranteed availability of their own packaging and test capacity.
      We cannot assure you that we will be able to compete successfully in the future against our existing or potential competitors or that our customers will not rely on internal sources for test and packaging services, or that our business, financial condition and results of operations will not be adversely affected by such increased competition.

Our intellectual property is important to our ability to succeed in our business but may be difficult to obtain and protect.
      Our ability to compete successfully and achieve future growth in net revenues will depend, in part, on our ability to develop and to protect our intellectual property and the intellectual property of our customers. We seek to protect proprietary information and know-how through patents, the use of confidentiality and non-disclosure agreements and limited access to and distribution of proprietary information. As of January 31, 2005, we held a total of approximately 300 patents comprising patents issued and pending patent applications. We have approximately 71 patents granted and allowed by the US Patent and Trademark office and approximately 55 patents registered or allowed in Singapore, Korea or other countries.
      We cannot assure you that any of our pending applications for patents will be granted, or, if granted, will not be challenged, invalidated or circumvented or will offer us any meaningful protection. Further, we cannot assure you that the Asian countries in which we market our products will protect our intellectual property rights in the same manner or to the same extent as the United States. Additionally, we cannot assure you that our competitors will not challenge our rights in such intellectual property, or develop, patent or gain access to similar know-how and technology, or reverse engineer our packaging services, or that any confidentiality and non-disclosure agreements upon which we rely to protect our trade secrets and other proprietary information will be adequate protection. The occurrence of any such events could have a material adverse effect on our business, financial condition and results of operations.
      We have licenses to use third party patents, patent applications and other technology rights, as well as trademark rights, in the operation of our business. To the extent these licenses are not perpetual and irrevocable, we believe that these licenses will be renewable under normal or reasonable commercial terms upon their expiration. However, we may be unable to utilize the technologies under these licenses if they are not extended or otherwise renewed or if any of these licenses are terminated by the licensor. Alternatively, if we are able to renew these licenses, we cannot assure you that they will be renewed on the same terms as currently exist. Any termination of, or failure to extend or renew, these licenses could cause us to incur substantial liabilities and to suspend the services and processes that utilize these technologies.

We may be subject to intellectual property rights disputes which could materially adversely affect our business.
      Our ability to compete successfully will depend, in part, on our ability to operate without infringing the proprietary rights of others. However, we may not be aware of the intellectual property rights of others or whether such rights conflict with our rights, or be familiar with the laws governing such rights in certain countries in which our products and services are or may be sold. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increases, we may face more frequent patent and other intellectual property infringement claims brought by third parties.
      In the event that any valid claim is made against us, we could be required to:

•	stop using certain processes or other intellectual property;

•	cease manufacturing, using, importing or selling infringing packages;

•	pay substantial damages;

•	develop non-infringing technologies; or

•	attempt to acquire licenses to use the infringed technology.
      It is the nature of the semiconductor industry that, from time to time, we may receive communications alleging that we have infringed intellectual property rights of others. We may also, from time to time, receive from customers, requests for indemnification against pending or threatened infringement claims brought against such customers. We do not currently have any material third party allegations of or claims for indemnification against intellectual property infringement. However, we cannot assure you that the resolution of any future allegation or request for indemnification will not have a material adverse effect on our business or financial condition.
      Although we may seek licenses from or enter into agreements with third parties covering the intellectual property that we are allegedly infringing, we cannot assure you that any such licenses could be obtained on acceptable terms, if at all. We may also have to commence lawsuits against companies who infringe our intellectual property rights. Such claims could result in substantial costs and diversion of our resources.
      Should any of the disputes described above occur, our business, financial condition and results of operations could be materially adversely affected.

We are exposed to certain risks as a result of the significant ownership by Temasek Holdings (Private) Limited (Temasek Holdings), through its wholly-owned subsidiary. Temasek Holdings’ interests may conflict with your interests.
      Following a restructuring of the Temasek Holdings group of companies on December 31, 2004, Temasek Holdings acquired all of the shareholdings in Singapore Technologies Semiconductors Pte Ltd (STSPL) held by Temasek Holdings’ wholly-owned subsidiary, Singapore Technologies Pte Ltd. As of January 31, 2005, Temasek Holdings, through STSPL, beneficially owns approximately 36.69% of our outstanding ordinary shares. Temasek Holdings is the principal holding company through which the corporate investments of the Government of Singapore are held. As a result, Temasek Holdings will have significant influence over matters requiring the approval of our shareholders.
      Matters that typically require the approval of our shareholders include, among other things:

•	the election of directors;

•	the merger or consolidation of our company with any other entity;

•	any sale of all or substantially all of our assets; and

•	the timing and payment of dividends.
      The actions of Temasek and STSPL, particularly through the election of directors and subsequent selection of management by those directors, can affect our strategic decisions, our legal and capital structure and our day-to-day operations. This concentration of ownership may also delay, deter or prevent acts that would result in a change of control, which may be against the interests of holders of our ADSs and ordinary shares.

We may have conflicts of interest with our affiliates which may not be resolved in our favor.
      In the past, a substantial portion of our financing, as well as certain amounts of our net revenues, came from our affiliates, and we paid a management fee to Singapore Technologies Pte Ltd (STPL) for certain services. We have certain contractual and other business relationships and may engage in material transactions with the Government of Singapore, companies within the Temasek Holdings group, including Chartered Semiconductor Manufacturing Ltd (Chartered), which is one of our key customers. Although all new material related party transactions generally will require the approval of the audit committee of our Board of Directors and in certain circumstances may also require separate approval of a majority of our Board of Directors, circumstances may arise in which the interests of our affiliates may conflict with the interests of our other shareholders. In addition, Temasek Holdings and their affiliates make investments in various companies. They have invested in the past, and may invest in the future, in entities that compete with us. For example, affiliates of Temasek Holdings have investments in United Test & Assembly Center Ltd, a Singapore-based provider of semiconductor packaging and testing services for semiconductor logic/application — specific integrated circuits (ASICs) and memory products. In the context of negotiating commercial arrangements with affiliates, conflicts of interest have arisen in the past and may arise, in this or other contexts, in the future. We cannot assure you that any such conflicts of interest will be resolved in our favor.

Loss of our key management and other personnel, or an inability to attract such management and other personnel, could impact our business.
      We depend on our key senior management to run our business. We do not maintain “key man” life insurance on any of our personnel. The loss of these persons could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to find, relocate and integrate adequate replacements for any of these persons. Further, in order to develop or grow our business, we will require experienced technical, customer support, sales and management personnel and other skilled employees. We may be unable to attract or retain these persons. This could disrupt our operations or materially adversely affect the success of our business.

Investor confidence and the value of ADSs and ordinary shares may be adversely impacted if we or our independent registered public accounting firm are unable to provide adequate attestation over the adequacy of the internal control over our financial reporting as of December 31, 2006 as required by Section 404 of the Sarbanes-Oxley Act of 2002.
      We are subject to the SEC’s reporting obligations. The SEC, as directed by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in its Annual Report on Form 10-K or Form 20-F, as the case may be, that contains an assessment by management of the effectiveness of the company’s internal control over financial reporting. In addition, the company’s independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of the company’s internal control over financial reporting. These requirements will first apply to our Annual Report on Form 20-F for the fiscal year ending December 31, 2006. Management may not conclude that our internal control over our financial reporting is effective. Moreover, even if management does conclude that our internal control over our financial reporting is effective, if our independent registered public accounting firm is not satisfied with our internal control over our financial reporting or the level at which our controls are documented, designed, operated or reviewed, or if the independent registered public accounting firm interprets the requirements, rules or regulations differently from us, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these possible outcomes could result in an adverse reaction in the financial marketplace due to a loss of investor confidence in the reliability of our financial statements, which ultimately could negatively impact the market price of ADSs and ordinary shares.

We need a controlled environment for our operations and any prolonged inability to maintain a clean room environment may disrupt our operations and materially adversely affect our business.
      Our packaging and testing operations take place in areas where air purity, temperature and humidity are controlled. If we are unable to control our packaging or testing environment, our packaging or test equipment may become nonfunctional or the tested and packaged semiconductors may be defective. If we experience prolonged interruption in our operations due to problems in the clean room environment, this could have a material adverse effect on our business, financial condition and results of operations.

Liabilities and obligations under certain environmental laws and regulations could require us to spend additional funds and could adversely affect our financial condition and results of operations.
      We are subject to a variety of environmental laws and regulations in the countries in which we have operations, including laws and regulations relating to the use, storage, discharge and disposal of hazardous materials and the chemical by-products of, and waste water discharges from, our packaging and testing processes. We may also be subject to liability under such laws and regulations for the investigation or cleanup of contamination caused by, or other damages associated with, the release of hazardous materials in connection with current or historical operations at our facilities or off-site locations. While we believe that we are currently in material compliance with such laws and regulations, failure to comply with such laws and regulations in the future could subject us to liabilities that may have an adverse effect on our financial condition and results of operations. While we believe that we do not face material liabilities associated with contamination conditions and that in some cases we have contractual indemnification agreements with predecessors relating to such conditions, should these predecessors become unable or unwilling to address these conditions, or should other yet unknown conditions be identified in the future that are not subject to such indemnification agreements, we could face environmental liabilities that may have an adverse effect on our financial condition and results of operations.

A fire or other calamity at one of our facilities could adversely affect us.
      We conduct our packaging and testing operations at a limited number of facilities. Significant damage at any of these facilities as a result of a fire or other calamity would have a material adverse effect on our business, financial conditions and results of operations. Some of the processes that we utilize in our operations place us at risk of fire and other damage. For example, highly flammable gases are used in the preparation of wafers holding semiconductor devices for flip-chip packaging. While we maintain insurance policies covering losses, including losses due to fire, which we consider to be adequate, we cannot assure you that it would be sufficient to cover all of our potential losses. Our insurance policies cover our buildings, machinery and equipment.

Research and development investments may not yield profitable and commercially viable packages or test services and thus will not necessarily result in increases in revenues for us.
      We invest significant resources in our research and development. However, research and development efforts may not yield commercially viable packages or test services. The qualification process for new packages and test services is conducted in various stages which may take one or more years to complete, and during each stage there is a substantial risk that we will have to abandon a potential package or test service which is no longer marketable and in which we have invested significant resources. In the event we are able to qualify new packages or test services, a significant amount of time will have elapsed between our investment in new packages or test services and the receipt of any related revenues. In addition, from time to time, our customers have requested, and may request, research and development services relating to the development of packages and/or services. These customers generally do not, and may not, reimburse us for our research and development expenses if the developed package or service does not achieve expected levels of demand or utilization.

Significant fluctuations in exchange rates may affect our financial condition and results of operations.
      Our financial statements are prepared in U.S. dollars. Our net revenues are generally denominated in U.S. dollars and operating expenses are generally incurred in U.S. dollars, Singapore dollars, Japanese yen, South Korean Won, Malaysian Ringgit, Chinese Renminbi and the New Taiwan dollar. Our capital expenditures are generally denominated in U.S. dollars, Singapore dollars, South Korean won, Japanese yen and other currencies. As a result, we are affected by significant fluctuations in foreign currency exchange rates among the U.S. dollar, the Singapore dollar, the Japanese yen and other currencies, including the South Korean Won, the Malaysian Ringgit, the Chinese Renminbi and the New Taiwan dollar.

Our ability to make further investments in our subsidiaries may be dependent on regulatory approvals.
      Our subsidiaries may require future equity-related financing, and any capital contributions to certain of our subsidiaries, including, but not limited to, Winstek and our China subsidiaries, may require the approval of the relevant authorities in the jurisdiction in which the subsidiary is incorporated. The approvals are required from the investment commissions or similar agency of the particular jurisdiction and relate to any initial or additional equity investment by foreign entities in local corporations. We may not be able to obtain any such approval in the future in a timely manner or at all.

If we encounter future labor problems, we may fail to deliver our products in a timely manner, which could adversely affect our revenues and profitability.
      The employees at our Icheon, South Korea facility are represented by the STATS ChipPAC Korea Labor Union and are covered by collective bargaining and wage agreements. The wage agreement is renewed every year, and the collective bargaining agreement, which covers basic union activities, working conditions and welfare programs, among other things, is renewed every other year. ChipPAC entered into a new wage agreement with the union in July 2004, which was retroactive to May 1, 2004, and is effective through April 30, 2005. As of

January 31, 2005, approximately 67.9% of our South Korean employees were represented by the STATS ChipPAC Korea Labor Union. We cannot assure you that issues with the labor union or other employees will be resolved favorably for us in the future, that we will not experience significant work stoppages in future years or that we will not record significant charges related to those work stoppages.

Because a significant portion of Winstek’s business and operations, the production facilities of many of our suppliers and customers and providers of complementary semiconductor manufacturing services are located in Taiwan, a severe earthquake could severely disrupt their normal operation and adversely affect our earnings.
      Taiwan is susceptible to earthquakes. For example, on March 31, 2002, Taiwan experienced a severe earthquake that caused significant property damage and loss of life, particularly in central Taiwan. This earthquake damaged production facilities and adversely affected the operations of many companies involved in the semiconductor and other industries. Our 54.5% owned subsidiary, Winstek, experienced no structural damage to its facilities and no damage to its machinery and equipment as a result of this earthquake. There were, however, interruptions to our production schedule primarily as a result of power outage caused by the earthquake. The production facilities of many of our suppliers and customers and providers of complementary semiconductor manufacturing services, including foundries, are located in Taiwan. If our customers are affected, it could result in a decline in the demand for our testing and packaging services. If suppliers and providers of complementary semiconductor manufacturing services are affected, our production schedule could be interrupted or delayed. As a result, a major earthquake in Taiwan could severely disrupt the normal operation of business, in particular Winstek’s business, and may have a material adverse effect on our financial condition and results of operations.

New laws and regulations, currency devaluation and political instability in countries in which we operate, particularly in South Korea, China, Malaysia and Taiwan could make it more difficult for us to operate successfully.
      A significant portion of our unit shipments are sent out to and substantially all of our packaging and test facilities are located in Singapore, South Korea, China, Malaysia and Taiwan. In addition, we believe that the end markets for certain of our key customers are located in Asia. We cannot determine if our future operations and earnings will be affected by new laws, new regulations, a volatile political climate, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States, particularly in these countries.
      Furthermore, the following are some of the risks inherent in doing business internationally:

•	regulatory limitations imposed by foreign governments;

•	fluctuations in currency exchange rates;

•	political, military and terrorist risks;

•	disruptions or delays in shipments caused by customs brokers or government agencies;

•	unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers;

•	difficulties in staffing and managing foreign operations; and
potentially adverse tax consequences resulting from changes in tax laws.
      If future operations are negatively affected by these changes, our sales or profits may suffer.

We could suffer adverse tax and other financial consequences if taxing authorities do not agree with our interpretation of applicable tax laws.
      ChipPAC is our wholly-owned subsidiary. ChipPAC’s corporate structure and operations are based, in part, on interpretations of various tax laws, including withholding tax, and other relevant laws of applicable taxing jurisdictions. We cannot assure you that the taxing authorities will agree with our interpretations or that they will reach the same conclusions. For example, the South Korean National Tax Service (NTS) has informed ChipPAC that it has made an assessment of approximately KRW 18.7 billion (approximately $18.1 million) against ChipPAC relating to withholding tax that it asserts should have been collected on interest paid on a loan from ChipPAC’s Hungarian subsidiary to its South Korean subsidiary. We believe that no withholding on the transaction in question is required under the prevailing tax treaty. We have appealed this assessment and believe that such assessment should be overturned. In the event that we are not successful with our appeal, we estimate that the maximum amount payable including potential interest and local surtax as at December 31, 2004 is estimated to be KRW 28.2 billion (approximately $27.2 million). However, our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or the anticipated benefits of ChipPAC’s corporate structure could be materially impaired.

Failure to receive necessary governmental consents and approvals or the imposition of restrictions or conditions by governmental authorities may limit the expected benefits of the combination of STATS and ChipPAC.
      Notwithstanding the successful completion of the combination of STATS and ChipPAC, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. The governmental authorities also may impose restrictions or conditions on the merger that may seriously harm the combined company. These conditions could include a complete or partial license, divestiture, spin-off or the holding separate of assets or businesses. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger. We may not prevail, or may incur significant costs, in defending or settling any action under such antitrust laws.

USE OF PROCEEDS
      We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in our indebtedness or share capital.
CAPITALIZATION
      The following table sets forth our capitalization as of December 31, 2004. This exchange offer will have no impact on our capitalization.

	As of December 31, 2004

	Actual	As Adjusted

	(In thousands, except share
	data)
Short-term debt and current installments of long-term debt and obligations under capital leases	$181,868	$181,868
Long-term debt, excluding current installments:
Notes offered in this offering (new notes)	—	215,000
6.75% senior notes due 2011 (old notes)	215,000	—
1.75% Convertible Notes due 2007	63,492	63,492
Zero Coupon Convertible Notes due 2008	120,690	120,690
ChipPAC’s 2.5% Convertible Subordinated Notes due 2008	150,000	150,000
ChipPAC’s 8.0% Convertible Subordinated Notes due 2011	50,000	50,000
Obligations under capital leases, excluding current installments	10,771	10,771
Loan facilities	42,993	42,993

Total debt	834,814	834,814

Shareholders’ equity:
Ordinary shares, par value S$0.25 per share, 3,200,000,000 shares authorized; 1,944,330,450 shares issued and outstanding(1)	298,233	298,233
Additional paid in capital	1,507,612	1,507,612
Accumulated other comprehensive loss	(2,860)	(2,860)
Accumulated deficit	(643,635)	(643,635)

Total shareholders’ equity	$1,159,350	$1,159,350

Total capitalization	$1,994,164	$1,994,164

(1)	Excluding (i) 369,234,959 ordinary shares reserved for issuance upon conversion of our convertible notes, (ii) 131,996,282 ordinary shares issuable upon the exercise of options granted and outstanding and (iii) 241,999,315 ordinary shares available for future issuance under our share plans, in each case as of December 31, 2004.

EXCHANGE RATES
      The following table sets forth, for the fiscal years indicated, information concerning the exchange rates between Singapore dollars and U.S. dollars based on the average of the noon buying rate in the City of New York on the last business day of each month during the period for cable transfers in Singapore dollars as certified for customs purposes by the Federal Reserve Bank of New York. The table illustrates how many Singapore dollars it would take to buy one U.S. dollar. These transactions should not be construed as a representation that those Singapore dollar or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Singapore dollars, as the case may be, at any particular rate, the rate stated below, or at all.

	Singapore Dollars Per US$1.00
	Noon Buying Rate

	Average(1)	High	Low	Period End

Period
2000	1.73	1.76	1.65	1.73
2001	1.80	1.85	1.73	1.85
2002	1.79	1.85	1.73	1.74
2003	1.74	1.78	1.70	1.70
2004	1.69	1.73	1.63	1.63
September 2004	—	1.71	1.68	1.68
October 2004	—	1.69	1.66	1.66
November 2004	—	1.67	1.64	1.64
December 2004	—	1.65	1.63	1.64
January 2005	—	1.65	1.63	1.64
February 2005	—	1.65	1.62	1.62

(1)	The average of the daily noon buying rates on the last business day of each month during the year.

UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED STATEMENT OF OPERATIONS
      The following unaudited pro forma condensed combined consolidated statement of operations gives effect to the merger between STATS and ChipPAC using the purchase method of accounting for the business combination.
      Pursuant to the merger, former ChipPAC stockholders received 0.87 (the exchange ratio) of a STATS ADS, and received cash in lieu of fractional ADSs that otherwise would have been issued, in exchange for each share of ChipPAC Class A common stock owned at the time of the consummation of the merger on August 5, 2004. In the merger, STATS issued to former ChipPAC stockholders 86.19 million ADSs.
      The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004 gives effect to the merger as if it had been consummated on January 1, 2004. The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004 combine the historical consolidated statement of operations of STATS for the year ended December 31, 2004 with the historical consolidated statement of operations of ChipPAC for the period from January 1, 2004 through August 4, 2004, respectively, after giving effect to adjustments arising from applying the purchase method of accounting.
      The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated on January 1, 2004 nor is it necessarily indicative of the future operating results or financial position of the combined company. See “Forward-Looking Statements.” Under the purchase method of accounting, the total purchase price was allocated to ChipPAC’s assets based on their estimated fair value. A valuation was conducted in order to assist STATS’ management in determining the fair values of a significant portion of ChipPAC’s assets and was considered by STATS’ management in estimating the fair values of ChipPAC’s assets reflected in the unaudited pro forma condensed combined consolidated financial statements. The final allocation of purchase price is subject to adjustments for a period not to exceed one year from the consummation date (the allocation period) in accordance with SFAS No. 141, “Business Combinations” and Emerging Issues Task Force (EIFT) Issue No. 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination.” The allocation period is intended to differentiate between amounts that are determined as a result of the identification and valuation process required by SFAS No. 141 for all assets acquired and liabilities assumed and amounts that are determined as a result of information that was not previously obtained being obtained. The pro forma statement of operations should be read in conjunction with the accompanying notes thereto and with STATS’ and ChipPAC’s historical consolidated financial statements and related notes thereto included elsewhere in this prospectus.

UNAUDITED PRO FORMA CONDENSED
COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(In thousands, except per share data)

	Historical			Pro Forma
	Year Ended	Pro Forma		Year Ended
	December 31, 2004	Adjustments		December 31, 2004

Net revenues	$769,121	$315,044	(a)	$1,084,165
Cost of revenues	(643,540)	(256,777	)(a)	(898,687)
		70	(b)
		1,560	(c)

Gross profit	125,581			185,478

Operating expenses:
Selling, general and administrative	84,965	22,179	(a)	136,661
		29,339	(b)
		(39	)(c)
		831	(d)
		(614	)(e)
Research and development	17,637	7,103	(a)	25,136
		417	(b)
		(21	)(c)
Goodwill impairment	453,000			453,000
Other general expenses, net	(464)	124	(a)(h)	(340)

Total operating expenses	555,138			614,457

Operating income (loss)	(429,557)			(428,979)
Other income (expense):
Interest income	$4,430	$279	(a)	$4,709
Interest expense	(28,816)	(18,055	)(a)	(44,170)
		2,701	(f)
Foreign currency exchange gain (loss)	(1,122)	(211	)(a)	(1,333)
Other non-operating loss, net	(936)	(207	)(a)	(1,143)

Total other income (expense)	(26,444)			(41,937)

Loss before income taxes	(456,001)			(470,916)
Income tax expense	(7,894)	(1,919	)(a)	(9,951)
		(138	)(g)

Loss before minority interest	(463,895)			(480,867)
Minority interest	(3,828)			(3,828)

Net loss	$(467,723)			$(484,695)

Net income (loss) per ordinary share:
Basic and diluted	$(0.33)			$(0.25)
Net income (loss) per ADS:
Basic and diluted	$(3.27)			$(2.52)
Ordinary shares used in per ordinary share calculation:
Basic and diluted	1,428,954			1,920,913
ADS used in per ADS calculation:
Basic and diluted	142,895			192,091
See accompanying notes to unaudited pro forma condensed combined consolidated statement of operations.

Notes To Unaudited Pro Forma Condensed
Combined Consolidated Statements of Operations

Note 1	Basis of Pro Forma Presentation
      On August 5, 2004, STATS and ChipPAC consummated the previously announced merger which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS. The transaction has been accounted for using the purchase method. Subsequent to the merger, STATS was renamed STATS ChipPAC Ltd.
      The number of STATS ADSs issued pursuant to the merger was 86.19 million, determined based upon the exchange ratio of 0.87 STATS ADSs for each share of ChipPAC Class A common stock and the number of outstanding shares of ChipPAC Class A common stock as of August 5, 2004. The average market price per STATS ADS of $12.402 is based upon an average of the closing prices for a range of trading days (February 8 through 12, 2004) around February 10, 2004, the date on which the merger was announced.
      The fair values of STATS substitute options, both vested and unvested, were determined using a Black-Scholes valuation model with the following assumptions: no dividend yield; an expected volatility of 62.47%, and a risk-free interest rate of 3.12%. The model assumed an expected life of five to seven years for vested and unvested options.
      The number of STATS ordinary shares that are subject to STATS substitute options in connection with the merger is 76.5 million, based upon the total number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options as of August 5, 2004, at an exercise price range of $0.15 to $1.47 per STATS ordinary share.
      Based on the above, the estimated total purchase price of the ChipPAC acquisition is as follows (in thousands):

Value of STATS ADSs issued	$1,068,955
Value of STATS substitute options	74,548

Total value of STATS securities	1,143,503
Estimated direct transaction costs	9,369

Total estimated purchase price	$1,152,872

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to ChipPAC’s net tangible and identifiable intangible assets based on their estimated fair values as at the merger date. In determining the price allocation, management considered, among other factors, its intention for use of acquired assets as well as historical demand and estimates of future demand for ChipPAC’s products and services. Based on these assumptions described in the introduction to these unaudited pro forma condensed combined consolidated financial statements, the estimated purchase price is allocated as follows (in thousands):

Current and other assets	$170,332
Property, plant and equipment	447,568
Current liabilities	(161,203)
Long-term debts	(375,519)
Other long-term liabilities	(51,924)

Net assets	29,254
Amortizable intangible assets:
Tradenames	7,700
Technology and intellectual property	32,000
Customer relationships	99,300
Software and licenses	8,218
Unearned compensation on unvested options	2,011
Goodwill	974,389

$1,152,872

      Of the total estimated purchase price, a preliminary estimate of $29.3 million has been allocated to net assets assumed and approximately $147.2 million has been allocated to amortizable identifiable intangible assets acquired. The final allocation of purchase price is subject to adjustments for a period not to exceed one year from the consummation date.
      The fair value of tangible assets was estimated primarily based on the cost and sales comparison approaches. In applying the cost approach, the replacement or reproduction cost estimates for the buildings, machinery and other equipment were based on indexed original costs or manufacturer reported replacement costs. Original historical cost data was segregated by appraisal class and year of acquisition, and indexed to estimated reproduction cost. Inflation trend factors were derived using indices from nationally recognized indexes. Replacement or reproduction costs were reduced by depreciation factors that reflect the estimated physical deterioration and functional obsolescence of assets. The sales comparison approach was used for tangible assets that have an active resale market. Similar assets recently sold or offered for sale were analyzed and their prices adjusted to reflect the difference between the comparable asset and the asset and the conditions of the sale to estimate the value of the acquired assets.
      The fair value assigned to intangible assets was estimated by discounting the estimated future cash flows of the intangibles assets to their present value. The cash flow estimates used for technology and intellectual property were based on estimates of product revenue and appropriate royalty rates (based on an analysis of rates for similar technologies and forecast product margins). The cash flow estimates used for customer relationships were based on estimates of revenue attributed to the current customers and the programs they have been qualified on as well as the profitability attributed to each. The rate used to discount these net cash flows was determined after consideration of market returns on debt and equity capital, the weighted average return on invested capital, the nature of each asset and the risk associated with achieving the forecast.
      The combined company expects to amortize the fair value of the ChipPAC tradename on a straight-line basis over an estimated life of seven years.
      Technology and intellectual property relates to ChipPAC’s technology for ball grid array, lead-frame and chip scale package. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of ten years.
      Customer relationships represent those customers with which ChipPAC has current sales relationships. The combined company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of two years.

      The combined company recorded $2.1 million of unearned compensation on unvested options in accordance with the Financial Accounting Standards Board (FASB) Interpretation No. 44 “Accounting for Certain Transactions Involving Stock Compensation”. This amount represents the intrinsic value of stock options assumed that is earned as the employees provide services over the next four years.
      Of the total estimated purchase price, approximately $974.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with the SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present).
      The unaudited pro forma condensed combined consolidated statement of operations for the year ended December 31, 2004 reflect how the merger might have affected STATS’ historical financial statements had the merger been consummated at an earlier time. The pro forma adjustments related to the unaudited pro forma condensed combined consolidated statement of operations assume the merger was consummated as of January 1, 2004. The assumptions involved in the pro forma adjustments to the unaudited pro forma condensed combined consolidated statement of operations are explained in Note 2 below.

Note 2	Pro Forma Adjustments
      Pro forma adjustments are necessary to reflect amortization expense related to the estimated amortizable intangible assets, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets, to reflect the impact on interest expense of the amortization of the fair value adjustment to long-term debt, to reflect the adjustment for merger related expenses not expected to recur in the future, to reflect amortization of unearned compensation on unvested options, to reflect fair value adjustment to operating lease commitments, and to reflect the income tax effect related to the pro forma adjustments.
      No pro forma adjustments were required to conform ChipPAC’s accounting policies to STATS’ accounting policies. Certain reclassifications have been made to conform ChipPAC’s historical amounts to STATS’ presentation.
      The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had STATS and ChipPAC filed consolidated income tax returns during the periods presented.
      The pro forma adjustments included in the unaudited pro forma condensed combined consolidated statement of operations are as follows (in thousands):

a) To reflect the historical ChipPAC results for the corresponding period.

b) To recognize amortization of identified intangible assets arising from the merger over their estimated useful lives, net of the elimination of intangible asset amortization expense included in the historical ChipPAC results.

c) To record depreciation of property, plant and equipment based on their estimated fair value and eliminate the depreciation charge included in the historical ChipPAC results.

d) To record stock compensation charges related to unvested options assumed. The charge is based on the intrinsic value of these options on August 5, 2004 for options outstanding on August 5, 2004. The unearned compensation related to the unvested options is being amortized over the remaining estimated graded vesting periods, which range from 0.0 to 3.1 years.

e) To record fair value adjustment to operating lease commitments.

f) To reflect the amortization of the premium on assumed long-term debt resulting from recording the debt at fair value over the remaining period to maturity using the interest method.

g) To record the deferred tax charge resulting from the pro forma adjustments related to depreciation expense.

h) ChipPAC Inc.’s merger related expenses of $22.6m, which were expensed as incurred, is excluded from the pro forma condensed combined consolidated statement of operations as these expenses are not expected to recur in the future.

Note 3	Pro Forma Earnings Per STATS Ordinary Share and Per STATS ADSs
      The pro forma basic and diluted earnings per STATS ordinary share and earnings per STATS ADS are based on the weighted average number of shares of STATS ordinary shares and STATS ADSs outstanding during each period and weighted average number of ChipPAC Class A common stock outstanding during each period multiplied by the exchange ratio.

Year Ended
December 31, 2004

(In thousands)
Weighted average number of STATS shares	1,428,954
Weighted average number of STATS shares in exchange for ChipPAC shares	491,959

Weighted average number of STATS shares after the consummation of the merger	1,920,913

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF STATS CHIPPAC
      The following selected historical consolidated financial data of STATS as of December 31, 2003 and of STATS ChipPAC as of December 31, 2004 and for each of the years ended December 31, 2002 and 2003 with respect to STATS and for the year ended December 31, 2004 with respect to STATS ChipPAC are derived from STATS’ or, as the case may be, STATS ChipPAC’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data of STATS as of December 31, 2000, 2001 and 2002 and for each of the years ended December 31, 2000 and 2001 are derived from STATS’ audited consolidated financial statements, which are not included in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP.
      You should read the following selected historical consolidated financial data in conjunction with the consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year Ended December 31,

	2000(7)	2001(7)	2002(7)	2003(7)	2004(7)

	(In thousands, except per share data and ratios)
Consolidated Statement of Operations Data:
Net revenues	$331,271	$145,866	$225,738	$380,691	$769,121
Cost of revenues	(231,944)	(217,789)	(247,943)	(328,014)	(643,540)

Gross profit (loss)	99,327	(71,923)	(22,205)	52,677	125,581

Operating expenses:
Selling, general and administrative(1)	41,246	37,065	36,693	36,475	84,965
Research and development	14,636	15,160	18,856	15,295	17,637
Goodwill impairment(2)	—	—	—	—	453,000
Equipment impairments(3)	—	23,735	14,666	—	—
Prepaid leases written off(4)	—	3,145	764	—	—
Other general expenses (income), net	(22)	101	548	374	(464)

Total operating expenses	55,860	79,206	71,527	52,144	555,138

Operating income (loss)	43,467	(151,129)	(93,732)	533	(429,557)
Other income (expense), net:
Interest income (expense), net	8,214	5,222	(5,143)	(9,209)	(24,386)
Foreign currency exchange gain (loss)	2,018	775	(512)	1,634	(1,122)
Other non-operating income (expense), net	3,525	1,990	3,419	7,570	(936)

Total other income (expense), net	13,757	7,987	(2,236)	(5)	(26,444)

Income (loss) before income taxes	$57,224	$(143,142)	$(95,968)	$528	$(456,001)
Income tax benefit (expense)	(2,865)	8,810	7,163	(705)	(7,894)

Net income (loss) before minority interest	54,359	(134,332)	(88,805)	(177)	(463,895)
Minority interest	—	313	(514)	(1,539)	(3,828)

Net income (loss)	$54,359	$(134,019)	$(89,319)	$(1,716)	$(467,723)

Net income (loss) per ordinary share:
Basic	$0.06	$(0.14)	$(0.09)	$(0.00)	$(0.33)
Diluted	$0.06	$(0.14)	$(0.09)	$(0.00)	$(0.33)
Net income (loss) per ADS:
Basic	$0.56	$(1.36)	$(0.90)	$(0.02)	$(3.27)
Diluted	$0.56	$(1.36)	$(0.90)	$(0.02)	$(3.27)

	Year Ended December 31,

	2000(7)		2001(7)	2002(7)	2003(7)		2004(7)

	(In thousands, except per share data and ratios)
Ordinary shares used in per ordinary share calculation:
Basic	962,828		989,083	991,549	1,005,374		1,428,954
Diluted	970,631		989,083	991,549	1,005,374		1,428,954
ADSs used in per ADS calculation:
Basic	96,283		98,908	99,155	100,537		142,895
Diluted	97,063		98,908	99,155	100,537		142,895
Consolidated Balance Sheet Data (at year end):
Cash, cash equivalents and short-term marketable securities	$153,219		$118,894	$179,621	$324,307		$229,569
Working capital (deficit)	188,521		109,447	165,851	328,583		124,028
Total assets	711,758		576,578	721,968	993,852		2,271,702
Total debt(5)	44,398		38,343	252,036	371,738		834,814
Shareholders’ equity	585,197		452,795	366,512	475,956		1,159,350
Share capital	$159,461		$159,961	$160,295	$172,434		$298,233
Ordinary shares outstanding	986,172		989,683	992,115	1,076,620		1,944,330
Other Financial Data:
Depreciation and amortization, including amortization of debt issuance costs	$72,419		$100,342	$106,348	$121,765		$190,596
Amortization of leasing prepayments	$14,829		$24,618	$19,222	$11,732		$25,718
Capital expenditures	276,895		62,360	134,650	231,907		270,785
Net cash provided by operating activities	130,100		41,332	28,497	82,548		136,617
Net cash used in investing activities	(326,061)		(44,268)	(156,653)	(174,270)		(264,824)
Net cash provided by (used in) financing activities	$321,738		$(22,732)	$180,623	$234,674		$41,128
Ratio of earnings to fixed charges(6)	7.6	x	—	—	1.0	x	—

*	Not meaningful.

(1)	Includes stock-based compensation expenses of $448, $1,024, $60, $97 and $658 in 2000, 2001, 2002, 2003 and 2004, respectively.

(2)	We recorded impairment charges of $453,000 in 2004 on our goodwill associated with purchase accounting for the acquisition of ChipPAC.

(3)	The impairment charges were recognized in 2001 in accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and in 2002 in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

(4)	STATS recorded impairment charges of $3,145 in 2001 and $764 in 2002 to write off prepaid leases for testers for which STATS had no expectation of future use.

(5)	Total debt is defined as the sum of long-term debt, short-term debt and capital lease obligations.

(6)	For purposes of computing ratio of earnings to fixed charges, earnings is defined as income (loss) before income taxes adjusted for fixed charges. Fixed charges are interest expense and the portion of operating lease rental expense that are deemed by us to be representative of the interest factor. Earnings for the years ended December 31, 2001, 2002 and 2004 were inadequate to cover fixed charges by $143,100, $96,000 and $456,000, respectively.

(7)	STATS’ financial statements for the years ended December 31, 2000, 2001, 2002 and 2003 were audited by KPMG and STATS ChipPAC’s financial statements for the year ended December 31, 2004 were audited by PricewaterhouseCoopers, Singapore.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CHIPPAC
      The following selected historical consolidated financial data of ChipPAC as of December 31, 2002 and 2003 and for each of the years ended December 31, 2001, 2002 and 2003 are derived from ChipPAC’s audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2000 and 2001 and for the year ended December 31, 2000 are derived from ChipPAC’s audited consolidated financial statements, which are not included in this prospectus. The selected historical consolidated financial data of ChipPAC as of June 30, 2004 and for the six months ended June 30, 2003 and 2004 are derived from ChipPAC’s unaudited condensed consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data of ChipPAC as of June 30, 2003 are derived from ChipPAC’s unaudited condensed consolidated financial statements, which are not included in this prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of ChipPAC’s results of operations for these periods. The unaudited results of operations data for the six months ended June 30, 2004 are not necessarily indicative of the results to be expected for any other interim period or for the full year. The interim period ended on June 27, 2004, the Sunday nearest June 30, 2004. ChipPAC’s consolidated financial statements are prepared in accordance with U.S. GAAP.
      You should read the following selected historical consolidated financial data in conjunction with ChipPAC’s consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

					Six Months Ended
	Year Ended December 31,				June 30,

	2000	2001	2002	2003	2003	2004

	(In thousands, except per share data and ratios)
Consolidated Statement of Operations Data:
Revenues	$494,411	$328,701	$363,666	$429,189	$195,412	$269,481
Cost of revenues	(385,267)	(297,588)	(308,065)	(365,299)	(168,784)	(218,534)

Gross profit	109,144	31,113	55,601	63,890	26,628	50,947

Operating expenses:
Selling, general and administrative	34,799	31,199	38,159	38,241	17,931	18,965
Research and development	12,015	14,223	10,110	11,661	5,960	5,991
Restructuring, write-down of impaired assets and other charges	—	40,920	(661)	13,619	—	4,735

Total operating expenses	46,814	86,342	47,608	63,521	23,891	29,691

Operating income (loss)	62,330	(55,229)	7,993	369	2,737	21,256
Non-operating (income) expense:
Interest expense	$39,432	$37,214	$31,986	$30,887	$14,890	$15,566
Interest income	(843)	(688)	(626)	(828)	(309)	(260)
Foreign currency (gain) loss	(2,168)	(187)	1,029	35	216	364
Loss from early debt extinguishment	2,390	—	3,005	1,182	1,182	—
Gain on sale of building	—	—	—	(3,929)	—	—
Other income, net	7,849	(410)	(546)	(197)	(116)	(360)

Total non-operating expenses	46,660	35,929	34,848	27,150	15,863	15,310

Income (loss) before income taxes	15,670	(91,158)	(26,855)	(26,781)	(13,126)	5,946
Provision for income tax	(3,614)	(2,578)	(2,000)	(2,000)	(1,000)	(1,742)

Net income (loss)	$12,056	$(93,736)	$(28,855)	$(28,781)	$(14,126)	$4,204

						Six Months Ended
	Year Ended December 31,					June 30,

	2000		2001	2002	2003	2003	2004

	(In thousands, except per share data and ratios)
Net income (loss) per share:
Basic	$0.05		$(1.36)	$(0.33)	$(0.30)	$(0.15)	$0.04
Diluted	$0.05		$(1.36)	$(0.33)	$(0.30)	$(0.15)	$0.04
Shares used in per share calculation:
Basic	57,067		68,878	87,430	95,554	94,742	98,061
Diluted	58,253		68,878	87,430	95,554	94,742	101,707
Consolidated Balance Sheet Data (at period end):
Cash, cash equivalents and short-term investments	$18,850		$41,872	$44,173	$59,708	$111,703	$22,426
Working capital	(16,296)		(17,981)	34,395	52,932	100,456	5,957
Total assets	469,245		430,715	470,204	579,331	572,209	625,167
Total debt(1)	298,000		383,627	267,887	365,000	365,000	381,129
Total shareholders’ equity (deficit)	$65,697		$(23,226)	$115,544	$95,043	$104,136	$105,180
Other Financial Data:
Depreciation and amortization	$45,049		$59,909	$58,949	$70,090	$33,149	$41,022
Capital expenditures	93,174		46,392	78,910	134,280	44,800	99,717
Net cash provided by (used in) operating activities	46,214		(3,916)	39,546	50,829	22,768	42,606
Net cash used in investing activities	(130,460)		(58,982)	(98,427)	(160,354)	(97,910)	(58,856)
Net cash provided by (used in) financing activities	$70,979		$85,920	$51,182	$100,074	$94,692	$13,679
Ratio of earnings to fixed charges(2)	1.4	x	—	—	—	—	1.4x

(1)	Total debt is defined as the sum of long-term debt, short-term debt and capital lease obligations.

(2)	For purposes of computing ChipPAC’s ratio of earnings to fixed charges, earnings is defined as income (loss) before provision for income taxes adjusted for fixed charges. Fixed charges are interest expense including amortization of debt issuance cost plus the portion of interest expense under operating leases deemed by us to be representative of the interest factor. For the years ended December 31, 2001, 2002 and 2003, and the six months ended June 30, 2003, earnings were insufficient to cover fixed charges by $91.2 million, $26.9 million, $26.8 million and $13.1 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
STATS ChipPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

Factors Affecting Our Results of Operations

Cyclicality of the Semiconductor Industry
      Our results of operations are influenced by the state of the global semiconductor industry which is highly cyclical. Beginning in the fourth quarter of the calendar year 2000, the industry experienced a downturn which continued through 2001 and 2002. This downturn had a significant adverse impact on our sales and financial performance, as customers reduced purchase orders to reflect inventory corrections and lower demand experienced in their end-user markets. The semiconductor industry started a modest recovery in late 2002 and continued its recovery momentum throughout 2003 and the first half of 2004. In late 2004, however, we experienced a softening of our business as our customers corrected their excess inventory positions. Industry outlook for 2005 published by recognized industry research analysts and associations are highly mixed, with some projecting growth rates of up to 5% and others projecting declines of up to 5%. Our net revenues decreased 56.0% in 2001 due to the 2001 downturn. Our net revenues consequently increased 54.8% to $225.7 million in 2002. In 2003, our net revenues grew 68.6% over 2002 to $380.7 million and in 2004, our revenues grew further by 102.0% to $769.1 million (although this increase was to a large extent, also due to our acquisition of ChipPAC). We continue to expect that the cyclicality of the semiconductor industry will impact our results of operations.

Declining Prices
      The semiconductor industry is characterized by price erosion which can have a material adverse effect on our revenues and gross margins, particularly when coupled with declining capacity utilization. Prices of our products at a given level of technology decline over the product life cycle, commanding a premium in the earlier stages and declining towards the end of the cycle. To maintain our profitability, we offset decreases in average selling prices by improving our capacity utilization rates and production efficiency, or by shifting to higher margin test and packaging services. In addition, we continue to develop and offer test and packaging services which command higher margins. We expect average selling prices to fluctuate depending on our product mix in any given period.

Cost of Revenues
      Our results of operations are generally affected by the capital-intensive nature of our business. Our cost of revenues include depreciation expense, attributed overhead such as facility rental, operating costs and property taxes and insurance, cost of labor and materials and cost of leasing equipment. Our fixed cost comprised largely the expenses related to our test and packaging equipment. Depreciation of our equipment and machinery is generally provided on a straight-line basis over their estimated useful lives of eight years. We routinely review the remaining estimated useful lives of our equipment and machinery to determine if such lives should be adjusted due to changes in technology, production techniques and our customer base. However, due to the nature of our testing operations, which may include sudden changes in demand in the end markets, and due to the fact that certain equipment are dedicated to specific customers, we may not be able to accurately anticipate declines in the utility of our machinery and equipment. Consequently, impairment charges on our equipment and machinery may be necessary in the future. Our variable costs comprised cost of materials, payroll and operating supplies. The cost of our packaging services will typically include a higher proportion of variable costs. Our variable costs may be subject to various global economic factors such as gold prices, oil prices and fluctuations in foreign exchange rates.

Capacity Utilization Rates
      Increases or decreases in capacity utilization rates can have a significant effect on gross profit margins since the unit cost of test and packaging services generally decreases as fixed charges, such as depreciation expense and equipment leasing costs, are allocated over a larger number of units. We expanded our test and packaging capabilities in 2000 and significantly increased the number of testers and wire bonders. The expansion of our test and packaging capabilities by the end of 2000 allowed a significant increase in our net revenues. However, the capacity utilization of our facilities decreased significantly in 2001 as a result of the downturn in the semiconductor industry. The semiconductor industry is still recovering from the worst downturn in its history and our utilization has improved year over year from 2001 to 2004. Our ability to manage our gross profit margins will continue to depend in part on our ability to effectively manage utilization rates.
      Goodwill and Intangible Assets. As a result of accounting for the merger using the purchase accounting method, we recorded goodwill and other intangible assets upon the merger with ChipPAC amounting to $974.4 million and $147.2 million, respectively. Goodwill is recorded when the cost of an acquisition exceeds the fair market value of the net tangible and identifiable intangible assets acquired. Goodwill and indefinite-lived intangible assets are tested for impairment at least annually. These tests are performed more frequently whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment losses are recorded when the carrying amount of goodwill and intangible assets exceeds their respective implied fair values. We performed an impairment review at the end of 2004 and recorded an impairment charge of $453.0 million to our results of operations for the year ended December 31, 2004 on our goodwill associated with the acquisition of ChipPAC, as determined by an independent appraiser using a combination of market multiples and fair values. We believe that the decline in the fair values of the ChipPAC reporting units were due primarily to:-

(a) longer than expected slow-down in the industry beginning late 2004 as customers corrected excess inventory position. This reduction in demand, coupled with the competitive pressures in the testing and packaging business, affected our short-term earnings expectation; and

(b) a revision of the industry outlook beyond 2005 as compared to the time the merger was announced.
We may be required in the future to record a significant charge to earnings in our financial statements during the period in which any impairment of our goodwill or other intangible assets is determined. Should an impairment be determined to have occurred, such impairment losses are recorded as a part of income from continuing operations and this will likely have a significant adverse effect on our results of operations.

Critical Accounting Policies
      We believe the following accounting policies are critical to its business operations and the understanding of its results of operations. Our preparation of our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of its financial statements and the reported amounts of revenues and expenses during the reporting period. If actual results differ significantly from the estimates and assumptions, there could be a material adverse effect on our financial statements.

Revenue Recognition, Allowance For Doubtful Debts, Trade Discounts and Allowances and Sales Returns
      We derive revenue primarily from wafer probe, packaging and testing of semiconductor integrated circuits. Net revenues represent the invoiced value of services rendered, net of returns, trade discounts and allowances, and excluding goods and services tax.
      Revenue is recognized when there is evidence of an arrangement, fees are fixed or determinable, collectibility is reasonably assured, the service has been rendered, the revenue to be recognized is billable under the terms of the arrangement and not contingent upon completion of undelivered services, and, where applicable, delivery has occurred and risk of loss has passed to the customer. Such policies are consistent with the provisions in Securities Exchange Commission’s Staff Account Bulletin No. 104 “Revenue Recognition in Financial Statements.”

      Our sales arrangement include probe, packaging or test services sold on a standalone basis, as well as multiple-element arrangements where probe, packaging, test, and in some cases, pre-production and post-production services are provided together. The allocation of revenue to each unit of accounting based on fair value, determined by reference to prices of services sold on a standalone basis, is critical judgement and estimate. Changes in the determination of the allocation could impact the timing of such revenue.
      We generally do not take ownership of customer supplied semiconductors as these materials are sent to us on a consignment basis. Accordingly, the value of the customer supplied materials are neither reflected in revenue nor in cost of revenue.
      We make estimates of potential sales returns and discounts which we allow for volume purchases and early payments as a deduction from gross revenue based on our historical experience and expectations of our customers’ ultimate purchase levels and payment timing. Actual revenues may differ from our estimates if future customer purchases or payment timing differ from our estimates, which may happen as a result of changes in general economic conditions, market demand for our customers’ products, or desire by our customers’ interest in achieving payment timing discounts. Our actual returns and discounts have not historically been significantly different from our estimates.
      Similarly, we make estimates of the collectibility of our accounts receivable. We review the accounts receivable on a periodic basis and make specific allowance when there is doubt as to the collectibility of individual accounts. In evaluating the collectibility of individual receivable balances, we consider the age of the balance, the customer’s historical payment history, its current creditworthiness and current economic trends. We believe that we adequately manage our credit risk through our credit evaluation process, credit policies and credit control and collection procedures. Additional allowances may be required in the future if the financial condition of our customers or general economic conditions deteriorate. Our actual uncollectible accounts have not historically been significantly different from our estimates.

Valuation of Inventory
      The valuation of inventory requires us to estimate obsolete or excess inventory as well as inventory that is not of saleable quality. The determination of obsolete or excess inventory requires us to estimate the future demand from our customers within specific time horizons, generally six months or less. The estimates of future demand that we use in the valuation of inventories are the forecasts provided by our customers. If our inventory for specific customer forecast is greater than actual demand, we may be required to record additional inventory reserves, which would have a negative impact on our gross margin.
      Our inventories are stated at the lower of cost, determined on the weighted average basis, and market value, as estimated by us. Cost is generally computed on a standard cost basis, based on normal capacity utilization, with unrecovered costs arising from underutilization of capacity expensed when incurred.

Depreciation and Amortization
      Our operations are capital intensive and we have significant investment in testing and packaging equipment. We depreciate our property, plant and equipment based on our estimate of the period that we expect to derive economic benefits from their use. Our estimates of economic useful lives are set based on historical experience, future expectations and the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of our equipment and machinery. However, business conditions, underlying technology and customers’ requirements may change in the future which could cause a change in the useful lives. Any change in useful lives could have a significant effect on our future operating results.
      In the third quarter of 2003, we completed a review of the estimated useful lives of our packaging equipment. As a result, effective from July 1, 2003, the lives used to depreciate certain packaging equipment were changed prospectively from five years to seven years. The change reflects longer actual service periods being achieved and expected to be achieved from similar new equipment. The impact of this change was a reduction to depreciation expense of $6.8 million for the year ended December 31, 2003.

      In the third quarter of 2004, following the consummation of the merger, we adopted ChipPAC’s policy to depreciate equipment and machinery on a straight line basis over eight years. The impact of this change is depreciation savings of $23.7 million for year ended December 31, 2004. Our decision to change the estimated useful lives of the packaging and test equipment was based on the following:

•	historical experience for equipment in the China and Malaysia factories

•	expected economic life of assets

•	equipment’s potential re-use among product lines

•	prevailing industry practice

•	consultation with equipment manufacturers
      We believe that our principal competitors depreciate their packaging assets over periods of six to eight years.

Valuation of Property, Plant and Equipment
      We review property, plant and equipment for impairment whenever events or changes in market conditions indicate that the carrying amounts may not be recoverable. Management judgment is critical in assessing whether events have occurred that may impact the carrying value of property, plant and equipment.
      Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated from the asset. If the carrying amount of the asset exceeds the future undiscounted net cash flows, such assets are considered to be impaired and an impairment charge is recognized for the amount that the carrying value of the asset exceeds its fair value. In determining the fair value of machinery and equipment, we consider offers to purchase such equipment and expected future discounted cash flows. Due to the nature of our business, which may include sudden changes in demand in the end markets and due to the fact that certain equipment is dedicated to specific customers, we may not be able to anticipate declines in the utility of our machinery and equipment. Generally, we consider consecutive quarterly utilization rates declines or projected utilization deterioration as principal factors for our impairment review. Consequently, additional impairment charges may be necessary in the future and this could have a significant negative impact on its future operating results.
      We recorded asset impairment charges of $23.7 million and $14.7 million in 2001 and 2002, respectively. Similar assessments were performed in respect of operating lease prepayments resulting in the write-offs of prepaid leases of $3.1 million and $0.8 million in 2001 and 2002, respectively. These impairment charges relate primarily to our testing equipment and are primarily based on expected future discounted cash flows from identified tester platforms. The impairments were mainly attributed to significant adverse changes indicated by trends in our testing platform utilization rates. We did not record any impairment changes in 2003 and 2004.

Deferred Tax Asset
      We record a deferred tax asset when we believes that it is more likely than not that the deferred tax asset will be realized. The deferred tax effects of the tax losses, unutilized capital allowances carried forward and temporary differences arising primarily from property, plant and equipment are recognized because they are expected to be offset against future taxable income.
      In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, the assessment will be made if it is more likely than not that the deferred tax assets will realized. The amount of the deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income during the carry forward period differ materially from current estimates. In the event that we are not able to realize the deferred tax assets, an adjustment to the deferred tax asset would be charged to income in the period such determination was made which would result in a reduction of our net income.
      For a discussion of significant items in deferred tax asset, see “Note 14. Income Taxes” in the notes to our audited financial statements.

Valuation of Goodwill
      We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. We determine the fair value based on a weighting of income and market approaches. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. Under the market approach, we estimate the fair value based on market multiples of revenue or earnings for comparable companies. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and we are not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then we must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then we record an impairment loss equal to the difference.
      Determining the fair value of a reporting unit is judgmental in nature and involves the use of significant estimates and assumptions. These estimates and assumptions include revenue growth rates and operating margins used to calculate projected future cash flows, risk-adjusted discount rates, future economic and market conditions, and determination of appropriate market comparables. We base our fair value estimates on assumptions we believe to be reasonable but that are unpredictable and inherently uncertain. Actual future results may differ from those estimates.
      We performed an impairment review of the goodwill associated with the acquisition of ChipPAC at the end of 2004 with the determination of fair value supplemented by independent appraisal and recorded an impairment charge of $453.0 million to our results of operations for the year ended December 31, 2004.

Results of Operations
      The following table sets forth certain operating data as a percentage of net revenues for the periods indicated:

	Year Ended December 31,

	2002	2003	2004

Net revenues
Packaging — array	14.8	20.6	40.6
Packaging — leaded	34.0	26.9	20.9
Test and other services	51.2	52.5	38.5
Total net revenues	100.0%	100.0%	100.0%
Gross profit (loss)	(9.8)	13.8	16.3
Selling, general and administrative	16.3	9.6	11.0
Research and development	8.4	4.0	2.3
Goodwill and asset impairments	6.5	0.0	58.9
Prepaid leases written off	0.3	0.0	0.0
Others, net	0.2	0.1	(0.1)
Operating income (loss)	(41.5)%	0.1%	(55.9)%

Year Ended December 31, 2004 Compared to Year ended December 31, 2003

Net Revenues
      We derive revenues primarily from test and packaging of array and leaded packages. Net revenues were $769.1 million for the year ended December 31, 2004, an increase of 102.0% compared to $380.7 million for the year ended December 31, 2003. The increase was mainly from ChipPAC’s operations which were consolidated on August 5, 2004 and increase in unit shipments. Effective our merger, revenue attributable to ChipPAC’s operations has had a relatively larger impact on our packaging revenues than on our test revenues.
      Unit volumes of our total packaging increased 244.9% in 2004 as compared to 2003. Test revenue for the year ended December 31, 2004 increased 47.9% compared to the year ended December 31, 2003. Our packaging revenue in 2004 increased 161.6% compared to 2003. Average selling prices for our services have generally declined over product life cycles. Average selling prices per pin for packaging services for the year ended December 31, 2004 increased 5.3% compared to the year ended December 31, 2003, primarily due to changes in product mix.
      For the year ended December 31, 2004, revenues from communications market increased by 108.2% over the year ended December 31, 2003, and contributed 60.1% of our revenues in the year ended December 31, 2004 as compared to 58.3% of our revenues in the year ended December 31, 2003. The revenue from communications remained relatively strong with continued demand for more complex, higher functionality mobile phone and infrastructure products. Revenue from personal computers market contributed 22.7% of our revenue in the year ended December 31, 2004 and represented an increase of 53.8% over the year ended December 31, in 2003. We expect to continue to be dependent on the communications and personal computer markets for substantially all of our revenues.

Gross profit
      Gross profit during the year ended December 31, 2004 was $125.6 million, an increase of $72.9 million as compared to $52.7 million for the year ended December 31, 2003. Gross margin as a percent of revenue was 16.3% as compared to 13.8% in 2003. For the year ended December 31, 2004, gross profit improved primarily as a result of higher equipment utilization, depreciation savings from the change in equipment useful lives and continued cost control measures. Overall equipment utilization was approximately 69% for the year ended December 31, 2004 as compared to 66% for the year ended December 31, 2003. We continued to see pressure to reduce average selling prices in 2004. Our cost of revenues consists principally of fixed costs such as depreciation and leasing expenses and variable costs such as direct and indirect labor, materials and overhead expenses. We also experienced continued higher cost as a result of external global economic factors such as higher gold prices, higher oil prices, and the adverse effect of the strengthening of the Singapore dollar, South Korean won and Japanese yen against the U.S. dollar when compared to 2003.

Selling, general and administrative expenses
      Selling, general and administrative expenses were $85.0 million for the year ended December 31, 2004, as compared to $36.5 million in 2003, an increase of 132.9% from the year ended December 31, 2003. As a percentage of revenues, selling, general and administrative expenses were 11.0% for the year ended December 31, 2004, compared to 9.6% for the year ended December 31, 2003. The increase in selling, general and administrative expenses was due primarily to the inclusion of merger and integration expenses and ChipPAC expenses which amounted to $41.2 million, inclusive of the amortization of the intangible assets which amounted to $21.1 million for the year ended December 31, 2004 and stock-based compensation expenses of $0.7 million mainly resulting from the expensing of the unearned compensation on uninvested options recorded in the ChipPAC acquisition. Continued measures to control costs and manage discretionary expenses in 2004, were partially offset by the additional headcount employed in 2004.

Research and development
      Research and development expenses for the year ended December 31, 2004 were $17.6 million versus $15.3 million for the year ended December 31, 2003, an increase of $2.3 million. Research and development expenses had increased primarily due to the inclusion of ChipPAC expenses which amounted to $6.1 million, inclusive of the amortization of the acquired intangible assets which amounted to $1.3 million, for the year ended December 31, 2004. However, expenses were partially offset by a reduction in expenses due to higher government grant income, depreciation savings from the change in equipment useful lives and continued cost control.

Asset impairment
      As required by US GAAP, we performed our annual valuation of goodwill. Based on the valuation, we took a special, non-cash charge of $453.0 million in our operating results. This charge does not affect operating results of prior periods and will have no future cash impact. The goodwill arose from the purchase accounting for the acquisition of ChipPAC. The majority of the purchase price was derived from share values near the announcement date as required by US GAAP and resulted in $974 million of goodwill. In the future, we will perform a test for goodwill impairment at least annually as required by US GAAP.

Net interest income (expense)
      Net interest expense was $24.4 million compared to $9.2 million in 2003. Net interest expense consisted of interest income of $4.4 million and interest expense of $28.8 million in 2004 and interest income of $4.8 million and interest expense of $14.0 million in 2003. The decrease in interest income for the year ended December 31, 2004 was primarily due to lower yields on the marketable debt held by us. The increase in interest expense was primarily due to interest on debts assumed as a result of our merger with ChipPAC and our accrued interest on the $215.0 million 6.75% senior subordinated notes. Total outstanding interest-bearing debt was $834.8 million and $371.7 million as of December 31, 2004 and 2003, respectively.

Foreign currency exchange gain (loss)
      Net foreign currency exchange loss was $1.1 million for the year ended December 31, 2004, as compared to net foreign currency exchange gain of $1.6 million for the year ended December 31, 2003. These non-cash losses and gains were primarily due to the fluctuations between the exchange rate of the United States dollar and the Singapore dollar, the South Korean won and the Japanese yen.

Income taxes
      We have recorded a valuation allowance to reduce deferred tax assets to the amount we believe is more likely than not to be realized. In the event that deferred tax assets would be realizable in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. We have a mix of tax rates across the various jurisdictions in which we do business. Our primary tax jurisdictions are Singapore, South Korea, China, Malaysia, Taiwan and the United States of America. Our consolidated income taxes were $7.9 million for the year ended December 31, 2004 as compared to $0.7 million for the year ended December 31, 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Net revenues
      We derive revenues primarily from test and packaging of array and leaded packages. Net revenues increased 68.6% from $225.7 million in 2002 to $380.7 million in 2003. Net revenues from test services increased 73.2% from $115.4 million in 2002 to $199.9 million in 2003 mainly due to a 60.0%, or $78.2 million, increase in unit shipments from 2002, and a 4.8%, or $6.2 million, increase in average selling prices. Net revenues from packaging services increased 63.9% from $110.3 million in 2002 to $180.8 million in 2003 mainly due to a 67.1%, or $99.0 million, increase in unit shipments from 2002 partially offset by a 2.9%, or $28.5 million, decline due principally to a change in product mix. Contribution from Winstek also increased from $17.6 million in 2002 to $31.0 million in 2003. STATS ChipPAC Test Services, Inc. (formerly STATS FastRamp), which commenced operations in January 2002 contributed $11.7 million to net revenues and primarily to our test revenue.
      Revenues from the communications segment increased more than revenues from other segments, contributing 58.3% of our net revenues, followed by the personal computers segment at 29.9% of our net revenues. The increase in the communications segment was largely due to shipments to the mobile phone and infrastructure markets. We expect to continue to be dependent on the communications and personal computers segments for a substantial portion of our net revenues. We derived 80.8% and 81.3% of our net revenues for 2002 and 2003, respectively, from customers headquartered in the United States and expect to continue to depend on such customers for a substantial portion of our net revenues in the foreseeable future.
      Average selling prices for our services generally have declined over product life cycles, particularly for our packaging services. Average selling prices of our packaging services for 2003 declined 3% as compared to an 11% decline in average selling prices in 2002. We expect that average selling prices for our packaging and test services will continue to decline in the future. Historically, we have been able to partially offset the effect of price declines by successfully developing and marketing new higher margin products, such as advanced leaded and array packages, by negotiating lower prices with our materials vendors, and by implementing engineering and technological changes in our packaging and test processes which resulted in reduced manufacturing costs. To the extent that we are not able to offset any price increases in the future, our gross margins would be negatively affected.

Gross profit
      Gross profit in 2003 was $52.7 million, or a gross margin of 13.8%, as compared to gross loss of $22.2 million, or gross margin of negative 9.8%, in 2002. The improvement in gross margin from 2002 was principally due to higher capacity utilization and cost control that was partially offset by the appreciation of the Singapore dollar against the United States dollar. Our cost of revenues consists principally of fixed costs such as depreciation and leasing expense, and variable costs such as direct and indirect labor, materials and overhead expenses. Because a substantial portion of our costs at our factories is fixed, relatively small increases or decreases in capacity utilization may have a significant effect on our profitability. Aggregate capacity utilization improved throughout 2003. In the second half of 2003, we began to experience increases in substrate material costs as a result of supply shortages, although as a percentage of revenues, the total cost of materials declined in 2003 as a result of some pricing benefits we leveraged with the increased volume purchases in 2003. We have enhanced our supply base, including by entering into a supply arrangement with Simmtech (as a result of which we expect Simmtech to be a major supplier of our substrate requirements in 2004) and alliances with certain substrate suppliers, and do not expect substrate materials availability to be a significant issue in the near future. However, our performance in 2004 will be dependent upon our ability to procure materials, such as substrates, at a reasonable cost. Cost of revenue as a percentage of revenue decreased from 109.8% in 2002 to 86.2% in 2003, resulting in a gross profit in 2003.

Selling, general and administrative expenses
      Selling, general and administrative expenses mainly consist of salaries and benefits for sales, marketing, general and administrative employees, depreciation of non-production equipment and professional fees. Selling, general and administrative expenses decreased marginally by 0.6% from $36.7 million in 2002 to $36.5 million in 2003 and decreased as a percentage of net revenues from 16.3% in 2002 to 9.6% in 2003. We lowered our discretionary spending and other expenses in 2003. This decrease in expenses was offset by higher bonus provisions in 2003 and higher insurance premiums in 2003. The 2002 selling, general and administrative expenses included a one-time payment of $1.0 million to our former Chairman in 2002 in recognition of his past services.

Research and development expenses
      Research and development expenses mainly consist of salaries and benefits of research and development personnel, depreciation of research and development equipment and related supplies. Research and development expenses decreased 18.9% from $18.9 million in 2002, or 8.4% of net revenues in 2002, to $15.3 million in 2003, or 4.0% of net revenues in 2003. The decrease in 2003 was mainly due to lower headcount as we transferred the personnel to production upon completion of a wafer process project.

Asset impairment and prepaid leases written-down
      We recognized asset impairment charges of $14.7 million for 2002, of which $11.1 million was for tester equipment held for use and $3.6 million was for equipment held for sale. The carrying values of these assets were written down to the estimated fair value and will continue to be depreciated over their remaining useful lives. There were no asset impairment charges recognized in 2003.
      We wrote-down prepaid leases of tester equipment of $0.8 million in 2002. The impairments and write-downs were taken because continued softness in demand in the end-markets to which certain of our equipment was dedicated had reduced the anticipated future usage of such equipment. There were no write-downs of prepaid leases of tester equipment in 2003.

Net interest income (expense)
      Net interest expense was $5.1 million in 2002 compared to $9.2 million in 2003. Net interest expense consisted of interest income of $5.3 million and interest expense of $10.4 million in 2002 and interest income of $4.8 million and interest expense of $14.0 million in 2003. The interest income was earned on our marketable debt securities and fixed-term time deposits with various financial institutions. The lower interest income earned in 2003 was due primarily to the general decline in interest rates. Interest expense primarily comprised interest accrued and paid on our convertible notes and bank borrowings by Winstek. The increase in interest expense in 2003 was primarily due to our fixed-interest convertible notes issued in October 2003 as well as an increase in bank borrowings drawn by Winstek of $23.2 million.

Foreign currency exchange gain (loss)
      We recognized an exchange gain of $1.6 million in 2003 compared to an exchange loss of $0.5 million in 2002, due primarily to currency fluctuations of the U.S. dollar against the Singapore dollar, the Japanese yen and the New Taiwan dollar.

Other non-operating income (expenses)
      Other non-operating income was $3.4 million in 2002 and $7.6 million in 2003. The increase was due to gains from sales of marketable securities and amortization for the deferred grant for development activities from the Singapore Economic Development Board, or EDB, under its Research and Incentive Scheme for Companies.

Income Taxes
      Income tax benefit was $7.2 million in 2002 and income tax expense was $0.7 million in 2003. The income tax benefit of $7.2 million in 2002 comprised income tax expense of $1.0 million and deferred tax benefit of $8.2 million. The income tax expense of $0.7 million in 2003 comprised income tax expense of $1.9 million and a deferred tax benefit of $1.2 million. The income tax expense for both years was principally due to Singapore tax on interest income generated principally from the investment of excess cash in fixed-term time deposits and marketable debt securities. The deferred tax benefit of $8.2 million in 2002 and $1.2 million in 2003 resulted principally from recognizing the deferred tax benefit associated with tax losses, unutilized capital allowances carried forward and temporary differences arising primarily from property, plant and equipment.

Quarterly Results
      The following table sets forth our unaudited results of operations, including as a percentage of net revenue, for the eight fiscal quarters ended December 31, 2004. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the selected quarterly information when read in conjunction with our consolidated financial statements and the related notes included elsewhere in this Annual Report. Our results of operations have varied and may continue to vary significantly from quarter to quarter and are not necessarily indicative of the results of any future periods.

	Quarter Ended

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04	Jun-04	Sep-04	Dec-04

	(In thousands of US $)
Net revenues	75,531	87,602	97,922	119,636	132,328	138,995	231,951	265,847
Cost of revenues	72,015	77,680	81,517	96,802	111,949	114,358	193,600	223,634
Gross profit	3,516	9,922	16,405	22,834	20,379	24,637	38,351	42,213
Operating expenses:
Selling, general and administrative	8,704	8,273	9,288	10,210	10,252	11,648	28,286	34,778
Research and development	4,492	4,033	3,550	3,220	3,086	2,903	5,781	5,867
Goodwill impairment	—	—	—	—	—	—	—	453,000
Others, net	(387)	281	77	403	(37)	(511)	11	73

Total operating expenses	12,809	12,587	12,915	13,833	13,301	14,040	34,078	493,718

Operating income (loss)	(9,293)	(2,665)	3,490	9,001	7,078	10,597	4,273	(451,505)
Other income (expenses):
Interest income (expenses) net	(1,666)	(1,911)	(2,467)	(3,165)	(3,328)	(3,620)	(8,365)	(9,073)
Foreign currency exchange gain (loss)	(236)	389	(132)	1,613	1,026	(1,299)	151	(1,000)
Other non-operating income (expenses), net	990	5,176	1,022	383	81	(435)	(438)	(144)

Total other income (expenses)	(912)	3,654	(1,577)	(1,169)	(2,221)	(5,354)	(8,652)	(10,217)

Income (loss) before income taxes	(10,205)	989	1,913	7,832	4,857	5,243	(4,379)	(461,722)
Income tax benefit (expense)	1,111	(1,273)	(565)	22	(509)	(123)	(1,713)	(5,549)

Income (loss) before minority interest	(9,094)	(284)	1,348	7,854	4,348	5,120	(6,092)	(467,271)
Minority interest	(533)	(418)	(572)	(16)	(282)	(463)	(1,352)	(1,731)

Net income (loss)	(9,627)	(702)	776	7,838	4,066	4,657	(7,444)	(469,002)

	As A Percentage Of Revenues

	Mar-03	Jun-03	Sep-03	Dec-03	Mar-04	Jun-04	Sep-04	Dec-04

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	95.3%	88.7%	83.2%	80.9%	84.6%	82.3%	83.5%	84.1%

Gross profit	4.7%	11.3%	16.8%	19.1%	15.4%	17.7%	16.5%	15.9%

Operating expenses:
Selling, general and administrative	11.5%	9.4%	9.5%	8.5%	7.7%	8.5%	12.2%	13.1%
Research and development	5.9%	4.6%	3.6%	2.7%	2.3%	2.1%	2.5%	2.2%
Goodwill impairment	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	170.4%
Others, net	(0.4)%	0.3%	0.2%	0.4%	0.1%	(0.5)%	0.0%	0.0%

Total operating expenses	17.0%	14.3%	13.3%	11.6%	10.1%	10.1%	14.7%	185.7%

Operating income (loss)	(12.3)%	(3.0)%	3.5%	7.5%	5.3%	7.6%	1.8%	(169.8)%
Other income (expenses):
Interest income (expenses) net	(2.2)%	(2.2)%	(2.5)%	(2.6)%	(2.5)%	(2.6)%	(3.6)%	(3.4)%
Foreign currency exchange gain (loss)	(0.3)%	0.4%	(0.1)%	1.3%	0.8%	(0.9)%	0.1%	(0.4)%
Other non-operating income (expenses), net	1.3%	5.9%	1.1%	0.3%	0.1%	(0.3)%	(0.2)%	(0.1)%

Total other income (expenses)	(1.2)%	4.1%	(1.5)%	(1.0)%	(1.6)%	(3.8)%	(3.7)%	(3.9)%

Income (loss) before income taxes	(13.5)%	1.1%	2.0%	6.5%	3.7%	3.8%	(1.9)%	(173.7)%
Income tax benefit (expense)	1.5%	(1.4)%	(0.6)%	0.0%	(0.4)%	(0.1)%	(0.7)%	(2.1)%

Income (loss) before minority interest	(12.0)%	(0.3)%	1.4%	6.6%	3.3%	3.7%	(2.6)%	(175.8)%
Minority interest	(0.7)%	(0.5)%	(0.6)%	0.0%	(0.2)%	(0.3)%	(0.6)%	(0.6)%

Net income (loss)	(12.7)%	(0.8)%	0.8%	6.6%	3.1%	3.4%	(3.2)%	(176.4)%

STATS ChipPAC’s Liquidity and Capital Resources
      Our principal source of liquidity as of December 31, 2004 consisted of $247.7 million of cash, cash equivalents and marketable securities. Our liquidity needs primarily arise from the outstanding debts of STATS ChipPAC, working capital needs and the funding of capital expenditures. Our capital expenditures are largely driven by the demand for our services, primarily to increase our packaging and testing capacity and to replace packaging and testing equipment from time-to-time. We expect this to be about $300.0 million in 2005 as our capital expenditure spending continues to be targeted at demand we see from our customers. We spent $270.8 million on capital expenditures during the year ended December 31, 2004, as compared to $231.9 million in capital expenditures during the year ended December 31, 2003.

Cash Flows From Operating Activities
      For the year ended December 31, 2004, cash provided by operations was $136.6 million as compared to $82.5 million for the year ended December 31, 2003. Cash provided and used by operations is calculated by adjusting our net income (loss) by non-cash related items such as depreciation and amortization, accretion of discount (premium) on certain of our outstanding notes, amortization of debt issuance cost, impairment of goodwill, loss (gain) from sale of assets, deferred income taxes, foreign currency exchange loss (gain), minority interest and by changes in assets and liabilities. During the year ended December 31, 2004, non-cash related items included $453.0 million of goodwill impairment charges, $216.3 million related to depreciation and amortization, $11.4 million from the accretion of discount and premium, $0.1 million from loss on sale of assets, $15.0 million from the deferred taxes and $3.8 million from the minority interest in income of our subsidiary. Working capital uses of cash included increases in inventories, other receivables, prepaid expenses and other assets and decreases in accounts payable, accrued operating expenses and other payables. Working capital source of cash included decrease in accounts receivable and amounts due from affiliates.

Cash Flows From Investing Activities
      For the year ended December 31, 2004, cash used in investing activities was $264.8 million versus $174.3 million for the year ended December 31, 2003. The primary usage of cash in investing activities were related to the acquisition of property and equipment of $287.6 million during 2004 and $209.3 million during 2003. The increase in capital expenditure is directly related to our increase in revenues and forecasted demand from customers. In the year ended December 31, 2004 and 2003, we invested in marketable securities which amounted to $160.9 million and $43.9 million respectively and received proceeds from the sale or maturity of our marketable securities of $177.2 million and $83.3 million, respectively. In the year ended December 31, 2004, we recorded $7.2 million of net cash acquired in the merger with ChipPAC.

Cash Flows From Financing Activities
      For the year ended December 31, 2004, cash provided by financing activities was $41.1 million as compared to cash provided by financing activities of $234.7 million for the year ended December 31, 2003. During the year ended December 31, 2004, $107.6 million was borrowed and $81.0 million was repaid on our borrowings and debts as compared to $49.8 million and $47.1 million respectively for the year ended December 31, 2003. For the year ended December 31, 2004, we raised $210.5 million from the issue of our 6.75% senior notes due 2011, net of expenses and repurchased the $165.0 million face value 12.75% ChipPAC senior notes at an aggregate consideration of $175.5 million and repurchased $16.5 million aggregate principal of our 1.75% convertible notes at an aggregate consideration of $18.1 million. For the year ended December 31, 2003, we raised $112.3 million from the issue of a $115 million zero coupon notes due 2008, net of expenses. In addition, $7.2 million and $12.9 million of capital lease payments were made during the year ended December 31, 2004 and 2003, respectively. During the year ended December 31, 2004 and 2003, $2.0 million and $117.5 million respectively was provided by the issuance of new shares.

Off-Balance Sheet Arrangements
      Other than the guarantee provided on our 2.5% convertible notes and 6.75% senior notes (see Note 28: Condensed Consolidating Financial Information) and the tax guarantee to the South Korean Tax Authorities as discussed below, we have no performance guarantees. We also have no investment in any unconsolidated entities. Our off-balance sheet commitments are limited to operating leases, royalty/license agreements, purchase obligations and contingent payments to Cirrus Logic, Inc., assumed in the merger with ChipPAC, with respect to the purchase of test assets. Our total off-balance sheet obligations are approximately $161.1 million as of December 31, 2004.

      Our total commitments on our loans, capital lease, operating leases, and other agreements as of December 31, 2004, were as follows (in thousands):

	Payments Due

	Within			More Than
	1 Year	1-3 Years	3-5 Years	5 Years	Total

On balance sheet commitments:
1.75% convertible notes due 2007	$137,107	$63,492	$—	$—	$200,599
Zero coupon convertible notes due 2008	—	—	120,690	—	120,690
2.5% convertible subordinated notes due 2008	—	—	150,000	—	150,000
8% convertible subordinated notes due 2011	—	—	—	50,000	50,000
6.75% senior notes due 2011	—	—	—	215,000	215,000
Capital lease obligations	7,587	10,771	—	—	18,358
Long-term loans	17,300	34,099	8,894	—	60,293
Short-term loans	19,874	—	—	—	19,874

Total on balance sheet commitments	181,868	108,362	279,584	265,000	834,814

Off balance sheet commitments:
Operating leases	12,792	18,906	10,226	30,908	72,832
Royalty/ licensing agreements	476	1,100	634	—	2,210
Contingent payments to Cirrus	1,000	1,500	—	—	2,500
Purchase obligations	—	—	—	—	—
— Capital commitments	36,315	—	—	—	36,315
— Inventory purchase commitments	47,210	—	—	—	47,210

Total off balance sheet commitments	97,793	21,506	10,860	30,908	161,067

Total commitments	$279,661	$129,868	$290,444	$295,908	$995,881

Contingencies
      In connection with the merger with ChipPAC, we assumed certain contingent liabilities. In 2002, an assessment of approximately 16.0 billion South Korean Won (approximately $15.5 million) made by the South Korean National Tax Service, or NTS, relating to withholding tax not collected on the interest income on the loan between the ChipPAC’s subsidiaries in South Korea and Hungary for the period from 1999 to September 2001. The prevailing tax treaty does not require withholding on the transactions in question. ChipPAC has appealed the assessment through the NTS’s Mutual Agreement Procedure (“MAP”) and believes that the assessment will be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. ChipPAC complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion South Korean Won (approximately $2.6 million) was made on January 9, 2004, for the interest from October 2001 to May 2002. ChipPAC has applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. In the event that we are not successful with the appeal, the maximum amount payable including potential interest and local surtax as of December 31, 2004 is estimated to be 28.2 billion South Korean Won (approximately $27.2 million). We do not believe that the outcome of the resolution of this matter will have a material adverse effect on our financial position, results of operations or cash flows. As of December 31, 2004, no accrual has been made. However, our evaluation of the likely impact of the above contingent liabilities could change in the future and may result in additional liability assumed in the initial purchase of ChipPAC.

Financing Arrangements
      In August 2004, in connection with the merger of ChipPAC, we consolidated all the outstanding borrowings of ChipPAC. The face value of ChipPAC’s borrowings consisted of $165.0 million of 12.75% senior subordinated notes due 2009, $50.0 million of 8.0% convertible subordinated notes due 2011, $150.0 million of 2.5% convertible subordinated notes due 2008, $12.2 million of capital lease obligations and $11.8 million of foreign lines of credit with rates ranging from 2.1% to 2.9%. The borrowings had an aggregate fair value of $399.5 million on the acquisition date.
      As of December 31, 2004, our total debt outstanding consisted of $834.8 million of borrowings, which included $183.5 million of 1.75% convertible notes due 2007, $115.0 million of zero coupon convertible notes due 2008, $215.0 million of 6.75% senior subordinated notes due 2011, $50.0 million of 8.0% convertible subordinated notes due 2011, $150.0 million of 2.5% convertible subordinated notes due 2008 and other long- and short- term borrowings.
      On October 7, 2004, we drew down $50.0 million under a multi-currency line of credit with Oversea-Chinese Banking Corporation Limited, to pay part of the purchase price for the repurchase of ChipPAC’s 12.75% senior subordinated notes due 2009. On November 18, 2004, we repaid the $50.0 million outstanding under the multi-currency line of credit with Oversea-Chinese Banking Corporation Limited with proceeds from our offering of the 6.75% senior notes described below.
      In October 2004, we completed the tender offer and consent solicitation of any and all of the outstanding 12.75% senior subordinated notes due 2009 (the “12.75% Senior Notes”) issued by our indirect wholly-owned subsidiary ChipPAC International Company Limited (“ChipPAC International”). ChipPAC International received valid tenders of 12.75% Senior Notes and deliveries of related consents from holders of approximately 62.1%, or $102.5 million aggregate principal amount, of 12.75% Senior Notes outstanding. ChipPAC International paid approximately $109.1 million, plus accrued and unpaid interest, for the 12.75% Senior Notes validly tendered and related consents validly delivered.
      In October 2004, ChipPAC solicited consents from holders of the 2.5% convertible subordinated notes due 2008 (the “Notes”) to amend certain provisions of the indenture pursuant to which the Notes were issued. The consents from the majority of the outstanding principal amount of the Notes were received in November 2004 and resulted in the effectiveness of the supplemental indenture. ChipPAC paid approximately $0.3 million to Note holders who delivered consents in November 2004. The Notes are guaranteed by us, but not any of our direct or indirect subsidiaries, on a subordinated basis.
      On November 18, 2004, we offered $215.0 million of 6.75% senior notes due 2011 in a private placement. We received approximately $209.3 million after deducting debt issuance costs. The net proceeds were used to redeem or repurchase the remaining 37.9%, or $62.5 million aggregate principal amount, of the 12.75% Senior Notes outstanding at the redemption price of 106.375% of the principal amount thereof, plus accrued and unpaid interest, as permitted under the indenture governing such notes and to repay the $50.0 million outstanding with Oversea-Chinese Banking Corporation Limited. The remaining proceeds will be used for general corporate purposes and pending such use, we have invested the proceeds in short-term investments.
      Between December 9 to 15, 2004, we repurchased $16.5 million aggregate principal of the 1.75% convertible notes due 2007 with our existing cash on hand. Pursuant to the indenture governing our 1.75% convertible notes due 2007, we received demands for redemption of $125.9 million aggregate principal amount of our 1.75% convertible notes due 2007 from the note holders which we redeemed on March 18, 2005. We paid a total amount of $138.6 million (excluding interest) in respect of the redeemed 1.75% convertible notes due 2007. We financed the redemption from cash and short-term borrowings.
      As of December 31, 2004, we had available lines of credit (excluding the MTN program), including those available to our consolidated subsidiaries, amounting to an aggregate of $296.7 million, of which $99.2 million was utilized. We believe that our cash on hand, existing credit facilities and anticipated cash flows from operations will be sufficient to meet our currently anticipated capital requirements, as well as capital lease and debt service repayment obligations for 2005.

      If our capital requirements exceed our expectations as a result of higher than anticipated growth in the semiconductor industry, acquisition or investment opportunities, the expansion of our business or otherwise, or if our cash flows from operations are lower than anticipated, including as a result of an unexpected decrease in demand for our services due to a downturn in the semiconductor industry or otherwise, we may be required to obtain additional debt or equity financing from time to time depending on prevailing market conditions. In such events, there can be no assurance that additional financing will be available or, if available, that such financings will be obtained on terms favorable to us.
      We will continue to be exposed to fluctuations in currency exchange rates and interest rates and we may continue to employ derivative instruments such as forward foreign currency swaps, foreign currency contracts and options and interest rate swaps to manage our foreign exchange and interest rate exposures employed historically.

Special Tax Status
      We were previously granted pioneer status under The Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86 of Singapore, for “Subcontract Assembly And Testing Of Integrated Circuits Including Wafer Probing Services” for an incentive period from January 1, 1996 to December 31, 2003. In December 2003, an application was submitted to the Singapore Economic Development Board (“EDB”) to revoke retroactively our pioneer status granted from January 1, 1996 to December 31, 2003. The impact on our statement of operations, if this incentive had not been granted, would have been increases in deferred tax benefits of $8.1 million, $7.8 million and $0.6 million in 2001, 2002 and 2003, respectively. Income derived from non-pioneer activities during the pioneer period, however is subject to income tax at the prevailing enacted tax rate. The impact on our statement of operations if this incentive had not been granted, would have been reductions in income tax expense of $1.1 million, $0.9 million and $1.7 million in 2001, 2002 and 2003, respectively. If we had not been granted pioneer status, trade and non trade income such as interest income, would have been subjected to income tax at the prevailing enacted rate. Our pioneer trade is in a tax loss position due to the substantial amount of capital allowances claimed arising from capital expenditure on our plant and machinery and trade losses in certain years. As a result, we had not enjoyed any tax exemption in respect of its income arising from the pioneer activities. On the other hand, we have paid taxes in respect of its interest and rental income, as losses arising from the pioneer trade cannot be set-off against the non-qualifying income during the pioneer incentive period due to the application of the law in respect of the pioneer incentive. In September 2004, the application for the revocation was approved by EDB. Accordingly, we expect to receive a refund of taxes amounting to $5.0 million paid previously on interest and rental income as the unutilized tax losses and capital allowances arising from the trading activities would then be allowed to set-off against the income derived in the previous years. We are in the process of working with the EDB for a new tax incentive for our Singapore operations.

Quantitative and Qualitative Disclosures About Market Risk
      We are exposed to financial market risks, including changes in currency exchange rates and interest rates. To mitigate the currency exchange risks, a substantial majority of our revenue, material and equipment supplies are transacted in U.S. dollars. We may employ derivative instruments such as forward foreign currency swaps, foreign currency contracts and options and interest rate swaps to manage our foreign exchange and interest rate exposures. These instruments are generally used to reduce or eliminate the financial risks associated with its assets and liabilities and not for trading purposes.

Investment and Interest Rates
      Our exposure to market risk associated with changes in interest rates primarily relates to its investment portfolio and debt obligations. We place our investments in time deposits and marketable securities. We mitigate default risk by investing in marketable securities that are of at least an “A” rating, as assigned by an internationally recognized credit rating organization, and major Singapore banks and government-linked companies. We have no material cash flow exposure due to rate changes for cash equivalents and short-term investments. As of December 31, 2004, our long-term debt obligations for the $200.0 million and $115.0 million senior unsecured and unsubordinated convertible notes due March 18, 2007 and November 7, 2008, the $50.0 million and $150.0 million subordinated convertible notes due June 15, 2011 and June 1, 2008 and the

$215.0 million senior notes due 2011 bear a fixed interest rate. The convertible notes due March 18, 2007 bear interest at a rate of 1.75% per annum and have a yield to maturity of 4.91%. The convertible notes due November 7, 2008 have a yield to maturity of 4.25%. The senior subordinated convertible notes due 2011 and 2008 and senior notes due 2011 bear interest of 8.0%, 2.5% and 6.75% per annum.

Currency Exchange Rates
      A portion of our costs is denominated in foreign currencies, like the Singapore dollar, the New Taiwan dollar and the Japanese yen. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect our cost of goods sold and operating margins and could result in exchange losses. We have entered into foreign currency contracts to mitigate financial risks associated with payroll costs, materials costs and other costs denominated in Singapore dollars, South Korean Won and Malaysia Ringgit to benefit from its expectations of future exchange rate fluctuations.
      In 2003, hedge accounting has not been applied as the contracts entered into do not qualify as hedges under generally accepted accounting principles in the United States. Gains and losses on these contracts have been recorded as foreign currency gains or losses. As of December 31, 2003, we had no foreign currency forward contracts outstanding or any other derivative financial instruments, except for a premium deposit of $10.0 million denominated in Singapore dollars. The premium deposit is entered with Citibank, whereby interest earned on the deposit is at an enhanced rate of 3.95%. Upon its maturity on January 26, 2004, Citibank redeemed the principal and interest in U.S. dollars at the pre-determined strike price.
      Based on our overall currency rate exposure, we have adopted a foreign currency hedging policy for committed or forecasted currency exposures. We may utilize foreign currency swaps as well as foreign exchange forward contracts and options. These programs reduce, but do not always entirely eliminate the impact of currency exchange movements. The goal of the hedging policy is to effectively manage risk associated with fluctuations in the value of the foreign currency, thereby making financial results more stable and predictable. However, we cannot assure you that any hedging policy we implement will be effective and we may experience reduced operating margins if any such policies are unsuccessful.
      Currency, maturity and interest rate information relating to our marketable securities and, short-term and long-term debt are disclosed in Notes 4, 15, and 17 to our audited consolidated financial statements, respectively.

Limitations
      Fair value estimates are made at a specific point in time and are based on relevant market information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
ChipPAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion and analysis of ChipPAC’s financial condition and results of operations covers in part periods prior to ChipPAC’s initial public offering in August 2000. As a result of the initial public offering, ChipPAC significantly changed its capitalization. Accordingly, the results of operations for periods subsequent to the initial public offering are not necessarily comparable to prior periods.

ChipPAC’s Overview of Operations
      ChipPAC’s revenue consists of fees charged to its customers for packaging, testing, and distribution of their integrated circuits. From 1996 to 2003, revenue increased from $191.7 million to $429.2 million, a cumulative annual growth rate of 12.2%, primarily from the growth of substrate or BGA packaging, the growth of test revenue and the acquisition of its Malaysian business in 2000. The semiconductor industry is inherently volatile with sharp periodic downturns and slowdowns. These downturns have been characterized by, among other things, diminished product demand, excess production capacity and accelerated erosion of selling prices. The semiconductor industry is still recovering from the worst downturn in its history. Due to the severity of this downturn for the semiconductor industry and for its customers, ChipPAC experienced the first decline in revenue on a year-over-year basis in its history in 2001. Subsequently, ChipPAC’s revenue increased year over year from 2001 to 2003.
      ChipPAC’s revenue for the year ended December 31, 2003 increased to $429.2 million or by 18.0% compared to the year ended December 31, 2002. Its continuing growth will depend upon factors influenced by current economic conditions such as replenishment of inventory in the electronics supply chain, gradual recovery in end markets and the ramp-up of new customers acquired in 2003. ChipPAC has re-engineered its business model over the last two years to focus on products and customers in the fastest growth segments of the industry such as chips for use in wireless, broadband, consumer and automotive products. However, ChipPAC is still solidly positioned in the computing and industrial markets, which will benefit from an overall economic recovery as it occurs.

ChipPAC’s Results Of Operations
      The following table describes the composition of revenue by product group and test services, as a percentage of total revenue:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Substrate	46.0%	50.9%	59.0%	54.5%	63.4%
Lead-frame	40.2	33.6	27.1	31.1	21.4
Test and other services	13.8	15.5	13.9	14.4	15.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

      The following table sets forth certain operating data of ChipPAC’s as a percentage of revenue for the periods indicated:

				Six Months
	Year Ended December 31,			Ended June 30,

	2001	2002	2003	2003	2004

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	9.5	15.3	14.9	13.6	18.9
Selling, general and administrative	9.5	10.5	8.9	9.2	7.0
Research and development	4.3	2.8	2.7	3.0	2.2
Restructuring, write-down of impaired assets and other charges	12.4	(0.2)	3.2	—	—
Merger-related charges	—	—	—	—	1.8
Operating income (loss)	(16.8)%	2.2%	0.1%	1.4%	7.9%

ChipPAC’s Quarterly Results
      The following table sets forth ChipPAC’s unaudited results of operations, including as a percentage of revenue, for the eight fiscal quarters ended June 30, 2004:

	2002		2003				2004

	3(rd)	4(th)	1(st)	2(nd)	3(rd)	4(th)	1(st)	2(nd)
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

	(In thousands)
Revenue	$94,659	$92,708	$88,568	$106,844	$105,420	$128,357	$126,948	$142,533
Gross profit	15,960	12,322	10,041	16,587	13,035	24,227	22,985	27,962
Write-down of impaired assets	—	—	—	—	11,662	—	—	—
Restructuring charge	—	(661)	—	—	1,957	—	—	—
Merger-related charges	—	—	—	—	—	—	3,330	1,405
Net income (loss)	$(3,179)	$(6,983)	$(9,664)	$(4,462)	$(17,919)	$3,264	$(764)	$4,968

	As Percentage of Revenue

	2002		2003				2004

	3(rd)	4(th)	1(st)	2(nd)	3(rd)	4(th)	1(st)	2(nd)
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Gross profit	16.9	13.3	11.3	15.5	12.4	18.9	18.1	19.6
Write-down of impaired assets	—	—	—	—	11.1	—	—	—
Restructuring charge	—	(0.7)	—	—	1.9	—	—	—
Merger-related charges	—	—	—	—	—	—	2.6	1.0
Net income (loss)	(3.4)%	(7.5)%	(10.9)%	(4.2)%	(17.0)%	2.5%	(0.6)%	3.5%

Six Months Ended June 30, 2004 Compared to Six Months Ended June 30, 2003

Revenue
      Revenue was $269.5 million for the six month period ended June 30, 2004, an increase of 37.9% compared to $195.4 million for the same period in 2003. The increase in revenue was due primarily to growth in ChipPAC’s advance substrate product lines and particularly due to growth in stacked packages. Unit volumes of ChipPAC’s multi-die stacked packages continued to increase and were 148.7% higher than in the same period in 2003. In addition, ChipPAC’s strategy to improve the test attach rate to what it assembles continued to drive improved profit contribution from test services at all its factories. Test revenue for the six month period ended June 30, 2004 increased 44.7% versus the same period in 2003. ChipPAC’s assembly revenue increased 36.8% compared to the same period in 2003. Overall assembly unit volumes in the six months ended June 30, 2004 increased 33.4% versus the same period in 2003. Average selling prices per pin for assembly for the six month period ended June 30, 2004 increased 0.55% compared to the same period in 2003. ChipPAC’s capacity expansion plans and productivity improved its ability to meet continued customer demands during the six month period in 2004.

Gross Profit
      Gross profit during the six month period ended June 30, 2004 was $50.9 million, as compared to $26.6 million for the same period in 2003. Gross margin as a percent of revenue was 18.9% for the six month period ended June 30, 2004, as compared to 13.6% for the same period in 2003. The improvement in gross margin percentage was the result of continued cost reduction programs to reduce manufacturing overhead, improving productivity to reduce labor cost, favorable reductions in substrate pricing and increases in test unit volumes. ChipPAC continued to see pressure to reduce average selling prices during the period ended June 30, 2004. ChipPAC also experienced continued higher costs from external global economics due to higher gold prices, higher oil prices and the appreciation of the South Korean Won against the United States dollar when compared to the same period ended 2003. Overall equipment utilization was approximately 71.1% for the six month period ended June 30, 2004 as compared to 63.6% in the same period in 2003.

Selling, General, and Administrative
      Selling, general and administrative expenses were $19.0 million for the six month period ended June 30, 2004, as compared to $17.9 million for the same period in 2003, an increase of 6.1%. As a percentage of revenue, selling, general and administrative expenses were 7.0% for the six month period ended June 30, 2004, as compared to 9.2% for the same period in 2003. Continued cost control measures, including a reduction in bonuses paid, were in place to ensure that expenses remained relatively flat relative to revenue in the six month period ended June 30, 2004 as compared to the same period in 2003.

Research and Development
      Research and development expenses for the six month period ended June 30, 2004 were $6.0 million, versus $6.0 million for the same period in 2003. We expect to maintain ChipPAC’s level of research and development staffing and projects at all three of its plants for the remainder of 2004.

Merger-Related Charges
      Costs related to the merger include accounting, legal, and investment banking expenses. ChipPAC estimated that its total cost related to the merger will be approximately $25.4 million and all related expenses are expensed as incurred. As of June 30, 2004, $4.7 million of costs related to the merger had been incurred, which were expensed during the six months ended June 30, 2004. The remaining balance of the estimated merger cost is mainly related to advisory fees to be paid after consummation of the merger.

Interest Expense
      Total outstanding interest-bearing debt was $373.7 million and $267.9 million at June 30, 2004 and 2003, respectively. Related interest expense was $15.6 million for the six month period ended June 30, 2004, an increase of 4.7% as compared to $14.9 million for the six month period in 2003. The increase in interest expense was due primarily to the increase in weighted average outstanding interest bearing debt for the six month period ended June 30, 2004 versus the same period in 2003.

Foreign Currency Gains (Losses)
      Net foreign currency loss was $0.4 million for the six month period ended June 30, 2004, as compared to a net foreign currency loss of $0.2 million for the same period in 2003. These non-cash gains and losses were due primarily to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term severance benefits payable to ChipPAC’s South Korean employees in South Korean Won.

Income Taxes
      ChipPAC has recorded a valuation allowance to reduce deferred tax assets to the amount it believed was more likely than not to be realized. In the event that deferred tax assets would be realizable in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. ChipPAC’s consolidated income tax provisions were accrued at $1.7 million for the six month period ended June 30, 2004.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Revenue
      Revenue was $429.2 million in the year ended December 31, 2003, an increase of 18.0% from the year ended December 31, 2002. The increase in revenue was due primarily to growth in ChipPAC’s advance substrate product lines, and particularly due to growth in revenue of stacked packages. ChipPAC continued to gain and begin work for new customers in 2003 and benefited from the rebound of demand for semiconductors in 2003. Unit volumes in 2003 increased 18.6% as compared to 2002.

Gross Profit
      Gross profit during the year ended December 31, 2003 was $63.9 million, an increase of 14.9% from the year ended December 31, 2002. Gross margin as a percent of revenue was 14.9% for 2003 versus 15.3% for 2002. In order to produce favorable gross profit results, ChipPAC installed cost reduction programs to reduce manufacturing overhead and renegotiate lower material prices with existing suppliers. The favorable results from these actions were more than offset by the effects of lower average selling prices, continuing higher gold prices, higher substrate prices, higher oil prices and the appreciation of the South Korean Won against the United States dollar when compared to the year ended December 31, 2002.

Selling, General and Administrative
      Selling, general and administrative expenses remained flat at $38.2 million for both years ended December 31, 2003 and 2002. Salaries and employee related expenses increased in 2003 over 2002 due to additional personnel added to meet increased demand for ChipPAC’s services, while expenses related to bonuses, amortization, and third party consulting were reduced in 2003. Other cost controls in 2003 included mandatory shut-down days, salary reductions, and travel restrictions.

Research and Development
      Research and development expenses for the year ended December 31, 2003 were $11.7 million, or 2.7% of revenue, compared to $10.1 million, or 2.8% of revenue, in the year ended December 31, 2002. ChipPAC’s research and development expenses in 2003 represent a 15.8% increase from similar expenses in 2002. ChipPAC increased the number of research and development employees in 2003 compared to the year 2002. Employee headcount in research and development went up by 16.8% in 2003, compared to 2002. In 2003, ChipPAC engaged in new projects due to the increase in the number of package families introduced.

Restructuring Charge and Write-Down of Impaired Assets
      During the year ended December 31, 2003, restructuring plans were executed to realign ChipPAC’s organization and reduce operating costs to better align its expenses with revenue. As of December 31, 2003, ChipPAC had a total reduction of 252 personnel related to the restructuring. Restructuring and related charges of $2.0 million were expensed during the year ended December 31, 2003. In 2002, there was a restructuring action in ChipPAC’s Malaysian plant in which ChipPAC incurred $0.6 million to terminate 30 employees. Due to stronger than expected performance from its South Korean subsidiary and the sale of its plating line in South Korea which it had planned on shutting down, reserve releases in the amount of $1.3 million were credited to restructuring charges in ChipPAC’s statement of operations for December 31, 2002. This resulted in a net credit of $0.7 million in 2002.
      In addition, during the year ended December 31, 2003, ChipPAC wrote down impaired assets by $11.7 million. ChipPAC determined that the expected cash flows related to certain manufacturing equipment were not sufficient to recover the carrying value of the equipment. As a result of this, the carrying values of these assets were written down to the estimated fair market value and will continue to be depreciated over their remaining useful lives. There were no equivalent write-offs in the same period during 2002.

Interest Expense
      Total outstanding interest-bearing debt increased to $365.0 million at December 31, 2003 compared to $267.9 million at December 31, 2002. The increase in debt outstanding of $97.1 million from December 31, 2002 to December 31, 2003 is due to issuance of convertible subordinated notes in May and June 2003 of $150.0 million offset by $36.2 million pay down of ChipPAC’s term loans and $16.7 million pay down of foreign loans. Interest expense was $30.9 million for the year ended December 31, 2003, a decrease of 3.4% compared to the year ended December 31, 2002. The reduction in interest expense was due primarily to the refinancing of higher interest rate debt with new lower interest rate convertible subordinated notes.

Foreign Currency Losses
      ChipPAC had a net foreign currency loss of $0.04 million in the year ended December 31, 2003 compared to a net foreign currency loss of $1.0 million in the year ended December 31, 2002. These non-cash losses are primarily due to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term pension benefits payable to ChipPAC’s South Korean employees.

Write-Off of Debt Issuance Cost and Other Related Expenses
      In May 2003, ChipPAC issued $150.0 million of 2.5% convertible subordinated notes due 2008 in a private placement and used a portion of the proceeds to payoff term loans and foreign debt. As a result of the early debt extinguishment, associated capitalized debt issuance costs of $1.1 million along with $0.1 million of related debt expenses were written off. In May 2002, ChipPAC used proceeds from its secondary public offering to pay off term loans. As a result of this early debt extinguishment, associated capitalized debt issuance costs of $3.0 million and zero other related debt expenses were written off.

Income Taxes
      Consolidated income tax provisions were $2.0 million for both of the years ended December 31, 2003 and 2002. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. Its effective tax rates were approximately (7.5%) in 2003 and (7.4%) in 2002. Because the likelihood of future profitability does not meet the tests required under U.S. GAAP, this estimate does not take into account any future benefit from loss carryforwards.

Net Loss
      As a result of the items above, the net loss decreased to $28.8 million for the year ended December 31, 2003 from $28.9 million for the year ended December 31, 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenue
      Revenue was $363.7 million in the year ended December 31, 2002, an increase of 10.6% from the year ended December 31, 2001. The increase in revenue is due primarily to growth in ChipPAC’s substrate and test product lines and the combination of higher end-market demand for its customers’ products and new customer and program wins in the year 2002 as compared to 2001. Assembly unit volumes in 2002 also increased 10.2% versus the year 2001.

Gross Profit
      Gross profit during the year ended December 31, 2002 was $55.6 million, an increase of 78.7% from the year ended December 31, 2001. Gross margin as a percent of revenue was 15.3% for the year 2002 versus 9.5% for the year 2001. The actions taken by ChipPAC, including reductions in work force and tight cost controls coupled with increased unit volume and higher equipment utilization, contributed to the increased gross profit realized for the year ended December 31, 2002. These results were reduced by the effect of higher gold prices and the appreciation of the South Korean Won against the United States dollar when compared to the year ended December 31, 2001.

Selling, General and Administrative
      Selling, general and administrative expenses were $38.2 million in the year ended December 31, 2002, an increase of 22.3% from the year ended December 31, 2001. The increase in expenses was due primarily to implementation of strict cost reductions taken in 2001 in response to the decline in revenue. The cost controls in

2001 included mandatory shut-down days, salary reductions, travel restrictions, and deferment of expenditures where the timing could be delayed. In addition, ChipPAC incurred additional expenses for its various employee incentive programs as a result of its improved results during the year ended December 31, 2002 as compared to the year ended December 31, 2001.

Research and Development
      Research and development expenses for the year ended December 31, 2002 were $10.1 million, or 2.8% of revenue, compared to $14.2 million, or 4.3% of revenue, in the year ended December 31, 2001. ChipPAC’s research and development expenses in 2002 represent a 28.9% decrease from similar expenses in 2001. Although ChipPAC increased the number of research and development employees and internal resources in the year 2002 compared to the year 2001, it was engaged in a significant project that required external spending during 2001. A comparable level of external spending was not required during 2002.

Restructuring and Other Charges
      In the first and fourth quarter of 2001, ChipPAC approved restructuring plans to realign its organization and reduce operating costs. These actions were designed to better align its existing workforce and to reduce operating expenses. These plans were a combination of reductions in work force and employee furloughs. Accordingly, its restructuring plans included reduction of associated employee positions by approximately 554 and 197 worldwide in connection with the first and fourth quarter plans, respectively. Restructuring and related charges of $3.0 million and $3.3 million were expensed during the first and fourth quarter of 2001, respectively. The entire first quarter charge of $3.0 million was related to employee separations and furloughs. The fourth quarter charge was comprised of $1.8 million related to employee separations and $1.5 million of other charges for the forgiveness of loans to executive officers. During the year ended December 31, 2002, ChipPAC utilized $0.3 million of the restructuring accrual and completed another 92 of the planned 751 employee separations. ChipPAC also utilized the $1.5 million of loan reserves. Cumulatively, ChipPAC has completed 646 of the planned 751 employee separations. Due to stronger than expected performance from ChipPAC’s South Korean subsidiary and the sale of its plating line in South Korea which it had planned on shutting down, reserve releases in the amount of $1.3 million were credited to restructuring charges in ChipPAC’s statement of operations for December 31, 2002. ChipPAC plans no further terminations or other restructuring activities related to its planned 2002 actions reserved in 2001. This credit was reduced by a restructuring action in its Malaysian plant in which $0.6 million was incurred to terminate 30 employees. This action was not included in the 2001 reserves.
      In addition, ChipPAC wrote down impaired assets by $34.7 million in the fourth quarter of 2001. There were no comparable write-offs in the year ended December 31, 2002.

Interest Expense
      Total outstanding interest bearing debt decreased to $267.9 million at December 31, 2002 compared to $383.6 million at December 31, 2001. The decrease in debt outstanding of $115.7 million from December 31, 2001 to December 31, 2002 was due to the $82.4 million pay down of ChipPAC’s term loans and the $50.0 million pay down of ChipPAC’s revolving line of credit, offset by an increase in foreign loans of $16.7 million. The decrease in debt was funded by ChipPAC’s January 2002 and May 2002 public offerings of its common stock. Related interest expense was $32.0 million for the year ended December 31, 2002, a decrease of 14.0% compared to the year ended December 31, 2001. The reduction in interest expense was due primarily to the combination of reduced interest rates along with the reduction in debt outstanding.

Foreign Currency Losses
      ChipPAC had net foreign currency losses of $1.0 million in the year ended December 31, 2002 compared to a net foreign currency gain of $0.2 million in the year ended December 31, 2001. These non-cash losses are primarily due to the fluctuations between the exchange rate of the United States dollar and the South Korean Won related to long-term pension benefits payable to ChipPAC’s South Korean employees.

Income Taxes
      Global income tax expense was $2.0 million and $2.6 million for the years ended December 31, 2002 and 2001, respectively, for effective tax rates of approximately (7.4%) in 2002 and (2.8%) in 2001. In the fourth quarter of 2001, ChipPAC recorded a valuation reserve that reversed previously recorded benefits in 2001 and previous years. ChipPAC has a mix of tax rates across the various jurisdictions in which it does business. The tax provision for 2002 does not take into account any future benefit from loss carryforwards, which it may realize once it again achieves profitability.

Write-Off of Debt Issuance Cost
      A portion of the proceeds from ChipPAC’s May 2002 public offering was used to extinguish term loan A and its capital expenditure loan and substantially pay down term loan B under its senior credit facilities. As a result, capitalized debt issuance costs of $3.0 million were written off and the charge was included in the results for the three and six month periods ended June 30, 2002 with no comparable results for the same periods in 2001. There is no tax benefit since the costs were written off in a tax jurisdiction that provides no benefit.

Net Loss
      As a result of the items above, the net loss decreased to $28.9 million loss for the year ended December 31, 2002, compared to a net loss of $93.7 million for the year ended December 31, 2001.

ChipPAC’s Critical Accounting Policies
      ChipPAC believes the following accounting policies are most important to the portrayal of its financial condition and results of operations and require its significant judgments.
      ChipPAC has made and expects to continue to make significant investments in fixed assets, intellectual property and related intangible assets. Management evaluates the valuation of these assets every quarter paying special attention to events or changes in circumstances that would indicate that their carrying amount might not be recoverable. ChipPAC determines whether or not the assets are recoverable based on estimated undiscounted future cash flows to be generated by the assets and if not, it calculates the amount of the impairment charge based on estimated fair value. If different assumptions or conditions were to prevail rather than those used in estimating future cash flows, significantly different determination of recoverability or of fair value for these assets and results of operations could be reported. ChipPAC recorded an asset impairment charge of $11.7 million for the year ended December 31, 2003 with no comparable amount in 2002.
      ChipPAC’s management uses judgment when setting expected asset useful lives for long-lived assets. The asset useful lives used are based on historical experience and future expectations. However, business conditions or underlying technology may change in the future which could cause a change in asset lives. Any change in lives would cause a significant change in depreciation and amortization. There were no changes to useful lives for long-lived assets in 2001, 2002 or 2003.
      ChipPAC records estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. If market conditions were to decline, ChipPAC may take actions to increase customer incentive offerings possibly resulting in an incremental reduction of revenue at the time the incentive is offered. Furthermore, if anticipated volume levels turn out to be different, this would impact reductions to revenue and accrued customer rebates.
      ChipPAC maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. If the financial condition of its customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.
      In the years ended December 31, 2002 and 2003, ChipPAC has maintained the valuation allowance to reflect the likelihood of utilization of certain deferred tax assets. While ChipPAC has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event it were to determine that it would be able to realize deferred tax assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should it determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

ChipPAC’s Liquidity and Capital Resources
      ChipPAC’s ongoing primary cash needs are for operations and equipment purchases. ChipPAC spent $130.7 million on capital expenditures during the year ended December 31, 2003 compared to $78.9 million in capital expenditures during the year ended December 31, 2002. In addition during 2003, ChipPAC invested $3.6 million to purchase Cirrus Logic Inc.’s back-end wafer probe and test assets. ChipPAC spent $91.9 million on capital expenditures during the six month period ended June 30, 2004, as compared to $44.8 million in capital expenditures during the same period in 2003.

Borrowings
      As of December 31, 2003, ChipPAC’s total debt consisted of $365.0 million of borrowings, which was comprised of $165.0 million of 12.75% notes, $50.0 million of 8.0% convertible subordinated notes due 2011 and $150.0 million of 2.5% convertible subordinated notes due 2008. As of June 30, 2004, ChipPAC’s total long-term debt consisted of $365.0 million of borrowings, which included $165.0 million of 12.75% notes, $50.0 million of 8.0% convertible subordinated notes due 2011 and $150.0 million of 2.5% convertible subordinated notes due 2008.
      ChipPAC had a borrowing capacity of $50.0 million for working capital and general corporate purposes under the revolving credit line portion of ChipPAC’s senior credit facilities. The maturity of the revolving credit line under the senior credit facilities was July 31, 2005. During the year ended December 31, 2003, ChipPAC borrowed and repaid $26.5 million against the revolving line of credit for general corporate purposes at an interest rate of 6.75% per annum. During the six month period ended June 30, 2004, ChipPAC borrowed and repaid $29.1 million against this revolving line of credit for general corporate purposes. As of June 30, 2004, there was a zero outstanding balance on the revolving line of credit and the entire $50.0 million was available to it. ChipPAC’s merger with STATS required it to obtain the approval of its lenders if it wishes to maintain this line of credit. We terminated the senior credit facilities as of August 4, 2004.
      ChipPAC has two separate overdraft lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of 1.0 billion South Korean Won and 2.0 billion South Korean Won, respectively. During the six month period ended June 30, 2004, zero borrowings were made against either of these lines of credit. Both agreements are subject to an annual review by Korean Exchange Bank and Cho Hung Bank for the continued use of the credit line facility.
      ChipPAC also had two separate lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of $4.0 million and $8.0 million, respectively. During the year ended December 31, 2003, zero borrowings were made against either of these lines of credit. During the six months ended June 30, 2004, ChipPAC cancelled its line of credit with Korean Exchange Bank and increased the existing line of credit from Cho Hung Bank from $8.0 million to $20.0 million. During the six months ended June 30, 2004, $8.7 million was borrowed against this credit facility and as of June 30, 2004, $8.7 million remained outstanding. Interest on this credit line was at Libor plus 0.3% per annum. The Libor rates on the borrowings ranged from 1.8% to 2.6% and the interest rates for the borrowings ranged from 2.1% to 2.9%. This line of credit is subject to an annual review by Cho Hung Bank for the continued use of the credit line facility. ChipPAC also has a line of credit with a limit of $0.5 million per borrowing available with Southern Bank Bhd. for general corporate purposes at the interest rate of 6.9% per annum. During the year ended December 31, 2003, ChipPAC utilized and repaid $0.5 million in the quarter ended March 31, 2003, $0.3 million in the quarter ended June 30, 2003 and $0.3 million during the quarter ended September 30, 2003. During the quarter ended December 31, 2003 and six months ended June 30, 2004, ChipPAC did not use this line of credit and there was a zero outstanding balance on this loan as of June 30, 2004.
      On May 28, 2003, ChipPAC issued $125.0 million of 2.5% convertible subordinated notes due 2008 in a private placement and on June 5, 2003, the initial purchaser exercised the option to purchase an additional

$25.0 million of 2.5% convertible subordinated notes due 2008 under the same terms. ChipPAC received net proceeds of approximately $144.9 million after deducting debt issuance costs. The $150.0 million of 2.5% convertible subordinated notes due 2008 bear an interest rate of 2.5% per annum. These notes were originally convertible into ChipPAC Class A common stock. However, as a condition precedent to the merger, we, ChipPAC and the trustee for these convertible notes entered into a supplemental indenture to modify the conversion rights of these notes such that these notes would be convertible into our ADSs. Pursuant to the supplemental indenture, these notes can be converted into our ADSs at a conversion price of $9.267 per ADS, subject to adjustments for certain events. ChipPAC used $63.9 million from the proceeds of these notes to pay down term loans of $36.2 million, a foreign loan of $16.7 million and revolving loans of $11.0 million. The remaining $81.0 million is being used for general corporate purposes. On November 24, 2003, a registration statement on Form S-3 for $143.8 million of these notes, along with the shares of common stock into which the notes are convertible, became effective with the SEC. ChipPAC filed an additional registration statement for the other $6.2 million of the notes, along with the shares of common stock into which the notes are convertible, on January 22, 2004. On October 11, 2004, we, ChipPAC and the trustee for these convertible notes entered into a second supplemental indenture to provide for an unconditional guarantee of these convertible notes on a subordinated basis by STATS ChipPAC (but not by any of its subsidiaries). On November 2, 2004, following the expiration of a consent solicitation from holders of these convertible notes to amend the indenture governing these convertible notes to replace ChipPAC’s obligation to file with the SEC annual reports and such other information, documents and reports specified in Section 13 and 15(d) of the Exchange Act with an obligation of STATS ChipPAC to file all such reports with the SEC as are applicable to a foreign private issuer, we, ChipPAC and the trustee for these convertible notes entered into a third supplemental indenture to effect these amendments.
      ChipPAC’s total potential commitments on its loans, operating leases, contingent payments, royalty and license agreements as of June 30, 2004, were as follows:

	Payments Due

	Within			More than
	1 Year	Years 2-3	Years 4-5	5 Years	Total

	(In thousands)
On balance sheet commitments:
Senior subordinated notes	$—	$—	$—	$165,000	$165,000
Convertible subordinated notes	—	—	150,000	50,000	200,000
Line of credit	8,709	—	—	—	8,709
Capital lease obligations	2,437	4,983	—	—	7,420

Total on balance sheet commitments	11,146	4,983	150,000	215,000	381,129

Off balance sheet commitments:
Operating leases	7,485	13,949	12,697	18,441	52,572
Royalty/licensing agreements	371	604	70	—	1,045
Contingent payments to Cirrus Logic, Inc	1,000	2,000	—	—	3,000

Total off balance sheet commitments	8,856	16,553	12,767	18,441	56,617

Total commitments	$20,002	$21,536	$162,767	$233,441	$437,746

      In June 2004, our South Korean subsidiary entered into a capital lease agreement with a third party which allows the acquisition of lease equipment with a pre-approved credit line of approximately $20 million. Each scheduled equipment purchase under the master lease is for a period of 36 months. The first scheduled equipment purchased under the capital lease agreement had a capitalized cost of $7.6 million. The commencement date of this equipment schedule was June 4, 2004 and rent is due in advance in the amount of $0.2 million per month.

      Other than the covenants on the debt as discussed above and the tax guarantee to the South Korean Tax Authorities as discussed below, ChipPAC has no performance guarantees or unconsolidated entities. ChipPAC’s off-balance sheet commitments are limited to equipment operating leases, royalty/license agreements, leases on office and manufacturing space and additional contingent incentive payments to Cirrus Logic, Inc. regarding the purchase of test assets. ChipPAC’s total off-balance sheet obligations were approximately $61.6 million and $56.6 million as of December 31, 2003 and June 30, 2004, respectively.
      During the quarter ended June 30, 2002, an assessment of approximately 16.0 billion South Korean Won (approximately $13.9 million U.S. dollars at June 30, 2004) was made by the South Korean National Tax Service (NTS) relating to withholding tax not collected on the interest income on the loan between our subsidiaries in South Korea and Hungary for the period from 1999 to September 2001. The prevailing tax treaty does not require withholding on the transactions in question. ChipPAC has appealed the assessment through the NTS’s Mutual Agreement Procedure (MAP) and believes that the assessment should be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. ChipPAC complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion South Korean Won (approximately $2.3 million at June 30, 2004) was made on January 9, 2004 for the interest income from October 2001 to May 2002. ChipPAC applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. We do not believe that the outcome of the resolution of this matter will have a material adverse effect on our financial position, results of operations or cash flows. As of June 30, 2004, no accrual has been made.
      In 2001, 2002, and 2003 cash provided by (used in) operations was ($3.9) million, $39.5 million, and $50.8 million, respectively. Cash from operations mainly consisted of net income (loss) plus depreciation and amortization as well as the write-down of impaired assets in 2001 and 2003 less utilization for working capital. For the six month period ended June 30, 2004, cash provided by operations was $42.6 million as compared to $22.8 million for the same period in 2003. Cash provided and used by operations is calculated by adjusting our net income (loss) by non-cash related items such as depreciation and amortization, debt issuance cost amortization, gains from sale of assets, foreign currency loss and by changes in assets and liabilities. During the six month period ended June 30, 2004, non-cash related items included $41.0 million related to depreciation and amortization, $1.3 million from debt issuance costs, $0.4 million from gain on sale of assets and $0.4 million from foreign currency loss. Working capital uses of cash included increases in accounts receivable, inventories and other assets. Working capital sources of cash were primarily a result of a decrease in prepaid assets and increases in accounts payable and accrued liabilities.
      In 2001, 2002 and 2003 cash used in investing activities was $59.0 million, $98.4 million and $160.4 million, respectively. Cash used in investing activities related mainly to net short-term investments of $10.0 million and $25.0 million in 2002 and 2003, respectively. Investments in property and equipment were $46.4 million in 2001, $78.9 million in 2002 and $130.7 million in 2003. For the six month period ended June 30, 2004, cash used in investing activities was $58.9 million versus $97.9 million for the same period in 2003. The primary usage of cash in investing activities was related to the acquisition of property and equipment of $91.9 million during the six months ended June 30, 2004 and $44.8 million during the six months ended June 30, 2003. The increase in capital expenditure is directly related to our increase in revenue and forecasted demand from customers.
      In 2001, 2002 and 2003, cash provided by financing activities was $85.9 million, $51.2 million and $100.1 million, respectively. Cash was mainly provided by or used in debt issuance, debt repayment, stock issuance, and stock redemption. For the six month period ended June 30, 2004, cash provided by financing activities was $13.7 million as compared to $94.7 million for the same period in 2003. During the six months ended June 30, 2004, $29.1 million was borrowed and repaid on the revolving loan under our senior credit facilities. In addition, $8.7 million was borrowed by our South Korean subsidiary against their line of credit with a local banking facility. During the six months ended June 30, 2004, $5.1 million was provided by the issuance of new common stock through the employee stock option plans.

ChipPAC’s Acquisition of Malaysian Business
      Under the terms of the agreement relating to ChipPAC’s acquisition of the Malaysian business, during the period from June 1, 2000 to June 30, 2003, Intersil is entitled to receive additional contingent incentive payments based upon the achievement of milestones relating to the transfer of business previously subcontracted by Intersil to a third party. As of December 31, 2003 Intersil achieved all the milestones, and ChipPAC paid Intersil the sum of $17.9 million in the aggregate as additional purchase price. As of December 31, 2003, ChipPAC has no further obligations under this arrangement. ChipPAC also had recorded $2.4 million of other purchase price adjustments based on the difference between the final closing balance sheet and the estimated closing balance sheet of the Malaysian business, and ChipPAC recorded deferred tax of $6.1 million on all of these adjustments, which resulted in a further increase of the effective purchase price and non-current assets.
      There was no goodwill arising from the acquisition of the Malaysian business. The fair value of total assets and liabilities exceeded the purchase price by $56.2 million as of July 1, 2000. This amount, reduced by the additional contingent incentive payments, other purchase price adjustments and related deferred taxes, as of December 31, 2003, has been allocated in full to non-current assets as summarized below.

		Initial Excess of
		Fair Value of
	Estimated	Acquired Net Assets	Total Additional	Adjusted
Non-Current Assets	Fair Value	Over Cost	Purchase Price	Fair Value

Land and buildings	$27.9	$(11.1)	$5.0	$21.8
Plant and equipment	93.9	(36.9)	18.3	75.3
Intellectual property	20.9	(8.2)	3.1	15.8

	$142.7	$(56.2)	$26.4	$112.9

ChipPAC’s Quantitative and Qualitative Disclosures about Market Risk
      ChipPAC is exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. ChipPAC has no derivative financial instruments. Historically, ChipPAC’s long-term debt carried both fixed and variable interest rates. At December 31, 2003, all of ChipPAC’s long-term debt carried only fixed interest rates and are not exposed to interest rate fluctuations. The exposure to foreign currency gains and losses has been significantly mitigated by the fact that it negotiated with the large majority of its material and equipment suppliers to denominate purchase transactions in U.S. dollars.
      For the years ended December 31, 2001, 2002 and 2003, ChipPAC generated approximately 8.1%, 11.3%, and 14.2% of total revenue, respectively, from companies headquartered in international markets. ChipPAC’s facilities currently used to provide packaging services are located in China, Malaysia and South Korea. Moreover, many of its customers’ operations are located in countries outside of the United States of America. We cannot determine if our future operations and earnings will be affected by new laws, new regulations, a volatile political climate, armed conflicts, changes in or new interpretations of existing laws or regulations or other consequences of doing business outside the United States of America particularly in China, Malaysia and South Korea. If future operations are negatively affected by these changes, sales or profits may suffer.

Investment and Interest Risk
      ChipPAC’s exposure to market risk for changes in interest rates relates primarily to its investment portfolio and short-term debt obligations. ChipPAC does not use derivative financial instruments in its investment portfolio. ChipPAC places its investments with high credit quality issuers and, by policy, limits the amount of credit exposure to any one issuer.
      ChipPAC mitigates default risk by investing in safe, high credit quality securities and by monitoring the credit rating of investment issuers. ChipPAC’s portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity. ChipPAC has no material cash flow exposure due to rate changes for cash equivalents and short-term investments.

      ChipPAC’s results are only affected by the interest rate changes to variable rate short-term borrowings. Due to the short-term nature of these borrowings, an immediate change to interest rates is not expected to have a material effect on ChipPAC’s results. ChipPAC’s long-term bonds bear a fixed interest rate and the interest does not fluctuate with changes in short-term or long-term rates.

Foreign Currency Risk
      Based on ChipPAC’s overall currency rate exposure at December 31, 2003, a near term 10% appreciation or depreciation in the value of the U.S. dollar would have an insignificant effect on its financial position, results of operations and cash flows over the next fiscal year. There can be no assurance, however, that there will not be a material impact further in the future.
      A portion of ChipPAC’s costs are denominated in foreign currencies, specifically, the Chinese Renminbi, the Malaysian Ringgit and the South Korean Won. As a result, changes in the exchange rates of these currencies or any other applicable currencies to the U.S. dollar will affect the cost of goods sold and operating margins and could result in exchange losses. ChipPAC cannot fully predict the impact of future exchange rate fluctuations on its profitability. From time to time, ChipPAC may have engaged in, and may continue to engage in, exchange rate hedging activities in an effort to mitigate the impact of exchange rate fluctuations. However, we cannot assure you that any hedging technique we implement will be effective. If it is not effective, we may experience reduced operating margins.

DESCRIPTION OF CERTAIN INDEBTEDNESS
1.75% Convertible Notes due 2007
      In March 2002, we issued $200.0 million of 1.75% convertible notes due 2007. These convertible notes are our senior, unsecured and unsubordinated convertible obligations. These convertible notes will mature on March 18, 2007, with interest at the rate of 1.75% per annum payable semi-annually on March 18 and September of each year. On the maturity date of these convertible notes, we will pay to the note holders of these convertible notes 117.665% of the principal amount. These convertible notes have a yield to maturity of 4.91%.
      These convertible notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at a conversion price of S$3.408 per ordinary share (at a fixed exchange rate of US$1.00 = S$1.8215). The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of these convertible notes.
      We may redeem all or a portion of these convertible notes at any time on or after March 18, 2004 at a price to yield of 4.91% per year to the redemption date if our ordinary shares or ADSs trade at or above 125% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. Between December 9 to 15, 2004, we repurchased $16.5 million aggregate principal amount of these convertible notes. On January 14, 2005, we repurchased an additional $26.1 million aggregate principal amount of these convertible notes. Holders of these convertible notes have the right to require us to repurchase all or a portion of their convertible notes on March 18, 2005 at a price equal to 110.081% of the principal amount of the convertible notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption, by delivering a duly executed demand of redemption not less than 60 days prior to March 18, 2005. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to March 18, 2007, each holder of these convertible notes may require us to repurchase all or a portion of such holder’s convertible notes at a price to yield of 4.91% per year to the redemption date. We received notices of demand of redemption in respect of $125.9 million aggregate principal amount of these convertible notes which we redeemed on March 18, 2005. Following the redemption, $74.1 million aggregate principal amount of such notes, including notes held by us, remain outstanding. We financed the redemption from cash and short-term borrowings.
Zero Coupon Convertible Notes due 2008
      In November 2003, we issued $115.0 million of convertible notes due 2008. These convertible notes are our senior, unsecured and unsubordinated obligations. These convertible notes will mature on November 7, 2008. On the maturity date, we will pay to the holders of these convertible notes principal plus interest of 23.4% of the principal amount. These convertible notes have a yield to maturity of 4.25%.
      These convertible notes can be converted into our ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at an initial conversion price of S$3.05 per ordinary share (equivalent to an initial number of 570.5902 ordinary shares per $1,000 principal amount of convertible notes, based on a fixed exchange rate of US$1.00 = S$1.7403). The conversion price may be subject to adjustments for certain events. We may elect to satisfy our obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes.
      We may redeem all or a portion of these convertible notes at any time on or after November 7, 2006 at a price to yield of 4.25% per annum to the redemption date if our ordinary shares or ADSs trade at or above 130% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. Holders of these convertible notes may require us to repurchase all or a portion of their convertible notes on November 7, 2007 at a price equal to 118.32% of the principal amount of the convertible notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to November 7, 2008, each holder of these convertible notes may require us to repurchase all or a portion of such holder’s convertible notes at a price to yield of 4.25% per year to the redemption date.

ChipPAC’s 2.5% Convertible Subordinated Notes due 2008
      In May and June 2003, ChipPAC issued $150.0 million of 2.5% convertible subordinated notes due 2008. These convertible notes are ChipPAC’s unsecured and subordinated obligations. These convertible notes will mature on June 1, 2008, with interest at the rate of 2.5% per annum payable semi-annually on June 1 and December 1 of each year. On the maturity date of these convertible notes, ChipPAC will pay to the note holders of these convertible notes 100% of the principal amount.
      These convertible notes were originally convertible into ChipPAC Class A common stock. However, as a condition precedent to the merger, we, ChipPAC and the trustee for these convertible notes entered into a supplemental indenture to modify the conversion rights of these convertible notes such that these convertible notes would be convertible into our ADSs. Pursuant to the supplemental indenture, these convertible notes can be converted into our ADSs at a conversion price of $9.267 per ADS. The conversion price may be subject to adjustments for certain events.
      These convertible notes are not redeemable at the option of ChipPAC. Upon the occurrence of specified change in control events, each holder of these notes may require ChipPAC to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any.
      On October 11, 2004, we, ChipPAC and the trustee for these convertible notes entered into a second supplemental indenture to provide for an unconditional guarantee of these convertible notes on a subordinated basis by STATS ChipPAC (but not by any of its subsidiaries).
      On October 18, 2004, ChipPAC commenced a consent solicitation from holders of these convertible notes to amend the indenture governing these convertible notes to replace ChipPAC’s obligation to file with the SEC annual reports and such other information, documents and reports specified in Section 13 and 15(d) of the Exchange Act with an obligation of STATS ChipPAC to file all such reports with the SEC as are applicable to a foreign private issuer. The consent solicitation expired on November 1, 2004. ChipPAC received valid deliveries of consents from holders of approximately $130.5 million aggregate principal amount, or 87%, of these convertible notes outstanding. Accordingly, ChipPAC obtained the requisite consents authorizing the adoption of the proposed amendment to the indenture. The consents were accepted and the amendments to the indenture became effective on November 2, 2004. Payment of the consent fee was made on November 4, 2004.
ChipPAC’s 8.0% Convertible Subordinated Notes due 2011
      In June 2001, ChipPAC issued $50.0 million of 8.0% convertible subordinated notes due 2011. These convertible notes are ChipPAC’s unsecured and subordinated obligations. These convertible notes will mature on June 15, 2011, with interest at the rate of 8.0% per annum payable semi-annually on June 15 and December 15 of each year. On the maturity date of these convertible notes, ChipPAC will pay to the noteholders of these convertible notes 100% of the principal amount.
      These convertible notes were originally convertible into ChipPAC Class A common stock. However, as a condition precedent to the merger, we, ChipPAC and the trustee for these convertible notes entered into a supplemental indenture to modify the conversion rights of these convertible notes such that these convertible notes would be convertible into our ADSs. Pursuant to the supplemental indenture, these convertible notes can be converted into our ADSs at a conversion price of $11.448 per ADS. The conversion price may be subject to adjustments for certain events.
      ChipPAC may redeem all or a portion of these convertible notes at any time on or after June 15, 2004 at the following redemption prices, expressed as a percentage of principal amount of the notes, if redeemed during the twelve-month period commencing on June 15 of the years set forth below, plus, in each case, accrued interest to the date of redemption:

Year	Percentage

2004	104.00%
2005	103.33%
2006	102.67%
2007	102.00%
2008	101.33%
2009	100.67%
2010 and thereafter	100.00%
      Upon the occurrence of specified change in control events, each holder of these convertible notes may require ChipPAC to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the purchase date.
Lines of Credit
      STATS ChipPAC has an existing agreement with Citibank, N.A. for a line of credit facility of $20.0 million. STATS ChipPAC had utilized $2.3 million in the form of bank guarantees under this facility as of December 31, 2004. Interest on any future borrowings under the unutilized facilities will be charged at the bank’s prevailing rate.
      STATS ChipPAC has an existing agreement with Oversea-Chinese Banking Corporation Limited for a facility of up to $50.0 million. On March 17, 2005, the entire amount of $50.0 million was drawn down at an interest rate of 4.29% per annum. The loan is payable in full on September 16, 2005.
      STATS ChipPAC also has an agreement with Bank of America for a facility of up to $49.0 million. On March 17, 2005, the entire amount of $49.0 million was drawn down at an interest of 4.29% per annum. The loan is payable in full on September 16, 2005.
      STATS ChipPAC Korea Ltd. has a line of credit with Cho Hung Bank, with a credit limit of $25.0 million. This agreement is subject to an annual review by Cho Hung Bank for the continued use of the credit line facility. As of December 31, 2004, $19.9 million was outstanding under this line of credit.
      STATS ChipPAC Malaysia Sdn. Bhd. (formerly ChipPAC Malaysia Sdn Bhd) also has a line of credit with a limit of $0.5 million per borrowing available with Southern Bank Bhd. for general corporate purposes at the interest rate of 6.9% per annum. As of December 31, 2004, STATS ChipPAC Malaysia Sdn. Bhd. was not using this line of credit and there was no outstanding balance on this loan.
Winstek’s Floating Rate Loans
      In 2002, Winstek entered into three floating rate New Taiwan dollar loans of $1.8 million, $2.6 million and $7.4 million with Chiaotung Bank. The interest rates on the loans are revised from time to time by Chiaotung Bank. As of December 31, 2004, the interest rates on the loans were 4.1%, 4.1% and 3.1% per annum, respectively. Interest on all three loans is payable on a monthly basis in New Taiwan dollars. The principal on the $1.8 million loan and the $2.6 million loan are each repayable in 21 equal quarterly installments commencing March 29, 2004 and May 15, 2004, respectively. The principal on the $7.4 million loan is repayable in 10 equal quarterly installments commencing June 27, 2003. As of December 31, 2004, the $1.8 million loan is secured by fixed deposit and land pledged to the bank of $3.2 million, the $2.6 million loan is secured by a fixed deposit and building pledged to the bank of $7.3 million and the $7.4 million loan is secured by a fixed deposit and machinery pledged to the bank amounting to $6.8 million.
      In 2003, Winstek entered into five floating rate New Taiwan dollar loans of $2.9 million, $17.7 million, $1.7 million, $4.4 million and $2.9 million with China Development Industrial Bank, Taishin International Bank, First Commercial Bank, Chiaotung Bank and Hsinchu International Bank, respectively. The interest rates on the loans are revised from time to time by the banks. As of December 31, 2004, the interest rates on the loans were 3.0%, 3.5%, 2.7%, 3.1% and 2.9% per annum, respectively. Interest on all five loans is payable on a monthly basis in New Taiwan dollars. The principal on the $2.9 million loan is repayable in 15 equal quarterly installments commencing June 24, 2005, and the principal on the $17.7 million loan is repayable in 16 equal installments every two months commencing September 26, 2004. The principal on the $1.7 million loan is repayable in 16 equal quarterly installments commencing July 25, 2004, the principal on the $4.4 million loan is repayable in 13 equal quarterly installments commencing November 10, 2004, and the principal on the $2.9 million loan is repayable in 48 unequal monthly installments commencing January 10, 2004. The loans are secured by property pledged to the bank, comprising land and machinery, of $42.0 million, as of December 31, 2004.
      In 2003, Winstek also obtained a multi-currency credit facility of NT$340.0 million ($10.7 million) with Chiaotung Bank. The interest rate on a U.S. dollar loan under this facility is the intra-bank interest rate of Chiaotung Bank for U.S. dollars plus 1.0% per annum. All drawdowns have been repaid before December 31, 2004.
      In 2004, Winstek entered into a floating rate New Taiwan dollar term loan of NT$1.8 billion ($56.7 million) with a syndicate of lenders, with Chiaotung Bank as the agent bank. The purpose of the term loan is for the expansion of Winstek’s testing capacity. The loan may also be accessed through letters of credit. The term loan must be fully drawn within 18 months from August 27, 2004, the date of the first drawdown. Winstek must satisfy certain conditions precedent with respect to each drawdown. As of December 31, 2004, Winstek has drawn down NT$378.0 million ($11.9 million) under the loan, which is repayable in eight equal installments commencing February 27, 2006 and ending on August 27, 2009. The interest rate on the term loan is the rate set by Chunghwa Post Co. Ltd. plus 1.3% per annum. As of December 31, 2004, the interest rate on the loan was 2.9% per annum. Interest on the loan is payable on a monthly basis. The loan is secured by certain machinery purchased with the loan proceeds and will be secured by future assets purchased with the loan proceeds. The loan agreement restricts Winstek’s ability to, among others: (1) merge or consolidate with others, or sell all or substantially all of its assets; (2) guarantee or assume the debt obligations of others; (3) lend money or property to third parties; and (4) enter into transactions that are not on arms’-length terms. In addition, under the loan agreement, Winstek is required to maintain certain financial ratios, failure of which will result in additional penalty interest being payable. The loan agreement contains certain events of defaults, including (1) failure to pay principal and interest when due or a breach of the other provisions of the loan agreement; (2) a material adverse change in Winstek’s business, bankruptcy or liquidation events; (3) failure to pledge assets to secure the term loan in accordance with the provisions of the loan agreement or the loss or destruction of such assets; (4) Winstek’s other debt becoming due and unpaid or accelerated or a material breach of contract with third parties affecting Winstek’s ability to pay principal and interest under the term loan; (5) use of the loan proceeds that is not in accordance with the loan agreement; and (6) a significant delay in the expansion of Winstek’s testing capacity as contemplated by the loan agreement, or work stoppage for a continuous period of 30 days or an aggregate of over 90 days within a year, to the extent such delay affects Winstek’s ability to pay principal and interest under the term loan.
      In 2004, Winstek entered into two floating rate New Taiwan dollar loans of $1.8 million and $2.7 million with Taipei Commercial Bank and IBT Bank, respectively. The interest rates on the loans are revised from time to time by the banks. As of December 31, 2004, the interest rates on the loans were 2.8% and 3.0% per annum, respectively. Interest on the $1.8 million and $2.7 million loans are repayable on a monthly basis, and the respective principals are repayable in 16 equal quarterly installments. As of December 31, 2004, the $1.8 million loan is secured by machinery pledged to the bank of $2.7 million and the $2.7 million loan is secured by machinery pledged to the bank of $4.1 million.
Winstek’s Fixed Rate New Taiwan Dollar Loan
      In 2003, Winstek entered into a fixed rate New Taiwan dollar loan of $2.9 million with Taiwan Life Insurance Co., Ltd. As of December 31, 2004, the interest rate on the loan was 3.9% per annum. Interest and principal are repayable in 12 equal quarterly installments commencing December 26, 2003. The loan is secured by plant and machinery pledged to Taiwan Life Insurance Co., Ltd. amounting to $3.4 million, as of December 31, 2004.
      In 2004, Winstek entered into a Taiwan dollar fixed rate loan with Taiwan Life Insurance Company of $3.3 million. As of December 31, 2004, the interest rate on the loan is 3.6% per annum. Interest and principal on the loan is repayable in 16 equal quarterly installments. As of December 31, 2004, the loan is secured by machinery pledged to Taiwan Life Insurance Company amounting to $6.3 million.
      In 2004, two New Taiwan dollar fixed rate commercial papers of NT$50.0 million ($1.6 million) each were issued through Taching Bill Co. (guaranteed by Far East Commercial Bank) and Chung Hsing Bill Co. (guaranteed by Fu-Hua Commercial Bank) for two years, commencing November 12, 2004 and December 24, 2004, respectively. The interest rates on the commercial papers were 1.7% per annum for Taching Bill Co. and 1.7% per annum for Chung Hsing Co. Interest is repayable every two months and principal is repayable on maturity.

DESCRIPTION OF NEW NOTES
      You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the name “STATS ChipPAC” refers only to STATS ChipPAC Ltd. (formerly ST Assembly Test Services Ltd) and not to any of its subsidiaries, the name “ChipPAC” refers only to STATS ChipPAC, Inc. (formerly known as ChipPAC, Inc. and a wholly owned subsidiary of STATS ChipPAC) and not to any of the subsidiaries of ChipPAC and the name “STATS” refers to ST Assembly Test Services Ltd prior to the consummation of the merger with ChipPAC.
      STATS ChipPAC will issue the new notes under an indenture between itself, the Guarantors and U.S. Bank National Association, as trustee. This is the same indenture pursuant to which we issued the outstanding old notes. The terms of the new notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The guarantees of the new notes will be made pursuant to a subsidiary guarantee agreement among the Guarantors, STATS ChipPAC and the trustee.
      The following description is a summary of the material provisions of the indenture, the subsidiary guarantee agreement and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the subsidiary guarantee agreement and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the subsidiary guarantee agreement and registration rights agreement are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.
      The registered holder of a new note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.
General
      The new notes will be our unsecured, senior obligations. The old notes were issued in an initial principal amount of $215.0 million. The new notes will be issued solely in exchange for an equal principal amount of old notes pursuant to the exchange offer. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes except that: (1) the new notes will have been registered under the Securities Act and (2) the registration rights and liquidated damages provisions, which are triggered if the filing and declaration of effectiveness of the required registration statement and subsequent consummation of an exchange offer pursuant to the registration statement do not occur within the time periods specified in the registration rights agreement, applicable to the old notes are not applicable to the new notes. See “The Exchange Offer — Registration Rights.”
Brief Description of the Notes and the Note Guarantees

The Notes
      The notes:

•	will be general unsecured obligations of STATS ChipPAC;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of STATS ChipPAC, including its 1.75% senior convertible notes due 2007 and its zero coupon senior convertible notes due 2008;

•	will be senior in right of payment to any existing and future subordinated Indebtedness of STATS ChipPAC, including its guarantee of ChipPAC’s 2.5% convertible subordinated notes due 2008; and

•	will be unconditionally guaranteed by the Guarantors.
      However, the notes will be effectively subordinated to all borrowings under any existing or future Indebtedness which is secured by certain assets of STATS ChipPAC and certain of the Guarantors. See “Risk Factors — Risks Related to the Notes — Because the notes are our unsecured obligations, your right to receive payment on the notes and the guarantees thereof is effectively subordinated to any existing and future secured indebtedness that we or the guarantors may incur.”
     The Note Guarantees
      The notes will be guaranteed by all of the Guarantors. Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to all existing and any future subordinated Indebtedness of that Guarantor, including ChipPAC’s 8.0% convertible subordinated notes due 2011 and ChipPAC’s 2.5% convertible subordinated notes due 2008.
      The notes will be guaranteed by all of our Wholly-Owned Subsidiaries, except STATS ChipPAC China. In the event of a bankruptcy, liquidation or reorganization of a non-guarantor Subsidiary or of Winstek Semiconductor Corporation, a corporation organized under the laws of the Republic of China (Taiwan) of which we own 54.5% of the outstanding capital stock and which will not guarantee the notes, the applicable non-guarantor Subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. STATS ChipPAC China and Winstek generated approximately 10.8% of our consolidated revenues in the fiscal year ended December 31, 2004 and held approximately 14.1% of our consolidated assets as of December 31, 2004. For historical information regarding the non-guarantor Subsidiaries of the notes, see (a) the column entitled “Non-Guarantor Subsidiaries” in note 28 in the STATS ChipPAC consolidated financial statements for the fiscal year ended December 31, 2004 and (b) the column entitled “Non-Guarantor China” in note 20 in the ChipPAC consolidated financial statements for the fiscal year ended December 31, 2003.
      Substantial operations of STATS ChipPAC are conducted through its Subsidiaries and, therefore, STATS ChipPAC depends on the cash flow of its Subsidiaries to meet its obligations, including its obligations under the notes. The notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of STATS ChipPAC’s Subsidiaries. Any right of STATS ChipPAC to receive assets of any of its Subsidiaries upon the Subsidiary’s liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors, except to the extent that STATS ChipPAC is itself recognized as a creditor of the Subsidiary, in which case the claims of STATS ChipPAC would still be subordinate in right of payment to any security in the assets of the Subsidiary and any Indebtedness of the Subsidiary senior to that held by STATS ChipPAC. As of December 31, 2004, after giving effect to the completion of the tender offer, the offering of the old notes and our use of the net proceeds from the offering of the old notes, STATS ChipPAC’s Subsidiaries would have had approximately $297.7 million of Indebtedness and $136.0 million of trade payables and other liabilities outstanding. See “Risk Factors — Risks Related to the Notes — Because the notes are our unsecured obligations, your right to receive payment on the notes and the guarantees thereof is effectively subordinated to any existing and future secured indebtedness that we or the guarantors may incur.”
      As of the date of the indenture, all of our Wholly-Owned Subsidiaries will be “Restricted Subsidiaries.” Winstek Semiconductor Corporation, a corporation organized under the laws of the Republic of China (Taiwan) of which we own 54.5% of the outstanding capital stock, will be an Unrestricted Subsidiary. In addition, under the circumstances described below under the caption definition of “Unrestricted Subsidiary,” we will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.
Principal, Maturity and Interest
      We issued $215.0 million aggregate principal amount of notes in the private placement offering on November 18, 2004. STATS ChipPAC may issue additional notes under the indenture from time to time after this offering. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “— Certain Covenants — Limitation on Indebtedness.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. STATS ChipPAC issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2011.
      Interest on the notes will accrue at the rate of 6 3/4% per annum and will be payable semi-annually in arrears on May 15 and November 15, except that the first payment of interest, to be made on May 15, 2005, will be in respect of the period from November 18, 2004 to May 15, 2005. Interest on overdue principal and, to the extent lawful, interest and Liquidated Damages, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. STATS ChipPAC will make each interest payment to the holders of record on the immediately preceding May 1 and November 1.
      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder of notes has given wire transfer instructions to STATS ChipPAC, STATS ChipPAC will pay all principal, interest and premium and Liquidated Damages, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless STATS ChipPAC elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar. STATS ChipPAC may change the paying agent or registrar without prior notice to the holders of the notes, and STATS ChipPAC or any of its Subsidiaries may act as paying agent or registrar. So long as the notes are listed on the SGX-ST and the rules of the SGX-ST so require, STATS ChipPAC shall appoint and maintain a paying agent in Singapore, where the notes may be presented or surrendered for payment or redemption, in the event that a Global Note is exchanged for definitive notes in certificated form.
Transfer and Exchange
      A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. STATS ChipPAC will not be required to transfer or exchange any note selected for redemption. Also, STATS ChipPAC will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.
Additional Amounts
      All payments of, or in respect of, principal of, premium and interest on, the notes or under the Note Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of Singapore or any other jurisdiction in which any Guarantor is organized or resident for tax purposes or from or through which payment is made, (including, in each case, any political subdivision thereof) (the “Relevant Jurisdiction”) or any authority thereof or therein having power to tax unless these taxes, duties, assessments or governmental charges are required to be withheld or deducted. In that event, STATS ChipPAC (or the Guarantor, as the case may be) agrees to pay such additional amounts as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges of the Relevant Jurisdiction) in the payment to each holder of a note of the amounts that would have been payable in respect of such notes or under the Note Guarantees had no withholding or deduction been required (such amounts, “Additional Amounts”), except that no Additional Amounts shall be payable for or on account of:
      (a) any tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that such holder:

(1) has a present or former connection with the Relevant Jurisdiction other than the mere ownership of, or receipt of payment under, such note or under the Note Guarantees; or

(2) presented such note more than 30 days after the date on which the payment in respect of such note first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within such period of 30 days;
      (b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;
      (c) any tax, duty, assessment or other governmental charge which is payable otherwise than by deduction or withholding from payment of interest or principal on the notes or under the Note Guarantees;
      (d) any tax, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the holder or the Beneficial Owner of a note with a request by STATS ChipPAC addressed to the holder (A) to provide information concerning the nationality, residence or identity of the holder or such Beneficial Owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) and (B), is required or imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge; or
      (e) any combination of the items listed above;
nor shall Additional Amounts be paid with respect to any payment of the principal of or premium or interest on any note to any holder who is a fiduciary or partnership or other than the sole Beneficial Owner of the payment to the extent that, if the Beneficial Owner had held the note directly, such Beneficial Owner would not have been entitled to the Additional Amounts.
      If any taxes are required to be deducted or withheld from payments on the notes or under the Note Guarantees, STATS ChipPAC shall promptly provide a receipt of the payment of such taxes (or if such receipt is not available, any other evidence of payment reasonably acceptable to the trustee).
      Any reference herein to the payment of the principal of or interest on any note shall be deemed to include the payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were or would be payable under the indenture.
Note Guarantees
      The notes will be guaranteed by each of the Guarantors on an unsecured, senior basis. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Related to the Notes — Fraudulent conveyance laws may permit courts to void our subsidiaries’ guarantees of the notes in specific circumstances, which would interfere with payment under our subsidiaries’ guarantees.”
      The Note Guarantee of a Guarantor will be released:
      (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) STATS ChipPAC or a Restricted Subsidiary of STATS ChipPAC, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

      (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) STATS ChipPAC or a Restricted Subsidiary of STATS ChipPAC, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;
      (3) if STATS ChipPAC designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or
      (4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”
      See “— Repurchase at the Option of Holders — Asset Sales.”
Optional Redemption
      At any time prior to November 15, 2007, STATS ChipPAC may, on one or more occasions, redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including the issuance of any additional notes thereunder) at a redemption price of 106.750% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more sales of common Equity Interests (other than Disqualified Stock) of STATS ChipPAC; provided that:
      (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by STATS ChipPAC and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and
      (2) the redemption occurs within 90 days of the date of the closing of such sale of Equity Interests.
      Except as provided herein, the notes will not be redeemable at STATS ChipPAC’s option prior to November 15, 2008.
      On or after November 15, 2008, STATS ChipPAC may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2008	103.375%
2009	101.688%
2010 and thereafter	100.000%
      Unless STATS ChipPAC defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.
      At any time prior to November 15, 2008, STATS ChipPAC may also redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption (the “Redemption Date”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.
      For purposes of this provision, “Applicable Premium” means, with respect to any note on any redemption date, the excess of:
      (a) the present value at such redemption date of (i) the redemption price of the note at November 15, 2008 (such redemption price being set forth in the table appearing above) plus (ii) all required interest payments due on the note through November 15, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over
      (b) the principal amount of the note, if greater.
Redemption Upon Changes in Withholding Taxes
      If, as a result of:
      (a) any amendment after the date of the indenture to, or change after the date of the indenture in, the laws or regulations of any Relevant Jurisdiction, or
      (b) any change after the date of the indenture in the general application or general or official interpretation of the laws or regulations of any Relevant Jurisdiction applicable to STATS ChipPAC,
      STATS ChipPAC would be obligated to pay, on the next date for any payment and as a result of that change, Additional Amounts as described above under “— Additional Amounts” with respect to the Relevant Jurisdiction, which STATS ChipPAC cannot avoid by the use of reasonable measures available to it, then STATS ChipPAC may redeem all, but not less than all, of the notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 100% of the principal amount, plus accrued interest and Liquidated Damages, if any, to the redemption date. Prior to the giving of any notice of redemption described in this paragraph, STATS ChipPAC will deliver to the trustee an officers’ certificate stating that:
      (a) the obligation to pay such Additional Amounts cannot be avoided by STATS ChipPAC taking reasonable measures available to it; and
      (b) STATS ChipPAC has or will become obligated to pay such Additional Amounts as a result of an amendment, change, or official application or interpretation described above.
      STATS ChipPAC will provide notice of any optional redemption of the notes described above in accordance with the provisions of the indenture.
Mandatory Redemption
      STATS ChipPAC is not required to make mandatory redemption or sinking fund payments with respect to the notes.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, each holder of notes will have the right to require STATS ChipPAC to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, STATS ChipPAC will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, STATS ChipPAC will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice, provided that in no event shall the Change of Control Payment Date be later than 90 days after the occurrence of such Change of Control. STATS ChipPAC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, STATS ChipPAC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.
      On the Change of Control Payment Date, STATS ChipPAC will, to the extent lawful:
      (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;
      (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and
      (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by STATS ChipPAC.
      The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. STATS ChipPAC will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require STATS ChipPAC to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that STATS ChipPAC repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.
      STATS ChipPAC will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by STATS ChipPAC and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption” or “— Redemption Upon Changes in Withholding Taxes,” unless and until there is a default in payment of the applicable redemption price.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of STATS ChipPAC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require STATS ChipPAC to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of STATS ChipPAC and its Subsidiaries taken as a whole to another Person or group may be uncertain.
Asset Sales
      STATS ChipPAC will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:
      (1) STATS ChipPAC (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and
      (2) at least 75% of the consideration received in the Asset Sale by STATS ChipPAC or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on STATS ChipPAC’s most recent consolidated balance sheet of STATS ChipPAC or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantor) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases STATS ChipPAC or such Restricted Subsidiary from further liability;

(b) any securities, notes or other obligations received by STATS ChipPAC or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by STATS ChipPAC or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant;

provided that the 75% limitation referred to in clause (2) above will not apply to any Asset Sale if the after-tax cash proceeds received therefrom, as determined in good faith by STATS ChipPAC’s Board of Directors, is equal to or greater than what the after-tax cash proceeds would have been had the Asset Sale complied with the aforementioned 75% limitation.
      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, STATS ChipPAC (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:
      (1) to repay Specified Senior Indebtedness of STATS ChipPAC or Indebtedness (other than Disqualified Stock) of any Restricted Subsidiary (in each case other than Indebtedness owed to STATS ChipPAC or an Affiliate thereof) and, if any such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;
      (2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Related Business, if, after giving effect to any such acquisition of Capital Stock (including the acquisition of a minority interest in) the Related Business is or becomes a Restricted Subsidiary of STATS ChipPAC;
      (3) to make a capital expenditure; or
      (4) to acquire other assets that are not classified as current assets under U.S. GAAP and that are used or useful in a Related Business;
provided, however, that if STATS ChipPAC or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Proceeds within one year of such contractual commitment in accordance with the above clauses (2), (3) or (4), subject to only customary conditions which shall not include a financing condition, and such Net Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for the application of Net Proceeds set forth in this paragraph shall be considered satisfied.
      Pending the final application of any Net Proceeds, STATS ChipPAC may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.
      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” On the 365(th) day after an Asset Sale, if the aggregate amount of Excess Proceeds exceeds $10.0 million, STATS ChipPAC will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, STATS ChipPAC may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      STATS ChipPAC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, STATS ChipPAC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.
      The agreements governing STATS ChipPAC’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control. In addition, future agreements may contain prohibitions of events that would constitute an Asset Sale. The exercise by the holders of notes of their right to require STATS ChipPAC to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control itself does not, and even though the Asset Sale itself will not, due to the financial effect of such repurchases on STATS ChipPAC. In the event a Change of Control or Asset Sale occurs at a time when the financial effect of the repurchase of notes would cause a default under any of these other agreements, STATS ChipPAC could seek the consent of holders of its other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If STATS ChipPAC does not obtain a consent or repay those borrowings, STATS ChipPAC will be effectively prohibited from purchasing notes. In that case, STATS ChipPAC’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, STATS ChipPAC’s ability to pay cash to the holders of notes upon a repurchase may be limited by STATS ChipPAC’s then existing financial resources. See “Risk Factors — Risks Related to the Notes — We may not have the ability to raise the funds to purchase the notes upon a change of control as required by the indenture governing the notes.”
Selection and Notice
      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.
      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.
      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.
Certain Covenants

Restricted Payments
      (a) STATS ChipPAC shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time that STATS ChipPAC or the Restricted Subsidiary makes the Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result as a result of making the Restricted Payment);

(2) STATS ChipPAC is not able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness;” or

(3) the aggregate amount of the Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum, without duplication, of:

(A) 50% of the Consolidated Net Income accrued during the period, treated as one accounting period, from the beginning of the fiscal quarter immediately following the fiscal quarter during which the notes are originally issued to the end of the most recent fiscal quarter for which internal financial statements are available on or prior to the date of the Restricted Payment, or, in case Consolidated Net Income shall be a deficit, minus 100% of the deficit;

(B) the aggregate Net Cash Proceeds received by STATS ChipPAC from the issuance or sale of, or capital contribution relating to, its Capital Stock, other than Disqualified Stock, subsequent to the Issue Date, other than an issuance or sale to a Subsidiary of STATS ChipPAC and other than an issuance or sale to an employee stock ownership plan or to a trust established by STATS ChipPAC or any of its Subsidiaries for the benefit of employees to the extent that the purchase by the plan or trust is financed by Indebtedness of the plan or trust to STATS ChipPAC or any of its Subsidiaries or Indebtedness guaranteed by STATS ChipPAC or any of its Subsidiaries, and the Fair Market Value of property, other than cash that would constitute Temporary Cash Investments or a Related Business, received by STATS ChipPAC or a Restricted Subsidiary subsequent to the Issue Date as a contribution to its common equity capital, other than from a Subsidiary of STATS ChipPAC or that was financed with loans from STATS ChipPAC or any Restricted Subsidiary;

(C) the amount by which Indebtedness of STATS ChipPAC or any Restricted Subsidiary is reduced on the STATS ChipPAC consolidated balance sheet upon the conversion or exchange, other than by a Subsidiary of STATS ChipPAC subsequent to the Issue Date, of any Indebtedness of STATS ChipPAC or any Restricted Subsidiary convertible or exchangeable for STATS ChipPAC Capital Stock, other than Disqualified Stock, less the amount of any cash, or the Fair Market Value of any other property, distributed by STATS ChipPAC or any Restricted Subsidiary upon the conversion or exchange; and

(D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Issue Date, in each case, to STATS ChipPAC or any Restricted Subsidiary from the Person, and (ii) the portion, proportionate to STATS ChipPAC’s equity interest in the Subsidiary, of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that this sum shall not exceed, in the case of any Person, the amount of Investments previously made, and treated as a Restricted Payment, by STATS ChipPAC or any Restricted Subsidiary in the Person.

      (b) The provisions of the prior paragraph (a) shall not prohibit:

(1) any Restricted Payment made by exchange for, or out of the proceeds of the substantially concurrent sale of, or capital contribution relating to, Capital Stock of STATS ChipPAC, other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of STATS ChipPAC or an employee stock ownership plan or to a trust established by STATS ChipPAC or any of its Subsidiaries for the benefit of employees to the extent that the purchase by the plan or trust is financed by Indebtedness of the plan or trust to STATS ChipPAC or any of its Subsidiaries or Indebtedness Guaranteed by STATS ChipPAC or any of its Subsidiaries; provided, however, that (A) the Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from the sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred under the covenant described under “— Limitation on Indebtedness;” provided, however, that the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

(3) any purchase or redemption of Disqualified Stock of STATS ChipPAC or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of STATS ChipPAC or a Restricted Subsidiary which is permitted to be Incurred under the covenant described under “— Limitation on Indebtedness;” provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(4) any purchase or redemption of Subordinated Obligations from Net Proceeds upon completion of an Asset Sale Offer to the extent permitted by the covenant described under “— Repurchase at the Option of Holders — Asset Sales”; provided, however, that the purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

(5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the notes under the covenant described under “— Repurchase at the Option of Holders — Change of Control” above, including the purchase of the notes tendered, any purchase or redemption of Subordinated Obligations required under the terms of the Subordinated Obligations as a result of the Change of Control at a purchase or redemption price not to exceed the outstanding principal amount of the Subordinated Obligations, plus any accrued and unpaid interest; provided, however, that

(A) at the time of the purchase or redemption no Default shall have occurred and be continuing or would result from the purchase or redemption;

(B) STATS ChipPAC would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness” after giving pro forma effect to the Restricted Payment; and

(C) the purchase or redemption shall be included in the calculation of the amount of Restricted Payments.

(6) dividends paid within 60 days after the date of declaration of the dividends if, at the date of declaration, the dividends would have complied with this covenant; provided, however, that the dividends shall be included in the calculation of the amount of Restricted Payments;

(7) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of STATS ChipPAC or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of STATS ChipPAC or any of its Subsidiaries, or permitted transferees of these employees, former employees, consultants, former consultants, directors or former directors), under the terms of the agreements, including employment and consulting agreements, or plans, or amendments approved by the Board of Directors of STATS ChipPAC under which these individuals purchase or sell or are granted the option to purchase or sell, shares of the common stock; provided, however, that the aggregate amount of the repurchases shall not exceed the sum of:

(x) $5.0 million;

(y) the Net Cash Proceeds from the sale of Capital Stock to members of management or directors of STATS ChipPAC and its Subsidiaries that occurs after the Issue Date, to the extent the Net Cash Proceeds from the sale have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above; and

(z) the cash proceeds of any “key man” life insurance policies that are used to make the repurchases;

provided, further, that (A) the repurchases shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from the sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above.

(8) repurchases of Capital Stock deemed to occur upon the exercise of stock options if the Capital Stock represents a portion of the exercise price of the stock options; provided, however, that the payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) payments not to exceed $200,000 in the aggregate solely to enable STATS ChipPAC to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; provided, however, that the payments shall be excluded in the calculation of the amount of Restricted Payments;

(10) Restricted Payments not to exceed $30.0 million payable on Capital Stock, including Disqualified Stock, issued to customers, clients, suppliers or purchasers or sellers of goods or services of STATS ChipPAC or a Restricted Subsidiary in connection with a strategic investment in STATS ChipPAC or a Restricted Subsidiary by the customers, clients, suppliers or purchasers or sellers of goods or services; provided, however, that the payments shall be included in the calculation of the amount of Restricted Payments;

(11) Restricted Payments not exceeding $30.0 million in the aggregate for any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations; provided, however, that (A) at the time of the Restricted Payments, no Default shall have occurred and be continuing or result from the Restricted Payments, and (B) the Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

(12) the repurchase or other acquisition or retirement for value of up to all of ChipPAC International Company Limited’s outstanding 12.75% Senior Subordinated Notes due 2009 as described under the section in this prospectus titled “Use of Proceeds”; provided, however, that the Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

(13) the distribution, as a dividend or otherwise, of shares of Capital Stock or assets of an Unrestricted Subsidiary, provided that the Fair Market Value of the shares of Capital Stock or assets shall not exceed the amount of the Investments that were made, and not subsequently reduced under clause (3)(D) of paragraph (a) above, by STATS ChipPAC in the Unrestricted Subsidiary and were treated as Restricted Payments or were included in the calculation of the amount of Restricted Payments previously made; provided, however, that (A) the distributions shall be excluded in the calculation of the amount of Restricted Payments and (B) any net reduction in Investments in the Unrestricted Subsidiary resulting from the distribution shall be excluded from the calculation of amounts under clause (3)(D) of paragraph (a) above; or

(14) Restricted Payments not exceeding $15.0 million in the aggregate; provided, however, that (A) at the time of the Restricted Payments, no Default shall have occurred and be continuing or result from the Restricted Payments and (B) the Restricted Payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Indebtedness
      (a) STATS ChipPAC shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness, except that STATS ChipPAC may Incur Indebtedness if, after giving pro forma effect to the Incurrence, the Consolidated Coverage Ratio exceeds 2.0 to 1.0.
      (b) Notwithstanding the provisions of paragraph (a), STATS ChipPAC and its Restricted Subsidiaries may Incur the following Indebtedness:

(1) Indebtedness of STATS ChipPAC or any Guarantor Incurred under any Credit Facilities; provided, however, that, immediately after giving effect to the Incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) and then outstanding does not exceed the greater of (A) $100.0 million and (B) the sum of (x) $20.0 million, (y) 50% of the book value of the inventory of STATS ChipPAC and that of the Restricted Subsidiaries and (z) 80% of the book value of the accounts receivables of STATS ChipPAC and that of the Restricted Subsidiaries; provided, further, that the Indebtedness may only be Incurred by a Restricted Subsidiary that is a Guarantor if the Indebtedness, when added together with the amount of all other Indebtedness Incurred by Restricted Subsidiaries that are Guarantors under this clause (1) and then outstanding, does not exceed an amount equal to 50% of the greater of (x) the amount in clause (A) above and (y) the amount determined in clause (B) above;

(2) Indebtedness of STATS ChipPAC or any Restricted Subsidiary owed to and held by STATS ChipPAC or a Guarantor; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in a Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of the Indebtedness (other than to STATS ChipPAC or another Restricted Subsidiary) will be considered, in each case, to constitute the Incurrence of the Indebtedness by the issuer of that Indebtedness;

(3) Indebtedness consisting of the notes, other than Additional Notes;

(4) Indebtedness outstanding on the Issue Date, other than Indebtedness described in clause (1), (2), (3), (7), (8), (9) or (14) of this paragraph (b);

(5) Refinancing Indebtedness relating to Indebtedness Incurred under paragraph (a) or under clause (2), (3), (4), (6) or this clause (5) of this paragraph (b); provided, however, that to the extent the Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred under clause (6) of this paragraph (b), the Refinancing Indebtedness shall be Incurred only by that Subsidiary;

(6) Indebtedness of a Person Incurred and outstanding on or prior to the date on which the Person was acquired by the STATS ChipPAC or a Restricted Subsidiary, other than Indebtedness Incurred in anticipation of, in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions where the Person was acquired by STATS ChipPAC or a Restricted Subsidiary; provided, however, that after giving pro forma effect to the transaction or series of related transactions, (a) the Consolidated Coverage Ratio increases as a consequence of the incurrence and related acquisition and (b) the Consolidated Coverage Ratio is at least 1.5 to 1.0;

(7) Indebtedness of STATS ChipPAC Korea in an amount not to exceed $20.0 million in the aggregate;

(8) Indebtedness of STATS ChipPAC Malaysia in an amount not to exceed $1.0 million in the aggregate;

(9) Indebtedness of STATS ChipPAC China in an amount not to exceed $30.0 million aggregate principal amount;

(10) Hedging Obligations of STATS ChipPAC or any Restricted Subsidiary under Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation;

(11) Indebtedness of STATS ChipPAC or any Restricted Subsidiary in the form of performance bonds, completion guarantees and surety or appeal bonds entered into by STATS ChipPAC and the Restricted Subsidiaries in the ordinary course of their business;

(12) Indebtedness consisting of the Note Guarantees and Guarantees of other Indebtedness otherwise permitted under the indenture;

(13) Indebtedness of STATS ChipPAC or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that the Indebtedness is satisfied within five business days of Incurrence;

(14) Indebtedness, including Capital Lease Obligations, Incurred by STATS ChipPAC or any of the Guarantors to finance the purchase, lease or improvement of real or personal property or equipment, whether through the direct purchase of assets or the Capital Stock of any Person owning the assets, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred under this clause (14) and then outstanding, does not exceed the greater of (A) $50.0 million and (B) 5% of Total Assets (in each case including any Refinancing Indebtedness of that Indebtedness);

(15) Indebtedness Incurred by STATS ChipPAC or any of the Restricted Subsidiaries constituting reimbursement obligations under letters of credit issued in the ordinary course of business including, without limitation, letters of credit to procure raw materials, or relating to workers’ compensation claims or self-insurance, or other Indebtedness relating to reimbursement-type obligations regarding workers’ compensation claims;

(16) Indebtedness of STATS ChipPAC issued to any of its directors, employees, officers or consultants or a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any of the assets of STATS ChipPAC or the Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes and Refinancing

Indebtedness of that Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred under this clause (16) and then outstanding, does not exceed $5.0 million;

(17) Indebtedness arising from agreements of STATS ChipPAC or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of STATS ChipPAC, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of the business, assets or Restricted Subsidiary for the purpose of financing the acquisition; provided that the maximum assumable liability of all the Indebtedness shall at no time exceed the gross proceeds actually received by STATS ChipPAC and the Restricted Subsidiaries in connection with the disposition; and

(18) Indebtedness of STATS ChipPAC or a Guarantor in an aggregate principal amount which, together with all other Indebtedness of STATS ChipPAC and the Guarantors outstanding on the date of Incurrence (other than Indebtedness permitted by clauses (1) through (17) above or paragraph (a) above) does not exceed $40.0 million.

      (c) Notwithstanding this provision, STATS ChipPAC shall not, and shall not permit any Restricted Subsidiary to, Incur any Refinancing Indebtedness under the prior paragraph (b) if the proceeds from the Refinancing Indebtedness are used, directly or indirectly, to Refinance any Subordinated Obligations unless the Indebtedness shall be subordinated to the notes or the relevant Note Guarantee, as applicable, to at least the same extent as the Subordinated Obligations.
      (d) For purposes of determining compliance with this covenant,

(1) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, STATS ChipPAC, in its sole discretion, will classify the item of Indebtedness at the time of its Incurrence, or later reclassify all or a portion of such Indebtedness in any manner that complies with the indenture governing the notes, and only be required to include the amount and type of the Indebtedness in one of the above clauses; and

(2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.
      (e) Notwithstanding paragraphs (a) and (b) above, STATS ChipPAC shall not, and shall not permit any Guarantor to, Incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of STATS ChipPAC or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of STATS ChipPAC solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.
      (f) For purposes of determining compliance with any U.S. dollar denominated restriction on the Limitation on Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of the Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of the Indebtedness, provided, however, that if any of the Indebtedness denominated in a different currency is governed by a Currency Agreement relating to U.S. dollars, covering all principal, premium, if any, and interest payable on the Indebtedness, the amount of Indebtedness expressed in U.S. dollars will be as provided in the Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) the U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined compliance the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of the excess will be determined on the date the Refinancing Indebtedness is Incurred.

Liens
      STATS ChipPAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens and Liens to secure Indebtedness pursuant to subparagraphs (b)(1) and (b)(9) of the covenant “— Limitation on Indebtedness,” unless:
      (1) in the case of any Lien securing Subordinated Obligations, effective provision is made to secure the notes or such Note Guarantee, as the case may be, with a Lien on the same collateral that is prior to the Lien securing such Subordinated Obligations; and
      (2) in all other cases, the notes or such Note Guarantee, as the case may be, are secured on an equal and ratable basis.

Limitation on Restrictions on Distributions from Restricted Subsidiaries
      STATS ChipPAC shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to STATS ChipPAC or any Restricted Subsidiary or pay any Indebtedness owed to STATS ChipPAC or any Restricted Subsidiary, (b) make any loans or advances to STATS ChipPAC or any Restricted Subsidiary or (c) transfer any of its property or assets to STATS ChipPAC or any Restricted Subsidiary, except:
      (1) any encumbrance or restriction under an agreement in effect at or entered into on the Issue Date, including the indenture, the notes and the Note Guarantees;
      (2) any encumbrance or restriction relating to a Restricted Subsidiary under an agreement relating to any Indebtedness Incurred by the Restricted Subsidiary on or prior to the date on which the Restricted Subsidiary was acquired by STATS ChipPAC, other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions where the Restricted Subsidiary became a Restricted Subsidiary or was acquired by STATS ChipPAC, and outstanding on that date;
      (3) any encumbrance or restriction under an agreement (A) evidencing Indebtedness Incurred without violation of the indenture or (B) effecting a Refinancing of Indebtedness Incurred under an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that in the case of clauses (A) and (B), the encumbrances and restrictions relating the Restricted Subsidiary contained in the refinancing agreement or amendment are, in the good faith judgment of the Board of Directors of STATS ChipPAC, no more restrictive in any material respect than the encumbrances and restrictions relating to the Restricted Subsidiary contained in agreements of the Restricted Subsidiary in effect at, or entered into on, the Issue Date;
      (4) any encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent the provisions restrict the transfer of the lease or the property leased thereunder or in licenses entered into in the ordinary course of business to the extent the licenses restrict the transfer of the license or the property licensed under the license;
      (5) in the case of clause (c) above, restrictions contained in security agreements (including Capital Lease Obligations) or mortgages securing Indebtedness of a Restricted Subsidiary so long as the restrictions solely restrict the transfer of the property governed by the security agreements or mortgages;
      (6) restrictions on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;
      (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (c) above;
      (8) provisions relating to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

      (9) any restriction relating to a Restricted Subsidiary imposed under an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of the Restricted Subsidiary pending the closing of the sale or disposition;
      (10) any restriction arising under applicable law, regulation or order;
      (11) any agreement or instrument governing Capital Stock, other than Disqualified Stock, of any Person that is in effect on the date the Person is acquired by STATS ChipPAC or a Restricted Subsidiary;
      (12) any restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
      (13) any encumbrance or restriction under an agreement evidencing Indebtedness incurred pursuant to clause (b)(9) of the covenant entitled “— Limitation on Indebtedness” that is reasonable and customary for the type of Indebtedness incurred pursuant to clause (b)(9) of the covenant entitled “Limitation on Indebtedness;” and
      (14) customary provisions in joint venture agreements entered into with the approval of STATS ChipPAC’s Board of Directors; provided, however,that (i) such encumbrance or restriction is applicable only to the assets of such Restricted Subsidiary that are the subject of such agreement, (ii) the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than is customary in comparable agreements and (iii) STATS ChipPAC reasonably determines that any such encumbrance or restriction will not materially affect its ability to make any anticipated principal or interest payments on the notes.

Merger, Consolidation or Sale of Assets
      STATS ChipPAC shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of related transactions, all or substantially all its assets to, any Person, unless:
      (1) the resulting, surviving or transferee Person, referred to as a “Successor Company,” shall be a Person organized and existing under the laws of Singapore or of the United States of America, any State thereof or the District of Columbia and the Successor Company, if not STATS ChipPAC, shall expressly assume, by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of STATS ChipPAC under the indenture, the notes and the registration rights agreement;
      (2) immediately after giving effect to the transaction, and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of the transaction as having been Incurred by the Successor Company or the Subsidiary at the time of the transaction, no Default shall have occurred and be continuing;
      (3) immediately after giving effect to the transaction, (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “— Limitation on Indebtedness” or (B) the Consolidated Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the same ratio for STATS ChipPAC and its Restricted Subsidiaries immediately prior to the transaction;
      (4) STATS ChipPAC shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and any supplemental indenture comply with the indenture;
      (5) if the merging corporation is organized and existing under the laws of Singapore and the Successor Company is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia or if the merging corporation is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company is organized and existing under the laws of Singapore (any such event, a “Foreign Jurisdiction Merger”), STATS ChipPAC shall have delivered to the trustee an opinion of counsel that the holders of notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the transaction and will be taxed in the same manner and on the same amounts and at the same times as would have been the case if the transaction had not occurred; and

      (6) in the event of a Foreign Jurisdiction Merger, STATS ChipPAC shall have delivered to the trustee an opinion of counsel from Singapore or other applicable jurisdiction that (A) any payment of interest or principal under or relating to the notes or the Note Guarantees will, after the consolidation, merger, conveyance, transfer or lease of assets, be exempt from the Taxes described under “— Redemption Upon Changes in Withholding Taxes” and (B) no other taxes on income, including capital gains, will be payable by holders of the notes under the laws of Singapore or any other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes relating to the acquisition, ownership or disposition of the notes, including the receipt of interest or principal thereon, provided that the holder does not use or hold, and is not deemed to use or hold the notes in carrying on a business in Singapore or other jurisdiction where the Successor Company is or becomes organized, resident or engaged in business for tax purposes;
provided, however, that clause (3) above shall not apply (x) if, in the good faith determination of the Board of Directors of STATS ChipPAC, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose and effect of the transaction is to change the jurisdiction of incorporation of STATS ChipPAC or (y) in the case of a merger of STATS ChipPAC with or into one of its Wholly Owned Subsidiaries.
      The Successor Company shall be the successor to STATS ChipPAC and shall succeed to, and be substituted for, and may exercise every right and power of, STATS ChipPAC under the indenture, the notes and the registration rights agreement and STATS ChipPAC, except in the case of a lease, shall be automatically released from its obligations under the indenture, the notes and the registration rights agreement.
      STATS ChipPAC will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:
      (1) the resulting, surviving or transferee Person if not the Guarantor shall be a Person organized and existing under the laws of the jurisdiction under which the Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and the Person shall expressly assume, by executing a supplemental indenture satisfactory to the trustee, all the obligations of the Guarantor under the indenture, its Note Guarantee and the registration rights agreement;
      (2) immediately after giving effect to the transaction or transactions on a pro forma basis, and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of the transaction as having been issued by the Person at the time of the transaction, no Default shall have occurred and be continuing; and
      (3) STATS ChipPAC delivers to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and the supplemental indenture complies with the indenture.
      The provisions of clauses (1) and (2) above shall not apply to any one or more transactions involving a Guarantor which constitute an Asset Sale if such transactions are made in compliance with the applicable provisions of the “Asset Sale” provision of the indenture.

Transactions with Affiliates
      (a) STATS ChipPAC shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction, including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service, with any Affiliate of STATS ChipPAC (an “Affiliate Transaction”) unless the terms of that transaction:

(1) are no less favorable to STATS ChipPAC or the Restricted Subsidiary than those that could be obtained at the time of the transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if the Affiliate Transaction involves an amount in excess of $10.0 million, have been approved by a majority of the disinterested members of the Board of Directors of STATS ChipPAC; and

(3) if the Affiliate Transaction involves an amount in excess of $20.0 million, have been determined by (A) a nationally recognized investment banking firm to be fair, from a financial standpoint, to STATS ChipPAC and the Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making determinations of this kind to be on terms that are not less favorable to STATS ChipPAC and the Restricted Subsidiaries than the terms that could be obtained in an arms-length transaction from a Person that is not an Affiliate; provided, however, that this clause (3) shall not apply to any transaction that is an Affiliate Transaction solely because another party to such transaction is deemed an Affiliate of STATS ChipPAC through its direct or indirect relationship with any Permitted Holder.

      (b) The provisions of the prior paragraph (a) shall not prohibit:

(1) any Restricted Payment permitted to be paid under the covenant described under “— Restricted Payments;”

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise under, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of STATS ChipPAC;

(3) the grant of stock options or similar rights to STATS ChipPAC employees and directors or those of the Restricted Subsidiaries under plans or agreements approved by the Board of Directors of STATS ChipPAC;

(4) loans or advances to employees, directors, officers or consultants (A) in the ordinary course of business or (B) otherwise in an aggregate amount not to exceed $5.0 million in the aggregate outstanding at any one time;

(5) reasonable fees, compensation or employee benefit arrangements to and indemnity provided for the benefit of employees, directors, officers or consultants of STATS ChipPAC or any of its Subsidiaries in the ordinary course of business;

(6) any transaction exclusively between or among STATS ChipPAC and the Restricted Subsidiaries or between or among Restricted Subsidiaries; provided, however, that the transactions are not otherwise prohibited by the indenture;

(7) any agreement with an Affiliate in existence on the Issue Date and previously provided to the Trustee;

(8) the issuance or sale of any STATS ChipPAC Capital Stock, other than Disqualified Stock; and

(9) payments or cancellations of loans to employees or consultants of STATS ChipPAC or any Restricted Subsidiary that are approved by a majority of the Board of Directors of STATS ChipPAC in good faith and that are otherwise permitted under the Indenture not to exceed $2.0 million in the aggregate.

Future Guarantors
      If, after the Issue Date, STATS ChipPAC forms or otherwise acquires, directly or indirectly, any Restricted Subsidiary, STATS ChipPAC shall cause the Restricted Subsidiary to Guarantee the notes under a Note Guarantee on the terms and conditions in the indenture; provided, however, in the event STATS ChipPAC or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized under the laws of a jurisdiction other than the United States and the jurisdiction prohibits by law, regulation or order the Restricted Subsidiary from providing a Guarantee, STATS ChipPAC shall use all commercially reasonable efforts, including pursuing required waivers, over a period up to one year, to provide the Guarantee; provided, however, that STATS ChipPAC shall not be required to use commercially reasonable efforts relating to the Subsidiaries for more than a one-year period or a shorter period as the Board of Directors of STATS ChipPAC shall determine in good faith that it have used all commercially reasonable efforts. If STATS ChipPAC or the Restricted Subsidiary is unable during the period to obtain an enforceable Note Guarantee in the jurisdiction, then the Restricted Subsidiary shall not be required to provide a Note Guarantee so long as the Restricted Subsidiary does not Guarantee any other Indebtedness of STATS ChipPAC or the Restricted Subsidiaries.

Limitation on Assets of Non-Guarantors
      STATS ChipPAC shall not permit the Restricted Subsidiaries that are not Guarantors to collectively hold at any one time more than 33 1/3% (the “Trigger Percentage”) of the sum of the Total Assets plus the total assets of all Restricted Subsidiaries that are not Guarantors; provided that in the event that, and for so long as, STATS ChipPAC Korea is not able to guarantee the notes because the required regulatory approvals have not been obtained, the Trigger Percentage shall equal 50.0%.

Payments for Consent
      STATS ChipPAC will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
Reports
      So long as any notes are outstanding, STATS ChipPAC will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC’s rules and regulations:
      (1) all annual reports that would be required to be filed with or furnished to the SEC on Form 20-F if STATS ChipPAC were required to file or furnish such reports;
      (2) all quarterly reports on Form 6-K whether or not STATS ChipPAC is required to file or furnish such reports to the SEC; and
      (3) all current reports that would be required to be filed with or furnished to the SEC on Form 6-K if STATS ChipPAC were required to file or furnish such reports.
      All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 20-F referred to in clause (1) above will include a report on STATS ChipPAC’s consolidated financial statements by STATS ChipPAC’s certified independent accountants. Each quarterly report on Form 6-K referred to in clause (2) above will include STATS ChipPAC’s consolidated balance sheet and consolidated income statement and will be furnished by STATS ChipPAC to the holders of notes (or STATS ChipPAC will cause the trustee to furnish to the holders of notes) and will be furnished to the SEC within 45 days following the end of the first, second and third fiscal quarter of each fiscal year. In addition, STATS ChipPAC will file a copy of each of the reports referred to in clauses (1) and (3) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.
      If, at any time, STATS ChipPAC is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, STATS ChipPAC will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. STATS ChipPAC will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept STATS ChipPAC’s filings for any reason, STATS ChipPAC will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if STATS ChipPAC were required to file those reports with the SEC.
      In addition, STATS ChipPAC and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies
      Each of the following is an “Event of Default”:
      (1) a default in the payment of interest, or Liquidated Damages, if any, or any Additional Amounts on the notes when due, continued for 30 days;
      (2) a default in the payment of principal of any note when due at its Stated Maturity, upon redemption, upon required repurchase, upon declaration or otherwise;
      (3) the failure by STATS ChipPAC or any Guarantor to comply with its obligations under “— Certain Covenants — Merger, Consolidation or Sale of Assets” above;
      (4) the failure by STATS ChipPAC or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations under “— Repurchase at the Option of Holders — Change of Control” other than a failure to purchase the notes, “— Repurchase at the Option of Holders — Asset Sales” other than a failure to purchase the notes, “Reports,” or any of the covenants described above under “— Certain Covenants” under “— Limitation on Indebtedness,” “— Restricted Payments,” “— Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “— Transactions with Affiliates” or “— Future Guarantors;”
      (5) the failure by STATS ChipPAC or any Restricted Subsidiary to comply for 60 days after notice with other agreements contained in the indenture;
      (6) Indebtedness of STATS ChipPAC or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of the Indebtedness unpaid or accelerated exceeds $15.0 million, referred to as the “cross acceleration provision;”
      (7) events of bankruptcy, insolvency or reorganization of STATS ChipPAC or a Significant Subsidiary as specified in the indenture, referred to as the “bankruptcy provisions;”
      (8) any judgment or decree for the payment of money in excess of $15.0 million is entered against STATS ChipPAC or a Significant Subsidiary, remains outstanding for a period of 60 days following the judgment and is not discharged, waived or stayed within 10 days after notice, referred to as the “judgment default provision;” or
      (9) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect, other than in compliance with the terms of the Note Guarantee or any Significant Subsidiary that is a Guarantor denies or disaffirms its obligations under its Note Guarantee.
      However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding notes notify STATS ChipPAC of the default and STATS ChipPAC does not cure the default within the time specified after receipt of the notice.
      If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable. Upon a declaration, the principal and interest shall be due and payable immediately; provided, however, that if upon the declaration there are any amounts outstanding under any Credit Facilities of STATS ChipPAC or a Guarantor and the amounts thereunder have not been accelerated, the principal and interest shall be due and payable upon the earlier of the time the amounts are accelerated or five business days after receipt by STATS ChipPAC or such Guarantor and the representative under such Credit Facilities of the declaration. If an Event of Default relating to specific events of bankruptcy, insolvency or reorganization of STATS ChipPAC occurs and is continuing, the principal of and interest on all the notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the notes. The holders of a majority in principal amount of the outstanding notes may rescind any acceleration relating to the notes and its consequences.
      Contingent upon the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy under the indenture or the notes unless:
      (1) the holder has previously given the trustee notice that an Event of Default is continuing;
      (2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
      (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;
      (4) the trustee has not complied with the request within 60 days after receiving the request and the offer of security or indemnity; and
      (5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.
      If conditions in the indenture are met, holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a note or that would involve the trustee in personal liability.
      The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the notes. In addition, STATS ChipPAC is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether its signers know of any Default that occurred during the previous year. STATS ChipPAC also is required to deliver to the trustee, within 30 days, written notice of any event which would constitute specific types of Defaults, their status and what action ChipPAC International Company Limited is taking or proposes to take.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of STATS ChipPAC or any Guarantor, as such, will have any liability for any obligations of STATS ChipPAC or the Guarantor under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      STATS ChipPAC may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:
      (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on, such notes when such payments are due from the trust referred to below;
      (2) STATS ChipPAC’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

      (3) the rights, powers, trusts, duties and immunities of the trustee, and STATS ChipPAC’s and the Guarantors’ obligations in connection therewith; and
      (4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.
      In addition, STATS ChipPAC may, at its option and at any time, elect to have the obligations of STATS ChipPAC and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.
      In order to exercise either Legal Defeasance or Covenant Defeasance:
      (1) STATS ChipPAC must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and STATS ChipPAC must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;
      (2) in the case of Legal Defeasance, STATS ChipPAC must deliver to the trustee (a) an opinion of U.S. counsel reasonably acceptable to the trustee confirming that (i) STATS ChipPAC has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred and (b) an opinion of Singapore counsel and of any other jurisdiction in which STATS ChipPAC is organized, resident or engaged in business for tax purposes that (i) holders of the outstanding notes will not recognize income, gain or loss for purposes of the tax laws of the jurisdiction as a result of such Legal Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Legal Defeasance had not occurred and (ii) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of the jurisdiction or any political subdivision or taxing authority except in the case of a payment made to a holder which can be taxed by reason of the holder’s carrying on a business in Singapore or other jurisdiction;
      (3) in the case of Covenant Defeasance, STATS ChipPAC must deliver to the trustee (a) an opinion of U.S. counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred and (b) an opinion of Singapore counsel and of any other jurisdiction in which STATS ChipPAC is organized, resident or engaged in business for tax purposes that (i) holders of the outstanding notes will not recognize income, gain or loss for purposes of the tax laws of the jurisdiction as a result of such Covenant Defeasance and will be subject for purposes of the tax laws of that jurisdiction to income tax on the same amounts, in the same manner and at the same times as would have been the case if Covenant Defeasance had not occurred and (ii) payments from the defeasance trust will be free or exempt from any and all withholding and other taxes of whatever nature of the jurisdiction or any political subdivision or taxing authority except in the case of a payment made to a holder which can be taxed by reason of the holder’s carrying on a business in Singapore or other jurisdiction;
      (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which STATS ChipPAC or any Guarantor is a party or by which STATS ChipPAC or any Guarantor is bound;
      (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which STATS ChipPAC or any of its Subsidiaries is a party or by which STATS ChipPAC or any of its Subsidiaries is bound;
      (6) STATS ChipPAC must deliver to the trustee an officers’ certificate stating that the deposit was not made by STATS ChipPAC with the intent of preferring the holders of notes over the other creditors of STATS ChipPAC with the intent of defeating, hindering, delaying or defrauding any creditors of STATS ChipPAC or others; and
      (7) STATS ChipPAC must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).
      Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):
      (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;
      (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the captions “— Repurchase at the Option of Holders” and “— Redemption upon Changes in Withholding Taxes”);
      (3) reduce the rate of or change the time for payment of interest, including default interest, on any note;
      (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);
      (5) make any note payable in money other than that stated in the notes;
      (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on, the notes;
      (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the captions “— Repurchase at the Option of Holders” and “— Redemption Upon Changes in Withholding Taxes”);
      (8) release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or
      (9) make any change in the preceding amendment and waiver provisions.

      Notwithstanding the preceding, without the consent of any holder of notes, STATS ChipPAC, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:
      (1) to cure any ambiguity, defect or inconsistency;
      (2) to provide for uncertificated notes in addition to or in place of certificated notes;
      (3) to provide for the assumption of STATS ChipPAC’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of STATS ChipPAC’s or such Guarantor’s assets, as applicable;
      (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;
      (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;
      (6) to conform the text of the indenture, the Note Guarantees or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;
      (7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Issue Date;
      (8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes; or
      (9) to make any other modifications to the notes or the indenture governing the notes of a formal, minor or technical nature or necessary to correct a manifest error or upon opinion of counsel to comply with mandatory provisions of the law of Singapore or other foreign law requirements so long as such modification does not adversely affect the rights of any holder of the notes in any material respect.
Satisfaction and Discharge
      The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:
      (1) either:

(a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to STATS ChipPAC, have been delivered to the trustee for cancellation; or

(b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and STATS ChipPAC or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;
      (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which STATS ChipPAC or any Guarantor is a party or by which STATS ChipPAC or any Guarantor is bound;
      (3) STATS ChipPAC or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

      (4) STATS ChipPAC has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.
      In addition, STATS ChipPAC must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Enforceability of Judgments
      Since substantially all the operating assets of STATS ChipPAC and its Subsidiaries are outside the United States, any judgment obtained in the United States against STATS ChipPAC or a Guarantor, including judgments relating to the payment of principal, interest, Liquidated Damages, Additional Amounts, redemption price and any purchase price of the notes, may not be collectible within the United States.
      STATS ChipPAC has been informed by its Singapore counsel, Allen & Gledhill, that in its opinion (based on the assumptions and subject to the qualifications contained therein) the applicable laws of Singapore permit an action for debt to be brought in a court of competent jurisdiction in Singapore on a final and conclusive judgment in personam on merits properly obtained against STATS ChipPAC in a United States federal court or a court of the State of New York sitting in the Borough of Manhattan in The City of New York, respecting the enforcement of the notes, the indenture or the registration rights agreement that is not impeachable as void or voidable under the laws of the State of New York and that is for a specified sum in money and which could be enforced by execution against STATS ChipPAC in the jurisdiction of the relevant court and has not been stayed or satisfied in whole if:

•	the relevant court that rendered the judgment has jurisdiction over STATS ChipPAC, as recognized by the courts of Singapore and in compliance with Singapore’s conflict of laws rules and submission by STATS ChipPAC in the indenture to the jurisdiction of the New York court will be sufficient for this purpose;

•	the judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as that term is understood under the applicable laws of Singapore;

•	the enforcement of the judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory, public or penal laws; and

•	the action to enforce the judgment is commenced within the applicable limitation period.
Concerning the Trustee
      If the trustee becomes a creditor of STATS ChipPAC or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.
      The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to STATS ChipPAC Ltd., 10 Ang Mo Kio Street 65, #05-17/20 TechPoint, Singapore 569059, Attention: Legal Department.

Book-Entry, Delivery and Form
      The old notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A. Old notes may also be offered and sold in offshore transactions in reliance on Regulation S. Notes will be issued in fully registered form without interest coupons. Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.
      The old notes issued in accordance with Rule 144A initially were represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A Global Notes”) and old notes issued in accordance with Regulation S initially were represented by one or more Notes in registered, global form without interest coupons (collectively, the “Regulation S Global Notes”). The new notes will also be issued in the form of one or more global notes (collectively, and, together with the Rule 144A Global Notes and the Regulation S Global Notes, the “Global Notes”).
      The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. In addition, beneficial interests in the Rule 144A Global Note may be exchanged for beneficial interests in the Regulation S Global Note and vice versa only in accordance with the Indenture and the applicable rules and system procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, (“Clearstream”)), which may change from time to time.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.
      So long as the notes are listed on the SGX-ST and the rules of the SGX-ST so require, STATS ChipPAC shall appoint and maintain a paying agent in Singapore, where the notes may be presented or surrendered for payment or redemption, in the event that a Global Note is exchanged for definitive notes in certificated form. In addition, in the event that a Global Note is exchanged for definitive notes in certificated form, announcement of such exchange shall be made through the SGX-ST and such information shall include all material information with respect to the delivery of the definitive notes in certificated form, including details of the paying agent in Singapore.
      Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.
Depository Procedures
      The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. STATS ChipPAC takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.
      DTC has advised STATS ChipPAC that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the old notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
      DTC has also advised STATS ChipPAC that, pursuant to procedures established by it:
      (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and
      (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).
      Investors in the Rule 144A Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./ N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.
      Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, STATS ChipPAC and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither STATS ChipPAC, the trustee nor any agent of STATS ChipPAC or the trustee has or will have any responsibility or liability for:
      (1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
      (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
      DTC has advised STATS ChipPAC that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or STATS ChipPAC. Neither STATS ChipPAC nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and STATS ChipPAC and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
      Subject to the transfer restrictions with respect to the Rule 144A Global Notes and the Regulation S Global Notes, transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      DTC has advised STATS ChipPAC that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of STATS ChipPAC, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Exchange of Global Notes for Certificated Notes
      A Global Note is exchangeable for Certificated Notes if:
      (1) DTC(a) notifies STATS ChipPAC that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, STATS ChipPAC fails to appoint a successor depositary;
      (2) STATS ChipPAC, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
      (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.
      In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes
      Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes. See “Transfer Restrictions.”
Same Day Settlement and Payment
      STATS ChipPAC will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. STATS ChipPAC will make all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. STATS ChipPAC expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised STATS ChipPAC that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Certain Definitions
      Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
      “Asset Sale” means:
      (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of STATS ChipPAC and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the indenture described above under the caption “— Redemption at the Option of Holders — Asset Sale”; and
      (2) the issuance of Equity Interests in any of STATS ChipPAC’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

      Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
      (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;
      (2) a transfer of assets between or among STATS ChipPAC and the Guarantors;
      (3) an issuance of Equity Interests by a Restricted Subsidiary of STATS ChipPAC to STATS ChipPAC or to a Guarantor of STATS ChipPAC;
      (4) the sale or lease of products, services, accounts receivable or inventory in the ordinary course of business and any sale or other disposition of damaged, uneconomical, negligible, surplus, worn-out or obsolete assets or assets that are no longer useful in the conduct of business of STATS ChipPAC and its Restricted Subsidiaries, in each case, in the ordinary course of business;
      (5) the sale or other disposition of cash or cash equivalents;
      (6) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment;
      (7) the issuance, sale or other disposition of shares of Capital Stock of a Restricted Subsidiary where such shares are directors’ qualifying shares or are required by applicable law to be held by a Person other than STATS ChipPAC or a Restricted Subsidiary;
      (8) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings; and
      (9) the lease, assignment or sublease of any real or personal property in the ordinary course of business and consistent in scale and scope with past practice.
      “Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Attributable Debt” relating to a Sale/ Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale/ Leaseback Transaction, including any period for which the lease has been extended or may, at the option of the lessor, be extended.
      “Average Life” means, as of the date of determination, relating to any Indebtedness or Preferred Stock, the quotient obtained by dividing: (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of the Indebtedness or redemption or similar payment relating to the Preferred Stock multiplied by the amount of the payment by (2) the sum of all the payments.
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:
      (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
      (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;
      (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
      (4) with respect to any other Person, the board or committee of such Person serving a similar function.

      “Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in compliance with U.S. GAAP, and the amount of Indebtedness represented by the obligation shall be the capitalized amount of the obligation determined in compliance with U.S. GAAP; and the Stated Maturity of the obligation shall be the date of the last payment of rent or any other amount due under the lease prior to the first date upon which the lease may be terminated by the lessee without payment of a penalty.
      “Capital Stock” means:
      (1) in the case of a corporation, corporate stock;
      (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
      (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
      (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.
      “Change of Control” means the occurrence of any of the following:
      (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of STATS ChipPAC and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than to one or more Permitted Holders or any Related Party of any Permitted Holder;
      (2) the adoption of a plan relating to the liquidation or dissolution of STATS ChipPAC;
      (3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders and their respective Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of STATS ChipPAC, measured by voting power rather than number of shares; or
      (4) STATS ChipPAC consolidates with, or merges with or into, any Person, other than the Permitted Holders and their respective Related Parties, or any Person other than the Permitted Holders and their respective Related Parties, consolidates with, or merges with or into, STATS ChipPAC, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of STATS ChipPAC or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of STATS ChipPAC outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).
      Notwithstanding the foregoing, any sale, lease, transfer, conveyance, merger, liquidation, or dissolution involving any of the assets or capital stock of any Permitted Holder shall not be considered a “Change of Control.”
      “Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.
      “Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available ending on or prior to the date of determination to (b) Consolidated Interest Expense for the four fiscal quarters; provided, however, that:
      (1) if STATS ChipPAC or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving effect on a pro forma basis to the Indebtedness as if the Indebtedness had been Incurred on the first day of the period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation will be deemed to be (i) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of the new Indebtedness as if the discharge had occurred on the first day of the period;
      (2) if STATS ChipPAC or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless the Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for the period shall be calculated on a pro forma basis as if the discharge had occurred on the first day of the period and as if STATS ChipPAC or the Restricted Subsidiary has not earned the interest income actually earned during the period relating to cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge the Indebtedness;
      (3) if since the beginning of the period STATS ChipPAC or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is such an Asset Sale, the EBITDA for the period shall be reduced by an amount equal to the EBITDA, if positive, directly attributable to the assets which are the subject of the Asset Sale for the period, or increased by an amount equal to the EBITDA, if negative, directly attributable for the period and Consolidated Interest Expense for the period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of STATS ChipPAC or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged relating to STATS ChipPAC and its continuing Restricted Subsidiaries in connection with the Asset Sale for the period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for the period directly attributable to the Indebtedness of the Restricted Subsidiary to the extent STATS ChipPAC and its continuing Restricted Subsidiaries are no longer liable for the Indebtedness after the sale);
      (4) if since the beginning of the period STATS ChipPAC or any Restricted Subsidiary, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any Person which becomes a Restricted Subsidiary, or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving their pro forma effect, including the Incurrence of any Indebtedness, as if the Investment or acquisition occurred on the first day of the period; and
      (5) if since the beginning of the period any Person, that subsequently became a Restricted Subsidiary or was merged with or into STATS ChipPAC or any Restricted Subsidiary since the beginning of the period, shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment under clause (3) or (4) above if made by STATS ChipPAC or a Restricted Subsidiary during the period, EBITDA and Consolidated Interest Expense for the period shall be calculated after giving their pro forma effect as if the Asset Sale, Investment or acquisition occurred on the first day of the period.
      For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating to the acquisition or disposition and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection with, the acquisition or disposition, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of STATS ChipPAC and shall include any applicable Pro Forma Cost Savings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of the Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period, taking into account any Interest Rate Agreement applicable to the Indebtedness if the Interest Rate Agreement has a remaining term in excess of 12 months.

      “Consolidated Interest Expense” means, for any period, STATS ChipPAC’s total interest expense and that of its consolidated Restricted Subsidiaries determined in compliance with U.S. GAAP, plus, to the extent not included in total interest expense, and to the extent incurred by STATS ChipPAC or its Restricted Subsidiaries, without duplication:
      (1) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/ Leaseback Transaction, in each case, determined in compliance with U.S. GAAP;
      (2) amortization of debt discount and debt issuance cost;
      (3) capitalized interest;
      (4) non-cash interest expenses;
      (5) commissions, discounts and other fees and charges owed relating to letters of credit and bankers’ acceptance financing;
      (6) net costs associated with Hedging Obligations involving any Interest Rate Agreement, including amortization of fees, determined compliance U.S. GAAP;
      (7) dividends paid in cash or Disqualified Stock relating to (A) all Preferred Stock of Restricted Subsidiaries and (B) all of STATS ChipPAC’s Disqualified Stock, in each case, held by Persons other than STATS ChipPAC or a Wholly Owned Subsidiary;
      (8) interest actually paid by STATS ChipPAC or a Restricted Subsidiary under any Guarantee of Indebtedness of any other Person; and
      (9) the cash contributions to any employee stock ownership plan or similar trust to the extent the contributions are used by the plan or trust to pay interest or fees to any Person other than STATS ChipPAC in connection with Indebtedness Incurred by the plan or trust;
and less, to the extent included in total interest expense, the amortization during the period of capitalized financing costs associated with the issuance of the notes and the related repayment of the 12.75% senior subordinated notes due 2009 of ChipPAC International Company Limited, the amortization during the period of other capitalized financing costs.
      “Consolidated Net Income” means, for any period, the net income of STATS ChipPAC and its consolidated Subsidiaries determined in compliance with U.S. GAAP; provided, however, that there shall not be included in the Consolidated Net Income:
      (1) any net income of any Person other than STATS ChipPAC if the Person is not a Restricted Subsidiary, except that (A) limited by the exclusion contained in clause (4) below, STATS ChipPAC’s equity in the net income of the Person for the period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by the Person during the period to STATS ChipPAC or a Restricted Subsidiary as a dividend or other distribution subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below and (B) STATS ChipPAC’s equity in a net loss of the Person for the period shall be included in determining the Consolidated Net Income;
      (2) any net income or loss of any Person acquired by STATS ChipPAC or any of its Subsidiaries in a pooling of interests transaction for any period prior to the date of the acquisition;
      (3) any net income or loss of any Restricted Subsidiary if the Restricted Subsidiary is restricted, directly or indirectly, in its ability to pay dividends or make distributions, directly or indirectly, to STATS ChipPAC, except that (A) limited by the exclusion contained in clause (4) below, STATS ChipPAC’s equity in the net income of the Restricted Subsidiary for the period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by the Restricted Subsidiary consistent with these restrictions during the period to STATS ChipPAC or another Restricted Subsidiary as a dividend or other distribution subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause, and (B) STATS ChipPAC’s equity in a net loss of any the Restricted Subsidiary for the period shall be included in determining Consolidated Net Income;

      (4) any gain or loss realized upon the sale or other disposition of any of assets of STATS ChipPAC or those of its consolidated Subsidiaries, including under any sale-and-leaseback arrangement, which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;
      (5) any extraordinary or unusual gains or losses and the related tax effect in compliance with U.S. GAAP;
      (6) any translation gains and losses due solely to fluctuations in currency values and the related tax effect in compliance with U.S. GAAP;
      (7) the cumulative effect of a change in accounting principles; or
      (8) any loss by any Person arising from the Merger and the transactions contemplated thereby.
      Notwithstanding the provisions, for the purposes of the covenant described under “— Certain Covenants — Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to STATS ChipPAC or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under the covenant under clause (a)(3)(D) thereof.
      “Credit Facilities” means, one or more debt facilities (including, without limitation, the Multi-Currency Specific Advance Facility) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Currency Agreement” of a Person means any foreign exchange contract, currency swap agreement or other similar agreement to which the Person is a party or beneficiary.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require STATS ChipPAC to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that STATS ChipPAC may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that STATS ChipPAC and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
      “EBITDA” for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following in the amount deducted in calculating Consolidated Net Income, without duplication:
      (1) all income tax expense of STATS ChipPAC and its consolidated Restricted Subsidiaries;
      (2) depreciation expense of STATS ChipPAC and its consolidated Restricted Subsidiaries;
      (3) amortization expense or non-cash impairment charges recorded in connection with the application of Financial Accounting Standards No. 142 “Goodwill and Other Intangibles” of STATS ChipPAC and its

consolidated Restricted Subsidiaries, excluding amortization expense other than the amortization of capitalized financing costs, attributable to a prepaid cash item that was paid in a prior period;
      (4) all non-cash stock-based compensation charges of STATS ChipPAC and its consolidated Restricted Subsidiaries;
      (5) all other non-cash charges of STATS ChipPAC and its consolidated Restricted Subsidiaries, excluding any non-cash charge to the extent it represents an accrual of or reserve for cash expenditures in any future period; and
      (6) all fees and expenses paid or required to be paid by STATS ChipPAC and its consolidated Restricted Subsidiaries arising from the Merger and the transactions contemplated thereby.
in each case for the period. Notwithstanding these provisions, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only in an amount that and in the same proportion that the net income of the Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividend to STATS ChipPAC by the Restricted Subsidiary without prior approval that has not been obtained, under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to the Restricted Subsidiary or its stockholders.
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of STATS ChipPAC (unless otherwise provided in the indenture).
      “Government Securities” means securities that are direct obligations, or certificates representing an ownership interest in the obligations, of the United States of America, including any Person controlled or supervised by and acting as an agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.
      “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).
      “Guarantors” means each of:
      (1) STATS ChipPAC, Inc., a Delaware corporation, STATS ChipPAC Test Services, Inc., a Delaware corporation, STATS Holdings Limited, a company organized under the laws of the British Virgin Islands, ChipPAC, Inc., a Delaware corporation, ChipPAC International Company Limited, a company organized under the laws of the British Virgin Islands, ChipPAC Liquidity Management Hungary Limited Liability Company, a company organized under the laws of Hungary, ChipPAC Luxembourg S.a.R.L., a company organized under the laws of Luxembourg, STATS ChipPAC (Barbados) Ltd., a company organized under the laws of Barbados, STATS ChipPAC (BVI) Limited, a company organized under the laws of the British Virgin Islands, STATS ChipPAC Korea Ltd., a company organized under the laws of Korea and STATS ChipPAC Malaysia; and
      (2) any other Subsidiary of STATS ChipPAC that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.
      “Hedging Obligations” of any Person means the obligations of the Person under any Interest Rate Agreement or Currency Agreement.

      “Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be considered to be Incurred by the Subsidiary at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security, and the issuance as interest or dividend payments of pay-in-kind securities having identical terms to the underlying security and which pay-in-kind securities were contemplated on the issue date of the underlying security, in each case shall not be deemed the Incurrence of Indebtedness.
      “Indebtedness” of any Person on any date of determination means, without duplication:
      (1) the principal of and premium, if any, of (A) indebtedness of the Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;
      (2) all Capital Lease Obligations of the Person and all Attributable Debt of Sale/ Leaseback Transactions entered into by the Person;
      (3) all obligations of the Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement, but excluding trade accounts and accrued expenses payable arising in the ordinary course of business;
      (4) all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations under letters of credit securing obligations, other than obligations described in clauses (1) through (3) above, entered into in the ordinary course of business of the Person to the extent the letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the tenth business day following payment on the letter of credit;
      (5) the amount of all obligations of the Person relating to the redemption, repayment or other repurchase of any Disqualified Stock or, relating to any Subsidiary of the Person, the liquidation preference relating to, any Preferred Stock, but excluding, in each case, any accrued dividends;
      (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;
      (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of the Person, whether or not the obligation is assumed by the Person, the amount of the obligation being deemed to be the lesser of the value of the property or assets or the amount of the obligation so secured; and
      (8) to the extent not otherwise included in this definition, Hedging Obligations of the Person.
      The amount of Indebtedness of any Person at any date shall be the outstanding balance at the date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at the date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be considered to be the face amount of the Indebtedness less the remaining unamortized portion of the original issue discount of the Indebtedness at the time as determined in compliance with U.S. GAAP.
      “Interest Rate Agreement” of a Person means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Person against fluctuations in interest rates.
      “Investments” by any Person means all investments by the Person in other Persons in the forms of any direct or indirect advance, loan other than (A) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and (B) commission, travel and similar advances to officers and employees made in the ordinary course of business, or other extensions of credit, including by way of Guarantee or similar arrangement, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by the other Person. For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “— Certain Covenants — Restricted Payments”:
      (1) “Investment” shall include the portion, proportionate to STATS ChipPAC’s equity interest in the Subsidiary, of the Fair Market Value of the net assets of any Subsidiary of STATS ChipPAC at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of the Subsidiary as a Restricted Subsidiary, STATS ChipPAC will be considered to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount, if positive, equal to (x) STATS ChipPAC’s “Investment” in the Subsidiary at the time of the redesignation less (y) the portion, proportionate to STATS ChipPAC’s equity interest in the Subsidiary, of the Fair Market Value of the net assets of the Subsidiary at the time of the redesignation; and
      (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of the transfer.
      “Issue Date” means November 18, 2004.
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
      “Liquidated Damages” means all liquidated damages then owing pursuant to the registration rights agreement.
      “Merger” means the merger between ChipPAC, Inc. and Camelot Merger, Inc. pursuant to the Agreement and Plan of Merger and Reorganization, dated as of February 10, 2004, among ST Assembly Test Services Ltd, Camelot Merger, Inc. and ChipPAC, Inc.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Multi-Currency Specific Advance Facility” means that certain Multi-Currency Specific Advance Facility by and between STATS ChipPAC and the Oversea-Chinese Banking Corporation Limited pursuant to the letter agreements dated September 29, 2004 and July 11, 2003, providing for up to $50.0 million of credit borrowings, as amended, notated, modified, renewed, refunded, replaced (whether upon termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.
      “Net Cash Proceeds” relating to any issuance or sale of Capital Stock, means the cash proceeds of the issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result the issuance or sale and any reserve for adjustment in the sale price of the asset or assets established in compliance with U.S. GAAP.
      “Net Proceeds” means the aggregate cash proceeds received by STATS ChipPAC or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Specified Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with U.S. GAAP against any liabilities associated with the transaction and retained by STATS ChipPAC or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-

employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Note Guarantee” means the Guarantee by each Guarantor of STATS ChipPAC’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Permitted Holder” means each of Temasek Holdings (Private) Limited, Singapore Technologies Holdings Pte Ltd., Singapore Technologies Pte Ltd. and Singapore Technologies Semiconductors Pte Ltd. and their respective successors and assigns.
      “Permitted Investments” means an Investment by STATS ChipPAC or any Restricted Subsidiary in:
      (1) a Restricted Subsidiary that is a Guarantor or a Person that will, upon the making of the Investment, become a Restricted Subsidiary that is a Guarantor; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;
      (2) another Person if as a result of the Investment the other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, STATS ChipPAC or a Restricted Subsidiary that is a Guarantor; provided, however, that such Person’s primary business is a Related Business;
      (3) Temporary Cash Investments;
      (4) receivables owing to STATS ChipPAC or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable on customary trade terms; provided, however, that the trade terms may include the concessionaire trade terms as STATS ChipPAC or the Restricted Subsidiary deems reasonable under the circumstances;
      (5) Investments in existence on the Issue Date;
      (6) payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
      (7) loans or advances to employees, directors, officers or consultants made in the ordinary course of STATS ChipPAC’s business or that of the Restricted Subsidiary;
      (8) any Person to the extent that such Person is a supplier (or an Affiliate thereof) to STATS ChipPAC or any of its Restricted Subsidiaries and as a result of such Investment, STATS ChipPAC or such Restricted Subsidiary receives improved technology or materially improved pricing, timing of delivery or availability with respect to the products or services provided by such supplier; provided that such Investment is made in the ordinary course of business and consistent in scale and scope with past practice of STATS ChipPAC or the applicable Restricted Subsidiary;
      (9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to STATS ChipPAC or any Restricted Subsidiary or in satisfaction of judgments;
      (10) any Person to the extent the Investment represents the non-cash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”
      (11) Currency Agreements and Interest Rate Agreements entered into in the ordinary course of business and otherwise in compliance with the indenture;
      (12) so long as no Default shall have occurred and be continuing or results from the Investment, any Person in an aggregate amount which, when added together with the amount of all the Investments made under this clause (12) which at the time of the Investment have not been repaid through repayments of loans or advances or other transfers of assets, does not exceed the greater of (A) $60.0 million and (B) 5.0% of Total Assets, with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value;

      (13) a Restricted Subsidiary that is not Guarantor, that is organized under the laws of the Peoples Republic of China and that is primarily engaged in a Related Business, which Investment is solely for the purpose of allowing such Restricted Subsidiary, under the laws of the Peoples Republic of China, to (x) make capital expenditures or (y) acquire other assets that are not classified as current assets under U.S. GAAP and that are used or useful in such Related Business, in each case, so long as that for every $1.00 invested in such Restricted Subsidiary at least $3.00 are expended to (A) make a capital expenditure or (B) acquire other assets that are not classified as current assets under U.S. GAAP and that are useful in such Related Business, but in any event not to exceed $35.0 million in Investments under this clause (13) in the aggregate in any twelve-month period;
      (14) Investments the payment for which consists of Equity Interests of STATS ChipPAC (other than Disqualified Stock);
      (15) Guarantees of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Limitation on Indebtedness” and performance guarantees consistent with past practice;
      (16) any Investment acquired by STATS ChipPAC or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivables held by STATS ChipPAC or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by STATS ChipPAC or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured investment in default;
      (17) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons entered into in the ordinary course of business and consistent in scale and scope with past practice; and
      (18) Simmtech Co. Ltd. pursuant to contractual relationships in effect on the Issue Date.
      “Permitted Liens” means:
      (1) Liens on assets of STATS ChipPAC or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto;
      (2) Liens in favor of STATS ChipPAC or any Guarantor;
      (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with STATS ChipPAC or any Subsidiary of STATS ChipPAC; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with STATS ChipPAC or the Subsidiary;
      (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by STATS ChipPAC or any Subsidiary of STATS ChipPAC; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;
      (5) Liens (or deposits of cash or government bonds) in favor of issuers of performance, surety bid, indemnity, warranty, release, appeal or similar bonds to secure such bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, incurred in the ordinary course of business and consistent with past practice;
      (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (b)(14) of the covenant entitled “— Certain Covenants — Limitation on Indebtedness” covering only the assets acquired with or financed by such Indebtedness;
      (7) Liens existing on the Issue Date;
      (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded or for property taxes on property that STATS ChipPAC or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property; provided that any reserve or other appropriate provision as is required in conformity with U.S. GAAP has been made therefor;
      (9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;
      (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
      (11) Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);
      (12) Liens to secure any Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Refinancing Indebtedness permitted under the indenture and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
      (13) attachment or judgment Liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated in good faith for the review of such judgment have not been finally terminated or the period within such proceedings may be initiated has not expired;
      (14) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business and consistent with past practice;
      (15) Liens in favor of the trustee with respect to the notes for its own benefit and for the benefit of the holders of the notes;
      (16) pledges or deposits made in connection with acquisition agreements or letters of intent entered into in respect of a proposed acquisition;
      (17) Liens upon specific items of inventory or other goods and proceeds of that Person securing that Person’s obligations in respect of bankers’ acceptances issued or credited for the account of that Person in the ordinary course of business to facilitate the purchase, shipment or storage of that inventory or other goods;

(18)	Liens securing reimbursement obligations with respect to commercial letters of credit issued for the account of that Person which encumber documents and other Property relating to those commercial letters of credit and the products and proceeds thereof;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods by that Person;

(20)	banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by STATS ChipPAC in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law and

(b) such deposit account is not intended by STATS ChipPAC or any Restricted Subsidiary to provide collateral to the depositary institution;

(21)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by STATS ChipPAC and its Restricted Subsidiaries in the ordinary course of business; and

(22)	Liens incurred in the ordinary course of business of STATS ChipPAC or any Subsidiary of STATS ChipPAC with respect to obligations that do not exceed $15.0 million at any one time outstanding.

      “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes however designated which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Person, over shares of Capital Stock of any other class of the Person.
      “Pro Forma Cost Savings” during any period means the reduction in costs that were:
      (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and applied as of the Issue Date, or
      (2) implemented by the business that was the subject of the asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying accounting records of the business, as if, in the case of each of clause (1) and (2), all the reductions in costs had been effected as of the beginning of the period.
      “Refinance” of any Indebtedness means to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, the indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of STATS ChipPAC or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
      (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
      (2) the Refinancing Indebtedness has an Average Life at the time the Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
      (3) the Refinancing Indebtedness has an aggregate principal amount, or if Incurred with original issue discount, an aggregate issue price, that is equal to or less than the aggregate principal amount, or if Incurred with original issue discount, the aggregate accreted value, then outstanding or committed, plus fees and expenses, including any premium and defeasance costs, under the Indebtedness being Refinanced;
provided, further, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of STATS ChipPAC or (y) Indebtedness of STATS ChipPAC or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
      “Related Business” means any business related, ancillary or complementary to the businesses of STATS ChipPAC and those of its Restricted Subsidiaries on the Issue Date.
      “Related Person” means: (1) any controlling stockholder or 80% (or more) owned Subsidiary of any Permitted Holder or (2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consists of any Permitted Holder and/or such other Persons referred to in the immediately preceding clause (1).

      “Restricted Payment” of any Person means:
      (1) the declaration or payment of any dividends or any other distributions of any sort relating to its Capital Stock, including any payment in connection with any merger or consolidation involving the Person, or similar payment to the direct or indirect holders of its Capital Stock in their capacity as such, other than dividends or distributions payable solely in its Capital Stock other than Disqualified Stock, and dividends or distributions payable solely to STATS ChipPAC or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders, majority stockholders or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation;
      (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of STATS ChipPAC held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of STATS ChipPAC other than a Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock, other than into Capital Stock of STATS ChipPAC that is not Disqualified Stock;
      (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations, other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of such purchase, repurchase or acquisition; or
      (4) the making of any Investment in any Person other than a Permitted Investment.
      In determining the amount of any Restricted Payment made in property other than cash, the amount shall be the fair market value of the property at the time of the Restricted Payment.
      “Restricted Subsidiary” means any Subsidiary of STATS ChipPAC that is not an Unrestricted Subsidiary.
      “S&P” means Standard & Poor’s Ratings Group.
      “Sale/ Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby STATS ChipPAC or a Restricted Subsidiary transfers the property to a Person and STATS ChipPAC or a Restricted Subsidiary leases it from the Person. Notwithstanding the foregoing, any transfer of property by STATS ChipPAC or a Restricted Subsidiary to a Person within 90 days of such property’s acquisition by STATS ChipPAC or such Restricted Subsidiary that is then leased back to STATS ChipPAC or such Restricted Subsidiary at any time following such transfer shall not be considered a Sale/ Leaseback Transaction.
      “Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.
      “Specified Senior Indebtedness” means (i) the Indebtedness of any Person, whether outstanding on the Issue Date or thereafter incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post filing interest is allowed in such proceeding) in respect of (A) Indebtedness of such Person for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or (ii), in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided, that such obligations are subordinate in right of payment to the notes; provided, however, that Specified Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligations in respect of Capital Stock of such Person or (5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the indenture.
      “Stated Maturity” of any security means the date specified in the security as the fixed date on which the final payment of principal of the security is due and payable, including under any mandatory redemption provision, but excluding any provision providing for the repurchase of the security at the option of the holder upon the happening of any contingency unless the contingency has occurred.
      “STATS ChipPAC China” means each of STATS ChipPAC Shanghai Co., Ltd. (formerly ChipPAC (Shanghai) Company Ltd) and STATS ChipPAC Test Services (Shanghai) Co., Ltd. (formerly STATS Shanghai Ltd).
      “STATS ChipPAC Korea” means STATS ChipPAC Korea Ltd. (formerly ChipPAC Korea Company Ltd.).
      “STATS ChipPAC Malaysia” means STATS ChipPAC Malaysia Sdn. Bhd. (formerly ChipPAC Malaysia Sdn. Bhd.).
      “Subordinated Obligation” means any Indebtedness of STATS ChipPAC or any Guarantor, whether outstanding on the Issue Date or thereafter Incurred, which is subordinate or junior in right of payment to, in the case of STATS ChipPAC, the notes or, in the case of any Guarantor, its Guarantee, under a written agreement to that effect.
      “Subsidiary” means, with respect to any specified Person:
      (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
      (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
      “Temporary Cash Investments” means any of the following:
      (1) any evidence of Indebtedness, maturing not more than one year after the date of investment by STATS ChipPAC or any Restricted Subsidiary, issued by the United States of America or any of its instrumentality agencies, or by the Republic of Korea, the Republic of Singapore or any of their respective instrumentalities or agencies, or by the Asian Development Bank, the World Bank or any other supranational organization, referred to as the “Government Entities,” and guaranteed or otherwise backed, directly or indirectly fully as to principal, premium, if any, and interest, by the Government Entity issuing the indebtedness;
      (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of the investments’ acquisition issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $250.0 million, or the foreign currency equivalent thereof, and has outstanding debt which is rated “A,” or a similar equivalent rating, or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
      (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
      (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation, other than an Affiliate of STATS ChipPAC, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” or higher according to Moody’s or “A-1” or higher according to S&P; and

      (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority of the United States, and rated at least “A” by S&P or “A” by Moody’s.
      “Total Assets” means the total consolidated assets less goodwill of STATS ChipPAC and those of its Guarantors, as provided in the most recent consolidated balance sheet of STATS ChipPAC.
      “Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 15, 2008; provided, however, that if the period from the redemption date to November 15, 2008, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means (1) Winstek Semiconductor Corporation unless and until such entity is designated a Restricted Subsidiary in accordance with the provisions of the indenture governing the notes, (2) any Subsidiary of STATS ChipPAC that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of STATS ChipPAC in the manner provided below and (3) any Subsidiary of an Unrestricted Subsidiary of STATS ChipPAC. The Board of Directors of STATS ChipPAC may designate any Subsidiary of STATS ChipPAC, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary unless the Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, STATS ChipPAC or any other Subsidiary of STATS ChipPAC that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if the Subsidiary has assets greater than $1,000, the designation would be permitted under the covenant described under “— Certain Covenants — Restricted Payments.” The Board of Directors of STATS ChipPAC may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to the designation (x) STATS ChipPAC could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “— Certain Covenants — Limitation on Indebtedness” and (y) no Default shall have occurred and be continuing. The designation by the Board of Directors of STATS ChipPAC shall be evidenced to the trustee by promptly filing with the trustee a copy of the resolution of the Board of Directors giving effect to the designation and an officers’ certificate certifying that the designation complied with these provisions.
      “U.S. Dollar Equivalent” of any monetary amount in a currency other than U.S. dollars means, at any time for determination thereof, the amount of U.S. dollars obtained by converting the foreign currency involved in the computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to the determination.
      Except as described under “— Certain Covenants — Limitation on Indebtedness,” whenever it is necessary to determine whether STATS ChipPAC has complied with any covenant in the indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, the amount will be treated as the U.S. Dollar Equivalent determined as of the date the amount is initially determined in the currency.
      “U.S. GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.
      “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Wholly Owned Subsidiary” means a Restricted Subsidiary the Capital Stock of which (other than directors’ qualifying shares) is at least 95% owned by STATS ChipPAC or one or more Wholly Owned Subsidiaries.

TAXATION
Material Singapore Tax Considerations
      The statements made herein regarding taxation are general in nature and based on certain aspects of the tax laws of Singapore, taxation measures announced by the Singapore Minister for Finance in annual budget statements and administrative guidelines issued by the relevant authorities applicable as of the date of this prospectus and are subject to any changes in such laws, announced taxation measures or administrative guidelines, or in the interpretation of these laws, taxation measures or guidelines, occurring after such date, which changes could be made on a retroactive basis. Neither those statements nor any other statements in this prospectus are to be regarded as advice on the tax position of any holder of the new notes or of any person acquiring, selling or otherwise dealing with the new notes or on any tax implications arising from the acquisition, sale or other dealings in respect of the new notes. The statements do not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to acquire, own or dispose of the new notes and do not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities) may be subject to special rules. Holders and prospective holders of the new notes are advised to consult their own tax advisors as to the Singapore or other tax consequences of the acquisition, ownership of or disposition of the new notes, including, in particular, the effect of any foreign, state or local tax laws to which they are subject.
General
      Subject to certain exemptions, Singapore corporate resident taxpayers are subject to Singapore income tax on:

•	income accruing in or derived from Singapore; and

•	foreign income received in Singapore.
      From a corporate resident taxpayer perspective, foreign-sourced dividends, branch profits and services income received on or after June 1, 2003 will be tax exempt in Singapore provided that certain prescribed conditions are met. The conditions for this exemption include that the resident companies in Singapore must receive foreign-sourced income directly from jurisdictions with a headline (or highest published) corporate rate of income tax on gains or profits from a trade or business of at least 15% and the foreign income (or, in the case of a dividend, the underlying income out of which the dividend was paid) has been subject to tax in the foreign jurisdiction or was exempted from tax under a tax holiday for substantive business activities.
      A corporate taxpayer is generally regarded as tax resident in Singapore if the company’s business is controlled and managed in Singapore (for example, if the Board of Directors meets and conducts the company’s business in Singapore).
      An individual is regarded as resident in Singapore in a year of assessment if, in the preceding calendar year, the individual is physically present in Singapore or exercises an employment in Singapore (other than as a director of a company) for 183 days or more, or if the individual resides in Singapore.
      Non-Singapore resident corporate taxpayers are, subject to certain exceptions, subject to Singapore income tax only on:

•	income accruing in or derived from Singapore; and

•	foreign income received in Singapore.
      Non-Singapore resident individuals are, subject to certain exceptions, subject to Singapore income tax only on income accruing in or derived from Singapore.
      For individual tax residents of Singapore, all foreign-sourced income received in Singapore on or after January 1, 2004 is exempt from Singapore tax unless the said income is received through a partnership in Singapore. Certain Singapore-sourced investment income (such as interest from debt securities) derived by individuals on or after January 1, 2004 from certain financial instruments (other than income derived through a partnership in Singapore or from the carrying on of a trade, business or profession) will be tax exempt in Singapore.
      The corporate tax rate in Singapore is 20% for the year of assessment 2005 (i.e. for income of the financial year or other basis period ended 2004). In addition, three-quarters of up to the first S$10,000, and one-half of up to the next S$90,000, of a company’s chargeable income otherwise subject to normal taxation (other than Singapore dividends received by the company) has been exempted from corporate tax with effect from the year of assessment 2002. Further, new companies will, subject to certain conditions, be eligible for full tax exemption on their normal chargeable income (other than Singapore dividends) of up to S$100,000 a year for each of the company’s first three years of assessment falling within year of assessment 2005 to year of assessment 2009. The remaining chargeable income (after the tax exemption) will be taxed at the applicable corporate tax rate.
      For a Singapore tax resident individual, the rate of tax will vary according to the individual’s chargeable income but is subject to a maximum rate of 22% for the year of assessment 2005. The Singapore Minister for Finance announced in the 2005 Budget that the top personal tax rate would be lowered to 21% for the year of assessment 2006 and then to 20% for the year of assessment 2007. A non-resident individual is normally taxed at the corporate tax rate, except that Singapore employment income is taxed at a flat rate of 15% or at resident rates, whichever yields a higher tax.
      Subject to any applicable tax treaty, non-resident taxpayers are also subject to withholding tax (at varying rates depending on the type of income in question and the circumstances) on the gross amount of certain types of income derived from Singapore.
      There is currently no comprehensive income tax treaty between Singapore and the United States.
Interest Payments
      Under tax laws currently effective in Singapore, subject to following paragraphs, payments falling within Section 12(6) of the Income Tax Act, Chapter 134 of Singapore (the “ITA”) (including interest) are deemed to be derived from Singapore where the payments are:
      (a) borne, directly or indirectly, by a person resident in Singapore (except in respect of a business carried on outside Singapore through a permanent establishment outside Singapore) or a permanent establishment in Singapore;
      (b) deductible against any income accruing in or derived from Singapore; or
      (c) income derived from loans where the funds provided by such loans are brought into or used in Singapore.
      Further, such payments where made to a person not known to be a resident in Singapore for tax purposes are subject to withholding tax in Singapore at the rate of 20% (with effect from the year of assessment 2005). However, if the payment is due and payable on or after February 28, 1996, and is derived by a person not resident in Singapore from sources other than its trade, business, profession or vocation carried on or exercised in Singapore and is not effectively connected with any permanent establishment in Singapore of that person, the withholding tax rate is 15%. The rate of 15% may be reduced by applicable tax treaties.
      In addition, as the issue of the new notes is lead-managed by a Financial Sector Incentive (Bond Market) Company, the new notes would be “qualifying debt securities” for the purposes of the ITA. If the new notes are “qualifying debt securities”:
      (a) interest on the new notes received by a holder who is not resident in Singapore and who does not have any permanent establishment in Singapore is exempt from Singapore tax. Non-residents who carry on any operation through permanent establishments in Singapore also have the benefit of this exemption, provided that the new notes are not acquired using funds from Singapore operations. Funds from Singapore operations means, in relation to a person, the funds and profits of that person’s operations through a permanent establishment in Singapore;

      (b) subject to certain conditions having been fulfilled (including the submission by or on behalf of us a return on debt securities to the Monetary Authority of Singapore and the Comptroller of Income Tax (the “Comptroller”)), interest on the new notes received by any company or body of persons (as defined in the ITA) in Singapore is subject to tax at a concessionary rate of 10%; and
      (c) subject to:

(i) our including in all offering documents relating to the new notes a statement to the effect that any person whose interest derived from the new notes is not exempt from tax shall include such interest in a return of income made under the ITA; and

(ii) we, or such other person as the Comptroller may direct, furnishing to the Comptroller a return on the debt securities within such period as the Comptroller may specify and such other particulars in connection with those securities as the Comptroller may require, interest derived from the new notes is not subject to the withholding of tax by us.
      However, notwithstanding the foregoing:
      (x) if during the primary launch of the new notes, the new notes are issued to fewer than four persons and 50% or more of the principal amount of the new notes is beneficially held or funded, directly or indirectly, by related parties of ours, the new notes would not qualify as “qualifying debt securities”; and
      (y) even though the new notes are “qualifying debt securities”, if, at any time during the tenor of the new notes, 50% or more of the principal amount of the new notes is held beneficially or funded, directly or indirectly, by any related party(ies) of ours, interest derived from the new notes held by:

(i) any related party of ours, or

(ii) any other person where the funds used by such person to acquire the new notes are obtained, directly or indirectly, from any related party of ours, shall not be eligible for the withholding tax exemption or concessionary rate of tax of 10%.
      The term “related party”, in relation to a person, means any other person who, directly or indirectly, controls that person, or is controlled, directly or indirectly, by that person, or where he and that other person, directly or indirectly, are under the control of a common person.
      Notwithstanding that we are permitted to make payments under the new notes without deduction or withholding of tax under Section 45(1) of the ITA, any person whose interest derived from the new notes is not exempt from tax is required to include such interest in a return of income made under the ITA.
Gains on sale of the new notes
      Any gains considered to be in the nature of capital made from the sale of the new notes will not be taxable in Singapore. However, any gains from the sale of the new notes derived by a person as part of a trade or business carried on in Singapore (e.g one of dealing in securities) by that person may be taxable in Singapore as such gains are considered revenue in nature.
Estate Duty
      Singapore estate duty is imposed on the value of immovable property situated in Singapore and movable property, wherever it may be situated, passing on the death of an individual domiciled in Singapore. Estate duty, however, is not imposed on movable properties in Singapore passing on the death, on or after January 1, 2002, of persons who are not domiciled in Singapore. Accordingly, where an individual holder of the new notes is not domiciled in Singapore at the time of the individual’s death, the new notes will not be subject to Singapore estate duty.

      Prospective purchasers of the new notes who are individuals, whether or not domiciled in Singapore, should consult their own tax advisors regarding the Singapore estate duty consequences of their investment and ownership of such new notes.
United States Taxation
      The following is a summary of certain U.S. federal income tax consequences to U.S. Holders (as defined below) of the ownership and disposition of notes as of the date hereof. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (Code), the Treasury regulations promulgated or proposed thereunder, judicial authority, published administrative positions of the Internal Revenue Service (IRS) and other applicable authorities, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis.
      Except where noted, this summary deals only with notes that are held as capital assets as defined under the Code, and does not represent a detailed description of the U.S. federal income tax consequences applicable to U.S. Holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to U.S. Holders subject to special treatment under the U.S. federal income tax laws, including a U.S. Holder who is:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to market method of accounting for its securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity; or

•	a U.S. person whose “functional currency” is not the U.S. dollar.
      We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.
      THE FOLLOWING DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE ESTATE TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
      For purposes of this discussion, a “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
      If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If a U.S. Holder is a partner of a partnership holding notes, such U.S. Holder should consult its tax advisors.

The Exchange
      The exchange of old notes for new notes will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, a U.S. Holder will not recognize gain or loss upon exchanging its old notes for new notes. The holding period of the new notes received will include the holding period of the old notes exchanged therefor, and the adjusted tax basis of the new notes received will be the same as the adjusted tax basis of the old notes exchanged therefor immediately before the exchange.

Payments of Interest
      Interest on a note generally will be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. Interest income on a note generally will constitute foreign source income and, for taxable years beginning before December 31, 2006, generally will be considered “passive income” or “financial services income” for purposes of computing the foreign tax credit. For taxable years beginning after December 31, 2006, interest income on a note generally will be considered “passive category income” or “general category income” for purposes of computing the foreign tax credit.
      Should any foreign tax be withheld, the amount withheld and the gross amount of any Additional Amounts paid to a U.S. Holder will be included in such holder’s income at the time such amount is received or accrued in accordance with such holder’s method of tax accounting. Foreign withholding tax paid at the rate applicable to a U.S. Holder would, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s method of tax accounting. Foreign withholding tax paid at the rate applicable to a U.S. Holder would, subject to limitations and conditions, be treated as foreign income tax eligible for credit against such holder’s U.S. federal income tax liability or, at such holder’s election, be eligible for deductions in computing taxable income. U.S. Holders should consult their tax advisors regarding the creditability or deductibility of any withholding taxes. Any Additional Amounts would generally constitute foreign source income.

Market Discount
      If a U.S. Holder purchases a note at a price less than the note’s principal amount, the amount of the difference will be treated as market discount unless such difference is less than a specified de minimis amount (generally .0025 of the note’s principal amount times the number of complete years to maturity from the date the U.S. Holder acquires the note). Market discount generally accrues ratably over the remaining term of a note unless a holder elects to accrue market discount on a constant yield basis. A U.S. Holder of a note with market discount will be required to treat any gain recognized on the sale or other disposition of the note as ordinary income rather than capital gain to the extent of the market discount accrued on the note. A U.S. Holder may elect to include market discount in income as it accrues, in which case any gain recognized on the sale or other disposition of a note will be capital gain. Such election will apply to all debt instruments that the U.S. Holder acquires during or after the taxable year to which the election applies, and may only be revoked with the consent of the IRS. Market discount should constitute foreign source interest income and, for taxable years beginning before December 31, 2006, should be considered “passive income” or “financial services income” for purposes of computing the foreign tax credit. For taxable years beginning after December 31, 2006, market discount should be considered “passive category income” or “general category income” for purposes of computing the foreign tax credit.

Bond Premium
      If a U.S. Holder purchases a note at a price in excess of the amount payable at maturity, the U.S. Holder generally may elect to amortize the excess, or bond premium, over the remaining term of the note on a constant yield method as an offset to interest. If a U.S. Holder elects to amortize bond premium, the amortized bond premium will reduce the U.S. Holder’s basis in the note. An election to amortize bond premium on a constant yield method will also apply to all debt instruments that the U.S. Holder holds or subsequently acquires during or after the taxable year to which the election applies. The election may not be revoked without the consent of the IRS. A U.S. Holder’s election to amortize bond premium as an offset to interest in respect of a note accordingly should offset such U.S. Holder’s foreign source interest income.

Sale, Exchange and Retirement of Notes
      Upon the sale, exchange (other than an exchange of old notes for new notes), retirement or other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount realized upon the sale, exchange, retirement or other taxable disposition (not including any amount allocable to accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and (ii) such U.S. Holder’s adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note. A U.S. Holder’s adjusted tax basis in the note generally will equal that holder’s cost, increased by any market discount previously included in income in respect thereof and reduced (but not below zero) by any principal payments on the note received by such holder and by any amortized bond premium. The capital gain or loss will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the note has been held for more than one year. Long-term capital gains recognized by noncorporate taxpayers, including individuals, are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gains or loss on the sale, exchange or retirement of a note will generally be treated as U.S. source gain or loss for purposes of computing the foreign tax credit.

Information Reporting and Backup Withholding
      In general, information reporting requirements will apply to payments of principal and interest paid or accrued on a note and to the proceeds of sale of a note made to a U.S. Holder (unless such holder is an exempt recipient, such as a corporation). A backup withholding tax will apply to such payments if the holder (i) fails to furnish a taxpayer identification number (TIN) or establish an exemption from backup withholding, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to report properly interest or dividends, or (iv) fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the TIN provided is the correct number and that the holder is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities (other than old notes acquired directly from us or any of our affiliates). We and the guarantors have agreed that for a period of up to 180 days from the consummation deadline of the exchange offer (that is, the 30th business day after the effectiveness of the registration statement of which the prospectus is a part), we and the guarantors will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales.
      We and the guarantors will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We and the guarantors have agreed to pay all expenses incident to the exchange offer, including the reasonable fees and disbursements of counsel to the initial purchasers and the holders of the old notes and will indemnify holders of the notes against certain liabilities, including liabilities under the Securities Act.

THE EXCHANGE OFFER
Registration Rights
      In connection with the sale of the old notes, the purchasers of the old notes became entitled to the benefits of certain registration rights. Pursuant to the registration rights agreement executed as part of the offering of the old notes, we and the guarantors agreed to:

•	file within 120 days, and cause to become effective within 180 days, from the date of the original issue of the outstanding old notes, the registration statement of which this prospectus is a part with respect to the exchange of the old notes for the new notes to be issued in the exchange offer; and

•	use all commercially reasonable best efforts to issue on or prior to 30 business days, or longer, after the date on which the exchange offer registration statement was declared effective, new notes in exchange for the old notes.
      If:
      (1) we and the guarantors are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy; or
      (2) any holder of old notes notifies us within 20 business days following consummation of the exchange offer that:

(a) it is prohibited by law or Commission policy from participating in the exchange offer; or

(b) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

(c) that it is a broker-dealer and owns notes acquired directly from the Company or an affiliate of the Company;
we and the guarantors will file with the Commission a shelf registration statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.
      In the event the exchange offer is consummated, we will not be required to file a shelf registration statement relating to any outstanding old notes other than those held by persons not eligible to participate in the exchange offer. The exchange offer shall be deemed to have been consummated upon the earlier to occur of:

•	our having exchanged new notes for all outstanding old notes (other than old notes held by persons not eligible to participate in the exchange offer) pursuant to the exchange offer and

•	our having exchanged, pursuant to the exchange offer, new notes for all old notes that have been tendered and not withdrawn on the expiration date.
      Upon consummation, holders of old notes seeking liquidity in their investment would have to rely on exemptions to registration requirements under the Securities Act. See “Risk Factors — If you fail to exchange your old notes for new notes, you will continue to hold notes subject to transfer restrictions.”
Liquidated Damages
      In the registration rights agreement, we also agreed that in the event that:
      (1) we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;
      (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness;

      (3) we and the guarantors fail to consummate the exchange offer within 30 business days after the exchange offer registration statement is declared effective by the Commission; or
      (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or fails to be usable for its intended purposes during the periods specified in the registration rights agreement, then we and the guarantors will pay liquidated damages to each holder in an amount equal to 0.50% per annum until all registration defaults have been cured.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept all old notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.
      As of the date of this prospectus, $215.0 million aggregate principal amount of old notes are outstanding. In connection with the issuance of the old notes, we arranged for the old notes initially purchased by Qualified Institutional Buyers under Rule 144A or by persons outside the United States under Regulation S to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The new notes will also be issuable and transferable in book-entry form through DTC.
      This prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of April 12, 2005, which is the record date for purposes of the exchange offer.
      We shall be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to the exchange agent. See “— Exchange Agent.” The exchange agent will act as agent for the tendering holders of old notes for the purpose of receiving new notes from us and delivering new notes to such holders.
      If any tendered old notes are not accepted for any exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted old notes will be returned, without expenses, to the tendering holder thereof promptly after the expiration date.
      Holders of old notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Dates, Extensions, and Amendments
      The term “expiration date” shall mean May 20, 2005 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.
      In order to extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will mail to the record holders of old notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such announcement may state that we are extending the exchange offer for a specified period of time.
      We reserve the right:

•	to delay acceptance of any old notes in the event that the exchange offer is extended, to extend the exchange offer or to terminate the exchange offer and to refuse to accept any old notes, if any of the conditions set forth herein under “— Termination” shall have occurred and shall not have been waived by us (if permitted to be waived by us) prior to the expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent; and

•	to amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.
      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment.
      Without limiting the manner by which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the PR Newswire.
Interest on the New Notes
      The new notes will bear interest from November 18, 2004 payable semiannually on May 15 and November 15 of each year commencing on May 15, 2005 at the rate of 6 3/4% per annum. Holders of old notes whose old notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the old notes accrued from November 18, 2004 until the date of the issuance of the new notes. Consequently, holders who exchange their old notes for new notes will receive the same interest payment on May 15, 2005 (the first interest payment date with respect to the old notes and the new notes) that they would have received had they not accepted the exchange offer.
Resale of the New Notes
      Based on no-action letters issued by the staff of the Commission to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a broker-dealer who purchased the notes directly from us to resell pursuant to an exemption under the Securities Act or a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) without a compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	the new notes were acquired in the ordinary course of business; and

•	the holder is not engaged in, and does not intend to engage in, and has no arrangements or understanding with any person to participate in, the distribution of the new notes.
      Holders of old notes wishing to accept the exchange offer must represent to us that these conditions have been met.
      Each broker-dealer that receives new notes in exchange for old notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of new notes received in exchange for old notes.
Procedure for Tendering
      To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the old notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent’s account in accordance with DTC’s procedure for such transfer. Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth herein under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.
      The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.
      Delivery of all documents must be made to the exchange agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies, or nominees effect such tender for such holders.
      The method of delivery of old notes and the Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or old notes should be sent to us.
      Only a holder of old notes may tender such old notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the books of the company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.
      Any beneficial holder whose old notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his old notes, either make appropriate arrangements to register ownership of the old notes in such holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.
      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”) unless the old notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the Letter of Transmittal; or

•	for the account of an Eligible Institution.
      If the Letter of Transmittal is signed by a person other than the registered holder of any old notes listed therein, such old notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders that appears on the old notes.
      If the Letter of Transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.
      All the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes will be determined by us in our sole discretion, which determinations will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities as to particular old notes and any conditions of tender as to all of the old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the Letter of Transmittal promptly following the expiration date.
      In addition, we reserve the right in our sole discretion to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, or, as set forth under “— Termination,” to terminate the exchange offer; and

•	to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise.
      The terms of any such purchase or offers may differ from the terms of the exchange offer.
      By tendering, each holder of old notes will represent to us that among other things, the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in the distribution of the new notes and that neither the holder nor any such other person in an “affiliate” of our company within the meaning of Rule 405 under the Securities Act.
Guaranteed Delivery Procedure
      Holders who wish to tender their old notes and whose old notes are not immediately available, or who cannot deliver their old notes, the Letter of Transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

•	The tender is made through an Eligible Institution;

•	Prior to the expiration date, the exchange agent receives from such eligible institution properly competed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery):

—	setting forth the name and address of the holder of the old notes, the certificate number or numbers of such old notes and the principal amount of old notes tendered;

—	stating that the tender is being made by guaranteed delivery; and

—	guaranteeing that, within five business days after the expiration date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the old notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the exchange agent; and

—	the exchange agent receives the properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered old notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agents’ account at DTC of old notes delivered electronically) and all other documents required by the Letter of Transmittal within five business days after the expiration date.
Withdrawal of Tenders
      Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the expiration date.

      To withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn (the “Depositor”);

•	identify the old notes to be withdrawn (including the certificate number or numbers and principal amount of the old notes);

•	be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which the old notes were tendered (including any required signature guarantees) or be accompanied by documents of transfers sufficient to permit the Trustee with respect to the old notes to register the transfer of the old notes into the name of the Depositor withdrawing the tender; and

•	specify the name in which the old notes are to be registered, if different from that of the Depositor.
      All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the old notes so withdrawn are validly tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be tendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.
Termination
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any old notes not therefore accepted for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, might materially impair our ability to proceed with the exchange offer; or

•	any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute rule or regulation is interpreted by the staff of the Commission or court of competent jurisdiction in a manner, which, in our judgment, might materially impair our ability to proceed with the exchange offer.
      If we determine that we may terminate the exchange offer, as set forth above, we may:

•	refuse to accept any old notes and return any old notes that have been tendered to the holders thereof;

•	extend the exchange offer and retain all old notes that have been tendered prior to the expiration of the exchange offer, subject to the rights of such holders of tendered old notes to withdraw their tendered old notes; or

•	waive such termination event with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.
      If such waiver constitutes a material change in the exchange offer, we will disclose the change by means of a supplement to this prospectus that will be distributed to each registered holder of old notes and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the old notes, if the exchange offer would otherwise expire during such period.

Exchange Agent
      U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

By Mail or Hand Delivery	U.S. Bank National Association EP-MN-WS3C 60 Livingston Avenue St. Paul, MN 55107-2292 Attention: Specialized Finance
Facsimile Transmission:	U.S. Bank National Association (651) 495-8158
Confirm by Telephone:	(800) 934-6802
Fees and Expenses
      The expense of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by officers and regular employees of ours and our affiliates in person, by facsimile or telephone.
      We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent’s reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.
      The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees, will be paid by us.
      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any other person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.
Consequences of Failure to Exchange
      If you do not tender your old notes to be exchanged in this exchange offer, they will remain “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they may only be resold if:

•	registered pursuant to the Securities Act;

•	an exemption from registration is available; or

•	neither registration nor an exemption is required by law; and
      they shall continue to bear a legend restricting transfer in the absence of registration or an exemption from registration.

      As a result of the restrictions on transfer and the availability of the new notes, the old notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of old notes will have no further registration rights under the registration rights agreement.
LEGAL MATTERS
      Certain legal matters with respect to the new notes are being passed upon on our behalf by Kirkland & Ellis LLP as to matters of United States and New York law. Certain matters of Singapore law are being passed upon on our behalf by Allen & Gledhill.
EXPERTS
      The consolidated financial statements as of December 31, 2004 and for the year ended December 31, 2004, incorporated by reference to the Annual Report on Form 20-F for the year ended December 31, 2004 and included in this prospectus have been so incorporated and included in reliance on the report of PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as expects in auditing and accounting.
      The consolidated financial statements of STATS as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, have been included and incorporated by reference herein in reliance upon the report of KPMG, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify and hold KPMG harmless against and from any and all legal costs and expenses (including reasonable fees and expenses of attorneys, experts and consultants) which KPMG may incur in connection with its successful defense of any legal action or proceeding that may arise as a result of KPMG’s consent to the inclusion (or incorporation by reference) of KPMG’s report on ST Assembly Test Services Ltd’s consolidated financial statements in this registration statement, whether brought under the federal securities laws or other statutes, state statute or common law, or otherwise. KPMG shall not be indemnified, and shall refund to us, any amounts paid to KPMG pursuant to such indemnification in the event there is court adjudication that KPMG is guilty of professional malpractice, or in the event that KPMG becomes liable for any part of the plaintiff’s damages by virtue of settlement.
      The consolidated financial statements of ChipPAC, Inc. as of December 31, 2002 and 2003 and for each of the three years ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
CHANGE OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
      Prior to the merger, the STATS Audit Committee reviewed the appointment of STATS’ auditors in order to rationalize the audit services required by STATS and ChipPAC upon the consummation of the merger. The decision to review the appointment of STATS’ auditors was not related to the quality of the services provided by KPMG or any concerns raised by KPMG, nor was it motivated by a desire to realize overall cost savings. Based on this review and on conversations with KPMG, the then auditors of STATS, and PricewaterhouseCoopers, Singapore (an affiliate firm of PricewaterhouseCoopers LLP, the then auditors of ChipPAC), the STATS Audit Committee decided to engage PricewaterhouseCoopers, Singapore to replace KPMG as STATS’ auditors to perform the audit of its financial statements for the fiscal year 2004. PricewaterhouseCoopers, Singapore has consented to be appointed as auditors of STATS and KPMG resigned with effect from the appointment of PricewaterhouseCoopers, Singapore at the STATS extraordinary general meeting held on August 4, 2004. Prior to the decision of the STATS Audit Committee to recommend the engagement of PricewaterhouseCoopers, Singapore as auditors to STATS, the STATS Audit Committee did not discuss with PricewaterhouseCoopers, Singapore the application of accounting principles to particular transactions or the type of audit report PricewaterhouseCoopers, Singapore may give on STATS’ financial statements.

      KPMG’s reports on STATS’ consolidated financial statements did not contain an adverse opinion, a disclaimer of opinion, or a qualification or modification as to uncertainty, audit scope or accounting principles. In addition, there have been no disagreements between STATS and KPMG regarding accounting principles or practices, financial statement disclosure or auditing scope or procedures that were not resolved to the satisfaction of KPMG and would require KPMG to make reference to such disagreement in its report. KPMG has not advised STATS that information has come to KPMG’s attention that has made KPMG unwilling to be associated with the STATS historical financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
STATS ChipPAC Ltd.:
      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders’ equity and of cash flows, present fairly, in all material respects, the financial position of STATS ChipPAC Ltd. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.
PricewaterhouseCoopers
Singapore
March 11, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
ST Assembly Test Services Ltd.:
      We have audited the accompanying consolidated balance sheet of ST Assembly Test Services Ltd. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ST Assembly Test Services Ltd. and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.
KPMG
Singapore
February 6, 2004

STATS CHIPPAC LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31
In thousands of U.S. Dollars (except per share data)

	Note	2003	2004

ASSETS
Current assets:
Cash and cash equivalents	3	$313,163	$227,509
Short-term marketable securities	4	11,144	2,060
Accounts receivable, net	5	79,899	149,650
Amounts due from affiliates	2	7,050	2,623
Other receivables	6	2,773	16,813
Inventories	7	19,839	54,690
Prepaid expenses and other current assets	8	14,863	38,836

Total current assets		448,731	492,181
Long-term marketable securities	4	23,313	18,121
Property, plant and equipment, net	9	474,133	1,035,803
Intangible assets	10	1,940	125,830
Goodwill	11	2,209	523,598
Prepaid expenses and other non-current assets	8	43,526	76,169

Total assets		$993,852	$2,271,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payable		$8,042	$68,573
Payables related to property, plant and equipment purchases		54,089	51,638
Accrued operating expenses	13	40,661	63,899
Income taxes payable		3,383	2,038
Short-term borrowings	15	—	19,874
Amounts due to affiliates	2	1,836	137
Current obligations under capital leases	16	5,296	7,587
Current installments of long-term debt	17	6,841	154,407

Total current liabilities		120,148	368,153
Obligations under capital leases, excluding current installments	16	812	10,771
Long-term debt, excluding current installments	17	358,789	642,175
Other non-current liabilities	19	4,463	50,362

Total liabilities		484,212	1,071,461
Minority interest		33,684	40,891
Share capital:
Ordinary shares — par value S$0.25, Authorized 3,200,000,000 shares Issued ordinary shares — 1,076,620,120 in 2003 and 1,944,330,450 in 2004	20	172,434	298,233
Additional paid-in capital	21	489,355	1,507,612
Accumulated other comprehensive loss	22	(9,921)	(2,860)
Accumulated deficit		(175,912)	(643,635)

Total shareholders’ equity		475,956	1,159,350

Commitments and contingencies	24

Total liabilities and shareholders’ equity		$993,852	$2,271,702

See accompanying notes to consolidated financial statements.

STATS CHIPPAC LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31
In thousands of U.S. Dollars (except per share data)

	Note	2002	2003	2004

Net revenues		$225,738	$380,691	$769,121
Cost of revenues		(247,943)	(328,014)	(643,540)

Gross profit (loss)		(22,205)	52,677	125,581

Operating expenses:
Selling, general and administrative		36,693	36,475	84,965
Research and development		18,856	15,295	17,637
Goodwill and asset impairments	9, 11	14,666	—	453,000
Prepaid leases written off		764	—	—
Other general expenses (income), net		548	374	(464)

Total operating expenses		71,527	52,144	555,138

Operating income (loss)		(93,732)	533	(429,557)

Other income (expense), net:
Interest income		5,271	4,785	4,430
Interest expense		(10,414)	(13,994)	(28,816)
Foreign currency exchange gain (loss)		(512)	1,634	(1,122)
Other non-operating income (expense), net	25	3,419	7,570	(936)

Total other income (expense), net		(2,236)	(5)	(26,444)

Income (loss) before income taxes		(95,968)	528	(456,001)
Income tax benefit (expense)	14	7,163	(705)	(7,894)

Loss before minority interest		(88,805)	(177)	(463,895)
Minority interest		(514)	(1,539)	(3,828)

Net loss		$(89,319)	$(1,716)	$(467,723)

Basic and diluted net loss per ordinary share		$(0.09)	$(0.00)	$(0.33)
Basic and diluted net loss per ADS		$(0.90)	$(0.02)	$(3.27)
Ordinary shares (in thousands) used in per ordinary share calculation:
— basic and diluted		991,549	1,005,374	1,428,954
ADS (in thousands) used in per ADS calculation:
— basic and diluted		99,155	100,537	142,895
See accompanying notes to consolidated financial statements.

STATS CHIPPAC LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
FOR THE YEARS ENDED DECEMBER 31
In thousands of U.S. Dollars

	2002	2003	2004

Net loss	$(89,319)	$(1,716)	$(467,723)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale marketable securities	1,012	3,687	(548)
Realized (gain) loss on available-for-sale marketable securities included in net loss	(125)	(5,040)	537
Unrealized gain on hedging instruments	—	—	3,953
Realized gain on hedging instruments	—	—	(168)
Foreign currency translation adjustment	(212)	698	3,287

Comprehensive loss	$(88,644)	$(2,371)	$(460,662)

See accompanying notes to consolidated financial statements.

STATS CHIPPAC LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
In thousands of U.S. Dollars

				Accumulated
			Additional	Other	Accumulated	Total
			Paid-In	Comprehensive	Earnings	Shareholders’
	Ordinary Shares		Capital	Loss	(Deficit)	Equity

	No.
	(In thousands)	$	$	$	$	$
Balances at January 1, 2002	989,683	159,961	387,652	(9,941)	(84,877)	452,795
Share issuances	2,432	334	944	—	—	1,278
Non-cash compensation	—	—	1,023	—	—	1,023
Stock compensation	—	—	60	—	—	60
Net loss	—	—	—	—	(89,319)	(89,319)
Other comprehensive income	—	—	—	675	—	675

Balances at December 31, 2002	992,115	160,295	389,679	(9,266)	(174,196)	366,512
Share issuances	84,505	12,139	99,579	—	—	111,718
Stock compensation	—	—	97	—	—	97
Net loss	—	—	—	—	(1,716)	(1,716)
Other comprehensive loss	—	—	—	(655)	—	(655)

Balances at December 31, 2003	1,076,620	172,434	489,355	(9,921)	(175,912)	475,956
Share issuances	5,802	856	1,112	—	—	1,968
Share issuances and assumption of share options in connection with acquisition	861,908	124,943	1,016,549	—	—	1,141,492
Stock compensation	—	—	658	—	—	658
Effect of subsidiary’s equity transaction	—	—	(62)	—	—	(62)
Net loss	—	—	—	—	(467,723)	(467,723)
Other comprehensive income	—	—	—	7,061	—	7,061

Balances at December 31, 2004	1,944,330	298,233	1,507,612	(2,860)	(643,635)	1,159,350

See accompanying notes to consolidated financial statements.

STATS CHIPPAC LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31
In thousands of U.S. Dollars

	2002	2003	2004

Cash Flows From Operating Activities
Net loss	$(89,319)	$(1,716)	$(467,723)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	105,466	120,610	188,683
Goodwill and asset impairments and prepaid leases written off	15,430	—	453,000
Amortization of leasing prepayments	19,222	11,732	25,718
Debt issuance cost amortization	882	1,155	1,913
Loss (gain) on sale of property, plant and equipment	702	100	(656)
Accretion of discount on convertible notes	5,013	7,366	11,437
Loss from repurchase of senior and convertible notes	—	—	797
Foreign currency exchange loss (gain)	367	(3,367)	(830)
Deferred income taxes	(8,189)	(1,246)	15,005
Non-cash compensation	1,023	—	—
Minority interest in income of subsidiary	514	1,539	3,828
Loss (gain) on sale and maturity of marketable securities	(125)	(5,040)	537
Others	(3)	(54)	1,029
Changes in operating working capital:
Accounts receivable	(23,633)	(30,277)	8,149
Amounts due from affiliates	(2,030)	(2,932)	4,427
Inventories	(2,482)	(10,095)	(1,171)
Other receivables, prepaid expenses and other assets	(893)	(16,783)	(64,421)
Accounts payable, accrued operating expenses and other payables	7,163	11,769	(41,406)
Amounts due to affiliates	(611)	(213)	(1,699)

Net cash provided by operating activities	28,497	82,548	136,617

Cash Flows From Investing Activities
Proceeds from sales of marketable securities	110,962	77,566	130,497
Proceeds from maturity of marketable securities	2,844	5,753	46,687
Purchases of marketable securities	(157,976)	(43,850)	(160,943)
Acquisition of intangible assets	(65)	—	(1,428)
Acquisition of subsidiary, net of cash acquired	—	(467)	7,208
Purchases of property, plant and equipment	(113,169)	(209,326)	(287,574)
Others, net	751	(3,946)	729

Net cash used in investing activities	(156,653)	(174,270)	(264,824)

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$(27,419)	$(72,006)
Repayment of long-term debt	(14,321)	(19,713)	(8,982)
Proceeds from issuance of shares, net of expenses	1,278	117,477	1,968
Proceeds from issuance of convertible and senior notes, net of expenses	195,032	112,345	210,458
Repurchase of senior and convertible notes	—	—	(193,647)
Proceeds from bank borrowings	20,592	49,839	107,620
Decrease (increase) in restricted cash	(13,026)	8,223	2,927
Grants received	1,150	6,784	—
Capital lease payments	(10,082)	(12,862)	(7,210)

Net cash provided by financing activities	180,623	234,674	41,128

Net increase (decrease) in cash and cash equivalents	52,467	142,952	(87,079)
Effect of exchange rate changes on cash and cash equivalents	(20)	2,550	1,425
Cash and cash equivalents at beginning of the year	115,214	167,661	313,163

Cash and cash equivalents at end of the year	$167,661	$313,163	$227,509

Supplementary Cash Flow Information
Interest paid (net of amount capitalized)	$3,312	$5,580	$21,974
Income taxes paid	$1,333	$669	$1,023
Non-cash items
Issuance of shares and assumption of share options in connection with acquisition	$—	$—	$1,066,994
Equipment acquired under capital leases	$11,576	$2,663	$—
Compensation paid by Singapore Technologies Pte Ltd.	$1,023	$—	$—

See accompanying notes to consolidated financial statements.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
In thousands of U.S. Dollars (except per share data)

1.	Background and Summary of Significant Accounting Policies

(a)	Business and Organization
      STATS ChipPAC Ltd. (“STATS ChipPAC” or “STATS” prior to consummation of the merger) and subsidiaries (collectively the “Company”) is an independent provider of a full range of semiconductor test and packaging services. The Company was formed in connection with the merger of ST Assembly Test Services Ltd and ChipPAC, Inc. (“ChipPAC”), which was consummated on August 5, 2004. In the merger, former ChipPAC stockholders received 0.87 American Depositary Shares of STATS for each share of ChipPAC Class A common stock, par value $0.01 per share, owned by such stockholder. Upon consummation of the merger, STATS’ and ChipPAC’s former shareholders owned approximately 56% and 44%, respectively, of the Company’s total shares outstanding. As a result of the merger, ChipPAC became a wholly-owned subsidiary of STATS. The transaction was accounted for using the purchase method. Subsequent to the merger, STATS was renamed STATS ChipPAC Ltd.
      In 2004, the Company’s Taiwan subsidiary, Winstek Semiconductor Corporation (“Winstek”), issued new shares to its employees as employee stock bonus and resulted in the dilution of the Company’s interest in Winstek from 55.0% to 54.5%. The Company recognized the loss of $62 on the dilution on interest within shareholders’ equity.
      The Company has operations in Singapore, South Korea, China, Malaysia, Taiwan, the United Kingdom, the Netherlands, Japan and in the United States of America, its principal market.
      Temasek Holdings (Private) Limited (“Temasek”), through its wholly-owned subsidiary, Singapore Technologies Semiconductors Pte Ltd, beneficially owned approximately 37% of the Company as of December 31, 2004. Temasek is the principal holding company through which corporate investments of the Government of Singapore are held.

(b)	Accounting Principles
      The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) consistently applied for all periods.

(c)	Principles of Consolidation
      The consolidated financial statements include the consolidated accounts of STATS ChipPAC and its majority-owned subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

(d)	Issuances of Stock by Subsidiaries
      Changes in the Company’s proportionate share of the underlying net equity of a subsidiary, which result from the issuance of additional stocks to third parties, are recognized as increases or decreases to additional paid-in capital as a component of shareholders’ equity.

(e)	Use of Estimates
      The preparation of the consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported revenues and expenses during the reporting period. Significant estimates made by management include: the useful lives of property, plant and equipment and intangible assets as well as future cash flows to be generated by those assets; discounts and allowances relating to volume purchases and other incentive programs offered to customers, allowances for

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
doubtful accounts, sales returns; valuation allowances for deferred tax assets; provision for inventory losses; fair value of reporting units, and contingent liabilities, among others. Actual results could differ from these estimates.

(f)	Reclassifications
      Certain reclassifications have been made in prior years’ financial statements to conform with classifications used in the current year.

(g)	Foreign Currency Transactions
      The Company predominantly utilizes the U.S. dollar as its functional currency. Assets and liabilities which are denominated in foreign currencies are converted into the functional currency at the rates of exchange prevailing at the balance sheet date. Income and expenses which are denominated in foreign currencies are converted at the average rates of exchange prevailing during the period. Foreign currency transaction gains or losses are included in results of operations.
      Winstek designates the New Taiwan Dollar as its functional currency. Where the functional currency of a subsidiary is other than the Company’s U.S. dollar reporting currency, the financial statements are translated into U.S. dollars using exchange rates prevailing at the balance sheet date for assets and liabilities and average exchange rates for the reporting period for the results of operations. Adjustments resulting from translation of such foreign subsidiary financial statements are reported within accumulated other comprehensive loss, which is reflected as a separate component of shareholders’ equity.

(h)	Certain Risks and Concentrations
      The Company’s customers are comprised of companies in the semiconductor industry located primarily in the United States of America, Europe and Asia. The semiconductor industry is highly cyclical and experiences significant fluctuations in customer demand, evolving industry standards, competitive pricing pressure that leads to steady declines in average selling prices, rapid technological changes, risk associated with foreign currencies and enforcement of intellectual property rights. Additionally, the market in which the Company operates is very competitive. As a result of these industry and market characteristics, key elements of competition in the independent semiconductor packaging market include breath of packaging offerings, time-to-market, technical competence, design services quality, production yields, reliability of customer service and price.
      The Company’s largest customer accounted for approximately 30%, 32% and 21% of revenues for the years ended December 31, 2002, 2003, and 2004, respectively. The Company’s five largest customers collectively accounted for approximately 64%, 66% and 56% of revenues for the years ended December 31, 2002, 2003 and 2004, respectively. The decommitment from any major customer for products, or the loss of or default by any of these major customers could have an adverse effect upon the Company’s financial position, results of operations and cash flows. The Company mitigates the concentration of credit risk in trade receivables through the Company’s credit evaluation process, credit policies, credit control and collection procedures.
      Cash and cash equivalents are deposited with banks primarily in Singapore, South Korea, China, Malaysia, British Virgin Islands, Taiwan and the United States of America. Deposits in these banks may exceed the amount of insurance provided on such deposits, if any. The Company has not experienced any losses to date on its bank cash deposits. Prior to December 2004, the Company also participates in a pooled cash management arrangement and places short-term advances with affiliates of Temasek.
      South Korean, Chinese and Malaysian foreign currency exchange regulations may place restrictions on the flow of foreign funds into and out of those countries. The Company is required to comply with these regulations when entering into transactions in foreign currencies in South Korea, China and Malaysia. As of December 31, 2004, there were no restrictions on foreign funds flow.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

(i)	Cash and Cash Equivalents
      Cash equivalents consist of highly liquid investments that are readily convertible into cash and have original maturities of three months or less. Cash and cash equivalents consisted of cash, deposit accounts and money market funds at December 31, 2004.

(j)	Derivative Instruments and Hedging Activities
      The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The accounting for gains and losses associated with changes in the fair value of derivatives and the effect on the consolidated financial statements will depend on the derivatives’ hedge designation and whether the hedge is highly effective in achieving offsetting changes in the fair values of cash flows of the asset or liability hedged.
      In 2004, the Company entered into foreign currency forward contracts to protect the Company from fluctuations in exchange rates. At December 31, 2004, the Company had realized and unrealized gain of $168 and $3,953, respectively, on its foreign forward contracts. In 2003, hedge accounting has not been applied as the foreign currency forward contracts entered into do not qualify as hedges. Gains and losses on these contracts have been recorded as foreign currency gains or losses.

(k)	Marketable Securities
      Marketable securities at December 31, 2003 and 2004 consist of corporate debt securities denominated principally in U.S. dollars and classified as available-for-sale. The Company classifies its securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held-to-maturity are classified as available-for-sale.
      Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.
      A decline in the market value of individual available-for-sale or held-to-maturity securities below cost that is deemed to be other than temporary results in a reduction in its carrying amount to fair value, with the impairment charged to earnings and a new cost basis for the security being established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

(l)	Inventories
      Inventories are stated at the lower of standard cost, which approximates actual cost determined on the weighted average basis, or market value. The Company generally does not take ownership of customer supplied semiconductors, and accordingly does not include them as part of the Company’s inventories.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

(m)	Business Combination
      Business combinations have been accounted for using the purchase method accounting. Business combinations which have been accounted for under the purchase method of accounting include the results of operations of the acquired business from the effective date of acquisition. Any excess of the purchase price over estimated fair values of the net assets acquired has been recorded as goodwill.

(n)	Goodwill
      The Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) effective January 1, 2002. Under SFAS 142, goodwill is not amortized, but is tested for impairment. The Company tests goodwill for impairment on an annual basis in the designated quarters for its different reporting units, and whenever circumstances indicate the carrying value of the goodwill may have been impaired. The impairment test is performed by first comparing the fair value of the applicable reporting unit to its carrying value. If the carrying value of the reporting unit exceeds its fair value, the second step of the impairment test is performed to determine the amount of impairment loss, if any. The second step of the test involves the comparison of the implied fair value of the goodwill to its carrying value. If the carrying value of reporting unit goodwill exceeds its implied fair value, an impairment loss is recognized for an amount equal to the excess. The implied fair value of reporting unit is determined in the same manner as the amount of goodwill recognized in a purchase business combination.
      The estimates of fair value of a reporting unit are determined using various valuation techniques with the primary technique being a discounted cash flow analysis. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. In estimating fair values of its reporting units, the Company also use analyst estimates as well as comparable market analyses.

(o)	Intangible assets
      The Company acquires patent rights and technology licenses from other companies for use in its processes. Cost of the technology licenses is amortized over the shorter of the useful life or license period. In addition, intangible assets acquired in business combinations accounted for under the purchase method of accounting are recorded at fair value on the Company’s consolidated balance sheet at the date of acquisition. In connection with the merger with ChipPAC, the costs of intangible assets acquired comprising tradenames, technology, intellectual property and customer relationships, software and licenses, were recorded based on the fair values of those intangible assets on August 4, 2004, determined by independent appraisals.
      Intangible assets are stated at cost less accumulated amortization. Amortization is calculated on the straight-line method over the following periods:

Tradenames	7 years
Technology and intellectual property	10 years
Customer relationships	2 years
Software and licenses	3 to 5 years

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

(p)	Property, Plant and Equipment
      Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the following periods:

Land use rights	50 to 99 years
Building, mechanical and electrical installation	3 to 25 years
Equipment	2 to 8 years
      No depreciation is provided on property, plant and equipment under installation or construction and freehold land. Repairs and replacements of a routine nature are expensed, while those that extend the life of an asset are capitalized.
      Plant and equipment under capital leases are stated at the present value of minimum lease payments and are amortized straight-line over the estimated useful life of the assets.
      The Company adopted SFAS No. 143, “Accounting For Asset Retirement Obligations,” (“SFAS 143”) on January 1, 2003, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from acquisition, construction, development and (or) normal use of asset.

(q)	Long-Lived Assets
      The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Recoverability of a long-lived asset is measured by a comparison of the carrying amount to the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If such asset is considered to be impaired, the impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.
      For long-lived assets held for sale, the carrying value is measured at the lower of its carrying amount or fair value less cost to sell and depreciation is ceased. Long-lived assets to be abandoned will be considered held and used until it is disposed of.

(r)	Comprehensive Loss
      The Company applies SFAS No. 130, “Reporting Comprehensive Income” with respect to reporting and presentation of comprehensive loss and its components in a full set of financial statements. Comprehensive loss consists of net loss, foreign currency translation adjustments and unrealized gain (loss) on available-for-sale marketable securities and hedging instruments, and is presented in the consolidated statements of comprehensive loss.

(s)	Revenue Recognition
      Revenue is derived primarily from wafer probe, packaging and testing of semiconductor integrated circuits. Net revenues represent the invoiced value of services rendered net of returns, trade discounts and allowances, and excluding goods and services tax.
      Revenue is recognized when there is evidence of an arrangement, fees are fixed or determinable, collectibility is reasonably assured, the service has been rendered, the revenue to be recognized is billable under the terms of the arrangement and not contingent upon completion of undelivered services, and, where applicable, delivery has occurred and risk of loss has passed to the customer. Such policies are consistent with the provisions

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
in Securities Exchange Commission’s Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements.”
      The Company’s sales arrangement include probe, packaging or test services sold on a standalone basis, as well as multiple-element arrangements where probe, packaging, test, and in some cases pre-production and post-production services are provided together. Where arrangements provide for multiple elements, elements are either combined into one single unit of accounting or treated as separate units of accounting depending on whether certain specified criteria are met. Revenue is allocated to each unit of accounting based on fair value, determined by reference to prices of services sold on a standalone basis.
      The Company generally does not take ownership of customer supplied semiconductors as these materials are sent to the Company on a consignment basis. Accordingly, the values of the customer supplied materials are neither reflected in revenue nor in cost of revenue.
      Provisions are made for estimates of potential sales returns and discounts allowance for volume purchases and early payments and are recorded as a deduction from gross revenue based upon historical experience and expectations of customers’ ultimate purchase levels and timing of payment. Actual revenues may differ from estimates if future customer purchases or payment timing differ, which may happen as a result of changes in general economic conditions, market demand for the customers’ products, or desire by customers’ interest in achieving payment timing discounts. Actual returns and discounts have not historically been significantly different from estimates. In addition, specific returns and discounts are provided for at the time their existence is known and the amounts are estimable.
      The following sets forth the percentage of net revenues by packaging products group and testing services:

	For the Year Ended
	December 31,

	2002	2003	2004

	%	%	%
Revenue
— packaging — array	14.8	20.6	40.6
— packaging — leaded	34.0	26.9	20.9
— test	51.2	52.5	38.5

Total	100.0	100.0	100.0

      Provisions are made for collectibility of accounts receivable when there is doubt as to the collectibility of individual accounts. Collectibility is assessed based on the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends.

(t)	Grants
      Asset-related government grants consist of grants for the purchase of equipment used for research and development activities. Asset-related grants are presented in the consolidated balance sheet as deferred grants and are credited to income on the straight-line basis over the estimated useful lives of the relevant assets.
      Income-related government grants are subsidies of training and research and development expenses. Income-related grants are credited to income when it becomes probable that expenditures already incurred will constitute qualifying expenditures for purposes of reimbursement under the grants, which is typically substantially concurrent with the expenditures.
      There are no restrictions on transferring technology or manufacturing products developed with government grants.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

(u)	Stock-Based Employee Compensation
      At December 31, 2004, the Company has two stock-based employee compensation plans, which are more fully described in Note 25. The Company measures stock-based employee compensation cost for financial statement purposes in accordance with the intrinsic method of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and its related interpretations, and includes pro forma information in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” Compensation cost is measured as the excess of fair market value of the stock subject to the option at measurement date over the exercise price of the option.
      Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company’s net loss would have been increased to the pro forma amounts indicated below:

	For the Year Ended December 31,

	2002	2003	2004

Net loss as reported	$(89,319)	$(1,716)	$(467,723)
Add: Total stock-based employee compensation expenses included in reported net loss, net of related tax effects	60	97	658
Deduct: Total stock-based employee compensation expenses determined under the fair value method for all awards, net of related tax effects	(9,390)	(10,496)	(18,492)

Pro forma net loss	$(98,649)	$(12,115)	$(485,557)

Basic and diluted net loss per share:
As reported	$(0.09)	$(0.00)	$(0.33)
Pro forma	$(0.10)	$(0.01)	$(0.34)
Basic and diluted net loss per ADS:
As reported	$(0.90)	$(0.02)	$(3.27)
Pro forma	$(0.99)	$(0.12)	$(3.40)
      The fair value of options granted for the years ended December 31, 2002, 2003 and 2004 is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	For the Year Ended December 31,

	2002	2003	2004

Expected lives	5 years	5-10 years	5-10 years
Dividend yield	0.0%	0.0%	0.0%
Risk free interest rate	1.8%-3.0%	2.5%-3.6%	0.8%-4.3%
Expected volatility	52.1%-59.1%	59.7%-67.4%	55.9%-64.9%

(v)	Employee Benefit Plans
      Winstek operates a defined benefit retirement plan for a substantial portion of its employees in Taiwan in accordance with the Labor Standards Law in Taiwan. Pension benefits are generally based on years of service and average salary for the six months prior to the approved retirement date. Winstek contributes 2% of eligible wages and salaries, on a monthly basis, to a pension fund maintained with the Central Trust of China, as required by the Labor Standards Law. At each year end, Winstek actuarially determines pension benefit costs and obligations using the projected unit credit method, and the amounts calculated depend on a variety of assumptions. These

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
assumptions include discount rates, rates for expected returns on plan assets, mortality rates and retirement rates. The funding of the pension plan is determined in accordance with statutory funding requirements. Winstek is obligated to make up any shortfall in the plan’s assets in meeting the benefits accrued to the participating staff. As at December 31, 2004, there is no shortfall in the plan’s assets. Total pension plan expenses for the year ended December 31, 2002, 2003 and 2004 were approximately $24, $46 and $76, respectively. Additional disclosures regarding this pension plan pursuant to SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” are not considered necessary due to the insignificance of the amounts involved.
      STATS ChipPAC, Inc. and STATS ChipPAC Test Services, Inc. have a 401(k) savings plan where the Company contributes up to 6% of eligible employee compensation at the rate of 50% of employee contributions deferred to the 401(k) plan. The Company’s matching contributions under the 401(k) plan were $186, $258 and $262 for the year ended December 31, 2002, 2003 and 2004, respectively. The matching contributions are accrued monthly and adjusted when the actuals are calculated. The expenses relating to the plan are $15 per person per quarter and are accrued on a monthly basis. Returns of the 401(k) plan from investments in mutual funds are calculated daily by an external administrator who administers the plan.
      ChipPAC, Inc. maintains a 401(k) plan where each participant may contribute up to 15.0% of tax gross compensation (up to a statutory limit). The Company is required to make contributions based on contributions made by employees. The contributions to the 401(k) plan for the period from August 5, 2004 to December 31, 2004 were approximately $58.
      Employees with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with STATS ChipPAC Korea Ltd. (“STATS ChipPAC Korea”), based on their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of balance sheet date. In accordance with the National Pension Act of South Korea, a certain portion of severance benefits has been deposited with the Korean National Pension Fund and deducted from accrued severance benefits. The amount contributed will be refunded to employees from the National Pension Fund upon retirement. The expense for severance benefits for the period from August 5, 2004 to December 31, 2004 were approximately $1,793.
      The Company participates in a number of defined contribution retirement benefit plans in certain countries of operations. Contributions are based on a percentage of each eligible employee’s salary and are expensed as the related salaries are incurred. The Company incurred expenses of approximately $3,009, $4,072 and $7,226 with respect to these retirement plans in the years ended December 31, 2002, 2003 and 2004, respectively.

(w)	Operating Leases
      Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(x)	Product Warranties
      The Company guarantees that work performed will be free from any defects in workmanship, materials and manufacture for a period ranging from three to twelve months to meet the stated functionality as agreed to in each sales arrangement. Products are tested against specified functionality requirements prior to delivery, but the Company nevertheless from time to time experiences claims under its warranty guarantees. The Company accrues for estimated warranty costs under those guarantees based upon historical experience, and for specific items at the time their existence is known and the amounts are determinable. Warranty costs incurred in 2002, 2003 and 2004 were insignificant.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

(y)	Research and Development
      Research and development expenses are expensed as incurred.

(z)	Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities in the financial statements and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for loss carryforwards and other deferred tax assets where it is more likely than not that such loss carryforwards and deferred tax assets will not be realized.

(aa) Net Loss Per Share
      Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common shares outstanding and dilutive potential common shares from the assumed exercise of options outstanding during the period, if any, using the treasury stock method plus other potentially dilutive securities outstanding, such as convertible notes.
      The Company excluded potentially dilutive securities for each period presented from its diluted net loss per share computation because either the exercise price of the securities exceeded the average fair value of the Company’s common stock or the Company had net losses, and therefore these securities were anti-dilutive.
      A summary of the excluded potentially dilutive securities outstanding as of December 31 and the range of related exercise prices follows:

	Year Ended December 31,

	2002	2003	2004

Convertible debt	106,895	172,513	369,235
Stock options	54,275	61,022	131,997
      The conversion price of convertible debt outstanding was S$1.585 to S$3.408 per share (equivalent to approximately $9.26 to $18.71 per ADS) as of December 31, 2004. The weighted average exercise prices of options outstanding were $1.65, $1.58, and $1.01 (equivalent to $16.50, $15.80, and $10.10 per ADS) as of December 31, 2002, 2003 and 2004, respectively. The excluded stock options have per share exercise prices ranging from $0.14 to $3.99 (equivalent to $1.40 and $39.90 per ADS) for the years ended December 31, 2002, 2003 and 2004.

(bb) New Accounting Pronouncements
      In March 2004, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF Issue No. 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments”. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments in debt and equity securities, in particular investments within the scope of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method. This consensus is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The application of this consensus does not have a material impact on the consolidated results of operations as the Company’s current policies are consistent with the consensus.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      In April 2004, the EITF issued Statement No. 03-06, “Participating Securities and the Two — Class Method Under FASB Statement No. 128, Earnings Per Share” (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. The issue also provides further guidance in applying the two class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 became effective during the second quarter of fiscal 2004, the adoption of which did not have an impact on the calculation of earnings per share.
      In November 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS 151”) SFAS 151 requires certain abnormal expenditures to be recognized as expenses in the current period. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facilities. The standard is effective for the fiscal year beginning January 1, 2006. It is not expected that SFAS 151 will have a material effect on the Company’s consolidated financial statements.
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”). This statement revises SFAS No. 123, “Accounting for Stock-Based Compensation,” amends SFAS No. 95, “Statement of Cash Flows,“and supersedes APB No. 25, “Accounting for Stock Issued to Employees.” SFAS 123(R) requires companies to apply a fair-value based measurement method in accounting for share-based payment transactions with employees and to record compensation expense for all stock awards granted, and to awards modified, repurchased or cancelled after the required effective date. In addition, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. SFAS 123(R) will be effective for quarterly periods beginning after June 15, 2005, which is the Company’s third quarter of fiscal 2005. The Company is currently evaluating the impact from this standard on its results of operations and financial position.
      In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29” (“SFAS 153”) effective for nonmonetary asset exchanges occurring in the fiscal year beginning January 1, 2006. SFAS 153 requires that exchanges of productive assets be accounted for at fair value unless fair value cannot be reasonably determined or the transaction lacks commercial substance. SFAS 153 is not expected to have a material effect on the Company’s consolidated financial statements.

2.	Related Party Transactions
      As of December 31, 2004, Temasek, through its wholly-owned subsidiary, Singapore Technologies Semiconductors Pte Ltd, beneficially owns approximately 37% of our outstanding ordinary shares. Singapore Technologies Pte Ltd (“STPL”), a wholly-owned subsidiary of Temasek, was the holding company of Singapore Technologies Semiconductors Pte Ltd prior to a restructuring completed on December 31, 2004 pursuant to which all the assets of Singapore Technologies Pte Ltd were transferred to Temasek.
      Temasek is the principal holding company through which corporate investments of the Government of Singapore are held. Companies within the Temasek group, including Chartered Semiconductor Manufacturing Ltd (“Chartered”), engage in transactions with the Company in the normal course of their respective businesses. These transactions, such as for gas, water, electricity, facilities management and telecommunications services, are on customary terms and conditions no different from those with third parties.
      The Company’s operations in Singapore are conducted in a building constructed on land held on a long-term operating lease from a statutory board of the Government of Singapore. The lease is for a 30-year period

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
commencing March 1, 1996 and is renewable for a further 30 years subject to the fulfillment of certain conditions.
      STPL provides management and corporate services to the Company. Under a service agreement effective January 1, 2000, annual management fees are payable for the provision of specified services on mutually agreed terms which the Company believes approximates the cost of providing those services. The fees are subject to review by the parties every three years. The service fee expense amounted to $1,084, $1,086 and $1,146 for 2002, 2003 and 2004, respectively. The service agreement was terminated on December 31, 2004.
      The Company has contracts with Chartered to provide wafer sort, packaging and test services and priority usage of the Company’s testers in return for minimum loads and orders. Net revenues earned from Chartered for 2002, 2003 and 2004 were $10,982, $13,940 and $18,537, respectively.
      Mr. Tan Bock Seng served as Chief Executive Officer of the Company from May 18, 1998 to January 7, 2002. Effective January 8, 2002, the Company appointed Mr. Tan Bock Seng as advisor to their Board of Directors. In August 2002, Mr. Tan Bock Seng terminated the advisory agreement between him and the Company. In recognition of his past services, STPL made a payment of $1,023 to Mr. Tan Bock Seng. The Company accounted for the payment as compensation expense in the income statement and as additional paid-in capital within shareholders’ equity as the payment did not involve any cash outlay by the Company.
      The Company participated in a cash management program managed by a bank for the former STPL group (“STPL pooled cash”). Under the program, cash balances are pooled and daily cash surpluses or shortfalls of the Company within the pool earn or bear interest at prevailing interest rates. This arrangement was terminated as of November 30, 2004. In the past, the Company had placed surplus cash as short-term deposits with ST Treasury Services Ltd (“STPL treasury deposits”), a wholly-owned subsidiary of Temasek, but the Company had ceased to do so since October 1, 2004. Interest income under this arrangement for 2002, 2003 and 2004 amounted to $2,170, $1,286 and $255, respectively.
      Certain general and administrative expenses of a wholly-owned subsidiary, STATS ChipPAC, Inc., were borne by and recharged to the Company by Chartered. These expenses amounted to $124 for 2002. There were no such expenses in 2003 and 2004.
      As of December 31, 2003 and 2004, there were the following amounts owing by (to) affiliates:

	December 31,

	2003	2004

Amounts due from affiliates
Accounts receivable, net of allowance for sales returns	$7,050	$2,623

Amounts due to affiliates
Other payables	$(1,122)	$—
Accounts payable	(714)	(137)

	$(1,836)	$(137)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

3.	Cash and Cash Equivalents
      Cash and cash equivalents consist of the following:

	December 31,

	2003	2004

Cash at banks and on hand	$2,140	$37,100
Cash equivalents
Bank fixed deposits	176,737	152,849
STPL pooled cash	3,201	—
STPL treasury deposits	80,202	—
Premium deposit	5,858	—
Investment fund	45,025	37,560

	$313,163	$227,509

      The premium deposit is a bank fixed deposit which gives enhanced yield. Upon its maturity, the Company redeems the principal and interest either in S$ or US$ depending on the position of the US$ to S$ rate against a pre-determined strike price on a future calculation time and date.
4.     Marketable Securities
      Marketable securities consist of the following:

	December 31,

	2003				2004

		Gross	Gross			Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value	Cost	Gains	Losses	Value

Available-for-sale corporate debt securities	$35,389	$69	$(1,001)	$34,457	$20,961	$—	$(780)	$20,181

      Maturities of available-for-sale debt securities are as follows (at fair value):

	December 31,

	2003	2004

Corporate debt securities:
Due in one year or less	$11,144	$2,060
Due after one year through five years	23,313	18,121

	$34,457	$20,181

      Gross realized gains and losses in 2002 were $149 and $24, respectively. Gross realized gains and losses in 2003 were $5,062 and $22, respectively. Gross realized gains and losses in 2004 were $86 and $623, respectively. Proceeds from the sales or maturities of available-for-sale marketable securities during 2002, 2003 and 2004 were $113,806, $83,319 and $177,184, respectively.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
5.     Accounts Receivable
      Accounts receivable consists of the following:

	December 31,

	2003	2004

Accounts receivable — third parties	$81,261	$151,549
Allowance for sales returns	(1,362)	(1,899)

	$79,899	$149,650

      Movements in the allowance for sales returns are as follows:

	2002	2003	2004

Beginning	$784	$1,625	$1,362
Utilized during the year	(36)	(1,102)	(4,511)
Charged during the year	877	839	5,048

Ending	$1,625	$1,362	$1,899

6.     Other Receivables
      Other receivables consist of the following:

	December 31,

	2003	2004

Deposits and staff advances	$405	$580
Grants receivable	722	1,322
Forward contract receivable	—	3,785
Taxes receivable	—	9,492
Other receivables	1,646	1,634

	$2,773	$16,813

7.     Inventories
      Inventories consist of the following:

	December 31,

	2003	2004

Raw materials	$14,704	$42,267
Work-in-progress	5,092	11,472
Finished goods	43	951

	$19,839	$54,690

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
8.     Prepaid Expenses and Other Assets
      Prepaid expenses and other current assets consist of the following:

	December 31,

	2003	2004

Leasing prepayments	$10,950	$27,137
Other prepayments and assets	1,030	4,004
Deferred income tax assets	1,203	2,422
Loans to vendors	900	4,879
Fixed deposits pledge for bank loans	780	394

	$14,863	$38,836

      Prepaid expenses and other non-current assets consist of the following:

	December 31,

	2003	2004

Leasing prepayments	$6,283	$7,071
Deferred income tax assets	22,471	33,992
Fixed deposits pledged for bank loans	3,732	727
Other deposits	—	5,225
Loans to vendors	4,100	13,771
Debt issuance cost, net of accumulated amortization of $2,036 and $3,481	6,154	10,677
Others	786	4,706

	$43,526	$76,169

      Leasing prepayments represent prepayments of lease rental obligations for certain plant and machinery leased under sale and lease-back arrangements. In the year ended December 31, 2002, the Company recorded impairment charge of $764. The impairment charge resulted from testers no longer being used. As the tester platforms had no expected future use, the prepaid leases for these testers were written-off.
      Included in current and non-current loan to vendors are amounts of $5,000 and $15,000 extended by the Company in June 2003 and January 2004, respectively, to a vendor to secure a specified minimum quantity of substrates up to December 2008. The loans are interest-free and are collateralized by equipment purchased by the loan monies, mortgage on the factory of the vendor and 2,400 shares of the vendor. The loans of $5,000 and $15,000 are repayable by quarterly installments of $450 and $882 up to June 2007 and December 2008, respectively. During the year ended December 31, 2004, $1,350 was repaid.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
9.     Property, Plant and Equipment
      Property, plant and equipment consist of the following:

	December 31,

	2003	2004

Cost:
Freehold land	$5,760	$6,147
Land and land use rights	—	19,864
Buildings, mechanical and electrical installation	70,661	164,083
Equipment	805,830	1,404,959

Total cost	$882,251	$1,595,053

Total accumulated depreciation	$408,118	$559,250

Property, plant and equipment, net	$474,133	$1,035,803

      Depreciation charged to results of operations, including depreciation related to assets under capital leases, amounted to $105,712 (excluding asset impairment charges of $14,666), $119,938 and $163,975 for the years ended December 31, 2002, 2003 and 2004, respectively.
      In the third quarter of fiscal 2004, following the consummation of the merger, the Company adopted ChipPAC’s policy to depreciate equipment and machinery on a straight-line basis over 8 years, from 5 years previously. The impact of this change is depreciation savings of $23,373 for year ended December 31, 2004. The change resulted in an increase in net income of $19,698, net of tax effects of $3,675. This will also result in a decrease in loss per share and ADS by $0.01 and $0.14, respectively for the year ended December 31, 2004.
      Due to the continuing softness in the demand for test services, the Company recorded asset impairment charges in operating expenses totaling $14,666 in 2002. These charges included a write down of machinery and equipment held for sale of $3,568 and a write down of machinery and equipment held for use of $11,098 to reflect their estimated fair value. In determining the fair value of machinery and equipment held for sale and held for use, the Company considered recent offers and expected future cash flows. The carrying amount of the machinery and equipment held for sale was $nil. The machinery and equipment held for sale were not used in operations and the Company has disposed of them in 2003.
      The Company routinely reviews the remaining estimated useful lives of their equipment and machinery to determine if such lives should be adjusted due to the likelihood of technological obsolescence arising from changes in production techniques or in market demand for the use of its equipment and machinery. However, due to the nature of the testing operations, which may include sudden changes in demand in the end markets, and due to the fact that certain equipment is dedicated to specific customers, the Company may not be able to accurately anticipate declines in the utility of its machinery and equipment.
      Land use rights represent payments to secure, on a fully-paid up basis, the use of properties where the Company’s facilities are located in Shanghai, China and Kuala Lumpur, Malaysia for a period of 50 and 99 years, respectively. The land use rights expire in the year 2044 for Shanghai, China and in the year 2086 for Kuala Lumpur, Malaysia. The Company’s Singapore facilities are located in a building constructed on land held on a 30-year operating lease which is renewable for a further 30-year period subject to the fulfillment of certain conditions. The facilities in Hsin-Chu Hsien, Taiwan are located on a freehold land.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Included in property, plant and equipment are equipments acquired under capital lease at a cost of $17,051 and $31,889 as of December 31, 2003 and 2004, respectively. The accumulated depreciation for these leased assets for the year ended December 31, 2003 and 2004 amounted to $6,408 and $7,317, respectively.
10.     Intangible Assets
      Intangible assets consist of the following:

	December 31, 2003			December 31, 2004

	Gross	Accumulated	Net	Gross	Accumulated
	Assets	Amortization	Assets	Assets	Amortization	Net Assets

Tradenames	$—	$—	$—	$7,700	$(458)	$7,242
Technology and intellectual property	—	—	—	32,000	(1,333)	30,667
Customer relationships	—	—	—	99,300	(20,688)	78,612
Software and licenses	3,582	(1,642)	1,940	13,180	(3,871)	9,309

	$3,582	$(1,642)	$1,940	$152,180	$(26,350)	$125,830

      Amortization expense for intangible assets is summarized as follows:

	For the Year Ended
	December 31,

	2002	2003	2004

Tradenames	$—	$—	$458
Technology and intellectual property	—	—	1,333
Customer relationships	—	—	20,688
Software and licenses	606	512	2,229

	$606	$512	$24,708

      Intangible assets are being amortized over estimated useful lives of two to ten years. Estimated future amortization expense is summarized as follows:

2005	$57,457
2006	35,734
2007	6,059
2008	4,893
2009	4,631
Thereafter	17,056

Total	$125,830

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
11.     Goodwill
      The changes in the carrying value of goodwill for the year ended December 31, 2004 are as follows:

	December 31,

	2003	2004

Beginning	$1,321	$2,209
Goodwill related to acquisitions	888	974,389
Impairment charges	—	(453,000)

Ending	$2,209	$523,598

      As of December 31, 2003, the Company had goodwill of $2,209 related to the acquisition of Winstek. As a result of the acquisition of ChipPAC, Inc. in August 2004, the Company recorded additional goodwill of $974,389, inclusive of purchase adjustments of $4,880 in the fourth quarter of 2004 related primarily to equipment and deferred taxes valuation. Pursuant to business combination accounting rules, the goodwill associated with the acquisition of ChipPAC was recorded based on share prices at the time the merger was announced.
      The Company performed its annual test for impairment of goodwill related to ChipPAC during the fourth quarter of 2004. Goodwill was allocated to reporting units associated with the Company’s acquisitions. The test completed in the fourth quarter of 2004 indicated that the reported book value of the ChipPAC reporting units exceeded its fair value, as determined by independent appraiser using a combination of discounted cash flows and market multiples methodologies.
      The Company believes that the decline in the fair values of the ChipPAC reporting units are due primarily to:-
      (a) longer than expected slow-down in the industry beginning late 2004 as customers corrected excess inventory position. This reduction in demand, coupled with the competitive pressures in the testing and packaging business had affected the short-term earnings expectation of the Company; and
      (b) a revision of the industry outlook beyond 2005 as compared to the time the merger was announced.
      The Company compared the fair values of the ChipPAC reporting units to the fair values of their tangible and identifiable intangible net assets for purposes of determining the implied fair value of goodwill as of December 31, 2004. Upon completion of the assessment, the Company recorded a non-cash impairment charge of $453,000 to reduce the carrying value of goodwill related to the acquisition of ChipPAC to its estimated fair value of $521,389.
12.     Business Combination
      On August 5, 2004, STATS and ChipPAC consummated the previously announced merger which resulted in ChipPAC becoming a wholly-owned subsidiary of STATS. The transaction has been accounted for using the purchase method. ChipPAC is a full portfolio provider of semiconductor packaging, design, assembly, test and distribution services. By combining the testing expertise of STATS with the packaging expertise of ChipPAC, STATS ChipPAC offers its global customers one of the broadest portfolios of comprehensive end-to-end packaging and test services in the semiconductor industry.
      The number of STATS ChipPAC ADSs issued pursuant to the merger was 86,190,753, determined based upon the exchange ratio of 0.87 STATS ADSs for each share of ChipPAC Class A common stock and the number of outstanding shares of ChipPAC Class A common stock as of August 5, 2004. The average market price per

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
STATS ADS of $12.402 is based upon an average of the closing prices for a range of trading days (February 8 through 12, 2004) around February 10, 2004, the date on which the merger was announced.
      The fair values of STATS substitute options, both vested and unvested, were determined using a Black-Scholes valuation model with the following assumptions: no dividend yield, an expected volatility of 62.47%, and a risk-free interest rate of 3.12%. The model assumed an expected life of five to seven years for vested and unvested options.
      The number of STATS ChipPAC ordinary shares that are subject to STATS substitute options in connection with the merger is 76,492,951, based upon the total number of shares of ChipPAC Class A common stock subject to outstanding ChipPAC options as of August 5, 2004, at an exercise price range of $0.15 to $1.47 per STATS ChipPAC ordinary share.
      Based on the above, the estimated total purchase price of the ChipPAC acquisition is as follows (in thousands):

Value of STATS ChipPAC ADSs issued	$1,068,955
Value of STATS substitute options	74,548

Total value of STATS securities	1,143,503
Estimated direct transaction costs	9,369

Total estimated purchase price	$1,152,872

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to ChipPAC’s net tangible and identifiable intangible assets based on their estimated fair values as at merger date. In determining the price allocation, management considered, among other factors, its intention for use of acquired assets as well as historical demand and estimates of future demand for ChipPAC’s products and services. Based on these assumptions, the estimated purchase price is allocated as follows (in thousands):

Current and other assets	$170,332
Property, plant and equipment	447,568
Current liabilities	(161,203)
Long-term debts	(375,519)
Other long-term liabilities	(51,924)

Net assets	29,254
Amortizable intangible assets:
Tradenames	7,700
Technology and intellectual property	32,000
Customer relationships	99,300
Software and licenses	8,218
Unearned compensation on unvested options	2,011
Goodwill	974,389

$1,152,872

      Of the total estimated purchase price, an estimate of $29,254 has been allocated to net assets assumed and $147,218 has been allocated to amortizable identifiable intangible assets acquired. The final allocation of purchase price is subject to adjustments for a period not to exceed one year from the consummation date (the allocation period) in accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”) and EITF

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
No. 95-3, “Recognition of Liabilities in connection with a Purchase Business Combination.” The allocation period is intended to differentiate between amounts that are determined as a result of the identification and valuation process required by SFAS 141 for all assets acquired and liabilities assumed and amounts that are determined as a result of information that was not previously obtained being obtained.
      The fair value of tangible assets was estimated primarily based on the cost and sales comparison approaches. In applying the cost approach, the replacement or reproduction cost estimates for the buildings, machinery and other equipment were based on indexed original costs or manufacturer reported replacement costs. Original historical cost data was segregated by appraisal class and year of acquisition, and indexed to estimated reproduction cost. Inflation trend factors were derived using indices from nationally recognized indexes. Replacement or reproduction costs were reduced by depreciation factors that reflect the estimated physical deterioration and functional obsolescence of assets. The sales comparison approach was used for tangible assets that have an active resale market. Similar assets recently sold or offered for sale were analyzed and their prices adjusted to reflect the difference between the comparable asset and the asset and the conditions of the sale to estimate the value of the acquired assets.
      The fair value assigned to intangible assets was estimated by discounting the estimated future cash flows of the intangibles assets to their present value. The cash flow estimates used for technology and intellectual property were based on estimates of product revenue and appropriate royalty rates (based on an analysis of rates for similar technologies and forecast product margins). The cash flow estimates used for customer relationships were based on estimates of revenue attributed to the current customers and the programs they have been qualified on as well as the profitability attributed to each. The rate used to discount these net cash flows was determined after consideration of market returns on debt and equity capital, the weighted average return on invested capital, the nature of each asset and the risk associated with achieving the forecast.
      The Company expects to amortize the fair value of the ChipPAC tradename on a straight-line basis over an estimated life of seven years.
      Technology and intellectual property relates to ChipPAC’s technology for ball grid array, lead-frame and chip scale package. The Company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of ten years.
      Customer relationships represent those customers with which ChipPAC has current sales relationships. The Company expects to amortize the fair value of these assets on a straight-line basis over an average estimated life of two years.
      The Company recorded $2,011 of unearned compensation on unvested options, in accordance with FASB Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation.” This amount represents the intrinsic value of stock options assumed that is earned as the employees provide services over the next four years.
      Of the total estimated purchase price, $974,389 has been allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and identifiable intangible assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite lives resulting from business combinations completed subsequent to June 30, 2001 will not be amortized but instead will be tested for impairment at least annually or more frequently if certain indicators are present.
      The following unaudited pro forma financial information presents a summary of the results of operations of the Company assuming the merger was consummated on January 1, 2003 or 2004. The unaudited pro forma financial information is not necessarily indicative of the operating results or financial position that would have

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
occurred if the merger had been consummated on January 1, 2003 or 2004, nor is it necessarily indicative of future operating results or financial position of the Company.

	For the Year Ended
	December 31,

	2003	2004

Revenues	$809,880	$1,084,165
Net loss	(75,154)	(484,695)
Net loss per ordinary share:
Basic and diluted	$(0.04)	$(0.25)
Net loss per ADS:
Basic and diluted	$(0.41)	$(2.52)
      The unaudited proforma financial information above includes the following material, non-recurring charges: impairment of goodwill of $453,000 and merger related expenses of $5,399 for the year ended December 31, 2004.
13.     Accrued Operating Expenses
      Accrued operating expenses consist of the following:

	December 31,

	2003	2004

Staff costs	$5,384	$22,609
Purchase of raw materials	18,293	12,789
Maintenance fees, license fees and royalties	1,237	2,832
Interest expense	1,001	3,060
Provision for vacation liability	2,610	3,511
Others	12,136	19,098

	$40,661	$63,899

14.     Income Taxes
      Income (loss) before income taxes consists of the following:

	For the Year Ended December 31,

	2002	2003	2004

Singapore	$(91,852)	$(122)	$6,674
Foreign	(4,116)	650	(462,675)

	$(95,968)	$528	$(456,001)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Income tax benefit (expense) consists of the following:

	For the Year Ended December 31,

	2002	2003	2004

Current:
Singapore	$(850)	$(1,706)	$7,283
Foreign	(176)	(225)	(172)

	$(1,026)	$(1,931)	$7,111

Deferred:
Singapore	$8,661	$741	$(9,145)
Foreign	(472)	485	(5,860)

	$8,189	$1,226	$(15,005)

	$7,163	$(705)	$(7,894)

      The Company was previously granted pioneer status under the Singapore Economic Expansion Incentives (Relief from Income Tax) Act, Chapter 86, for “Subcontract Assembly And Testing Of Integrated Circuits Including Wafer Probing Services”. In December 2003, an application was submitted to the Singapore Economic Development Board (“EDB”) to revoke the Company’s pioneer status granted from January 1, 1996 to December 31, 2003. The Company’s pioneer trade was in an adjusted tax loss position due to the substantial amount of capital allowances claimed arising from capital expenditure on its plant and machinery and trade losses in certain years. As a result, the Company has not enjoyed any tax exemption in respect of its income arising from the pioneer activities. On the other hand, the Company has paid taxes in respect of its interest and rental income as losses arising from the pioneer trade cannot be set-off against the non-qualifying income during the pioneer incentive period due to the application of the law in respect of the pioneer incentive. In September 2004, the application of for the revocation was approved by EDB. Accordingly, the Company expects to receive a refund of taxes amounting to approximately $5,039 paid previously on interest and rental income as the unutilized tax losses and capital allowances arising from the trading activities would then be allowed to set-off against the income derived in previous years. The Company is in the process of working with the EDB for a new tax incentive for its Singapore operations.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      A reconciliation of the expected tax expense (benefit) at the statutory rate of tax to actual tax expense (benefit) is as follows:

	For the Year Ended December 31,

	2002	2003	2004

Income tax expense (benefit) computed at Singapore statutory rate of 20.0% (2003: 22.0%, 2002: 22.0%)	$(21,113)	$116	$(91,200)
Non-deductible expenses including goodwill impairment charges	318	175	91,488
Non-taxable income	(308)	(253)	(1,212)
Differences in tax rates	(692)	(121)	6,898
Effect of recognizing deferred tax assets at post-pioneer concessionary tax rate and tax credits	10,393	(5,781)	(13,199)
Change in valuation allowance	2,292	6,383	12,722
Benefit of tax status change	—	—	(935)
Taxable foreign exchange adjustment	—	—	2,639
All other items, net	1,947	186	693

Income tax expense (benefit)	$(7,163)	$705	$7,894

      The pioneer status relief had the effect of increasing diluted net loss per ordinary share by $0.01 and diluted net loss per ADS by $0.10 for the years ended December 31, 2002, but decreasing diluted net loss per ordinary share by $0.01 and diluted net loss per ADS by $0.06 for the year ended December 31, 2003. The pioneer status relief was revoked in September 2004.
      Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss, unutilized capital allowance and investment tax credit carryforwards. The tax effect of

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
significant items comprising the Company’s deferred income tax assets and liabilities at December 31, 2003 and 2004 are as follows:

	December 31,

	2003	2004

Deferred income tax assets:
Operating loss carryforwards	$4,574	$29,372
Investment tax credits	9,133	45,656
Property, plant and equipment	25,708	18,276
Other	592	67

	40,007	99,371
Valuation allowance:	(8,675)	(56,957)

	$31,332	$36,414

Deferred income tax liabilities:
Unrealized tax credits	$3,250	$—
Property, plant and equipment	7,658	17,855
Allowances and reserves	—	12,764

	10,908	30,619

Net deferred income tax assets	$20,424	$5,795

      During the year ended December 31, 2004, as part of our acquisition of ChipPAC, we acquired approximately $103,351 of net operating loss carryforwards and $32,185 of tax credit carryforwards that were recognised as deferred tax assets upon acquisition. We established a valuation allowance of $40,807 against all of the net operating loss carryforwards and a portion of the Korean tax credit carryforwards. If utilized, these attributes will be treated as a reduction in acquired goodwill. As of December 31, 2004, $5,916 of the Korean tax credit carryforwards were utilized.
      The deferred tax assets as of December 31, 2004 arose principally as a result of the deferred tax benefit associated with tax loss carryforwards and investment tax credits. The Company recorded a valuation allowance of $8,675 and $56,957 as of December 31, 2003 and 2004, respectively, which represents an increase of $6,383 and $48,282 in 2003 and 2004, respectively, to reduce the assets to the amounts that the Company deemed, more likely than not, that the deferred tax asset will not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, the Company establish a partial valuation allowance against its gross deferred tax assets to reduce the assets to the amount the Company deemed, more likely than not, to be recoverable.
      As at December 31, 2004, the Company had approximately $119,912 of tax loss carryforwards available to offset against future taxable income which will expire in varying amounts from 2006 to 2024.
      Winstek has investment tax credit carryforwards of approximately $2,190, $2,712, $5,839 and $3,593, which expire in 2005, 2006, 2007 and 2008, respectively. The foreign investment tax credit carryforwards can be used to offset income tax payable in future years. The offsetting amount is limited to 50% of the offsetting year’s income

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
tax payable. The last year of expiry for the tax credit carryforwards is, however, not subject to the 50% limitation. STATS ChipPAC Korea has investment tax credits and research and development credits of approximately $27,964 and $3,328, respectively. The Company has established a partial allowance against the credits of approximately $22,048 to the extent that the Company deemed, more likely than not, to be realized. The credits will expire in varying amounts from 2005 through 2009.
15.     Short-Term Borrowings
      The short-term borrowings relate to the line of credit with Cho Hung Bank, with credit limit of $25,000. The line of credit bore interest at rates ranging from 2.1% to 3.3% during the year 2004. The line of credit is subject to annual review of Cho Hung Bank for the continued use of the facility. The Company had no short-term borrowings as of December 31, 2003.
16.     Capital Leases
      Future minimum lease payments under capital leases for equipment and machinery are as follows:

2004

Payable in year ending December 31, 2005	$8,245
2006	7,428
2007	3,730
2008	—
Thereafter	—

Total minimum obligations	19,403
Less amounts representing interest at rates ranging from 4.4% to 7.1% per annum	(1,045)

Present value of minimum obligations	18,358
Current installments of obligations under capital leases	(7,587)

Obligations under capital leases, excluding current Installments	$10,771

      All leasing arrangements are for testers with 1 or 4-year terms. At the end of the lease term, the Company may choose to terminate, renew the lease or purchase the equipment at fair market value.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
17.     Long-term debt
      Long-term debt consists of the following:

	December 31,

	2003	2004

1.75% coupon senior fixed-rate convertible notes	$200,000	$183,500
0% coupon senior fixed-rate convertible notes	115,000	115,000
2.5% convertible subordinated notes	—	150,000
8% convertible subordinated notes	—	50,000
6.75% senior notes	—	215,000
Taiwan dollar loans at floating rates	35,540	51,951
Taiwan dollar loans and commercial papers at fixed rates	2,711	8,342
Accrued yield-to-maturity interest on notes	12,379	22,789

	365,630	796,582
Less current amounts	(6,841)	(154,407)

	$358,789	$642,175

      In March, 2002, the Company issued $200,000 of senior unsecured and unsubordinated convertible notes due March 18, 2007 for net proceeds of $195,032. The convertible notes bear interest at the rate of 1.75% per annum and have a yield to maturity of 4.91%. At the maturity date, the Company will pay to the note holders 117.665% of the principal amount. The notes can be converted into the Company’s ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at a conversion price of S$3.408 per ordinary share (at a fixed exchange rate of US$1.00 = S$1.8215). The conversion price may be subject to adjustments for certain events. The Company may elect to satisfy its obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. The Company may redeem all or a portion of the convertible notes at any time on or after March 18, 2004 at a price to yield of 4.91% per annum to the redemption date if the Company’s shares or ADSs trade at or above 125% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. In December 2004, the Company repurchased $16,500 aggregate principal of these convertible notes for $18,150 and recorded loss of $266. On January 11, 2005, the Company repurchased a further $26,080 aggregate principal amount of these convertible notes for $28,796. The note holders may require the Company to repurchase all or a portion of their notes on March 18, 2005 at a price equal to 110.081% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to March 18, 2007, each note holder may require the Company to repurchase all or a portion of such holder’s notes at a price to yield 4.91% per year to the redemption date. Subsequent to December 31, 2004, pursuant to the indenture governing these convertible notes, the Company received demands for redemption of $125,420 aggregate principal amount of these convertible notes from the note holders. The Company intends to finance the redemption from cash and lines of credit. As at December 31, 2004, the loan amounts subject to redemption were classified as current liabilities.
      On November 7, 2003, the Company issued $115,000 of senior unsecured and unsubordinated convertible notes due November 7, 2008, for net proceeds of $112,345. The convertible notes have a yield to maturity of 4.25%. At the maturity date, the Company will pay to the note holders 123.4% of the principal amount, comprising principal and redemption interest. The notes can be converted into the Company’s ordinary shares or, subject to certain limitations, ADSs, each of which currently represents ten ordinary shares, at an initial conversion price of S$3.05 per ordinary share (equivalent to an initial number of 570.5902 ordinary shares per

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
$1,000 principal amount of convertible notes, based on a fixed exchange rate of US$1.00 = S$1.7403). The conversion price may be subject to adjustments for certain events. The Company may elect to satisfy its obligations to deliver ordinary shares or ADSs through delivery of cash in accordance with the terms of the notes. The Company may redeem all or a portion of the convertible notes at any time on or after November 7, 2006 at a price to yield of 4.25% per annum to the redemption date if the Company’s shares or ADSs trade at or above 130% of the conversion price for a period of 20 trading days in any 30 consecutive trading day period. The note holders may require the Company to repurchase all or a portion of their notes on November 7, 2007 at a price equal to 118.32% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest accrued to the date of redemption. In addition, upon the occurrence of certain repayment events, including a change in control, on or prior to November 7, 2008, each note holder may require the Company to repurchase all or a portion of such holder’s notes at a price to yield of 4.25% per year to the redemption date.
      On August 5, 2004, in connection with the merger of ChipPAC, the Company assumed the outstanding borrowings of ChipPAC. The face value of ChipPAC long-term debts consisted of $165,000 of 12.75% senior subordinated notes due 2009, $50,000 of 8.0% convertible subordinated notes due 2011 and $150,000 of 2.5% convertible subordinated notes due 2008.
      The $165,000 12.75% senior subordinated notes were issued by ChipPAC International Company Limited (“ChipPAC International”), a wholly-owned subsidiary of ChipPAC. These notes were fully and unconditionally guaranteed on a senior subordinated basis by ChipPAC and certain of its subsidiaries. The notes would mature on August 1, 2009, with interest at the rate of 12.75% per annum payable semi-annually on August 1 and February 1 of each year. ChipPAC International may redeem all or a portion of these notes at any time on or after August 1, 2004 at designated redemption prices. On September 3, 2004, ChipPAC International commenced a cash tender offer to repurchase any and all of the outstanding $165,000 principal amount of these notes at a repurchase price of 106.375% of the principal amount thereof plus accrued and unpaid interest. In conjunction with the tender offer, ChipPAC International also solicited consents of holders of these notes to adopt amendments to the indenture governing such notes that would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. On October 7, 2004, the Company completed the tender offer and consent solicitation of any and all of the outstanding notes. ChipPAC International received valid tenders of the notes and deliveries of related consents from holders of approximately 62.1% or $102,500 aggregate principal amount of the notes outstanding. ChipPAC International paid approximately $111,474, including accrued and unpaid interest for the senior subordinated notes validly tendered and related consents validly delivered. In November 2004, the Company repurchased the remaining 37.9%, or $62,500 aggregate principal amount of the senior subordinated notes, as permitted under the indenture governing such notes. The Company recorded a loss of $531 on the repurchase of the notes. The tender offer and repurchase of the 12.75% senior subordinated notes were financed by part of the proceeds from the issuance of new senior unsecured notes below.
      On November 5, 2004, the Company issued $215,000 of senior unsecured notes due November 15, 2011, for net proceeds of $210,458. The senior notes bears interest of 6.75% per annum. At the maturity date, the Company will pay to the note holders 100.0% of the principal amount, comprising principal and redemption interest. Prior to November 15, 2008, the Company may redeem all or a part of the senior notes at any time by paying a “make whole” premium plus accrued and unpaid interest. The Company may redeem all, but not less than all, of these notes at any time in the event of certain changes affecting withholding taxes at 100% of their principal amount plus accrued and unpaid interest. On or after November 15, 2008, the Company may redeem all or a part of these notes at any time at the redemption prices specified under the terms and conditions of the senior notes plus accrued and unpaid interest. In addition, prior to November 15, 2007, the Company may redeem up to 35% of these notes with the net proceeds of certain equity offerings. Upon a change of control, the Company will be required to offer to purchase these notes at 101.0% of their principal amount plus accrued and unpaid interest.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      The $50,000 8.0% convertible subordinated notes due 2011 are ChipPAC’s unsecured and subordinated obligations. These convertible notes will mature on June 15, 2011 and bear interest rate of 8.0%. On the maturity date of these convertible notes, ChipPAC will pay to the note holders of these convertible notes 100% of the principal amount. These convertible notes can be converted into the Company’s ADSs at a conversion price of $11.448 per ADS. The conversion price may be subject to adjustments for certain events. ChipPAC may redeem all or a portion of these convertible notes at any time on or after June 15, 2004 at the designated redemption price. Upon the occurrence of specified change in control events, each holder of these convertible notes may require ChipPAC to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the purchase date.
      The $150,000 2.5% convertible subordinated notes due 2008 are ChipPAC’s unsecured and subordinated obligations. These convertible notes will mature on June 1, 2008 and bear interest rate of 2.5% per annum payable. On the maturity date of these convertible notes, ChipPAC will pay to the note holders of these convertible notes 100% of the principal amount. These convertible notes can be convertible into the Company’s ADSs at a conversion price of $9.267 per ADS. The conversion price may be subject to adjustments for certain events. These convertible notes are not redeemable at the option of ChipPAC. Upon the occurrence of specified change in control events, each holder of these notes may require ChipPAC to repurchase all or a portion of such holder’s notes at a purchase price equal to 100% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any. On October 11, 2004, STATS ChipPAC, ChipPAC and the trustee for these convertible notes entered into a second supplemental indenture to provide for an unconditional guarantee of these convertible notes on a subordinated basis by STATS ChipPAC (but not by any of its subsidiaries). On October 18, 2004, ChipPAC commenced a consent solicitation from holders of these convertible notes to amend the indenture governing these convertible notes to replace ChipPAC’s obligation to file with the SEC annual reports and such other information, documents and reports specified in Section 13 and 15(d) of the Exchange Act with an obligation of STATS ChipPAC to file all such reports with the SEC as are applicable to a foreign private issuer. The consent solicitation expired on November 1, 2004. ChipPAC received valid deliveries of consents from holders of approximately $130,500 aggregate principal amount, or 87%, of these convertible notes outstanding. Accordingly, ChipPAC obtained the requisite consents authorizing the adoption of the proposed amendment to the indenture. The consents were accepted and the amendments to the indenture became effective on November 2, 2004.
      In 2002, Winstek entered into three floating rate New Taiwan dollar loans of $1,766, $2,649 and $7,359 with Chiaotung Bank. The interest rates on the loans are revised from time to time by Chiaotung Bank. As at December 31, 2004, the interest rates on the loans were 4.1%, 4.1% and 3.1% per annum, respectively. Interest on all three loans is payable on a monthly basis in New Taiwan dollars. The principal on the $1,766 loan and the $2,649 loan are each repayable in 21 equal quarterly installments commencing March 29, 2004 and May 15, 2004, respectively. The principal on the $7,359 loan is repayable in 10 equal quarterly installments commencing June 27, 2003. As of December 31, 2004, the $1,766 loan is secured by fixed deposit and land pledged to the bank of $3,174, the $2,649 loan is secured by a fixed deposit and building pledged to the bank of $7,298 and the $7,359 loan is secured by a fixed deposit and machinery pledged to the bank of $6,830.
      In 2003, Winstek entered into five floating rate New Taiwan dollar loans of $2,944, $17,663, $1,737, $4,416 and $2,944 with China Development Industrial Bank, Taishin International Bank, First Commercial Bank, Chiaotung Bank and Hsinchu International Bank, respectively. The interest rates on the loans are revised from time to time by the banks. As at December 31, 2004, the interest rates on the loans were 3.0%, 3.5%, 2.7%, 3.1% and 2.9% per annum, respectively. Interest on all five loans is payable on a monthly basis in New Taiwan dollars. The principal on the $2,944 loan is repayable in 15 equal quarterly installments commencing June 24, 2005, and the principal on the $17,663 loan is repayable in 16 equal installments every two months commencing September 26, 2004. The principal on the $1,737 loan is repayable in 16 equal quarterly installments commencing July 25, 2004, the principal on the $4,416 loan is repayable in 13 equal quarterly installments

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
commencing November 10, 2004, and the principal on the $2,944 loan is repayable in 48 unequal monthly installments commencing January 10, 2004. The loans are secured by property pledged to the bank, comprising land and machinery of $42,026, as of December 31, 2004.
      In 2003, Winstek also obtained a multi-currency credit facility of NT$340.0 million ($10,712) with Chiaotung Bank. The interest rate on a U.S. dollar loan under this facility is the intra-bank interest rate of Chiaotung Bank for U.S. dollars plus 1.0% per annum. All drawdowns have been repaid before December 31, 2004.
      In 2004, Winstek entered into a floating rate New Taiwan dollar term loan facility of NT$1.8 billion ($56,711) with a syndicate of lenders, with Chiaotung Bank as the agent bank. The purpose of the term loan is for the expansion of Winstek’s testing capacity. The loan may also be accessed through letters of credit. The term loan must be fully drawn within 18 months from August 27, 2004, the date of the first drawdown. Winstek must satisfy certain conditions precedent with respect to each drawdown. As of December 31, 2004, Winstek has drawn down NT$378.0 million ($11,918) under the loan, which is repayable in eight equal installments commencing February 27, 2006 and ending on August 27, 2009. The interest rate on the term loan is the rate set by Chunghwa Post Co. Ltd. plus 1.3% per annum. As of December 31, 2004, the interest rate on the loan was 2.9% per annum. Interest on the loan is payable on a monthly basis. The loan is secured by certain machinery purchased with the loan proceeds amounting to $14,779 as of December 31, 2004.
      In 2004, Winstek entered into 2 floating rate New Taiwan dollar loans of $1,794 and $2,627 with Taipei Commercial Bank and IBT Bank, respectively. The interest rates on the loans are revised from time to time by the banks. As of December 31, 2004, the interest rates on the loans were 2.8% and 3.0% per annum, respectively. Interest on the $1,794 and $2,627 loans are repayable on a monthly basis, and the respective principals are repayable in 16 equal quarterly installments. As of December 31, 2004, the $1,794 loan is secured by machinery pledged to the bank of $2,694 and the $2,627 loan is secured by machinery pledged to the bank of $4,081.
      In 2003, Winstek entered into a Taiwan dollar fixed rate loan with Taiwan Life Insurance Company. The loan bears interest at the rate of 3.9% per annum. As at December 31, 2004, the outstanding balance of this loan amounts to $1,885. Interest and principal are repayable in 12 equal quarterly installments commencing December 26, 2003. The loan is secured by plant and machinery pledged to Taiwan Life Insurance Company amounting to $3,382 as of December 31, 2004.
      In 2004, Winstek entered into a Taiwan dollar fixed rate loan with Taiwan Life Insurance Company of $3,303. As of December 31, 2004, the interest rate on the loan is 3.6% per annum. Interest and principal on the loan is repayable in 16 equal quarterly installments. As of December 31, 2004, the loan is secured by machinery pledged to Taiwan Life Insurance Company amounting to $6,306.
      In 2004, two Taiwan dollar fixed rate commercial papers of NT$50.0 million ($1,577) each were issued through Taching Bill Co. (guaranteed by Far East Commercial Bank) and Chung Hsing Bill Co. (guaranteed by Fu-Hua Commercial Bank) for two years, commencing November 12, 2004 and December 24, 2004, respectively. The interest rates on the commercial papers were 1.7% per annum for Taching Bill Co. and 1.7% per annum for Chung Hsing Bill Co. Interest is repayable every two months and principal is repayable on maturity.
      In addition to amounts disclosed above, the Company has deposits of $1,121 pledged as security for bank credit and facility lines available to the Company as of December 31, 2004. As of December 31, 2003, $4,512 deposits were pledged as security.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Annual maturities of long-term debt as of December 31, 2004 are as follows:

Payable in year ending December 31, 2005	$154,407
2006	22,248
2007	75,343
2008	276,244
2009	3,340
Thereafter	265,000

$796,582

      Substantially all assets of the STATS ChipPAC consolidated group, with the exception of the Winstek and the China non-guarantor entities (comprising STATS ChipPAC Shanghai Co., Ltd. and STATS ChipPAC Test Services Shanghai Co., Ltd.), have been pledged as collateral under the terms of the 6.75% Senior Notes due 2011. The indenture governing the 6.75% senior notes has been fully and unconditionally guaranteed, on an unsecured senior basis, by the parent company and the guaranteeing subsidiaries. See Note 28, Condensed Consolidating Financial Information.
18.     Unutilized Credit Facilities
      In January 2002, the Company established a $306,748 (S$500,000,000) Multicurrency Medium Term Note Program (“MTN Program”). Under the MTN Program, the Company may from time to time issue notes in series or tranches (“Notes”) in Singapore dollars or any other currencies as may be agreed between the dealers of the MTN Program and the Company provided that various terms and conditions are satisfied, including a condition that STPL must hold (either directly or indirectly through any one or more wholly-owned subsidiaries) at least 51% of the Company’s issued share capital. Pursuant to the completion of the merger with ChipPAC, the Company issued ordinary shares to the former shareholders of ChipPAC, as a result of which it no longer satisfy this condition as the shareholdings of STSPL (a wholly-owned subsidiary of STPL) has been diluted below 51%. The Company has not issued any Notes under the MTN Program as of December 31, 2003 and 2004.
      At December 31, 2004, the Company has undrawn banking and credit facilities consisting of long-term loans and bank guarantees (excluding the MTN Program) of $197,472 with financial institutions.
19.     Other Non-Current Liabilities
      Other non-current liabilities consist of the following:

	December 31,

	2003	2004

Deferred grant	$1,211	$3,412
Deferred tax liabilities	3,250	30,619
Others	2	16,331

	$4,463	$50,362

      The deferred grant refers to a 5-year grant of $13,878 obtained by the Company from the Economic Development Board under its Research Incentive Scheme for Companies in 1997 to acquire equipment to be used in certain research and development projects. The grant, which is a reimbursement of specified costs, has no requirement for repayment. Amounts received for asset-related grant are deferred and recognized in other income over the life of the related asset.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
20.     Share Capital
      On November 5, 2003, the Company issued 83,389,375 new ordinary shares of par value S$0.25 each with proceeds of $115 million (net proceeds of $111 million). The 83,389,375 new shares were admitted to the Official List of the Singapore Exchange Securities Trading Limited on November 6, 2003.
      On August 5, 2004, the Company completed the acquisition of ChipPAC. The Company issued 861,907,530 new ordinary shares of par value S$0.25 each and assumed options to purchase 76,492,951 ordinary shares to effect the acquisition.
      As a result of the employees exercising their share options during the years 2002, 2003 and 2004, 2,431,790, 1,115,470 and 5,802,800 ordinary shares were issued, respectively.
      Under Singapore law, all increases in share capital (including rights issues) require prior shareholders’ approval. Singapore law does not provide for the issue of shares of no par value and, except with court approval, prohibits the issue of shares at a discount to par value.
21.     Additional Paid-in Capital
      Additional paid-in capital represents principally the excess of proceeds received from issues of share capital (net of the costs of issue) over the par value of shares issued, which under Singapore law must be credited to the share premium account. The share premium may only be applied in paying up unissued shares to be issued to shareholders, paying up in whole or in part the balance unpaid on shares in issue, in payment of dividends, if such dividends are satisfied by the issue of shares to members of the Company, in writing off preliminary expenses and share and debenture issue expenses and by provision for premiums payable on the redemption of redeemable preferred shares. The Company has not utilized any amounts in the share premium account for the above mentioned purposes.
      As of December 31, 2003 and 2004, the Company’s share premium account amounted to $460,895 and $1,406,019, respectively.
22.     Accumulated Other Comprehensive Loss
      The components of accumulated other comprehensive loss are as follows:

	December 31,

	2003	2004

Currency translation loss	$9,152	$5,865
Unrealized gain on hedging instruments	—	(3,785)
Unrealized loss on available-for-sale marketable securities	769	780

	$9,921	$2,860

23.     Share Options and Incentive Plans
      Effective May 1999, the Company adopted the Share Option Plan which provides for a maximum of 150 million shares (subject to adjustment under the plan) to be reserved for option plans. Options granted under the plan may include non-statutory options as well as incentive stock options intended to qualify under Section 422 of the United States Internal Revenue Code. Option periods may not exceed 10 years from the date of grant. Upon leaving the employment of the Company, outstanding options remain exercisable for a specified period.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      The plan is administered by a committee appointed by the directors. Employees, outside directors and consultants are eligible for the grant of options except for (i) employees of affiliates, and outside directors and consultants, who are not eligible for the grant of incentive stock options; and (ii) employees, outside directors and consultants of affiliates resident in the United States, who are not eligible for the grant of options. The exercise price of an incentive stock option is the fair market value of the shares at the date of the grant. In certain circumstances, the exercise price may be higher than the fair market value but in no event will the exercise price be below the par value of the share.
      Prior to 2000, share options granted prior to May 1999 under the previous Employees’ Share Ownership Scheme were converted using the higher of par value or net tangible asset value. In April 2002, share options were granted with exercise prices determined by the average of the last 5-day closing prices prior to grant date. These two bases gave rise to exercise prices of the share options being lower than their fair market values at grant date and resulted in the recognition of stock compensation charges.
      In connection with the merger with ChipPAC, the Company adopted the Substitute Purchase and Option Plan (“Substitute Option Plan”) and Substitute Equity Incentive Plan (“Substitute EIP”) (collectively the “Substitute Plans”) to enable substitute options to be granted to holders of options granted under the ChipPAC shares options and incentive plans. The number of ordinary shares that may be issued under the Substitute Option Plan and Substitute EIP, may not exceed, in the aggregate, 7.2 million and 73 million shares, respectively. On August 5, 2004, the Company effected an amendment to the Share Option Plan to increase the shares to be reserved for option plans to 245 million shares (subject to adjustment under the plan).
      In August 2004, the Company adopted an employee share purchase plan (“ESPP”) for the benefit of its employers. A maximum aggregate of 130 million shares have been reserved for issuance under the ESPP. The ESPP qualifies in the United States under Section 423 of the United States for Internal Revenue Code. Under the ESPP, substantially all employees may purchase the Company’s ordinary shares through periodic payroll deductions or lump sum payments at a price equal to 85.0% of the lower of the fair market value at the beginning or the end specified six-month offering period commencing on each February 15 and August 16, except for the first purchase period which commenced on September 1, 2004 and ends on February 14, 2005. Share purchases are limited to 15.0% of an employee’s eligible compensation.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      The following table summarizes stock option activity for the years ended December 31, 2002, 2003 and 2004:

		Weighted
		Average
	Options	Exercise Price

	(In thousands)
Options outstanding at January 1, 2002	51,770	1.70
Granted during the year	19,653	1.36
Lapsed during the year	(14,716)	1.64
Exercised during the year	(2,432)	0.53

Options outstanding at December 31, 2002	54,275	1.65
Granted during the year	10,956	1.17
Lapsed during the year	(3,094)	1.69
Exercised during the year	(1,115)	0.62

Options outstanding at December 31, 2003	61,022	1.58
Assumed through ChipPAC acquisition	76,493	0.55
Granted during the year	11,523	0.87
Lapsed during the year	(11,239)	1.16
Exercised during the year	(5,802)	0.33

Options outstanding at December 31, 2004	131,997	$1.01

Exercisable at December 31, 2002	13,636	$2.01

Exercisable at December 31, 2003	33,728	$1.66

Exercisable at December 31, 2004	66,097	$1.13

      Weighted-average grant-date fair value of options granted in 2002, 2003 and 2004 were $0.81, $0.60 and $0.92 respectively.
      The following table summarizes information about fixed stock options outstanding at December 31, 2004:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted
	Number	Remaining	Average	Number	Weighted
	Outstanding at	Contractual	Exercise	Exercisable at	Average
Range of Exercise Prices	12/31/2004	Life	Price	12/31/2004	Exercise Price

	(In thousands)			(In thousands)
$0.14 to $0.15	215	4.8 years	$0.15	215	$0.15
$0.21 to $0.29	22,884	7.7 years	$0.26	12,975	$0.25
$0.32 to $0.47	11,944	6.2 years	$0.41	9,045	$0.40
$0.53 to $0.89	47,266	8.0 years	$0.76	15,669	$0.78
$0.91 to $1.09	1,961	7.5 years	$0.95	1,156	$0.96
$1.16 to $1.66	37,877	7.4 years	$1.38	18,532	$1.46
$2.01 to $2.61	3,391	5.0 years	$2.06	3,338	$2.06
$3.99	6,459	5.3 years	$3.99	5,167	$3.99

	131,997			66,097

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Total compensation expense recognized for stock-based compensation under the Share Option Plan for the years ended December 31, 2002, 2003 and 2004 were $60, $97 and $658, respectively.
24.     Commitments and Contingencies

(a)	Commitments
      As of December 31, 2003 and 2004, capital commitments consist of the following:

	December 31,

	2003	2004

Capital commitments
Building, mechanical and electrical installation	$6,341	$1,598
Plant and machinery	42,969	34,717

Other commitments
Inventories	$8,413	$47,210

      The Company is party to certain royalty and licensing agreements which have anticipated payments of $476, $524, $576 and $634 in 2005, 2006, 2007 and 2008, respectively. Following the acquisition of ChipPAC, the Company assumed the obligation to pay until June 30, 2007 additional contingent incentive payments to Cirrus Logic, Inc. of up to approximately $2,500 based on achievement of certain milestones.
      The Company leases its certain of its facilities in Singapore, South Korea and the United States under operation lease arrangements and has lease agreements for the land located in Singapore, Malaysia and China related to its facilities in these locations. Operating lease rental expense for the years ended December 31, 2002, 2003 and 2004 was $2,007, $2,597 and $4,781, respectively.
      The Company has leased certain plant and equipment under operating leases and under sale and lease-back arrangements. These leases extend through 2004. Operating lease rental expenses, including amortization of lease prepayments, in respect of these leases for the years ended December 31, 2002, 2003 and 2004 were $20,965, $18,118 and $39,543, respectively.
      Future minimum lease payments under non-cancelable operating leases as of December 31, 2004 were:

Payable in year ending December 31,
2005	$12,792
2006	11,007
2007	7,899
2008	7,656
2009	2,570
Thereafter	30,908

$72,832

(b)	Contingent liabilities
      In the normal course of business, the Company is subject to claims and litigations. These claims may include allegations of infringement of intellectual property rights of others as well as other claims of liability. In addition, the company is subject to various taxes in the different jurisdictions in which it operates. These include taxes on income, property, goods and services, and other taxes. The Company submits tax returns and claims with the

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
respective government taxing authorities, which are subject to agreement by those taxing authorities. The Company accrues costs associated with these matters when they are probable and reasonably estimable. The Company does not believe that it is probable that losses associated with these matters beyond those already recognized will be incurred in amounts that would be material to its financial position, results of operations, or cash flows.
      In connection with the merger with ChipPAC, the Company assumed certain contingent liabilities. In 2002, an assessment of approximately 16.0 billion South Korean Won (approximately $15,457) made by the South Korean National Tax Service, or NTS, relating to withholding tax not collected on the interest income on the loan between the ChipPAC’s subsidiaries in South Korea and Hungary for the period from 1999 to September 2001. The prevailing tax treaty does not require withholding on the transactions in question. ChipPAC has appealed the assessment through the NTS’s Mutual Agreement Procedure (“MAP”) and believes that the assessment will be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. ChipPAC complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion South Korean Won (approximately $2,608) was made on January 9, 2004, for the interest from October 2001 to May 2002. ChipPAC has applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. In the event that the Company is not successful with the appeal, the maximum amount payable including potential interest and local surtax as of December 31, 2004 is estimated to be 28.2 billion South Korea Won (approximately $27,244). The Company does not believe that the outcome of the resolution of this matter will have a material adverse effect on its financial position, results of operations or cash flows. As of December 31, 2004, no accrual has been made. However, the Company’s evaluation of the likely impact of the above contingent liabilities could change in the future and may result in additional liability assumed in the initial purchase of ChipPAC.
25.     Other Non-Operating Income (Expense), net

	For the Year Ended
	December 31,

	2002	2003	2004

Government grant income	$1,830	$2,347	$—
Gain (loss) on sale and maturity of marketable securities	125	5,040	(537)
Other income (expense), net	1,464	183	(399)

	$3,419	$7,570	$(936)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
26.     Fair Value of Financial Instruments

	December 31,

	2003		2004

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	$	$	$	$

Financial Assets:
Cash and cash equivalents	313,163	313,163	227,509	227,509
Marketable securities	34,457	34,457	20,181	20,181
Fixed deposits pledged	4,512	4,512	1,121	1,121
Financial Liabilities:
Short-term borrowings	—	—	19,874	19,874
Long-term debt, excluding senior and convertible notes	38,251	38,099	60,293	60,163
Senior and convertible notes	327,379	339,138	736,289	748,907
      The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates for fair value. Accordingly, these estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose the Company to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.
      The methods and assumptions used to estimate the fair value of significant classes of financial instruments is set forth below:

Cash and cash equivalents
      Cash and cash equivalents are due on demand or carry a maturity date of less than three months when purchased. The carrying amount of these financial instruments is a reasonable estimate of fair value.

Marketable securities
      The fair value is estimated based upon the quoted market price on the last business day of the fiscal year. For securities where there are no quoted market prices, the carrying amount is assumed to be its fair value. As of December 31, 2003 and 2004, such securities amounted to $22 and $nil, respectively.

Fixed deposits
      The fair value is based on current interest rates available to the Company for fixed deposits of similar terms and remaining maturities.

Short-term borrowings and long-term debt
      The fair value is based on current interest rates available to the Company for issuance of debts of similar terms and remaining maturities.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

Senior and convertible notes
      The fair value is estimated by obtaining quotes from brokers.

Limitations
      Fair value estimates are made at a specific point in time, and are based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
27.     Business Segment, Geographic and Major Customer Data
      Operating segments, as defined under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” (“SFAS 131”) are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has identified its individual geographic operating locations as its operating segments. All material geographical operating locations qualify for aggregation under SFAS 131 due to similarities in economic characteristics, nature of services, market base and production process. Accordingly, the operating segments have been aggregated into one reportable segment.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Revenues by major service line and by geographical areas (identified by location of customer headquarters) were:

	For the Year Ended December 31,

	2002	2003	2004

Singapore
— packaging — array	$11	$1	$6
— packaging — leaded	811	638	830
— test	10,160	13,301	17,708

	10,982	13,940	18,544

United States
— packaging — array	32,469	76,485	253,595
— packaging — leaded	71,574	93,841	145,511
— test	78,272	139,388	195,082

	182,315	309,714	594,188

Rest of Asia
— packaging — array	341	998	49,500
— packaging — leaded	1,647	3,895	8,585
— test	16,569	34,200	63,197

	18,557	39,093	121,282

Europe
— packaging — array	672	932	9,264
— packaging — leaded	2,740	4,015	6,172
— test	10,472	12,997	19,671

Total	13,884	17,944	35,107

— packaging — array	33,493	78,416	312,365
— packaging — leaded	76,772	102,389	161,098
— test	115,473	199,886	295,658

	$225,738	$380,691	$769,121

      Long-lived assets by geographical area were:

	For the Year Ended
	December 31,

	2003	2004

Singapore	$364,246	$391,522
United States	12,144	27,704
Rest of Asia	97,743	619,577

Total	$474,133	$1,035,803

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
      Net assets by geographical area were:

	For the Year Ended
	December 31,

	2003	2004

Singapore	$480,451	$689,100
United States	(6,214)	23,190
Rest of Asia	1,719	447,060

Total	$475,956	$1,159,350

      Revenues from major customers, as a percentage of net revenues, were as follows:

	For the Year Ended
	December 31,

	2002	2003	2004

	%	%	%
Customer A	29.8	31.6	20.6
Customer B	13.3	12.0	11.1
Customer C	12.6	13.6	8.5
Others	44.3	42.8	59.8

	100.0	100.0	100.0

28.     Condensed Consolidating Financial Information
      In connection with the merger with ChipPAC in August 2004, the Company assumed the $150,000 2.5% Convertible Notes due 2008 issued by ChipPAC. In October 2004, in connection with the filing of the prospectus to register the resale of the Convertible Notes issued by ChipPAC, the Company, but not any of its direct or indirect subsidiaries, provided an unconditional guarantee of the Convertible Notes.
      In November 2004, the Company issued $215,000 of 6.75% Senior Notes due 2011 in a private placement. The Senior Notes issued by STATS ChipPAC are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by ChipPAC and STATS ChipPAC (Barbados) Ltd., STATS ChipPAC (BVI) Limited, ChipPAC International Company Limited, STATS ChipPAC Korea Ltd., STATS ChipPAC Malaysia Sdn. Bhd., STATS ChipPAC, Inc., STATS ChipPAC Test Services, Inc., STATS Holdings Limited, ChipPAC Luxembourg S.a.R.L. and ChipPAC Liquidity Management Hungary Limited Liability Company (the “Guarantor Subsidiaries”). STATS ChipPAC Shanghai Co., Ltd., STATS ChipPAC Test Services Shanghai Co., Ltd. and Winstek did not provide guarantees (the “Non-Guarantor Subsidiaries”).
      The following is the consolidated financial information segregated between STATS ChipPAC as the parent company of the Convertible Notes and issuer of the Senior Notes; ChipPAC as issuer of the Convertible Notes and guarantor of the Senior Notes; the Guarantor Subsidiaries and Non-Guarantor Subsidiaries of the Senior Notes.

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2002

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$204,788	$4,045	$17,573	$(668)	$225,738
Cost of revenues	(227,811)	(7,415)	(13,115)	398	(247,943)

Gross profit (loss)	(23,023)	(3,370)	4,458	(270)	(22,205)

Operating expenses:
Selling, general and administrative	34,062	1,513	1,574	(456)	36,693
Research and development	18,507	—	585	(236)	18,856
Asset impairments	14,666	—	—	—	14,666
Prepaid leases written off	764	—	—	—	764
Other general expenses (income), net	(681)	—	—	1,229	548

Total operating expenses	67,318	1,513	2,159	537	71,527

Operating income (loss)	(90,341)	(4,883)	2,299	(807)	(93,732)

Other income (expense), net:
Interest income	5,075	3	193	—	5,271
Interest expense	(9,595)	—	(819)	—	(10,414)
Foreign currency exchange gain (loss)	(366)	—	(146)	—	(512)
Equity loss from investment in subsidiaries	(4,470)	—	—	4,470	—
Other non-operating income, net	3,375	—	44	—	3,419

Total other income (expense), net	(5,981)	3	(728)	4,470	(2,236)

Income (loss) before income taxes	(96,322)	(4,880)	1,571	3,663	(95,968)
Income tax benefit (expense)	7,810	(124)	(523)	—	7,163

Loss before minority interest	(88,512)	(5,004)	1,048	3,663	(88,805)
Minority interest	—	—	—	(514)	(514)

Net income (loss)	$(88,512)	$(5,004)	$1,048	$3,149	$(89,319)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2002

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(88,512)	$(5,004)	$1,048	$3,149	$(89,319)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	92,685	4,978	8,204	(401)	105,466
Asset impairments and prepaid expenses written off	15,430	—	—	—	15,430
Amortization of leasing prepayments	18,755	467	—	—	19,222
Debt issuance cost amortization	882	—	—	—	882
Loss (gain) on sale of property, plant and equipment	(667)	19	142	1,208	702
Accretion of discount on convertible notes	5,013	—	—	—	5,013
Foreign currency exchange loss	367	—	—	—	367
Deferred income taxes	(8,660)	208	263	—	(8,189)
Non-cash compensation	1,023	—	—	—	1,023
Minority interest in income of subsidiary	—	—	—	514	514
Loss (gain) on sale and maturity of marketable securities	(134)	—	9	—	(125)
Equity loss from investment in subsidiaries	4,470	—	—	(4,470)	—
Others	(3)	—	—	—	(3)
Changes in operating working capital:
Accounts receivable	(19,270)	(880)	(3,483)	—	(23,633)
Amounts due from affiliates	(2,345)	(406)	—	721	(2,030)
Inventories	(2,482)	—	—	—	(2,482)
Other receivables, prepaid expenses and other assets	(867)	(8)	(18)	—	(893)
Accounts payable, accrued operating expenses and other payables	4,610	1,179	1,374	—	7,163
Amounts due to affiliates	(104)	214	—	(721)	(611)

Net cash provided by operating activities	$20,191	$767	$7,539	$—	$28,497

Cash Flows From Investing Activities
Proceeds from sales of marketable securities	$105,829	$—	$5,133	$—	$110,962
Proceeds from maturity of marketable securities	2,844	—	—	—	2,844
Purchases of marketable securities	(151,748)	—	(6,228)	—	(157,976)
Acquisition of intangible assets	(65)	—	—	—	(65)
Acquisition of subsidiary, net of cash acquired	(13,831)	—	—	13,831	—
Purchases of property, plant and equipment	(73,131)	(14,251)	(27,447)	1,660	(113,169)
Others, net	2,342	10	59	(1,660)	751

Net cash used in investing activities	$(127,760)	$(14,241)	$(28,483)	$13,831	$(156,653)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Financing Activities
Repayment of long-term debt	$(14,321)	$—	$—	$—	$(14,321)
Proceeds from issuance of shares	1,256	—	22	—	1,278
Proceeds from issuance of convertible notes, net of expenses	195,032	—	—	—	195,032
Proceeds from bank borrowings	21	—	20,571	—	20,592
Increase in restricted cash	(3,500)	—	(9,526)	—	(13,026)
Grants received	1,150	—	—	—	1,150
Capital lease payments	(7,993)	—	(2,089)	—	(10,082)
Cash proceeds from parent company	—	13,831	—	(13,831)	—

Net cash provided by financing activities	$171,645	$13,831	$8,978	$(13,831)	$180,623

Net increase (decrease) in cash and cash equivalents	$64,076	$357	$(11,966)	$—	$52,467
Effect of exchange rate changes on cash and cash equivalents	(340)	—	320	—	(20)
Cash and cash equivalents at beginning of the year	99,910	41	15,263	—	115,214

Cash and cash equivalents at end of the year	$163,646	$398	$3,617	$—	$167,661

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 31, 2003

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$297,165	$221	$15,777	$—	$313,163
Short-term marketable securities	5,272	—	5,872	—	11,144
Accounts receivable, net	70,545	1,760	7,594	—	79,899
Amounts due from affiliates	8,362	5,905	—	(7,217)	7,050
Other receivables	2,459	213	101	—	2,773
Inventories	19,839	—	—	—	19,839
Prepaid expenses and other assets	12,200	139	2,524	—	14,863

Total current assets	415,842	8,238	31,868	(7,217)	448,731
Long-term marketable securities	23,162	—	151	—	23,313
Prepaid expenses	6,283	—	—	—	6,283
Property, plant and equipment, net	364,246	12,780	97,361	(254)	474,133
Intangible assets	1,548	—	392	—	1,940
Investment in subsidiaries	60,824	—	—	(60,824)	—
Goodwill	—	—	—	2,209	2,209
Other assets	29,316	—	7,927	—	37,243

Total assets	$901,221	$21,018	$137,699	$(66,086)	$993,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts and other payable	$6,649	$358	$1,035	$—	$8,042
Payables related to property, plant and equipment purchases	40,825	384	12,880	—	54,089
Accrued operating expenses	36,623	1,944	2,094	—	40,661
Income taxes payable	2,195	—	1,188	—	3,383
Amounts due to affiliates	7,862	134	1,057	(7,217)	1,836
Current obligations under capital leases	1,880	2,662	754	—	5,296
Current installments of long-term debt	—	—	6,841	—	6,841

Total current liabilities	96,034	5,482	25,849	(7,217)	120,148
Obligations under capital leases, excluding current installments	812	—	—	—	812
Long-term debt, excluding current installments	327,379	—	31,410	—	358,789
Other non-current liabilities	1,212	—	3,251	—	4,463

Total liabilities	425,437	5,482	60,510	(7,217)	484,212

Minority interest	—	—	—	33,684	33,684
Issued shares	172,434	—	71,140	(71,140)	172,434
Additional paid-in capital	489,337	21,903	6,765	(28,650)	489,355
Accumulated other comprehensive loss	(9,921)	—	(2,189)	2,189	(9,921)
Accumulated earnings (deficit)	(176,066)	(6,367)	1,473	5,048	(175,912)

Total shareholders’ equity	475,784	15,536	77,189	(92,553)	475,956

Total liabilities and shareholder’s equity	$901,221	$21,018	$137,699	$(66,086)	$993,852

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2003

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$337,934	$12,137	$31,041	$(421)	$380,691
Cost of revenues	(291,769)	(12,546)	(23,908)	209	(328,014)

Gross profit (loss)	46,165	(409)	7,133	(212)	52,677

Operating expenses:
Selling, general and administrative	32,228	2,307	2,264	(324)	36,475
Research and development	14,808	—	672	(185)	15,295
Other general expenses, net	502	536	—	(664)	374

Total operating expenses	47,538	2,843	2,936	(1,173)	52,144

Operating income (loss)	(1,373)	(3,252)	4,197	961	533

Other income (expense), net:
Interest income	4,618	—	167	—	4,785
Interest expense	(12,474)	—	(1,520)	—	(13,994)
Foreign currency exchange gain (loss)	1,496	—	138	—	1,634
Equity loss from investment in subsidiaries	(1,590)	—	—	1,590	—
Other non-operating income (expense), net	7,611	—	(41)	—	7,570

Total other income (expense), net	(339)	—	(1,256)	1,590	(5)

Income (loss) before income taxes	(1,712)	(3,252)	2,941	2,551	528
Income tax benefit (expense)	(965)	774	(514)	—	(705)

Loss before minority interest	(2,677)	(2,478)	2,427	2,551	(177)
Minority interest	—	—	—	(1,539)	(1,539)

Net income (loss)	$(2,677)	$(2,478)	$2,427	$1,012	$(1,716)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2003

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(2,677)	$(2,478)	$2,427	$1,012	$(1,716)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	98,823	5,761	16,235	(209)	120,610
Amortization of leasing prepayments	11,732	—	—	—	11,732
Debt issuance cost amortization	1,155	—	—	—	1,155
Loss (gain) on sale of property, plant and equipment	503	307	42	(752)	100
Accretion of discount on convertible notes	7,366	—	—	—	7,366
Foreign currency exchange loss (gain)	(2,875)	—	(492)	—	(3,367)
Loss (gain) on sale and maturity of marketable securities	(5,025)	—	(15)	—	(5,040)
Deferred income taxes	(741)	—	(505)	—	(1,246)
Minority interest in loss of subsidiary	—	—	—	1,539	1,539
Equity loss from investment in subsidiaries	1,590	—	—	(1,590)	—
Others	—	—	(54)	—	(54)
Changes in operating working capital:
Accounts receivable	(27,196)	(865)	(2,216)	—	(30,277)
Amounts due to affiliates	(2,827)	(643)	1	537	(2,932)
Inventories	(10,095)	—	—	—	(10,095)
Other receivables, prepaid expenses and other assets	(15,854)	604	(1,533)	—	(16,783)
Accounts payable, accrued operating expenses and other payables	9,640	368	1,761	—	11,769
Amounts due to affiliates	1,010	(743)	57	(537)	(213)

Net cash provided by operating activities	$64,529	$2,311	$15,708	$—	$82,548

Cash Flows From Investing Activities
Proceeds from sales of marketable securities	$70,238	$—	$7,328	$—	$77,566
Proceeds from maturity of marketable securities	5,753	—	—	—	5,753
Purchases of marketable securities	(32,924)	—	(10,926)	—	(43,850)
Acquisition of subsidiary, net of cash acquired	(15,533)	—	3,092	12,441	—
Purchase of additional shares in subsidiary	(467)	—	—	—	(467)
Purchases of property, plant and equipment	(168,968)	(2,172)	(38,186)	—	(209,326)
Others, net	(4,136)	1	189	—	(3,946)

Net cash used in investing activities	$(146,037)	$(2,171)	$(38,503)	$12,441	$(174,270)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

	STATS	Guarantor	Non-Guarantor
	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Financing Activities
Repayment of short-term debt	$—	$—	$(27,419)	$—	$(27,419)
Repayment of long-term debt	(14,768)	—	(4,945)	—	(19,713)
Proceeds from issuance of shares	112,245	—	17,673	(12,441)	117,477
Proceeds from issuance of convertible notes, net of expenses	112,345	—	—	—	112,345
Proceeds from bank borrowings	—	—	49,839	—	49,839
Decrease in restricted cash	3,500	—	4,723	—	8,223
Grants received	6,784	—	—	—	6,784
Capital lease payments	(7,405)	(317)	(5,140)	—	(12,862)

Net cash provided by (used in) financing activities	$212,701	$(317)	$34,731	$(12,441)	$234,674

Net increase (decrease) in cash and cash equivalents	$131,193	$(177)	$11,936	$—	$142,952
Effect of exchange rate changes on cash and cash equivalents	2,326	—	224	—	2,550
Cash and cash equivalents at beginning of the year	163,646	398	3,617	—	167,661

Cash and cash equivalents at end of the year	$297,165	$221	$15,777	$—	$313,163

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING BALANCE SHEETS
As of December 31, 2004

	STATS		Guarantor	Non-Guarantor
	ChipPAC	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$184,824	$533	$20,978	$21,174	$—	$227,509
Marketable securities	—	—	787	1,273	—	2,060
Accounts receivable, net	66,875	—	70,444	12,331	—	149,650
Amounts due from affiliates	250,479	194,605	32,635	3,719	(478,815)	2,623
Other receivables	8,022	70	8,483	238	—	16,813
Inventories	19,916	—	28,440	6,334	—	54,690
Prepaid expenses and other assets	32,971	1,525	1,013	3,327	—	38,836

Total current assets	563,087	196,733	162,780	48,396	(478,815)	492,181
Marketable securities	18,097	—	—	24	—	18,121
Prepaid expenses	7,072	—	5,224	—	—	12,296
Property, plant and equipment, net	391,523	4,912	376,014	263,530	(176)	1,035,803
Investment in subsidiaries	750,620	—	—	—	(750,620)	—
Intangible assets	1,398	2,802	120,174	1,456	—	125,830
Goodwill	—	—	415,349	106,040	2,209	523,598
Other assets	34,614	487	23,202	5,570	—	63,873

Total assets	$1,766,411	$204,934	$1,102,743	$425,016	$(1,227,402)	$2,271,702

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,957	$2,314	$43,596	$14,714	$(8)	$68,573
Payables related to property, plant and equipment purchases	20,028	4	17,878	13,728	—	51,638
Accrued operating expenses	36,773	8,307	11,335	7,484	—	63,899
Income taxes payable	—	13	2,005	20	—	2,038
Short term borrowings	—	—	19,874	—	—	19,874
Amounts due to affiliates	4,941	173	440,622	33,216	(478,815)	137
Current obligations under capital leases	805	—	6,782	—	—	7,587
Current installments of long-term debt	137,107	—	—	17,300	—	154,407

Total current liabilities	207,611	10,811	542,092	86,462	(478,823)	368,153
Obligations under capital leases, excluding current installments	—	—	10,771	—	—	10,771
Long-term debt, excluding current installments	399,182	200,000	—	42,993	—	642,175
Other non-current liabilities	268	—	45,981	4,113	—	50,362

Total liabilities	607,061	210,811	598,844	133,568	(478,823)	1,071,461

Minority interest	—	—	—	—	40,891	40,891
Issued shares	298,233	991	—	81,535	(82,526)	298,233
Additional paid-in capital	1,507,854	291,795	682,651	261,866	(1,236,554)	1,507,612
Accumulated other comprehensive loss	(2,860)	(5,993)	12,492	4,417	(10,916)	(2,860)
Accumulated earnings (deficit)	(643,877)	(292,670)	(191,244)	(56,370)	540,526	(643,635)

Total shareholders’ equity	1,159,350	(5,877)	503,899	291,448	(789,470)	1,159,350

Total liabilities and shareholder’s equity	$1,766,411	$204,934	$1,102,743	$425,016	$(1,227,402)	$2,271,702

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2004

	STATS		Guarantor	Non-Guarantor
	ChipPAC	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Net revenues	$462,697	$9,703	$259,785	$83,382	$(46,446)	$769,121
Cost of revenues	(390,673)	(203)	(225,543)	(73,690)	46,569	(643,540)

Gross profit (loss)	72,024	9,500	34,242	9,692	123	125,581

Operating expenses:
Selling, general and administrative	42,887	7,682	29,133	5,273	—	84,965
Research and development	10,811	1,047	4,885	894	—	17,637
Goodwill impairment	—	—	360,869	92,131	—	453,000
Other general expenses (income), net	(618)	121	33	(44)	44	(464)

Total operating expenses	53,070	8,850	394,920	98,254	44	555,138

Operating income (loss)	18,954	650	(360,678)	(88,562)	79	(429,557)

Other income (expense), net:
Interest income	7,774	9	2,770	123	(6,246)	4,430
Interest expense	(19,173)	(2,875)	(11,458)	(1,556)	6,246	(28,816)
Foreign currency exchange gain (loss)	(206)	—	(1,034)	118	—	(1,122)
Equity income (loss) from investment in subsidiaries	(472,535)	(67,882)	(87,677)	—	628,094	—
Other non-operating income, net	(675)	12	(531)	258	—	(936)

Total other income (expense), net	(484,815)	(70,736)	(97,930)	(1,057)	628,094	(26,444)

Income (loss) before income taxes	(465,861)	(70,086)	(458,608)	(89,619)	628,173	(456,001)
Income tax benefit (expense)	(1,862)	(14)	(7,015)	997	—	(7,894)

Loss before minority interest	(467,723)	(70,100)	(465,623)	(88,622)	628,173	(463,895)
Minority interest	—	—	—	—	(3,828)	(3,828)

Net income (loss)	$(467,723)	$(70,100)	$(465,623)	$(88,622)	$624,345	$(467,723)

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the Year Ended December 31, 2004

	STATS		Guarantor	Non-Guarantor
	ChipPAC	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Operating Activities
Net income (loss)	$(467,723)	$(70,100)	$(465,623)	$(88,622)	$624,345	$(467,723)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	104,141	628	54,320	29,638	(44)	188,683
Goodwill impairment	—	—	360,869	92,131	—	453,000
Amortization of leasing prepayments	25,718	—	—	—	—	25,718
Debt issuance cost amortization	1,741	—	—	172	—	1,913
Loss (gain) on sale of property, plant and equipment	(631)	—	5	(30)	—	(656)
Accretion of discount on convertible notes	11,923	—	(486)	—	—	11,437
Loss from early debt extinguishment	266	—	531	—	—	797
Foreign currency exchange loss (gain)	(516)	—	—	(314)	—	(830)
Deferred income taxes	9,145	—	6,665	(805)	—	15,005
Minority interest in income (loss) of subsidiary	—	—	—	—	3,828	3,828
Equity loss from investment in subsidiaries	472,535	67,882	87,677	—	(628,094)	—
(Gain) Loss on sale and maturity of marketable securities	503	—	—	34	—	537
Others	1,162	127	(193)	(32)	(35)	1,029
Changes in operating working capital:
Accounts receivable	3,670	—	8,789	(4,310)	—	8,149
Amounts due from affiliates	(242,237)	26,486	6,882	15,986	197,310	4,427
Inventories	(77)	—	(946)	(148)	—	(1,171)
Other receivables, prepaid expenses and other assets	(64,078)	(1,442)	224	875	—	(64,421)
Accounts payable, accrued operating expenses and other payables	(2,709)	(23,934)	(11,138)	(3,625)	—	(41,406)
Amounts due to affiliates	(2,918)	(85)	190,199	8,415	(197,310)	(1,699)

Net cash provided by operating activities	$(150,085)	$(438)	$237,775	$49,365	$—	$136,617

STATS CHIPPAC LTD. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
In thousands of U.S. Dollars (except per share data)

	STATS		Guarantor	Non-Guarantor
	ChipPAC	ChipPAC	Subsidiaries	Subsidiaries	Eliminations	Consolidated

Cash Flows From Investing Activities
Proceeds from sales of marketable securities	$101,323	$—	$—	$29,174	$—	$130,497
Proceeds from maturity of marketable securities	46,687	—	—	—	—	46,687
Purchases of marketable securities	(137,124)	—	222	(24,041)	—	(160,943)
Acquisition of intangible assets	—	(399)	(555)	(474)	—	(1,428)
Acquisition of subsidiary, net of cash acquired	(14,049)	—	—	4,680	16,577	7,208
Purchases of property, plant and equipment	(172,320)	(1,090)	(60,327)	(81,225)	27,388	(287,574)
Others, net	20,926	33	3,144	4,014	(27,388)	729

Net cash used in investing activities	$(154,557)	$(1,456)	$(57,516)	$(67,872)	$16,577	$(264,824)

Cash Flows From Financing Activities
Repayment of short-term debt	$(50,000)	$—	$—	$(22,006)	$—	$(72,006)
Repayment of long-term debt	—	—	—	(8,982)	—	(8,982)
Proceeds from issuance of shares, net of expenses	1,968	—	—	—	—	1,968
Proceeds from issuance of convertible and senior notes, net of expenses	210,458	—	—	—	—	210,458
Repurchase of senior and convertible notes	(18,083)	—	(175,564)	—	—	(193,647)
Proceeds from bank borrowings	50,000	—	8,016	49,604	—	107,620
Decrease in restricted cash	—	—	—	2,927	—	2,927
Capital lease payments	(2,042)	—	(4,390)	(778)	—	(7,210)

Net cash provided by (used in) financing activities	$192,301	$—	$(171,938)	$20,765	$—	$41,128

Net decrease in cash and cash equivalents	$(112,341)	$(1,894)	$8,321	$2,258	$16,577	$(87,079)
Effect of exchange rate changes on cash and cash equivalents	—	—	—	1,425	—	1,425
Cash and cash equivalents at beginning of the year/period	297,165	2,427	12,657	17,491	(16,577)	313,163

Cash and cash equivalents at end of the year	$184,824	$533	$20,978	$21,174	$—	$227,509

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and
Board of Directors of ChipPAC, Inc.:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows, present fairly, in all material respects, the financial position of ChipPAC, Inc. and its subsidiaries at December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      As discussed in Note 2 to the financial statements, in 2003 the Company changed the manner in which it classifies gains and losses on the extinguishment of debt.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 19, 2004, except for Note 20,
as to which the date is December 9, 2004

ChipPAC, Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amount)

	December 31,	December 31,
	2002	2003

ASSETS
Current assets:
Cash and cash equivalents	$34,173	$24,722
Short-term investments	10,000	34,986
Accounts receivable, less allowance for doubtful accounts of $391 and $574	38,793	56,728
Inventories (Note 6)	15,299	26,060
Prepaid expenses and other current assets	5,285	7,411

Total current assets	103,550	149,907
Property, plant and equipment, net (Note 6)	336,397	397,267
Intangible assets, net	17,300	15,860
Other assets	12,957	16,297

Total assets	$470,204	$579,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$39,755	$69,251
Accrued expenses and other current liabilities (Note 6)	29,400	27,724

Total current liabilities	69,155	96,975
Long-term debt	217,887	165,000
Convertible subordinated notes	50,000	200,000
Other long-term liabilities (Note 15)	17,618	22,313

Total liabilities	354,660	484,288

Commitments and contingencies (Notes 12 and 17)
Stockholders’ equity:
Preferred stock, — par value $0.01 per share; 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2002 and 2003	—	—
Common stock, Class A — par value $0.01 per share; 250,000,000 shares authorized, 94,093,000 and 97,237,000 shares issued and outstanding at December 31, 2002 and 2003	941	972
Common stock, Class B — par value $0.01 per share; 250,000,000 shares authorized, no shares issued or outstanding at December 31, 2002 and 2003	—	—
Additional paid-in capital	276,916	284,849
Receivable from stockholders	(480)	(164)
Accumulated other comprehensive income	9,169	9,169
Accumulated deficit	(171,002)	(199,783)

Total stockholders’ equity	115,544	95,043

Total liabilities and stockholders’ equity	$470,204	$579,331

The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amount)

	For the Years Ended
	December 31,

	2001	2002	2003

Revenue	$328,701	$363,666	$429,189
Cost of revenue	297,588	308,065	365,299

Gross profit	31,113	55,601	63,890

Operating expenses:
Selling, general and administrative	31,199	38,159	38,241
Research and development	14,223	10,110	11,661
Restructuring, write-down of impaired assets and other charges	40,920	(661)	13,619

Total operating expenses	86,342	47,608	63,521

Operating income (loss)	(55,229)	7,993	369

Non-operating (income) expenses:
Interest expense	37,214	31,986	30,887
Interest income	(688)	(626)	(828)
Foreign currency (gain) loss	(187)	1,029	35
Loss from early debt extinguishment	—	3,005	1,182
Gain on sale of building (Note 19)	—	—	(3,929)
Other income, net	(410)	(546)	(197)

Total non-operating expenses	35,929	34,848	27,150

Loss before income taxes	(91,158)	(26,855)	(26,781)
Provision for income taxes	2,578	2,000	2,000

Net loss	$(93,736)	$(28,855)	$(28,781)

Net loss per share
Basic	$(1.36)	$(0.33)	$(0.30)
Diluted	$(1.36)	$(0.33)	$(0.30)
Shares used in per share calculation:
Basic	68,878	87,430	95,554
Diluted	68,878	87,430	95,554
The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	Common Stock					Accumulated
			Warrants	Additional	Receivable	Other
	Number of		Class A	Paid in	From	Comprehensive	Accumulated
	Shares	Amount	Common Stock	Capital	Stockholders	Income	Deficit	Total

Balance as of December 31, 2000	68,438	$685	$1,250	$104,509	$(1,505)	$9,169	$(48,411)	$65,697
Repayment of amount due from stockholders	—	—	—	—	520	—	—	520
Expiration of Intel Warrant	—	—	(1,250)	1,250	—	—	—	—
Employee stock purchases	922	9	—	4,117	—	—	—	4,126
Common stock repurchased by Company during the year	(63)	(1)	—	(18)	—	—	—	(19)
Exercise of stock options	107	1	—	185	—	—	—	186
Net loss	—	—	—	—	—	—	(93,736)	(93,736)

Balance as of December 31, 2001	69,404	$694	$—	$110,043	$(985)	$9,169	$(142,147)	$(23,226)
Repayment of amount due from stockholders	—	—	—	—	505	—	—	505
Employee stock purchases	1,092	11	—	3,324	—	—	—	3,335
Common stock repurchased by Company during the year	(71)	(1)	—	(23)	—	—	—	(24)
Exercise of stock options	242	3	—	850	—	—	—	853
Stock issued at public offerings, net of issuance cost of $10,598	23,426	234	—	162,722	—	—	—	162,956
Net loss	—	—	—	—	—	—	(28,855)	(28,855)

Balance as of December 31, 2002	94,093	$941	$—	$276,916	$(480)	$9,169	$(171,002)	$115,544
Repayment of amount due from stockholders	—	—	—	—	316	—	—	316
Employee stock purchases	2,070	21	—	4,862	—	—	—	4,883
Common stock repurchased by Company during the year	(7)	—	—	(2)	—	—	—	(2)
Exercise of stock options	1,081	10	—	3,073	—	—	—	3,083
Net loss	—	—	—	—	—	—	(28,781)	(28,781)

Balance as of December 31, 2003	97,237	$972	$—	$284,849	$(164)	$9,169	$(199,783)	$95,043

The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Years Ended December 31,

	2001	2002	2003

Cash flows from operating activities
Net loss	$(93,736)	$(28,855)	$(28,781)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	59,909	58,949	70,090
Debt issuance cost amortization	2,112	2,281	2,216
Foreign currency (gain) loss	(187)	1,029	35
Deferred tax	1,636	(121)	(1,195)
Write-down of impaired assets	34,688	—	11,662
Loss from early debt extinguishment	—	3,005	1,182
Gain on sale of building	—	—	(3,929)
Gain on sale of equipment	(1)	(50)	(318)
Changes in assets and liabilities:
Accounts receivable	13,870	(6,759)	(17,935)
Inventories	8,769	(2,818)	(10,761)
Prepaid expenses and other current assets	2,205	(770)	(2,209)
Other assets	2,866	(415)	(1,336)
Accounts payable	(23,618)	8,710	29,496
Accrued expenses and other current liabilities	(11,919)	1,562	(1,676)
Other long-term liabilities	(510)	3,798	4,288

Net cash provided by (used in) operating activities	(3,916)	39,546	50,829

Cash flows from investing activities
Purchase of short-term investments	—	(39,699)	(204,116)
Proceeds from sale of short-term investments	—	29,699	179,130
Acquisition of intangible assets	(6,156)	(3,362)	(3,798)
Acquisition of property and equipment	(46,392)	(78,910)	(130,655)
Proceeds from sale of building	—	—	5,399
Proceeds from sale of equipment	965	488	786
Acquisition of test assets	—	—	(3,625)
Malaysian acquisition, net of cash and cash equivalents acquired	(7,399)	(6,643)	(3,475)

Net cash used in investing activities	(58,982)	(98,427)	(160,354)

ChipPAC, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)

	For the Years Ended December 31,

	2001	2002	2003

Cash flows from financing activities
Proceeds from revolving loans	84,633	105,596	27,704
Repayment of revolving loans	(49,234)	(155,596)	(27,704)
Net proceeds from long-term debt	79,085	16,700	144,861
Repayment of long-term debt	(28,857)	(82,440)	(52,887)
Increase in debt issuance costs	(4,520)	(703)	(180)
Repayment of notes from stockholders	520	505	316
Proceeds from common stock issuances	4,312	167,144	7,966
Repurchase of common stock	(19)	(24)	(2)

Net cash provided by financing activities	85,920	51,182	100,074

Net increase (decrease) in cash and cash equivalents	23,022	(7,699)	(9,451)
Cash and cash equivalents at beginning of year	18,850	41,872	34,173

Cash and cash equivalents at end of year	$41,872	$34,173	$24,722

Supplemental disclosure of cash flow information
Income taxes paid	666	988	563

Interests paid	$33,659	$31,504	$28,817

The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:	Business, Recapitalization and Basis of Presentation

Business and Organization
      ChipPAC, Inc. and its subsidiaries (the “Company” or “ChipPAC”) provide packaging and testing services to the semiconductor industry, with service offerings in communications, computing, consumer, automotive, industrial and multi-applications end markets. The Company packages and tests integrated circuits from wafers provided by its customers. The Company markets its services worldwide, with emphasis on the North American market, based on the headquarters of the Company’s customers. The Company’s packaging and testing operations are located in the Republic of Korea (“South Korea” or “Korea”), the People’s Republic of China (“China”) and Malaysia.

Recapitalization and Reincorporation
      Prior to August 5, 1999, the Company represented the combination of four business units of Hyundai Electronics Industries Co., Ltd. (currently Hynix Semiconductor, Inc.) (“HEI”) which operated collectively as HEI’s worldwide packaging and testing operations.
      On August 5, 1999, affiliates of Bain Capital, Inc. and SXI Group LLC, a portfolio concern of Citicorp Venture Capital, Ltd., which we refer to collectively as the “Equity Investors,” and management acquired a controlling interest in the Company from HEI through a series of transactions, including a merger into ChipPAC, Inc. of a special purpose corporation organized by the Equity Investors. The merger was structured to be accounted for as a recapitalization.
      On June 13, 2000 the Company was reincorporated in Delaware (“ChipPAC Delaware”). In order to effect the reincorporation, ChipPAC, Inc., a California corporation (“ChipPAC California”), was merged with and into ChipPAC Delaware and as a result of which ChipPAC California ceased to exist. The Company operates its business as ChipPAC, Inc.

Basis of Presentation
      The financial statements for the years ended December 31, 2001, 2002 and 2003, have been prepared on a consolidated basis. The consolidated financial statements include the accounts of ChipPAC, Inc. and its majority controlled and owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain prior period balances have been reclassified to conform to the current period presentation.

Recent Events — Proposed Merger
      On February 10, 2004, the Company signed a definitive agreement for the merger of a wholly-owned subsidiary of ST Assembly Test Ltd, or STATS, with ChipPAC in a stock-for-stock transaction. If the merger is consummated, the Company will become a wholly owned subsidiary of STATS. Under the terms of the agreement, ChipPAC stockholders will receive 0.87 STATS American Depositary Shares, or ADSs, for each share of ChipPAC Class A common stock. Following consummation of the merger, STATS and ChipPAC stockholders will own approximately 54% and 46% of the combined company, respectively, on a fully-converted basis. The Board of Directors of the combined company will have 11 members, and is expected to be comprised of 7 current STATS directors and each of Messrs. Conn, Norby, Park and McKenna, current members of the ChipPAC board who will be nominated for election by STATS shareholders. The new company is proposed to be named STATS ChipPAC Ltd, and it will be headquartered in Singapore.
      Consummation of the merger is subject to certain conditions, including approval by ChipPAC and STATS stockholders, expiration of waiting periods under the Hart-Scott Rodino Act, receipt of a private letter ruling from the Internal Revenue Service or opinions of outside legal counsel relating to the tax treatment of the merger for ChipPAC stockholders and other customary conditions. A vote of the majority of the Company’s outstanding

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Class A common stock will be required to approve the merger. The Company’s board of directors has voted to approve the transaction and recommend that its stockholders vote to approve the merger. The transaction is expected to close during the second calendar quarter of 2004. There can be no assurance that the conditions to the merger will be satisfied or that the merger will close in the expected time frame or at all.

Note 2:	Summary of Significant Accounting Policies

Accounting Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenue and expenses in the financial statements and accompanying notes. Significant estimates made by management include: the useful lives of property, plant and equipment and intangible assets as well as future cash flows to be generated by those assets; revenue reductions relating to customer programs and incentive offerings; allowances for doubtful accounts, customer returns, and deferred tax assets; inventory realizability and contingent liabilities, among others. Actual results could differ from the estimates, and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents
      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted of cash and money market funds at December 31, 2002 and 2003.

Short-term Investments
      The Company invests excess cash in auction rate corporate notes which are high-quality and easily marketable instruments to ensure cash is readily available for use in current operations. These instruments have maturity terms of generally 30 days or less. Short-term investments are categorized as available for sale and recorded at market. Due to the short-term nature of these investments, cost approximates market value. The average interest rates on the cash and cash equivalents and short-term investments were 1.0% and 1.4%, respectively.

Financial Instruments
      The amounts reported for cash and cash equivalents, short-term investments, accounts receivable, certain other assets, accounts payable, certain accrued and other liabilities, short-term and long-term debt approximate fair value due to their short maturities or market interest rates.

Comprehensive Income (Loss)
      Statement of Financial Accounting Standard No. 130 “Reporting Comprehensive Income” establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income (loss) includes all changes in equity during a period from transactions and events from non owner sources. In the years ended December 31, 2001, 2002 and 2003, comprehensive income (loss) equaled net income (loss).

Inventories
      Inventories are stated at the lower of cost (computed using the first-in, first-out method) or market value. The Company generally does not take ownership of its customer supplied semiconductors. The risk of loss associated with the customer supplied semiconductors remains with the customer. These customer supplied semiconductors are not included as part of the Company’s inventories.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Lived Assets
      Long-lived assets held by the Company are reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of carrying amounts to future net cash flows an asset is expected to generate. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceeds the fair value of the asset.
     Property, Plant and Equipment
      Property, plant and equipment are recorded at cost. The Company uses the straight-line method to depreciate machinery and equipment over their estimated useful lives from three to eight years. Building facilities and building improvements located in the Shanghai, China facilities are depreciated over 20 years. Building facilities and building improvements in the Kuala Lumpur, Malaysia facilities are depreciated over 25 and 17 years, respectively. Land use rights in Shanghai, China and Kuala Lumpur, Malaysia are amortized over 50 and 99 years, respectively. Leasehold improvements are amortized over the shorter of the asset life or the remaining lease term.
     Intangibles
      Intangibles are amortized over their useful lives on a straight-line basis over a period of three to 17 years. We classify our intangibles into three main groups: intellectual property with useful lives ranging from seven to 17 years, software and software development with useful lives of three years and licenses with useful lives of five years.
     Concentration of Credit Risk and Major Customers
      Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable and cash and cash equivalents.
      The Company’s customers are comprised of companies in the semiconductor industry located primarily in the United States of America. Credit risk with respect to the Company’s trade receivables is mitigated by selling to well established companies, performing ongoing credit evaluations and maintaining frequent contact with customers. The allowance for doubtful accounts is based upon the expected collectability of the Company’s accounts receivable.
      At December 31, 2002, three customers accounted for 16%, 15% and 11% of the outstanding trade receivables. At December 31, 2003, there was no single customer who accounted for more that 10% of the outstanding trade receivables. Loss of or default by these customers could have an adverse effect upon the Company’s financial position, results of operations and cash flows.
      Cash and cash equivalents are deposited with banks in the United States of America, South Korea, China, Malaysia, Barbados, British Virgin Islands, Luxembourg, and Hungary. Deposits in these banks may exceed the amount of insurance provided on such deposits. The Company has not experienced any losses to date on its bank cash deposits.
     Revenue Recognition
      The Company recognizes revenue upon completion of services, generally at the time of shipment of packaged semiconductors to its customers. Additionally, we record estimated reductions to revenue for customer programs and incentive offerings including special pricing agreements, price protection, promotions and other volume-based incentives. The Company generally does not take ownership of customer supplied semiconductors as these materials are sent to the Company on a consignment basis. Accordingly, the value of the customer

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
supplied materials are neither reflected in revenue nor in cost of revenue. The Company warrants its services; warranty claims historically have been insignificant.
     Research and Development Costs
      Research and development costs are charged to expense as incurred.
     Accounting for Income Taxes
      The Company accounts for deferred income taxes using the liability method whereby deferred tax assets and liabilities are recorded for temporary differences between amounts reported in the financial statements and amounts that are reported in the Company’s income tax returns. A valuation allowance is provided for deferred tax assets when management cannot conclude, based on the available evidence, that it is more likely than not that all or a portion of the deferred tax assets will be realized through future operations. The provision for income taxes represents taxes that are payable for the current period, plus the net change in deferred tax amounts.
     Computation of Net Income per Share of Common Stock
      Basic net income (loss) per share of common stock is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share of common stock is computed using the weighted-average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares result from dilutive stock options and the convertible subordinated notes.
     Foreign Currency Translation
      The functional currency of the Company’s foreign operations is the U.S. dollar. Therefore, gains and losses resulting from translation from local currencies to the U.S. dollar are included in determining net income or loss for the period.
     Stock-Based Compensation
      At December 31, 2003, the Company has three stock-based employee compensation plans, which are described more fully in Note 14. The Company accounts for those plans under the recognition and measurement principles of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to the stock-based employee compensation.

	Year Ended December 31,

	2001	2002	2003

	(In thousands, except per share amounts)
Net loss as reported	$(93,736)	$(28,855)	$(28,781)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,130)	(4,581)	(4,097)

Pro forma net loss	$(99,866)	$(33,436)	$(32,878)

Loss per share as reported:
Basic	$(1.36)	$(0.33)	$(0.30)
Diluted	$(1.36)	$(0.33)	$(0.30)
Pro forma loss per share:
Basic	$(1.45)	$(0.38)	$(0.34)
Diluted	$(1.45)	$(0.38)	$(0.34)

     Recent Accounting Pronouncements
      In May 2002, the FASB issued SFAS No. 145, “Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections.” Among other things, SFAS No. 145 rescinds various pronouncements regarding early extinguishment of debt and allows extraordinary accounting treatment for early extinguishment only when the provisions of Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” are met. SFAS No. 145 provisions regarding early extinguishment of debt are generally effective for fiscal years beginning after May 15, 2002. In 2003, the Company has reclassified a loss on extinguishment of debt that was previously classified as an extraordinary item in prior periods but did not meet the criteria in APB Opinion No. 30 for classification as an extraordinary item and has included it within income from continuing operations.
      In June 2002, the FASB issued SFAS No. 146, “Accounting for Exit or Disposal Activities.” SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for under EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring).” The scope of SFAS No. 146 also includes costs related to terminating a contract that is not a capital lease and termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 was effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 during the first quarter of fiscal year 2003. The effect on adoption of SFAS No. 146 changes on a prospective basis the timing of when restructuring charges are recorded from a commitment date approach to when the liability is incurred.
      In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45, or FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
December 31, 2002, irrespective of the guarantor’s fiscal year-end. The Company adopted FIN 45 in the first quarter of 2003 and has met the disclosure requirements of FIN 45. The adoption of FIN 45 has no material impact on the Company’s financial statements.
      In November 2002, the Emerging Issues Task Force, or EITF, reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company has adopted EITF Issue No. 00-21. The adoption of EITF Issue No. 00-21 has no material impact on the Company’s financial statements.
      In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for fiscal years ended after December 15, 2002. The interim disclosure requirements are effective for interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 in the first quarter of 2003. The adoption of SFAS No. 148 has no material impact on its financial statements.
      In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46, or FIN 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company believes that the adoption of this standard will have no material impact on its financial statements.
      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies financial accounting and reporting of derivative instruments and hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 149 amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that require amendment to SFAS No. 133; (b) in connection with other FASB projects dealing with financial instruments; and (c) in connection with the implementation issues raised related to the application of the definition of a derivative. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for designated hedging relationships after June 30, 2003. The Company adopted SFAS No. 149 during 2003. The adoption of SFAS No. 149 will not have a material impact on its financial position and results of operations.
      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and further requires that an issuer classify as a liability (or an asset in some circumstances) financial instruments that fall within its scope because that financial instrument embodies an obligation of the issuer. Many of these instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 during 2003. The adoption of this standard will not have a material impact on its financial position and results of operations.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 3:     Acquisition of Malaysian Business
      Under the terms of the agreement relating to the Company’s June 2000 acquisition of the Malaysian business, during the period from June 1, 2000 to June 30, 2003, the seller, Intersil, was entitled to receive additional contingent incentive payments based upon the achievement of milestones relating to the transfer of business previously subcontracted by Intersil to a third party. As of December 31, 2003 Intersil achieved all the milestones, and the Company paid Intersil the sum of $17.9 million in the aggregate as additional purchase price. At December 31, 2003, the Company has no further obligations under this arrangement. Additionally, the Company had recorded $2.4 million of other purchase price adjustments based on the difference between the final closing balance sheet and the estimated closing balance sheet of the Malaysian business and recorded deferred tax of $6.1 million on all of these adjustments. All of these additional contingent incentive payments and other adjustments resulted in a further increase of the effective purchase price and non-current assets.
      There was no goodwill arising from the acquisition of the Malaysian business. The fair value of total assets and liabilities exceeded the purchase price by $56.2 million as of July 1, 2000. This amount, reduced by the additional contingent incentive payments, other purchase price adjustments and related deferred taxes, as of December 31, 2003, has been allocated in full to non-current assets as summarized below:

		Excess of Fair	Total
	Estimated	Value of Acquired	Additional
	Fair	Net Amounts	Purchase	Adjusted
Non-current asset	Value	Over Cost	Price	Value

	(In millions)
Land and buildings	$27.9	$(11.1)	$5.0	$21.8
Plant and equipment	93.9	(36.9)	18.3	75.3
Intellectual property	20.9	(8.2)	3.1	15.8

	$142.7	$(56.2)	$26.4	$112.9

Note 4:     Lines of Credit and Other Bank Borrowings
     Lines of Credit
      The Company has a borrowing capacity of $50.0 million for working capital and general corporate purposes under the revolving credit line portion of its senior credit facilities. The revolving credit line under the senior credit facilities matures on July 31, 2005. During the year ended December 31, 2003, the Company borrowed and repaid $26.5 million against this revolving line of credit for general corporate purposes at an interest rate of 6.75% per annum. During the three month period ended December 31, 2003, the Company did not utilize any borrowings against this revolving line of credit and as of December 31, 2003, there was no outstanding balance on the revolving line of credit and the entire $50.0 million was available to the Company.
      The Company has also established two separate lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of $4.0 million and $8.0 million, respectively. During the three month period and year ended December 31, 2003, no borrowings were made against either of these lines of credit. Both agreements are subject to an annual review by Korean Exchange Bank and Cho Hung Bank for the continued use of the credit line facility. The Company also has a line of credit with a limit of $0.5 million per borrowing available with Southern Bank Bhd for general corporate purposes at an interest rate of 6.9% per annum. During the year ended December 31, 2003, the Company utilized and repaid $0.5 million in the quarter ended March 31, 2003, $0.3 million in the quarter ended June 30, 2003 and $0.4 million during the quarter ended September 30, 2003. During the quarter ended December 31, 2003, the Company did not use this line of credit, and there was no outstanding balance on this loan.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Other Borrowings
      On May 28, 2003, the Company issued $125.0 million of 2.5% convertible subordinated notes due 2008 in a private placement and on June 5, 2003, the initial purchaser exercised the option to purchase an additional $25.0 million of 2.5% convertible subordinated notes under the same terms. The Company received net proceeds of approximately $144.9 million after deducting debt issuance costs. The $150.0 million of 2.5% convertible subordinated notes are convertible into shares of the Company’s Class A common stock at a conversion price of $8.062 per share, subject to adjustment, at any time prior to June 1, 2008, and bear an interest rate of 2.5% per annum. The Company used $63.9 million from the proceeds of these notes to pay down term loans of $36.2 million, a foreign loan of $16.7 million and revolving loans of $11.0 million. The remaining $81.0 million is being used for general corporate purposes. On November 24, 2003, a registration statement on Form S-3 to register $143.8 million of these notes, along with the shares of common stock into which the notes are convertible, became effective with the Securities and Exchange Commission. The Company filed an additional registration statement for the other $6.2 million of the notes, along with the shares of common stock into which the notes are convertible, on January 22, 2004.
      As of December 31, 2003, the Company’s total debt consisted of $365.0 million of borrowings, which was comprised of $165.0 million of 12.75% senior subordinated notes, $50.0 million of 8.0% convertible subordinated notes and $150.0 million of 2.5% convertible subordinated notes.
Note 5:     Risks and Uncertainties
     Industry
      The Company’s business involves certain risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on a cyclical industry that is characterized by rapid technological changes, fluctuations in end-user demands, evolving industry standards, competitive pricing and declines in average selling prices, risks associated with foreign currencies, and enforcement of intellectual property rights. Additionally, the market in which the Company operates is very competitive. As a result of these industry and market characteristics, key elements of competition in the independent semiconductor packaging market include breadth of packaging offerings, time-to-market, technical competence, design services, quality, production yields, reliability of customer service and price.
      The Company reduced the concentration of its customers that make up more than 10.0% of sales from three customers in the year 2001 accounting for 51.3% of total revenue, and five customers in 2002 accounting for 66.3% of total revenue, to four customers in 2003 accounting for 50.0% of total revenue. Nonetheless, any decommitment from any major customer for products could have an adverse impact on the Company’s financial position, results of operations and cash flows.
      In 2001, 2002 and 2003, the Company had three, five and four customers, which each accounted for more than 10.0% of sales, respectively. These customers include Fairchild Semiconductor International, Inc., Intel Corporation, Intersil Corporation, LSI Logic Corporation and Nvidia Corporation.
     Other
      South Korean, Chinese, and Malaysian foreign currency exchange regulations may place restrictions on the flow of foreign funds into and out of those countries. The Company is required to comply with these regulations when entering into transactions in foreign currencies in South Korea, China and Malaysia. As of December 31, 2002 and 2003, there were no restrictions on foreign funds flow.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 6:     Selected Balance Sheet Accounts
      The components of inventories were as follows (in thousands):

	December 31,

	2002	2003

Raw materials	$11,198	$20,029
Work in process	3,293	4,761
Finished goods	808	1,270

	$15,299	$26,060

      Property, plant and equipment were comprised of the following (in thousands):

	December 31,

	2002	2003

Land use rights	$12,368	$11,171
Buildings and improvements	66,404	70,330
Equipment	529,710	621,327

	608,482	702,828
Less accumulated depreciation and amortization	(272,085)	(305,561)

	$336,397	$397,267

      Land use rights represent payments made to secure, on a fully paid-up basis, the use of the property where the Company’s facilities are located in Shanghai, China and Kuala Lumpur, Malaysia for a period of 50 and 99 years, respectively. The land use rights expire in the year 2044 for Shanghai, China and in the year 2086 for Kuala Lumpur, Malaysia.
      Other assets were comprised of the following (in thousands):

	December 31,

	2002	2003

Deposits	$836	$925
Long-term employee loans	802	1,020
Debt issuance costs, net of amortization of $5,944 and $5,332	10,132	12,134
Other	1,187	2,218

	$12,957	$16,297

      Intangible assets balances are summarized as follows (in thousands):

	December 31, 2002			December 31, 2003

	Gross	Accumulated		Gross	Accumulated
	Assets	Amortization	Net Assets	Assets	Amortization	Net Assets

Intellectual property	$15,734	$4,980	$10,754	$16,884	$7,310	$9,574
Software and software development	14,231	8,460	5,771	17,313	11,194	6,119
Licenses	4,422	3,647	775	4,497	4,330	167

	$34,387	$17,087	$17,300	$38,694	$22,834	$15,860

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Amortization expense for intangible assets is summarized as follows (in thousands):

	Year Ended December 31,

	2001	2002	2003

Intellectual property	$1,955	$2,121	$2,330
Software and software development	2,483	2,554	2,734
Licenses	2,812	397	683

	$7,250	$5,072	$5,747

      Intangible assets are being amortized over estimated useful lives of three to 17 years. Estimated future amortization expense is as follows (in thousands):

2004	$5,322
2005	4,606
2006	3,459
2007	1,428
2008	153
Thereafter	892

Total	$15,860

      Accrued expenses and other liabilities were comprised of the following (in thousands):

	December 31,

	2002	2003

Payroll and related items	$14,778	$14,150
Interest payable	9,210	9,311
Other expenses	5,412	4,263

	$29,400	$27,724

Note 7:     Restructuring, write-down of impaired assets and other charges
     Restructuring

2001
      In the first and fourth quarters of 2001, ChipPAC’s management approved restructuring plans to realign its organization and reduce operating costs. These actions were designed to better align ChipPAC’s workforce with the decrease in demand and to reduce selling, general, and administrative expenses. These plans were a combination of reductions in force and furloughs. Accordingly, ChipPAC planned to reduce associated employee positions by approximately 554 and 197 worldwide in connection with the first and fourth quarter plans, respectively. Restructuring and related charges of $3.0 million and $3.3 million were expensed during the first and fourth quarters of 2001, respectively. The entire first quarter charge was related to employee separations and furloughs. The fourth quarter charge was comprised of $1.8 million related to employee separations and a $1.5 million loan loss reserve for executive officer loans. Employee separation benefits under each plan were similar and included severance, medical and other benefits. As of December 31, 2001, ChipPAC completed 554 of the planned 751 employee separations and all of the furloughs planned for 2001.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2002
      In 2002, the Company utilized $0.3 million of the restructuring reserve for reductions in workforce in its South Korean operations and wrote off executive officer loans against the related $1.5 million loan loss reserve. In 2002, the Company completed another 92 of the planned 751 employee separations. Cumulatively the Company completed 646 of the planned 751 employee separations at December 31, 2002. Due to stronger than expected performance from the South Korean subsidiary and the sale of its plating line in Korea which had been planned to be shut down, reserve releases in the amount of $1.3 million were credited to restructuring charges in the statement of operations for the year ended December 31, 2002. There are no further terminations or other restructuring activities planned for which amounts were reserved in 2001. This credit of $1.3 million was reduced by a restructuring action in the Malaysian plant in which $0.6 million was incurred to terminate 30 employees. This action was not included in the 2001 reserves.

2003
      During the year ended December 31, 2003, restructuring plans were executed to realign the Company’s organization and reduce operating costs to better align the Company’s expenses with revenue. As of December 31, 2003, the Company had a total reduction of 252 personnel related to the restructuring. Restructuring and related charges of $2.0 million were expensed during the year ended December 31, 2003.
      Components of accrued restructuring costs and amounts charged for restructuring as of December 31, 2003 were as follows (in thousands):

	Beginning		December 31,			December 31,			December 31,
	Accrual	Expenditures	2001	Adjustments	Expenditures	2002	Accrual	Expenditures	2003

Employee separations	$4,732	$(3,100)	$1,632	$(1,283)	$(349)	$—	$1,957	$(1,458)	$499
Loan loss reserve	1,500	—	1,500	—	(1,500)	—	—	—	—

	$6,232	$(3,100)	$3,132	$(1,283)	$(1,849)	$—	$1,957	$(1,458)	$499

     Write-down of impaired assets
      The Company reviews property, plant and equipment and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to be generated by an asset to its carrying value. If an asset is considered impaired, the asset is written down to fair value which is either determined based on discounted cash flows or appraised or estimated values, depending on the nature of the asset. During the year ended December 31, 2001, the Company wrote down impaired assets by $34.7 million. The asset write-down related primarily to the Company’s manufacturing assets in the assembly and test facilities in South Korea and Malaysia. The Company determined that due to excess capacity, the future expected cash flows related to equipment for certain package types would not be sufficient to recover the carrying value of the manufacturing equipment in the facility for those package types. The carrying values of these assets were written down to the estimated fair value and continued to depreciate over their remaining useful lives. There were no equivalent write-offs in the same period during 2002. During the year ended December 31, 2003, the Company wrote down impaired assets by $11.7 million. The Company determined that the expected cash flow related to certain manufacturing equipment were not sufficient to recover the carrying value of the equipment. As the result of this analysis, the carrying values of these assets were written down to the estimated fair market value and will continue to be depreciated over the remaining useful lives.
Note 8:     Earnings per Share
      Statement of Accounting Standards No. 128 requires a reconciliation of the numerators and denominators of the basic and diluted per share computations. Basic earnings per share (“EPS”) is computed by dividing net

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
income available to stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Diluted EPS is computed using the weighted average number of shares of common stock and all potentially dilutive shares of common stock outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options and the if-converted method is used for determining the number of shares assumed issued from the conversion of the convertible subordinated notes.
      As of December 31, 2003, there were options outstanding to purchase 7.4 million shares of Class A common stock with a weighted average exercise price of $3.81, which could potentially dilute basic earnings per share in the future, but which were not included in diluted earnings per share as their effect would have been antidilutive. The Company also has outstanding $200.0 million aggregate principal amount of convertible subordinated notes, which are convertible into approximately 23.6 million shares of Class A common stock but were not included in diluted earnings per share as their effect would also have been antidilutive. Had these options and the convertible subordinated notes been included in the diluted earnings per share counts, the total of weighted average shares of Class A common stock would have been 122,471,240 shares.
      Following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods presented below.

	December 31, 2001			December 31, 2002			December 31, 2003

			Per-Share			Per-Share			Per-Share
	Loss	Shares	Amount	Loss	Shares	Amount	Loss	Shares	Amount

	(In thousands, except per share amounts)
Basic EPS:
Loss per share	$(93,736)	68,878	$(1.36)	$(25,850)	87,430	$(0.30)	$(28,781)	95,554	$(0.30)
Effect of dilutive securities:
Stock options and warrants		—			—			—
Diluted EPS:
Loss per share	$(93,736)	68,878	$(1.36)	$(25,850)	87,430	$(0.30)	$(28,781)	95,554	$(0.30)
Note 9:     Segments and Geographic Information
      The Company is engaged in one industry segment, the packaging and testing of integrated circuits.
      The following table describes the composition of revenue by product group and test services, as a percentage of total revenue:

	Year Ended December 31,

	2001	2002	2003

Substrate	46.0%	50.9%	59.0%
Lead frame	40.2	33.6	27.1
Test	13.8	15.5	13.9

Total	100.0%	100.0%	100.0%

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Revenue from unaffiliated customers is based on the geographic location of each plant’s principal place of business. The Company’s sales by geographic location of the customer were as follows (in thousands):

	December 31,

Region	2001	2002	2003

USA	$302,405	$323,663	$369,102
Asia	19,722	36,367	51,503
Europe	6,574	3,636	8,584

Total	$328,701	$363,666	$429,189

      The following table presents long-lived identifiable assets based on the location of the asset (in thousands):

	December 31,

Region	2002	2003

United States	$9,079	$16,782
British Virgin Islands	18,928	14,886
South Korea	142,630	169,745
China	103,177	100,351
Malaysia	92,840	127,660

Total	$366,654	$429,424

Note 10:     Senior Credit Facilities
      Under the terms of the recapitalization and merger in 1999 all short and long-term debt, loans and leases and other credit facilities existing prior to the recapitalization were terminated at the recapitalization date.
      To finance part of the recapitalization, the Company borrowed $300.0 million of new debt, comprising $150.0 million of term loans and $150.0 million of senior subordinated notes. The term loans bore interest based on the London Interbank Offered Rate (LIBOR, 1.43% at December 31, 2003) plus 4.3% and the senior subordinated notes bear interest at 12.75% per annum. In 2001, an additional $15.0 million of senior subordinated notes were issued in a private placement. As of December 31, 2003, the balances of the term loans were zero and the balance of the senior subordinated notes was $165.0 million. The senior subordinated notes mature on August 1, 2009. If a change of control occurs, the Company may be required to allow holders of the senior subordinated notes to sell the Company their notes at a purchase price of 101.0% of the principal amount of the notes, plus accrued and unpaid interest. The pending merger with ST Assembly Test Services Ltd. would constitute a change of control. Interest is payable semi-annually for the senior subordinated notes and quarterly for the term loans.
      The Company has a borrowing capacity of $50.0 million under the senior credit facilities, for working capital and general corporate purposes under the revolving credit line portion of its senior credit facilities. The revolving credit line under the senior credit facilities matures on July 31, 2005. During the year ended December 31, 2003, the Company borrowed and repaid $26.5 million against the revolving line of credit for general corporate purposes at an interest rate of 6.75% per annum. During the three month period ended December 31, 2003, the Company did not utilize any borrowings against this revolving line of credit and as of December 31, 2003, there was no outstanding balance on the revolving line of credit and the entire $50.0 million was available to the Company.
      The Company’s senior credit facilities, as amended, contain covenants restricting the Company’s operations and requiring that the Company meet specified financial tests. Beginning with the quarter ending December 31, 2002, the financial covenants consist solely of a minimum interest coverage ratio and a maximum senior leverage

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ratio based on a rolling 12 months calculation. There were no violations of the covenants under the senior credit facilities, as amended, through December 31, 2003.
      In May and June 2003, the Company issued $150.0 million of 2.5% convertible subordinated notes in a private placement and used a portion of the proceeds to payoff term loans and foreign debt. As a result of the early extinguishment of this debt, associated capitalized debt issuance costs of $1.1 million along with $0.1 million of related debt expenses were written off. In May 2002, the Company used proceeds from the secondary public offering to pay off its remaining term loans. As the result of this early extinguishment of debt, associated capitalized debt issuance costs of $3.0 million and no other related debt expenses were written off.
      Future maturities of long-term debt at December 31, 2003 were as follows (in thousands):

Year Ended December 31,

2004	—
2005	—
2006	—
2007	—
2008	150,000
2009	165,000
2010	—
2011	50,000

$365,000
Less current portion	—

Non current portion	$365,000

      Substantially all assets of the ChipPAC consolidated group, with the exception of the Chinese non-guarantor entity, ChipPAC Shanghai, have been pledged as collateral under the term debt and revolving credit facilities agreement put in place on August 5, 1999. The indenture governing the 12.75% senior subordinated notes has been fully and unconditionally guaranteed, jointly and severally on a senior subordinated basis by the parent company and the guaranteeing subsidiaries. See Note 20 — Supplemental Financial Statements of Guarantor/ Non-Guarantor Entities.
Note 11:     Common Stock and Stockholders’ Equity
      A portion of certain shares sold by the Company are subject to a right of repurchase by the Company subject to vesting, which is generally over a four year period from the earlier of grant date or employee hire date, as applicable until vesting is complete. At December 31, 2003, there were 8,573 shares subject to repurchase.
      The Company currently has authorized Class A and B common stock. There are 250,000,000, $0.01 par value, shares authorized of each Class A and Class B common stock. At December 31, 2002 and 2003 there were 94,093,000 and 97,237,000 shares, respectively, of Class A common stock issued and outstanding. There were no shares of Class B common stock issued or outstanding at December 31, 2002 or 2003.
      On June 13, 2000 the Company was reincorporated in Delaware. In order to effect the reincorporation, ChipPAC, Inc., a California corporation, was merged with and into ChipPAC Delaware and as a result of which ChipPAC California ceased to exist. The Company operates its business as ChipPAC, Inc. The merger occurred immediately prior to the effectiveness of the Company’s Registration Statement on Form S-1 for its initial public offering. In the merger, each outstanding share of ChipPAC California Class A common stock was converted into one share of ChipPAC Delaware Class A common stock. Each outstanding share of ChipPAC California Class B common stock was converted into one share of ChipPAC Delaware Class B common stock. Each outstanding

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
share of ChipPAC California Class L common stock was converted into and became one share of ChipPAC Delaware Class A common stock plus an additional number of shares of ChipPAC Delaware Class A common stock which was determined by dividing a preferential distribution, based in part on the original cost of such share plus an amount which accrued daily at a rate of 12.0% per annum, compounded quarterly, by the per share price of the ChipPAC Delaware Class A common stock in the initial public offering. As a result, Class L common stockholders received 8,880,507 shares of Class A common stock.
     Initial and Secondary Public Offerings of Common Stock
      In August 2000, the Securities and Exchange Commission declared effective the Registration Statement on Form S-1 (Registration No. 333-39428) relating to the initial public offering of our Class A common stock. In connection with the closing of the initial public offering, the Company issued a total of 13,693,000 shares of Class A Common Stock for gross proceeds of $163.0 million. The total proceeds from the offering and the concurrent private placement, net of issuance costs, were $151.8 million.
      On January 30, 2002, the Company sold 10,000,000 shares of Class A common stock in an underwritten public offering for $6.00 per share. On February 14, 2002, the Company sold an additional 1,425,600 shares of Class A common stock in conjunction with the underwriter’s exercise of their over-allotment option for $6.00 per share. In connection with these sales, the Company received net proceeds of approximately $63.8 million, after deducting underwriting discounts, commissions and estimated offering expenses. Net proceeds of $62.4 million from this offering were used to pay down term loans and revolving loans. The remaining $1.3 million was used for general corporate purposes.
      On May 30, 2002, the Company sold 12,000,000 shares of Class A common stock in an underwritten public offering for $8.75 per share. In connection with these sales, the Company received net proceeds of approximately $99.2 million, after deducting underwriting discounts, commissions and estimated offering expenses. Net proceeds of $50.0 million from this offering were used to pay down term loans and revolving loans. The remaining $49.2 million was used for general corporate purposes.
Sources and Use of Funds From Issuances of Common Stock in 2002

	January	May
	Offering	Offering	Totals

	(In thousands)
Source of funds:
Gross proceeds from issuance of common stock	$68,554	$105,000	$173,554
Less: related issuance costs	(4,768)	(5,830)	(10,598)

Net proceeds from issuance of common stock	$63,786	$99,170	$162,956

Use of funds:
Repayment of senior credit facilities	$62,438	$50,000	$112,438
General corporate purposes	1,348	49,170	50,518

	$63,786	$99,170	$162,956

      In June 2002, the Company utilized $50.0 million of the public offering proceeds to extinguish term loan A and the capital expenditure loan and substantially pay down term loan B under its senior credit facilities. As a result, capitalized debt issuance costs of $3.0 million were written off and the expense is included in the results for the year ended December 31, 2002.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Based upon quoted market prices, the fair value of our Senior Subordinated Notes as of December 31, 2002 and 2003 was $173.1 million and $181.5 million, respectively. Based upon quoted market prices, the fair value of our 2.5% Convertible Subordinated Notes as of December 31, 2003 was $188.3 million.
Note 12:     Commitments
      The Company’s executive offices in the United States of America were leased from Hyundai Electronics America (“HEA”) until May 2001. Thereafter, the Company’s executive offices were moved to Fremont, California and are currently leased from an unrelated party. The Company’s facilities in Korea are leased from HEI under non-cancelable operating lease arrangements through 2004 with an option to extend to 2009. Rent expense in the years ended December 31, 2001, 2002, and 2003 was $6.4 million, $5.0 million and $4.9 million respectively.
      Future annual minimum lease payments under noncancellable operating leases that have initial or remaining noncancellable lease terms in excess of one year at December 31, 2003 were as follows (in thousands):

Years Ended December 31,

2004	$7,360
2005	7,014
2006	6,460
2007	6,387
2008	6,247
Thereafter	23,253

$56,721

      The Company is party to certain royalty and licensing agreements which have anticipated payments of $579 thousand, $331 thousand, $248 thousand and $248 thousand payable in 2004, 2005, 2006 and 2007, respectively.
      In the ordinary course of business, the Company is subject to claims and litigation, including claims that it infringes third party patents, trademarks and other intellectual property rights. Although the Company believes that it is unlikely that any current claims or actions will have a material adverse impact on its operating results on our financial position, given the uncertainty of litigation, we can not be certain of this. Moreover, the defense of claims or actions against the company even if not meritorious, could result in the expenditure of significant financial and managerial resources.
      The Company is currently party to legal proceedings and claims, either asserted or unasserted, which arise in the ordinary course of business. While the outcome of these matters is not presently determinable and cannot be predicted with certainty, management does not believe that the outcome of any of these matters or any of the above mentioned legal claims will have a material adverse effect on the Company’s financial position, results of operations or cash flow.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 13:     Related Party Transactions

	December 31,

	2001	2002

	(In thousands)
Revenue from sale of packaging and testing services to HEI group	$4,623	$3,367
Reimbursement for plating services provided to HEI group including margin of $2,020 and $25, respectively	6,392	4,526
Accounts receivable at year end for sales and plating services to HEI Group	417	6
Accounts payable to HEI group for common area use of facilities and Utilities	1,370	962
      The HEI group sold its entire equity investment of the Company in 2002 and was not considered a related party during the year ended December 31, 2003.
      During the years ended December 31, 2001, HEA charged $0.3 million to the Company for rent and building related taxes, insurance, and maintenance. There were no similar expenses in the year 2002 or 2003.
      At June 30, 1998, Hyundai Information Technology (“HIT”) entered into a three-year agreement with ChipPAC Korea to provide information technology services. This agreement terminated in June 2002. For the years ended December 31, 2001 and 2002, HIT charged ChipPAC Korea $0.9 million and $0.5 million, respectively.
Note 14:     2000 Equity Incentive Plan and 1999 Stock Purchase and Option Plan
      The Company adopted the 1999 Stock Purchase and Option Plan, or the “1999 Stock Plan,” which authorized the granting of stock options and the sale of Class A common stock or Class L common stock to current or future employees, directors, consultants or advisors of the Company. Under the 1999 Stock Plan, a committee of the board of directors authorized to sell or otherwise issue Class A common stock or Class L common stock at any time prior to the termination of the 1999 Stock Plan in such quantity, at such price, on such terms and subject to such conditions as established by the committee up to an aggregate of 15,500,000 shares of Class A common stock and 500,000 shares of Class L common stock, including shares of common stock with respect to which options may be granted, subject to adjustment upon the occurrence of specified events to prevent any dilution or expansion of the rights of participants that might otherwise result from the occurrence of such events. No options or stock grants have been made under the 1999 Stock Plan since the initial public offering, when the 2000 Equity Incentive Plan or “2000 Plan” became effective.
      The Company’s 2000 Plan was adopted by the board of directors and approved by the stockholders on June 14, 2000. Amendments to the 2000 Plan were adopted by the board of directors on January 30, 2001, and approved by the stockholders on March 16, 2001. The 2000 Plan provides for the grant of incentive stock options to employees (including officers and employee directors) and for the grant of nonstatutory stock options to employees, directors and consultants. A total of (1) 11,615,698 shares of common stock, (2) any shares returned to the Company’s 1999 Stock Plan as a result of termination of options and (3) annual increases to be added on the date of each annual meeting of stockholders of the Company commencing in 2001 equal to one percent of the outstanding shares of common stock, or a lesser amount as may be determined by the board of directors, have been reserved for issuance pursuant to the 2000 Plan.
      In 2003, 92,982 shares were returned from the 1999 Stock Plan and pooled into the 2000 Stock Plan. In May 2003, an additional 950,927 shares were added to the 2000 Plan as the result of the annual increase of one percent of the outstanding shares of common stock as of the annual meeting of the stockholders.
      Options are granted at the fair market value and expire up to ten years after the date of grant. Vesting occurs usually over a two to four-year period.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes stock option activity under the 1999 Stock Plan:

	Options Available	Options	Weighted Average
1999 Option Plan	for Grant	Outstanding	Exercise Price

Balances at December 31, 2000	—	1,688,240	$6.71
Options repurchased	57,669	—	—
Options cancelled	201,362	(201,362)	6.99
Vested options expired	22,612	(22,612)	7.48
Options exercised	—	(106,772)	1.74
Options transferred	(281,643)	—	—

Balances at December 31, 2001	—	1,357,494	$7.05
Options repurchased	30,719	—	—
Options cancelled	111,670	(111,670)	6.33
Vested options expired	17,924	(17,924)	10.59
Options exercised	—	(104,395)	4.20
Options transferred	(160,313)	—	—

Balances at December 31, 2002	—	1,123,505	$7.35
Options repurchased	7,002	—	—
Options cancelled	25,686	(25,686)	11.51
Vested options expired	60,294	(60,294)	11.90
Options exercised	—	(204,109)	4.25
Options transferred	(92,982)	—	—

Balances at December 31, 2003	—	833,416	$7.61

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table summarizes stock option activity under the 2000 Plan:

	Options Available	Options	Weighted Average
2000 Option Plan	for Grant	Outstanding	Exercise Price

Balances at December 31, 2000	39,469	1,250,732	$4.93
Options reserved	10,756,426	—	—
1999 options transfer-in	281,643	—	—
Options granted	(4,768,235)	4,768,235	2.95
Options cancelled	228,001	(228,001)	4.81
Vested options expired	200	(200)	7.88

Balances at December 31, 2001	6,537,504	5,790,766	$3.30
Options reserved	811,081	—	—
1999 options transfer-in	160,313	—	—
Options granted	(334,600)	334,600	6.02
Options cancelled	668,865	(668,865)	3.32
Vested options expired	18,334	(18,334)	8.03
Options exercised	—	(137,540)	2.97

Balances at December 31, 2002	7,861,497	5,300,627	$3.46
Options reserved	950,927	—	—
1999 options transfer-in	92,982	—	—
Options granted	(2,672,280)	2,672,280	2.92
Options cancelled	434,980	(434,980)	3.48
Vested options expired	53,133	(53,133)	7.65
Options exercised	—	(877,219)	2.56

Balances at December 31, 2003	6,721,239	6,607,575	$3.33

      The following table summarizes information with respect to options outstanding and exercisable at December 31, 2003:

	Options Outstanding			Options Exercisable

		Weighted	Weighted Avg.		Weighted
	Number of	Avg. Exercise	Remaining	Number of	Avg. Exercise
Exercise Price	Shares	Price	Contractual Life	Shares	Price

$0.29-0.29	74,672	$0.29	5.9	71,812	$0.29
1.80-2.55	3,636,823	2.29	8.6	1,424,268	1.88
2.78-4.07	2,154,396	3.48	7.2	898,706	3.34
4.59-6.14	863,393	5.69	7.3	496,665	5.56
6.90-9.52	320,243	8.43	8.0	126,926	8.59
12.60-12.75	391,464	12.63	6.5	273,447	12.63

$0.29-12.75	7,440,991	$3.81	7.9	3,291,824	$3.95

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The estimated weighted average fair value of options granted in 2001, 2002 and 2003 were $2.95, $6.02 and $2.92, respectively, based on the Black-Scholes option pricing model using assumptions as described below.

Employee Stock Purchase Plan
      In 2000, the Company adopted an employee stock purchase plan (“ESPP”) for the benefit of its employees. The ESPP qualified in the United States of America under section 423 of the Internal Revenue Code. Under the ESPP, substantially all employees may purchase the Company’s Class A common stock through payroll deductions at a price equal to 85.0% of the lower of the fair market value at the beginning or the end of each specified six-month offering period. Stock purchases are limited to 15.0% of an employee’s eligible compensation. During 2003, a total of 2,069,921 shares of Class A common stock at a weighted average price of $2.36 per share, were issued through the ESPP. For the year 2002, a total of 1,092,047 shares of Class A common stock at a weighted average price of $3.05 per share were issued. At December 31, 2003, 7,059,339 shares were reserved for future issuance under the ESPP.
      The estimated weighted average fair value of shares purchased under the Employee Stock Purchase Plan in 2002 and 2003 was $1.90 and $0.79, respectively.

Stock-Based Compensation
      No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect of net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to the stock-based employee compensation.

	Year Ended December 31,

	2001	2002	2003

	(In thousands, except per share
	amounts)
Net loss as reported	$(93,736)	$(28,855)	$(28,781)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(6,130)	(4,581)	(4,097)

Pro forma net loss	(99,866)	(33,436)	(32,878)

Loss per share as reported:
Basic	$(1.36)	$(0.33)	$(0.30)
Diluted	$(1.36)	$(0.33)	$(0.30)
Pro forma loss per share:
Basic	$(1.45)	$(0.38)	$(0.34)
Diluted	$(1.45)	$(0.38)	$(0.34)

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In calculating pro forma compensation, the fair value of each stock option and stock purchase right is estimated on the date of grant using the Black-Scholes option-pricing model and the following weighted average assumptions:

	Employee Stock Options December 31,

	2001	2002	2003

Dividend yield	None	None	None
Volatility	57%	56%	56%-71%
Risk-free interest rate	3.63%-4.83%	3.00%-4.57%	1.91%-2.90%
Expected lives (in years)	2-4	4	4

	Employee Stock Purchase Plan December 31,

	2001	2002	2003

Dividend yield	None	None	None
Volatility	57%	56%	56%
Risk-free interest rate	4.96%-6.33%	1.96%-2.95%	1.18%-1.65%
Expected lives (in years)	0.5	0.5	0.5
Note 15:     Income Taxes
      The components of the provision for income taxes are comprised of the following (in thousands):

	Year Ended December 31,

	2001	2002	2002

Current
Federal	$—	$—	$—
State	1	6	5
Foreign	941	2,115	3,190

Total Current	942	2,121	3,195

Deferred
Federal	3,327	—	—
State	385	—	—
Foreign	(2,076)	(121)	(1,195)

Total Deferred	1,636	(121)	(1,195)

Provision for income taxes	$2,578	$2,000	$2,000

      Loss before income taxes is comprised of the following (in thousands):

	Year Ended December 31,

	2001	2002	2003

Domestic	$(483)	$(2,117)	$(5,613)
Foreign	(90,675)	(24,738)	(21,168)

	$(91,158)	$(26,855)	$(26,781)

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of the composition of net deferred income tax assets (liabilities) is as follows (in thousands):

	December 31,

	2002	2003

Assets:
Loss due to impaired assets	$1,783	$842
Income recognized for tax but not for books	15,099	3,843
Tax credits	10,691	15,230
NOL Carryforward	6,137	7,886
Other	2,331	2,327

Total gross deferred tax assets	36,041	30,128
Less valuation allowance	(24,188)	(18,575)

Net deferred tax assets	11,853	11,553
Liabilities:
Depreciation	(18,354)	(18,427)

Gross deferred tax liabilities	(18,354)	(18,427)

Total net deferred tax asset/(liability)	$(6,501)	$(6,874)

      As of December 31, 2003, the Company established a partial valuation allowance against its gross deferred tax assets to reduce the assets to the amount the Company deemed, more likely than not, to be recoverable prior to repatriation. The Company considered, among other factors, its historical profitability, excluding effect of one-time charges, projections of future taxable income and the ability of the Company’s foreign subsidiaries to utilize their deferred tax assets. The net change in total valuation allowance as of December 31, 2003 was an increase of approximately $1.1 million. A portion of the valuation allowance was attributable to the potential tax benefit of stock based compensation totaling approximately $0.2 million in 2002 and $0.3 million in 2003. These amounts, if realized, will be credited to additional paid-in capital.
      Included in deferred tax liabilities relating to depreciation as of December 31, 2003 is an amount of $6.1 million relating to additional purchase price for the Malaysia business, which was included in non-current assets. The total net deferred tax liability is included in other long-term tax liabilities.
      Reconciliation of the statutory federal income tax to the Company’s effective tax:

	December 31,

	2001	2002	2003

Tax at federal statutory rate	35.0%	35.0	% 35.0%
State, net of federal benefit	0.9	2.1	0.4
Valuation allowance on net operating loss	(6.8)	—	—
Foreign operation net difference	(31.4)	(44.6)	(41.4)
Other	(0.5)	0.1	(1.5)

Provision for income taxes	(2.8)%	(7.4)%	(7.5)%

      At December 31, 2003, the Company had approximately $15.2 million of federal and $8.5 million of state net operating loss carryforwards available to offset future taxable income, which expire in varying amounts from 2006 to 2023. Under the Tax Reform Act of 1986, the amounts of the benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of net operating losses that the Company may utilize in any one year, include, but are not limited to, a cumulative ownership change of more than 50.0%, as defined over a three-year period.
Note 16:     Employee Benefit Plans

Retirement and Deferred Savings Plan — United States of America
      The Company maintains a retirement and deferred savings plan for its employees (the “401(k) Plan”). The 401(k) Plan is intended to qualify as a tax qualified plan under the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute up to 15.0% of tax gross compensation (up to a statutory limit). Under the 401(k) Plan, the Company is required to make contributions based on contributions made by employees. The Company’s contributions to the 401(k) Plan for the years ended December 31, 2001, 2002 and 2003 were approximately $0.2 million in each year. All amounts contributed by participants and related earnings are fully vested at all times.

Severance Benefits — Korea
      Employees and directors with more than one year of service are entitled to receive a lump-sum payment upon termination of their employment with ChipPAC Korea, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are adjusted annually for all eligible employees based on their employment as of the balance sheet date.
      In accordance with the National Pension Act of South Korea, a certain portion of severance benefits has been deposited with the Korean National Pension Fund and deducted from accrued severance benefits. The amounts contributed will be refunded to employees from the National Pension Fund upon retirement. The expense for severance benefits for the years ended December 31, 2001, 2002, and 2003 amounted to approximately $2.6 million, $3.8 million and $3.6 million, respectively.
Note 17:     Contingent Liabilities
      During the quarter ended June 30, 2002, an assessment of approximately 16.0 billion Korean Won (approximately $13.4 million U.S. Dollars at December 31, 2003) was made by the Korean National Tax Service, or NTS, relating to withholding tax not collected on the loan between the Company’s subsidiaries in Korea and Hungary. The prevailing tax treaty does not require withholding on the transactions in question. The Company has appealed the assessment through the NTS’s Mutual Agreement Procedure (“MAP”) and believes that the assessment will be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. The Company complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion Won (approximately $2.3 million U.S. Dollars at December 31, 2003) was made on January 1, 2004, for the subsequent interest. The Company has applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. As of December 31, 2003, no accrual has been made.
Note 18:     Acquisition of Cirrus Logic Test Assets
      On June 30, 2003, the Company acquired the semiconductor test assets of Cirrus Logic, Inc. Pursuant to the Asset Purchase Agreement by and between the Company and Cirrus Logic, the Company has paid Cirrus Logic $3.5 million in cash. The terms of the acquisition of the Cirrus Logic semiconductor test assets also requires the Company to pay until June 30, 2007 additional contingent incentive payments to Cirrus Logic of up to approximately $3.8 million based on the achievement of certain milestones.

ChipPAC, Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note 19:     Sale of Building
      The Company sold a vacant building and land, located in its Malaysian facility to Texas Instruments Malaysia for total consideration of $5.4 million, net of expenses. The Company realized a gain of $3.9 million as a result of the sale.

Note 20:	Supplemental Financial Statements of Guarantor/ Non-Guarantor Entities
      Previously, the issuer/ guarantor/ non-guarantor financial information required by Rule 3-10 of Regulation S-X was provided with respect to the guarantees of the $165.0 million of 12.75% senior subordinated notes due 2009 issued by ChipPAC International. On October 7, 2004 and December 9, 2004, the notes were repurchased, resulting in the extinguishment of the notes. Accordingly, the issuer/ guarantor/ non-guarantor financial information with respect to these notes is no longer required.
      In connection with the filing of the registration statement on Form F-3/ S-3 to register the resale of the $150.0 million of 2.5% convertible subordinated notes due 2008 issued by ChipPAC, Inc. (“CPI”) on May 28, 2003 and June 5, 2003, STATS ChipPAC Ltd., the current parent of CPI, but not any of STATS ChipPAC Ltd.’s other direct or indirect subsidiaries, provided an unconditional guarantee of these CPI notes. The condensed financial information of CPI, with its investments in subsidiaries presented under the equity method, as issuer of the 2.5% notes, has been presented in this table.
      In connection with this offering memorandum for $215.0 million of senior notes due 2011 offered by STATS ChipPAC Ltd., which will be guaranteed by all STATS ChipPAC Ltd.’s wholly-owned subsidiaries (except STATS ChipPAC Test Services (Shanghai) Co., Ltd. and STATS ChipPAC Shanghai Co., Ltd.), the condensed financial information of CPI and the other indirect Guarantor Subsidiaries have been presented in this table.

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Year Ended December 31, 2001
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Revenue
Intercompany revenue	$27,168	$—	$56,338	$(83,506)	$—
Customer revenue	—	328,693	8	—	328,701

Revenue	27,168	328,693	56,346	(83,506)	328,701
Cost of revenue	23	328,732	52,339	(83,506)	297,588

Gross profit	27,145	(39)	4,007	—	31,113
Operating expenses:
Selling, general and administrative	19,378	8,430	3,391	—	31,199
Research and development	4,364	9,859	—	—	14,223
Restructuring, write-down of impaired assets and other charges	1,760	36,855	2,305	—	40,920

Total operating expenses	25,502	55,144	5,696	—	86,342

Operating income (loss)	1,643	(55,183)	(1,689)	—	(55,229)
Non-operating (income) expenses
Interest expense	2,249	66,028	3,440	(34,503)	37,214
Interest income	(146)	(34,962)	(83)	34,503	(688)
Loss from investment in Subsidiaries	89,413	4,983	—	(94,396)	—
Foreign currency gains	—	(156)	(31)	—	(187)
Other (income) expense, net	23	(401)	(32)	—	(410)

Total non-operating expenses	91,539	35,492	3,294	(94,396)	35,929

Loss before income taxes	(89,896)	(90,675)	(4,983)	94,396	(91,158)
Provision for (benefit from) income taxes	3,840	(1,262)	—	—	2,578

Net loss	$(93,736)	$(89,413)	$(4,983)	$94,396	$(93,736)

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2001
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Cash flows from operating activities
Net loss	$(93,736)	$(89,413)	$(4,983)	$94,396	$(93,736)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,821	48,211	9,877	—	59,909
Debt issuance cost amortization	160	1,952	—	—	2,112
Deferred tax	1,636	—	—	—	1,636
Write-down of impaired assets	—	32,383	2,305	—	34,688
Foreign currency gains	—	(156)	(31)	—	(187)
(Gain) loss on sale of equipment	112	(116)	3	—	(1)
Equity income from investment in subsidiaries	89,413	4,983	—	(94,396)	—
Changes in assets and liabilities:
Intercompany accounts receivable	(51,042)	(61,766)	(3,862)	116,670	—
Accounts receivable	15	13,867	(12)	—	13,870
Inventories	—	8,190	579	—	8,769
Prepaid expenses and other current assets	14	(212)	2,403	—	2,205
Other assets	465	2,973	(572)	—	2,866
Intercompany accounts payable	22	122,889	(6,241)	(116,670)	—
Accounts payable	1,172	(24,889)	99	—	(23,618)
Accrued expenses and other current liabilities	3,332	(15,698)	447	—	(11,919)
Other long-term liabilities	(240)	(162)	(108)	—	(510)

Net cash provided by (used in) operating activities	(46,856)	43,036	(96)	—	(3,916)

Cash flows from investing activities
Acquisition of intangible assets	—	(6,156)	—	—	(6,156)
Acquisition of property, plant and equipment	(4,847)	(29,968)	(11,577)	—	(46,392)
Proceeds from sale of equipment	1,731	8,162	(8,928)	—	965
Malaysian acquisition, net of cash and cash equivalents acquired	—	(7,399)	—	—	(7,399)
Investment in subsidiaries	—	(18,540)	—	18,540	—

Net cash used in investing activities	(3,116)	(53,901)	(20,505)	18,540	(58,982)

Cash flows from financing activities
Proceeds from revolving loans	—	84,633	—	—	84,633
Repayment of revolving loans	—	(49,234)	—	—	(49,234)
Net proceeds from long-term debt	51,340	27,745	—	—	79,085
Repayment of long-term debt	—	(28,857)	—	—	(28,857)
Increase in debt issuance costs	(4,520)	—	—	—	(4,520)
Intercompany loan payments	—	—	18,540	(18,540)	—
Repayment of notes from stockholders	520	—	—	—	520
Proceeds from common stock issuance	4,312	—	—	—	4,312
Repurchase of common stock	(19)	—	—	—	(19)

Net cash provided by financing activities	51,633	34,287	18,540	(18,540)	85,920

Net increase (decrease) in cash and cash equivalents	1,661	23,422	(2,061)	—	23,022
Cash and cash equivalents at beginning of year	181	14,610	4,059	—	18,850

Cash and cash equivalents at end of year	$1,842	$38,032	$1,998	$—	$41,872

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
December 31, 2002
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$3,653	$25,160	$5,360	$—	$34,173
Short-term investments	10,000	—	—	—	10,000
Intercompany accounts receivable	116,175	92,175	16,863	(225,213)	—
Accounts receivable, net	17	38,760	16	—	38,793
Inventories	—	12,095	3,204	—	15,299
Prepaid expenses and other current assets	968	2,852	1,465	—	5,285

Total current assets	130,813	171,042	26,908	(225,213)	103,550
Property, plant and equipment, net	5,528	228,280	102,589	—	336,397
Intercompany loans receivable	—	252,500	—	(252,500)	—
Investment in subsidiaries	33,263	57,827	—	(91,090)	—
Intangible assets, net	703	16,018	579	—	17,300
Other assets	2,847	10,100	10	—	12,957

Total assets	$173,154	$735,767	$130,086	$(568,803)	$470,204

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Intercompany accounts payable	$960	$200,199	$24,054	$(225,213)	$—
Accounts payable	1,373	28,682	9,700	—	39,755
Accrued expenses and other current liabilities	5,277	17,865	6,258	—	29,400

Total current liabilities	7,610	246,746	40,012	(225,213)	69,155
Long-term debt, less current portion	—	217,887	—	—	217,887
Convertible subordinated notes	50,000	—	—	—	50,000
Intercompany loans payable	—	218,500	34,000	(252,500)	—
Other long-term liabilities	—	17,618	—	—	17,618

Total liabilities	57,610	700,751	74,012	(477,713)	354,660

Stockholders’ equity (deficit):
Common stock	941	—	—	—	941
Additional paid in capital	276,916	202,381	115,093	(317,474)	276,916
Receivable from stockholders	(480)	—	—	—	(480)
Accumulated other comprehensive income	9,169	8,705	464	(9,169)	9,169
Accumulated deficit	(171,002)	(176,070)	(59,483)	235,553	(171,002)

Total Stockholders’ equity (deficit)	115,544	35,016	56,074	(91,090)	115,544

Total liabilities and stockholders’ equity	$173,154	$735,767	$130,086	$(568,803)	$470,204

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Year Ended December 31, 2002
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Revenue
Intercompany revenue	$27,668	$400	$67,503	$(95,571)	$—
Customer revenue	—	363,386	280	—	363,666

Revenue	27,668	363,786	67,783	(95,571)	363,666
Cost of revenue	355	340,810	62,471	(95,571)	308,065

Gross profit	27,313	22,976	5,312	—	55,601
Operating expenses:
Selling, general and administrative	22,666	11,609	3,884	—	38,159
Research and development	2,771	7,339	—	—	10,110
Restructuring, write-down of impaired assets and other charges	—	(661)	—	—	(661)

Total operating expenses	25,437	18,287	3,884	—	47,608

Operating income (loss)	1,876	4,689	1,428	—	7,993
Non-operating (income) expenses
Interest expense	4,401	55,440	3,318	(31,173)	31,986
Interest income	(404)	(31,371)	(24)	31,173	(626)
Loss from investment in Subsidiaries	26,735	2,088	—	(28,823)	—
Foreign currency loss	—	973	56	—	1,029
Loss from early debt extinguishment	—	3,005	—	—	3,005
Other (income) expense, net	(4)	(358)	(184)	—	(546)

Total non-operating expenses	30,728	29,777	3,166	(28,823)	34,848

Income (loss) before income taxes	(28,852)	(25,088)	(1,738)	28,823	(26,855)
Provision for income taxes	3	1,647	350	—	2,000

Net income (loss)	$(28,855)	$(26,735)	$(2,088)	$28,823	$(28,855)

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2002
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Cash flows from operating activities
Net income (loss)	$(28,855)	$(26,735)	$(2,088)	$28,823	$(28,855)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,448	43,848	13,653	—	58,949
Debt issuance cost amortization	380	1,901	—	—	2,281
Deferred taxes	—	(121)	—	—	(121)
Loss from early debt extinguishment	—	3,005	—	—	3,005
Foreign currency loss	—	973	56	—	1,029
(Gain) loss on sale of equipment	—	(88)	38	—	(50)
Equity loss from investment in subsidiaries	26,735	2,088	—	(28,823)	—
Changes in assets and liabilities:
Intercompany accounts receivable	(57,071)	14,030	(4,697)	47,738	—
Accounts receivable	13	(6,788)	16	—	(6,759)
Inventories	—	(2,413)	(405)	—	(2,818)
Prepaid expenses and other current assets	(575)	675	(870)	—	(770)
Other assets	304	(725)	6	—	(415)
Intercompany accounts payable	938	43,985	2,815	(47,738)	—
Accounts payable	(808)	6,318	3,200	—	8,710
Accrued expenses and other current liabilities	2,422	(1,285)	425	—	1,562
Other long-term liabilities	—	3,854	(56)	—	3,798

Net cash provided by (used in) operating activities	(55,069)	82,522	12,093	—	39,546

Cash flows from investing activities
Purchase of short-term investments	(39,699)	—	—	—	(39,699)
Proceeds from sale of short-term investments	29,699	—	—	—	29,699
Acquisition of intangible assets	(527)	(2,768)	(67)	—	(3,362)
Acquisition of property, plant and equipment	(218)	(63,068)	(15,624)	—	(78,910)
Proceeds from sale of equipment	—	488	—	—	488
Malaysian acquisition, net of cash and cash equivalents acquired	—	(6,643)	—	—	(6,643)
Investment in subsidiaries	(100,000)	(6,960)	—	106,960	—

Net cash used in investing activities	(110,745)	(78,951)	(15,691)	106,960	(98,427)

Cash flows from financing activities
Proceeds from revolving loans and other line of credit	—	105,596	—	—	105,596
Repayment of revolving loans and other line of credit	—	(155,596)	—	—	(155,596)
Net proceeds from long-term debt	—	16,700	—	—	16,700
Repayment of long-term debt	—	(82,440)	—	—	(82,440)
Increase in debt issuance costs	—	(703)	—	—	(703)
Intercompany loan payments	—	—	—	—	—
Intercompany capital contributions	—	100,000	6,960	(106,960)	—
Repayment of notes from stockholders	505	—	—	—	505
Proceeds from common stock issuance	167,144	—	—	—	167,144
Repurchase of common stock	(24)	—	—	—	(24)

Net cash provided by financing activities	167,625	(16,443)	6,960	(106,960)	51,182

Net increase (decrease) in cash and cash equivalents	1,811	(12,872)	3,362	—	(7,699)
Cash and cash equivalents at beginning of year	1,842	38,032	1,998	—	41,872

Cash and cash equivalents at end of year	$3,653	$25,160	$5,360	$—	$34,173

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
December 31, 2003
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$899	$20,746	$3,077	$—	$24,722
Short-term investments	30,036	4,950	—	—	34,986
Intercompany accounts receivable	191,333	46,533	17,687	(255,553)	—
Accounts receivable, net	—	56,659	69	—	56,728
Inventories	—	21,424	4,636	—	26,060
Prepaid expenses and other current assets	1,190	3,970	2,251	—	7,411

Total current assets	223,458	154,282	27,720	(255,553)	149,907
Property, plant and equipment, net	5,022	292,410	99,835	—	397,267
Intercompany loans receivable	—	200,880	—	(200,880)	—
Investment in subsidiaries	64,095	87,677	—	(151,772)	—
Intangible assets, net	1,339	14,142	379	—	15,860
Other assets	7,230	8,930	137	—	16,297

Total assets	$301,144	$758,321	$128,071	$(608,205)	$579,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Intercompany accounts payable	$171	$230,852	$24,530	$(255,553)	$—
Accounts payable	1,105	55,503	12,643	—	69,251
Accrued expenses and other current liabilities	4,825	17,925	4,974	—	27,724

Total current liabilities	6,101	304,280	42,147	(255,553)	96,975
Long-term debt	—	165,000	—	—	165,000
Convertible subordinated notes	200,000	—	—	—	200,000
Intercompany loans payable	—	200,880	—	(200,880)	—
Other long-term liabilities	—	22,313	—	—	22,313

Total liabilities	206,101	692,473	42,147	(456,433)	484,288

Stockholders’ equity:
Common stock	972	—	—	—	972
Additional paid in capital	284,849	256,381	149,093	(405,474)	284,849
Receivable from stockholders	(164)	—	—	—	(164)
Accumulated other comprehensive income	9,169	8,705	464	(9,169)	9,169
Accumulated deficit	(199,783)	(199,238)	(63,633)	262,871	(199,783)

Total Stockholders’ equity	95,043	65,848	85,924	(151,772)	95,043

Total liabilities and stockholders’ equity	$301,144	$758,321	$128,071	$(608,205)	$579,331

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Year ended December 31, 2003
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Intercompany revenue	$26,572	$2,141	$72,929	$(101,642)	$—
Customer revenue	—	429,031	158	—	429,189

Total revenue	26,572	431,172	73,087	(101,642)	429,189
Cost of revenue	567	398,396	67,978	(101,642)	365,299

Gross profit	26,005	32,776	5,109	—	63,890
Operating expenses:
Selling, general and administrative	21,417	13,337	3,487	—	38,241
Research and development	2,990	8,332	339	—	11,661
Restructuring, write-down of impaired assets and other charges	540	9,049	4,030	—	13,619

Total operating expenses	24,947	30,718	7,856	—	63,521

Operating income (loss)	1,058	2,058	(2,747)	—	369
Non-operating (income) expenses
Intercompany interest expense	—	16,280	1,515	(17,795)	—
Interest expense	7,135	23,752	—	—	30,887
Interest income	(624)	(199)	(5)	—	(828)
Intercompany interest income	—	(17,795)	—	17,795	—
Loss from investment in Subsidiaries	23,168	4,150	—	(27,318)	—
Foreign currency (gain) loss	(2)	4	33	—	35
Loss from early debt extinguishment	—	1,182	—	—	1,182
Gain on sale of building	—	(3,929)	—	—	(3,929)
Other (income) expense, net	157	(214)	(140)	—	(197)

Total non-operating expenses	29,834	23,231	1,403	(27,318)	27,150

Loss before income taxes	(28,776)	(21,173)	(4,150)	27,318	(26,781)
Provision for income taxes	5	1,995	—	—	2,000

Net loss	$(28,781)	$(23,168)	$(4,150)	$27,318	$(28,781)

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Year Ended December 31, 2003
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Cash flows from operating activities
Net loss	$(28,781)	$(23,168)	$(4,150)	$27,318	$(28,781)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,023	53,761	15,306	—	70,090
Debt issuance cost amortization	936	1,280	—	—	2,216
Foreign currency (gain) loss	(2)	4	33	—	35
Deferred Tax	—	(1,195)	—	—	(1,195)
Write-down of impaired assets	—	7,632	4,030	—	11,662
Loss from early debt extinguishment	—	1,182	—	—	1,182
Gain on sale of building	—	(3,929)	—	—	(3,929)
Gain on sale of equipment	(5)	(226)	(87)	—	(318)
Equity loss from investment in subsidiaries	23,168	4,150	—	(27,318)	—
Changes in assets and liabilities:
Intercompany accounts receivable	(75,158)	45,642	(824)	30,340	—
Accounts receivable	17	(17,899)	(53)	—	(17,935)
Inventories	—	(9,329)	(1,432)	—	(10,761)
Prepaid expenses and other current assets	(222)	(1,201)	786	—	(2,209)
Other assets	(1)	(1,209)	(126)	—	(1,336)
Intercompany accounts payable	(789)	30,653	476	(30,340)	—
Accounts payable	(268)	26,821	2,943	—	29,496
Accrued expenses and other current liabilities	(451)	59	(1,284)	—	(1,676)
Other long-term liabilities	2	4,319	(33)	—	4,288

Net cash provided by (used in) operating activities	(80,531)	117,347	14,013	—	50,829

Cash flows from investing activities
Purchase of short-term investments	(198,616)	(5,500)	—	—	(204,116)
Proceeds from sale of short-term investments	178,580	550	—	—	179,130
Acquisition of intangible assets	(1,147)	(2,651)	—	—	(3,798)
Acquisition of property, plant and equipment	(6)	(114,240)	(16,409)	—	(130,655)
Proceeds from sale of building	—	5,399	—	—	5,399
Proceeds from sale of equipment	5	668	113	—	786
Acquisition of test assets	—	(3,625)	—	—	(3,625)
Malaysian acquisition, net of cash and cash equivalents acquired	—	(3,475)	—	—	(3,475)
Investment in subsidiaries	(54,000)	(34,000)	—	88,000	—

Net cash used in investing activities	(75,184)	(156,874)	(16,296)	88,000	(160,354)

Cash flows from financing activities
Proceeds from revolving loans	—	27,704	—	—	27,704
Repayment of revolving loans	—	(27,704)	—	—	(27,704)
Net proceeds from long-term debt	144,861	—	—	—	144,861
Repayment of long-term debt	—	(52,887)	—	—	(52,887)
Increase in debt issuance costs	(180)	—	—	—	(180)
Intercompany loan payments	—	34,000	(34,000)	—	—
Intercompany capital contributions	—	54,000	34,000	(88,000)	—
Repayment of notes from stockholders	316	—	—	—	316
Proceeds from common stock issuance	7,966	—	—	—	7,966
Repurchase of common stock	(2)	—	—	—	(2)

Net cash provided by financing activities	152,961	35,113	—	(88,000)	100,074

Net increase (decrease) in cash and cash equivalents	(2,754)	(4,414)	(2,283)	—	(9,451)
Cash and cash equivalents at beginning of year	3,653	25,160	5,360	—	34,173

Cash and cash equivalents at end of year	$899	$20,746	$3,077	$—	$24,722

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON
FINANCIAL STATEMENT SCHEDULE
      To the Board of Directors of ChipPAC, Inc.:
      Our audits of the consolidated financial statements referred to in our report dated February 19, 2004 appearing in this Offering Memorandum of STATS ChipPAC Ltd. also included an audit of the accompanying financial statement schedule. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.
/s/ PricewaterhouseCoopers LLP
San Jose, California
February 19, 2004

ChipPAC, Inc.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to
	Beginning of	Costs and		Balance at
Year Ended December 31,	Year	Expenses	Deductions	End of Year

	(In thousands)
2001
Allowance for Doubtful Receivables	$972	—	$(523)	$449
2002
Allowance for Doubtful Receivables	449	36	(94)	391
2003
Allowance for Doubtful Receivables	391	260	(77)	574

ChipPAC, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	December 31,	June 30,
	2003	2004

ASSETS
Current assets:
Cash and cash equivalents	$24,722	$22,151
Short-term investments	34,986	275
Accounts receivable, less allowances for doubtful accounts of $574 and $725	56,728	71,907
Inventories	26,060	32,256
Prepaid expenses and other current assets	7,411	6,672

Total current assets	149,907	133,261
Property, plant and equipment, net	397,267	458,297
Intangible assets, net	15,860	15,407
Other assets	16,297	18,202

Total assets	$579,331	$625,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$8,709
Accounts payable	69,251	85,170
Accrued expenses and other current liabilities	27,724	30,988
Current portion of capital lease obligations	—	2,437

Total current liabilities	96,975	127,304
Long-term debt	165,000	165,000
Convertible subordinated notes	200,000	200,000
Capital lease obligations, less current portion	—	4,983
Other long-term liabilities	22,313	22,700

Total liabilities	484,288	519,987

Stockholders’ equity:
Preferred stock — par value $0.01 per share; 10,000,000 shares authorized, no shares issued or outstanding at December 31, 2003 and June 30, 2004	—	—
Common stock, Class A — par value $0.01 per share; 250,000,000 shares authorized, 97,237,000 and 98,547,000 shares issued and outstanding at December 31, 2003 and June 30, 2004, respectively	972	985
Common stock, Class B — par value $0.01 per share; 250,000,000 shares authorized, no shares issued or outstanding at December 31, 2003 and June 30, 2004	—	—
Additional paid-in capital	284,849	289,973
Receivables from stockholders	(164)	(104)
Accumulated other comprehensive income	9,169	9,905
Accumulated deficit	(199,783)	(195,579)

Total stockholders’ equity	95,043	105,180

Total liabilities and stockholders’ equity	$579,331	$625,167

The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the		For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Revenue	$106,844	$142,533	$195,412	$269,481
Cost of revenue	90,257	114,571	168,784	218,534

Gross profit	16,587	27,962	26,628	50,947

Operating expenses:
Selling, general and administrative	8,465	9,819	17,931	18,965
Research and development	3,106	3,007	5,960	5,991
Merger-related charges	—	1,405	—	4,735

Total operating expenses	11,571	14,231	23,891	29,691

Operating income	5,016	13,731	2,737	21,256
Non-operating (income) expenses:
Interest expense	7,622	7,920	14,890	15,566
Interest income	(190)	(145)	(309)	(260)
Foreign currency (gains) losses	438	(81)	216	364
Write-off of debt issuance costs and other related expenses	1,182	—	1,182	—
Other income, net	(74)	(173)	(116)	(360)

Total non-operating expenses	8,978	7,521	15,863	15,310

Income (loss) before income taxes	(3,962)	6,210	(13,126)	5,946
Provision for income taxes	500	1,242	1,000	1,742

Net income (loss)	$(4,462)	$4,968	$(14,126)	$4,204

Net income (loss) per share (Note 4)
Basic	$(0.05)	$0.05	$(0.15)	$0.04
Diluted	$(0.05)	$0.05	$(0.15)	$0.04
Weighted average shares used in per share calculation:
Basic	95,076	98,456	94,742	98,061
Diluted	95,076	101,597	94,742	101,707
The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months
	Ended June 30,

	2003	2004

Cash flows from operating activities
Net income (loss)	$(14,126)	$4,204
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	33,149	41,022
Debt issuance cost amortization	960	1,263
Foreign currency losses	216	364
Write-off of debt issuance cost and other related expenses	1,182	—
Gain on sale of equipment	(127)	(385)
Changes in assets and liabilities:
Accounts receivable	(4,617)	(15,179)
Inventories	(5,299)	(6,196)
Prepaid expenses and other current assets	(2,100)	1,475
Other assets	(1,510)	(3,168)
Accounts payable	16,814	15,919
Accrued expenses and other current liabilities	(3,412)	3,264
Other long-term liabilities	1,638	23

Net cash provided by operating activities	22,768	42,606

Cash flows from investing activities
Purchase of short-term investments	(55,978)	(15,549)
Proceeds from sale of short-term investments	7,998	50,260
Acquisition of intangible assets	(1,815)	(2,281)
Acquisition of property and equipment	(44,800)	(91,945)
Proceeds from sale of equipment	160	784
Acquisition of test asset	—	(125)
Malaysian acquisition, net of cash and cash equivalents acquired	(3,475)	—

Net cash used in investing activities	(97,910)	(58,856)

ChipPAC, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands)
(Unaudited)

	For the Six Months
	Ended June 30,

	2003	2004

Cash flows from financing activities
Proceeds from revolving loans and other lines of credit	27,354	37,809
Repayment of revolving loans and other lines of credit	(27,354)	(29,100)
Net proceeds from long-term debt	144,861	—
Repayment of long-term debt	(52,887)	—
Repayment of capital lease	—	(227)
Repayment of notes from stockholders	207	60
Proceeds from common stock issuance	2,511	5,137

Net cash provided by financing activities	94,692	13,679

Net (decrease) increase in cash	19,550	(2,571)
Cash and cash equivalents at beginning of period	34,173	24,722

Cash and cash equivalents at end of period	$53,723	$22,151

Supplemental disclosure of non cash investing and financing activities
Acquisition of property and equipment from capital lease	$—	$(7,647)

The accompanying notes are an integral part of these financial statements.

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Quarter Ended June 30, 2004
(Unaudited)

Note 1:	Interim Statements
      In the opinion of management of ChipPAC, Inc. (“ChipPAC” or the “Company”), the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting solely of normal recurring adjustments) necessary to present fairly the financial information included therein. This financial data should be read in conjunction with the audited consolidated financial statements and related notes thereto for the year ended December 31, 2003 included in ChipPAC’s 2003 Annual Report on Form 10-K. The accompanying unaudited condensed consolidated financial statements include the accounts of ChipPAC, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
      The results of operations for interim periods are not necessarily indicative of the results of operations that may be expected for any other period or the fiscal year that ends on December 31, 2004. The interim period ended on June 27, 2004, the Sunday nearest June 30th.

Pending Merger
      On February 10, 2004, the Company signed a definitive agreement for the merger of a wholly-owned subsidiary of ST Assembly Test Ltd, or STATS, with ChipPAC in a stock-for-stock transaction. If the merger is consummated, the Company will become a wholly owned subsidiary of STATS. Under the terms of the agreement, ChipPAC stockholders will receive 0.87 STATS American Depositary Shares, or ADSs, for each share of ChipPAC Class A common stock. Following the consummation of the merger, STATS and ChipPAC stockholders will own approximately 54% and 46% of the combined company, respectively, on a fully-converted basis. The new company is proposed to be named STATS ChipPAC Ltd. and will be headquartered in Singapore.
      Consummation of the merger is subject to certain conditions, including approval by ChipPAC and STATS stockholders and other customary conditions. On March 19, 2004, the Company received early termination of the waiting period under the Hart-Scott-Rodino Act. On July 6, 2004, the Company received a favorable private letter ruling from the U.S. Internal Revenue Service notifying that the exchange of ChipPAC Class A common stock for STATS American Depositary Shares in the pending merger involving the two companies will not result in the recognition of a gain under Section 367 of the U.S. Internal Revenue Code, as amended. The early termination of the waiting period under the Hart-Scott-Rodino Act and the receipt of the private letter ruling satisfy some of the closing conditions of the merger. A vote of the majority of the Company’s outstanding Class A common stock will be required to approve the merger. A special stockholders meeting will be held on August 4, 2004. The Company’s board of directors has voted to approve the transaction and recommend that our stockholders vote to approve the merger. The transaction is expected to close August 4, 2004 (Pacific time)(which is August 5, 2004 (Singapore time)). There can be no assurance that the conditions of the merger will be satisfied or that the merger will close in the expected time frame or at all. Additional information, including a discussion of the background and the Company’s reasons for the merger, is included in the proxy statement/prospectus mailed to stockholders on or about July 7, 2004. The information in this report does not consider the impact of this proposed merger on the Company and its stockholders.
      The Company expects it’s share of the total estimated costs of the merger to be approximately $25.4 million and all related expenses are expensed as incurred. As of June 30, 2004, $4.7 million of costs related to the merger had been incurred and $1.4 million were expensed during the quarter. The remaining balance of the estimated cost of merger is mainly related to advisory fees to be paid after consummation of the merger. If our proposed merger with STATS is terminated under certain circumstances, we may be required to pay STATS a termination fee of $40 million.

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)

Additional Information About the Proposed Merger and Where to Find It
      STATS and ChipPAC have filed with the SEC a proxy statement/prospectus and other relevant materials in connection with the proposed merger (the “Merger”) involving STATS and ChipPAC pursuant to the terms of an Agreement and Plan of Merger and Reorganization among STATS and ChipPAC Merger, Inc., a wholly owned subsidiary of STATS, and ChipPAC. A shareholders’ circular issued by STATS has been mailed to the shareholders of STATS and the proxy statement/prospectus has been mailed to the stockholders of ChipPAC. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular and the ChipPAC proxy statement/prospectus and the other relevant materials because they contain important information about STATS, ChipPAC and the proposed Merger. The proxy statement/prospectus and other relevant materials, and any other documents filed by STATS or ChipPAC with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com, or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg. Investors and security holders may obtain free copies of the documents filed with the SEC by ChipPAC by contacting ChipPAC Investor Relations, ChipPAC Incorporated, 47400 Kato Road, Fremont, CA 94538, telephone (510) 979-8220 or email ir@chippac.com or David Pasquale at telephone (646) 536-7006 or email dpasquale@theruthgroup.com. Investors and security holders of STATS and ChipPAC are urged to read the STATS shareholders’ circular, the proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed Merger.
      STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed Merger. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons in the solicitation by reading the proxy statement/prospectus statement.

Stock-Based Compensation
      The Company’s employee stock option plan and employee stock purchase plan are accounted for in accordance with Accounting Principles Board No. 25, “Accounting for Stock Issued to Employees” and related interpretations and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure”. Accordingly, no compensation expense has been recognized for the Company’s stock option and purchase plan activity as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. If compensation expense had been determined based on the grant date fair

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
value for awards, in accordance with the provisions of SFAS No. 123, the Company’s net loss and loss per share would have been adjusted to the pro forma amounts indicated below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

	(In thousands, except per share amounts)
Net income (loss) as reported	$(4,462)	$4,968	$(14,126)	$4,204
Deduct: Total stock-based employee compensation expenses determined under fair value method for all awards, net of related tax effects	537	1,201	1,117	1,912

Pro forma net income (loss)	$(4,999)	$3,767	$(15,243)	$2,292

Net income (loss) per share as reported:
Basic	$(0.05)	$0.05	$(0.15)	$0.04
Diluted	$(0.05)	$0.05	$0.15)	$0.04
Pro forma net income (loss) per share:
Basic	$(0.05)	$0.04	$(0.16)	$0.02
Diluted	$(0.05)	$0.04	$(0.16)	$0.02
Weighted average shares used in per share calculation:
Basic	95,076	98,456	94,742	98,061
Diluted	95,076	101,597	94,742	101,707
      The following assumptions were used to determine the pro forma impact of accounting for stock options issued during the three months ended June 30, 2003 and 2004: (1) risk-free interest rates of 2.5% and 3.1%, respectively, (2) dividend yield of 0.0%, (3) expected life of four years, and (4) volatility of 58.4% and 71.0%, respectively.

Other Comprehensive Income
      The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No.133”), as amended by Statement of Financial Accounting Standards No. 138, “Accounting for Certain Instruments and Certain Hedging Activities” and as further amended by Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. The Company records derivative financial instruments in the consolidated financial statements at fair value. Changes in the fair values of derivative financial instruments are either recognized in earnings or in stockholders’ equity as a component of other comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting as defined by SFAS No.133. Changes in fair value of derivatives qualifying for hedge accounting are recorded in stockholders’ equity as a component of other comprehensive income, and are reclassified to the income statement in the same period when hedged transactions are recognized in earnings. Changes in fair values of derivatives not qualifying for hedge accounting are reported in earnings as they occur.
      In February 2004, the Company entered into a series of foreign currency forward contracts with Korea Exchange Bank. The total forward contracts of $55.0 million have been structured such that two contracts of $5.0 million in total will be settled each month from February to December 2004. The purpose of the forward contracts is to hedge the first $5.0 million of monthly operating expenses denominated in South Korean Won in

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
order to limit the exposure to fluctuations in the foreign currency exchange rate against the U.S. Dollar. All forward contracts qualify for hedge accounting as defined by SFAS No.133. During the three months ended June 30, 2004, the Company recorded a realized gain of $0.2 million in the income statement. At June 30, 2004, the Company recorded unrealized gains of $0.55 million in other comprehensive income.
      In June 2004, the Company entered into a series of foreign currency forward contracts with Southern Bank Bhd. The total forward contracts of $39.5 million have been structured such that two contracts of either $5.5 million or $6.0 million in total will be settled each month from June to December 2004. The purpose of the forward contracts is to hedge the first $5.5 million to $6.0 million of monthly operating expenses denominated in Malaysian Ringgit in order to limit the exposure to fluctuations in the foreign currency exchange rate against the U.S. Dollar. All forward contracts qualify for hedge accounting as defined by SFAS No.133. During the three months ended June 30, 2004, the Company recorded a realized gain of $0.01 million in the income statement. At June 30, 2004, the Company recorded unrealized gains of $0.19 million in other comprehensive income.
      The components of accumulated other comprehensive income on December 31, 2003 and June 30, 2004 were comprised of the following (in thousands):

	December 31, 2003	June 30, 2004

Cumulative translation adjustments prior to the change of functional currency to the US dollar	$9,169	$9,169
Unrealized gains on hedging instruments	—	736

Total accumulated other comprehensive income	$9,169	$9,905

      Comprehensive income for the three months ended June 30, 2003 and 2004 were as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Net income (loss)	$(4,462)	$4,968	$(14,126)	$4,204
Unrealized gains on hedging instruments	—	255	—	736

Comprehensive income (loss)	$(4,462)	$5,223	$(14,126)	$4,940

Note 2:     Selected Balance Sheet Accounts
      The components of inventories were as follows (in thousands):

	December 31, 2003	June 30, 2004

Raw materials	$20,029	$25,837
Work in process	4,761	5,870
Finished goods	1,270	549

	$26,060	$32,256

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
      Property, plant and equipment were comprised of the following (in thousands):

	December 31, 2003	June 30, 2004

Land use rights	$11,171	$11,171
Buildings and improvements	70,330	73,990
Equipment	621,327	684,476

	702,828	769,637
Less accumulated depreciation and amortization	(305,561)	(311,340)

	$397,267	$458,297

      Other assets were comprised of the following (in thousands):

	December 31, 2003	June 30, 2004

Deposits	$925	$919
Long-term, non-executive, employee loans	1,020	1,131
Debt issuance costs, net of amortization of $5,332 and $6,595	12,134	10,871
Other	2,218	5,281

	$16,297	$18,202

      Intangible assets were comprised of the following (in thousands):

	December 31, 2003			June 30, 2004

		Accumulated	Net		Accumulated	Net
	Gross Assets	Amortization	Assets	Gross Assets	Amortization	Assets

Intellectual property	$16,884	$7,310	$9,574	$17,379	$8,499	$8,880
Software and software development	17,313	11,194	6,119	19,100	12,708	6,392
Licenses	4,497	4,330	167	4,497	4,362	135

	$38,694	$22,834	$15,860	$40,976	$25,569	$15,407

      Amortization expense for intangible assets is summarized as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Intellectual property	$579	$595	$1,141	$1,189
Software and software development	630	773	1,246	1,514
Licenses	160	16	296	32

	$1,369	$1,384	$2,683	$2,735

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
      Intangible assets are being amortized over estimated useful lives of three to seventeen years. Estimated future amortization expense is summarized as follows (in thousands):

July 1, 2004 to December 31, 2004	$2,879
2005	5,110
2006	3,971
2007	1,737
2008	355
Thereafter	1,355

Total	$15,407

      Accrued expenses and other liabilities were comprised of the following (in thousands):

	December 31,
	2003

		June
		30, 2004

Payroll and related items	$14,150	$15,001
Interest payable	9,311	9,103
Other expenses	4,263	6,884

	$27,724	$30,988

Note 3:     Line of Credit and Other Bank Borrowings

Lines of Credit
      The Company has a borrowing capacity of $50.0 million for working capital and general corporate purposes under the revolving credit line portion of its senior credit facility. The revolving credit line under the senior credit facility matures on July 31, 2005. During the three month period ended June 30, 2004, the Company borrowed and repaid against the revolving line of credit $11.0 million at an interest rate of 5.75% per annum. As of June 30, 2004, there was no outstanding balance on the revolving line of credit and the entire $50.0 million was available to the Company.
      During the three months ended June 30, 2004, the Company cancelled a line of credit with Korean Exchange Bank for $4.0 million and increased the existing line of credit with Cho Hung Bank from $8.0 million to $20.0 million. During the three months ended June 30, 2004, $8.7 million was borrowed against this credit facility and as of June 30, 2004, $8.7 million remains outstanding. Interest on this credit line is at Libor plus 0.3% annum. The Libor rates on the borrowings range from 1.8% to 2.6% and the interest rates for the borrowings range from 2.1% to 2.9%.
      The Company has two separate overdraft lines of credit with Korean Exchange Bank and Cho Hung Bank, with credit limits of 1.0 billion South Korean Won (approximately $0.87 million U.S. Dollars at June 30, 2004) and 2.0 billion South Korean Won (approximately $1.74 million U.S. Dollars at June 30, 2004), respectively. During the three month period ended June 30, 2004, no borrowings were made against either of these lines of credit. Both agreements are subject to an annual review by Korean Exchange Bank and Cho Hung Bank for the continued use of the credit line facility.
      The Company also has a line of credit with Southern Bank Bhd in Malaysia. This credit line has a limit of $0.5 million per borrowing at the interest rate of 6.9% per annum . It is available for general corporate purposes. During the three months ended June 30, 2004, the Company did not use this line of credit and there was no outstanding balance on this loan.

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
      During the three months ended June 30, 2004, the Company’s South Korean subsidiary entered into a capital lease agreement with a third party which allows the acquisition of lease equipment with a pre-approved credit line of approximately $20 million. Each scheduled equipment purchase under the master lease is for a period of 36 months. The first scheduled equipment purchased under the capital lease agreement had a capitalized cost of $7.6 million. The commencement date of this equipment schedule was June 4, 2004 and rent is due in advance in the amount of $0.2 million per month.

Total Borrowings
      As of June 30, 2004, the Company’s total debt outstanding consisted of $373.7 million of borrowings, which was comprised of $165.0 million of 12.75% senior subordinated notes, $50.0 million of 8.0% convertible subordinated notes, $150.0 million of 2.5% convertible subordinated notes and $8.7 million on the foreign line of credit with rates ranging from 2.1% to 2.9%.
Note 4:     Earnings Per Share
      Statement of Financial Accounting Standards No. 128 requires a reconciliation of the numerators and denominators of the basic and diluted per share computations. Basic earnings per share (“EPS”) are computed by dividing net income (loss) available to stockholders (numerator) by the weighted average number of shares of common stock outstanding (denominator) during the period. Diluted EPS is computed using the weighted average number of shares of common stock and all potentially dilutive shares of common stock outstanding during the period. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased with the proceeds from the exercise of stock options and the if-converted method is used for determining the number of shares assumed issued from the conversion of the convertible subordinated notes.
      As of June 30, 2004, the calculation of diluted EPS includes weighted average dilutive options of 3.1 million shares. For both three and six months ended June 30, 2004, the Company’s $150.0 million convertible subordinated notes which are convertible into approximately 18.6 million shares of Class A common stock at $8.06 per share were not added to the denominator as it was anti-dilutive using the if-converted method and the Company’s $50.0 million convertible subordinated notes which are convertible into approximately 5.0 million shares of Class A common stock at $9.96 per share also were not added to the denominator as it was anti-dilutive using the if-converted method. For the same periods ended in 2003, both of these notes were not included in diluted EPS as their effect would also have been anti-dilutive due to the net loss. In addition, stock options to purchase 3.8 million shares were excluded from the diluted EPS because they were anti-dilutive.
      The if-converted method is performed on each convertible subordinated note independently to determine the dilutive or antidilutive effect on EPS by the convertible note. The if-converted method adds back to the net income or loss the associated debt issuance amortization, net of tax effect and interest expense, net of tax effect and divides the resulting adjusted net income or loss by the total weighted average number of shares of common stock including the potentially dilutive shares of common stock assumed by conversion of the convertible note.

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)
      The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations for the periods presented below.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2004	2003	2004

Net income (loss) per share	$(4,462)	$4,968	$(14,126)	$4,204
Adjusted net income (loss) per share	$(4,462)	$4,968	$(14,126)	$4,204

Weighted average number of common shares outstanding (basic)	95,076	98,456	94,742	98,061
Weighted average dilutive stock options	—	3,141	—	3,646

Weighted average number of common and common equivalent shares outstanding (diluted)	95,076	101,597	94,742	101,707

Note 5:     Contingent Liabilities
      During the quarter ended June 30, 2002, an assessment of approximately 16.0 billion South Korean Won (approximately $13.9 million U.S. Dollars at June 30, 2004) was made by the South Korean National Tax Service, or NTS, relating to withholding tax not collected on the interest income on the loan between the Company’s subsidiaries in South Korea and Hungary for the period from 1999 to September 2001. The prevailing tax treaty does not require withholding on the transactions in question. The Company has appealed the assessment through the NTS’s Mutual Agreement Procedure (“MAP”) and believes that the assessment will be overturned. On July 18, 2002, the Icheon tax office of the NTS approved a suspension of the proposed assessment until resolution of the disputed assessment. The NTS required a corporate guarantee amounting to the tax assessment in exchange for the suspension. The Company complied with the guarantee request on July 10, 2002. A further assessment of 2.7 billion South Korean Won (approximately $2.3 million U.S. Dollars at June 30, 2004) was made on January 9, 2004, for the interest from October 2001 to May 2002. The Company has applied for the MAP and obtained an approval for a suspension of the proposed assessment by providing a corporate guarantee amounting to the additional taxes. The Company does not believe that the outcome of the resolution of this matter will have a material adverse effect on its financial position, results of operations or cash flows. As of June 30, 2004, no accrual has been made.

Note 6:	Subsequent events
     Merger with STATS
      On February 10, 2004, the Company signed a definitive agreement for the merger of a wholly-owned subsidiary of STATS with ChipPAC, Inc. in a stock-for-stock transaction. On August 5, 2004, ChipPAC consummated the merger and ChipPAC became a wholly owned subsidiary of STATS. Pursuant to the terms of the merger agreement, former ChipPAC stockholders received 0.87 STATS ADS, and cash in lieu of fractional ADSs that otherwise would have been issued, for each share of ChipPAC Class A common stock. In the merger, STATS issued to former ChipPAC stockholders approximately 86.19 million ADSs, which represents approximately 861.88 million of STATS ordinary shares, par value S$0.25 each. Upon the consummation of the merger, STATS and ChipPAC stockholders owned approximately 56.0% and 44.0% of the Company, respectively, on a total share outstanding basis as of August 3, 2004. As a result of the merger, the name of the Company was changed to “STATS ChipPAC Ltd.”

ChipPAC, Inc.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Quarter Ended June 30, 2004
(Unaudited)

Note 7:	Supplemental Financial Statements of Guarantor/ Non-Guarantor Entities
      Previously, the issuer/ guarantor/ non-guarantor financial information required by Rule 3-10 of Regulation S-X was provided with respect to the guarantees of the $165.0 million of 12.75% senior subordinated notes due 2009 issued by ChipPAC International. On October 7, 2004 and December 9, 2004, the notes were repurchased, resulting in the extinguishment of the notes. Accordingly, the issuer/ guarantor/ non-guarantor financial information with respect to these notes is no longer required.
      In connection with the filing of the registration statement on Form F-3/ S-3 to register the resale of the $150.0 million of 2.5% convertible subordinated notes due 2008 issued by ChipPAC, Inc. (“CPI”) on May 28, 2003 and June 5, 2003, STATS ChipPAC Ltd., the current parent of CPI, but not any of STATS ChipPAC Ltd.’s other direct or indirect subsidiaries, provided an unconditional guarantee of these CPI notes. The condensed financial information of CPI, with its investments in subsidiaries presented under the equity method, as issuer of the 2.5% notes, has been presented in this table.
      In connection with this offering memorandum for $215.0 million of senior notes due 2011 offered by STATS ChipPAC Ltd., which will be guaranteed by all STATS ChipPAC Ltd.’s wholly-owned subsidiaries (except STATS ChipPAC Test Services (Shanghai) Co., Ltd. and STATS ChipPAC Shanghai Co., Ltd.), the condensed financial information of CPI and the other indirect Guarantor Subsidiaries have been presented in this table.

ChipPAC, Inc.
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2003
(In thousands)
(Unaudited)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Intercompany revenue	$12,745	$750	$36,152	$(49,647)	$—
Customer revenue	—	195,368	44	—	195,412

	12,745	196,118	36,196	(49,647)	195,412
Cost of revenue	283	185,352	32,796	(49,647)	168,784

Gross profit	12,462	10,766	3,400	—	26,628

Operating expenses:
Selling, general and administrative	10,117	6,158	1,656	—	17,931
Research and development	1,590	4,208	162	—	5,960

Total operating expenses	11,707	10,366	1,818	—	23,891

Operating income	755	400	1,582	—	2,737
Non-operating (income) expenses
Inter-company interest expense	—	8,127	1,515	(9,642)	—
Interest expense	2,547	12,343	—	—	14,890
Interest income	(213)	(94)	(2)	—	(309)
Inter-company interest income	—	(9,642)	—	9,642	—
(Income) loss from investment in subsidiaries	12,493	(157)	—	(12,336)	—
Foreign currency loss	—	201	15	—	216
Write-off of debt issuance costs and other related expenses	—	1,182	—	—	1,182
Other (income) expenses, net	50	(63)	(103)	—	(116)

Total non-operating (income) expense	14,877	11,897	1,425	(12,336)	15,863

Income (loss) before income taxes	(14,122)	(11,497)	157	12,336	(13,126)
Provision for income taxes	4	996	—	—	1,000

Net income (loss)	$(14,126)	$(12,493)	$157	$12,336	$(14,126)

ChipPAC, Inc.
SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2003
(In thousands)
(Unaudited)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Cash flows from operating activities
Net income (loss)	$(14,126)	$(12,493)	$157	$12,336	$(14,126)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	517	25,031	7,601	—	33,149
Debt issuance cost amortization	248	712	—	—	960
Foreign currency loss	—	201	15	—	216
Write-off of debt issuance cost and other related expenses	—	1,182	—	—	1,182
Gain on sale of equipment	(5)	(64)	(58)	—	(127)
Equity income (loss) from investment in subsidiaries	12,493	(157)	—	(12,336)	—
Changes in assets and liabilities:
Intercompany accounts receivable	(16,063)	42,888	(2,553)	(24,272)	—
Accounts receivable	17	(4,624)	(10)	—	(4,617)
Inventories	—	(4,323)	(976)	—	(5,299)
Prepaid expenses and other current assets	196	(2,886)	590	—	(2,100)
Other assets	(323)	(1,190)	3	—	(1,510)
Intercompany accounts payable	(909)	(23,441)	78	24,272	—
Accounts payable	(196)	16,887	123	—	16,814
Accrued expenses and other current liabilities	(2,005)	(304)	(1,103)	—	(3,412)
Other long-term liabilities	—	1,653	(15)	—	1,638

Net cash provided by (used in) operating activities	(20,156)	39,072	3,852	—	22,768

Cash flows from investing activities
Purchase of short-term investments	(55,978)	—	—	—	(55,978)
Proceeds from sale of short-term investments	7,998	—	—	—	7,998
Acquisition of intangible assets	(300)	(1,515)	—	—	(1,815)
Acquisition of property and equipment	85	(37,824)	(7,061)	—	(44,800)
Proceeds from sale of equipment	5	79	76	—	160
Malaysian acquisition, net of cash and cash equivalent acquired	—	(3,475)	—	—	(3,475)
Investment in subsidiaries	(54,000)	(34,000)	—	88,000	—

Net cash used in investing activities	(102,190)	(76,735)	(6,985)	88,000	(97,910)

Cash flows from financing activities
Proceeds from revolving loans and other line of credit	—	27,354	—	—	27,354
Repayment of revolving loans and other line of credit	—	(27,354)	—	—	(27,354)
Net proceeds from long-term debt	144,861	—	—	—	144,861
Repayment of long-term debts	—	(52,887)	—	—	(52,887)
Intercompany loan payments	—	34,000	(34,000)	—	—
Intercompany capital contributions	—	54,000	34,000	(88,000)	—
Repayment of notes from stockholders	207	—	—	—	207
Proceeds from common stock issuance	2,511	—	—	—	2,511

Net cash provided by financing activities	147,579	35,113	—	(88,000)	94,692

Net increase in cash	25,233	(2,550)	(3,133)	—	19,550
Cash and cash equivalents at beginning of period	3,653	25,160	5,360	—	34,173

Cash and cash equivalents at end of period	$28,886	$22,610	$2,227	$—	$53,723

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
December 31, 2003
(In thousands)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$899	$20,746	$3,077	$—	$24,722
Short-term investments	30,036	4,950	—	—	34,986
Intercompany accounts receivable	191,333	46,533	17,687	(255,553)	—
Accounts receivable, net	—	56,659	69	—	56,728
Inventories	—	21,424	4,636	—	26,060
Prepaid expenses and other current assets	1,190	3,970	2,251	—	7,411

Total current assets	223,458	154,282	27,720	(255,553)	149,907
Property, plant and equipment, net	5,022	292,410	99,835	—	397,267
Intercompany loans receivable	—	200,880	—	(200,880)	—
Investment in subsidiaries	64,095	87,677	—	(151,772)	—
Intangible assets, net	1,339	14,142	379	—	15,860
Other assets	7,230	8,930	137	—	16,297

Total assets	$301,144	$758,321	$128,071	$(608,205)	$579,331

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Intercompany accounts payable	$171	$230,852	$24,530	$(255,553)	$—
Accounts payable	1,105	55,503	12,643	—	69,251
Accrued expenses and other current liabilities	4,825	17,925	4,974	—	27,724

Total current liabilities	6,101	304,280	42,147	(255,553)	96,975
Long-term debt	—	165,000	—	—	165,000
Convertible subordinated notes	200,000	—	—	—	200,000
Intercompany loans payable	—	200,880	—	(200,880)	—
Other long-term liabilities	—	22,313	—	—	22,313

Total liabilities	206,101	692,473	42,147	(456,433)	484,288

Stockholders’ equity:
Common stock	972	—	—	—	972
Additional paid in capital	284,849	256,381	149,093	(405,474)	284,849
Receivable from stockholders	(164)	—	—	—	(164)
Accumulated other comprehensive income	9,169	8,705	464	(9,169)	9,169
Accumulated deficit	(199,783)	(199,238)	(63,633)	262,871	(199,783)

Total stockholders’ equity	95,043	65,848	85,924	(151,772)	95,043

Total liabilities and stockholders’ equity	$301,144	$758,321	$128,071	$(608,205)	$579,331

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED BALANCE SHEETS
June 30, 2004
(In thousands)
(Unaudited)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$6,801	$14,825	$525	$—	$22,151
Short-term investments	—	275	—	—	275
Intercompany accounts receivable	215,645	46,236	19,171	(281,052)	—
Accounts receivable, net	—	71,671	236	—	71,907
Inventories	—	26,530	5,726	—	32,256
Prepaid expenses and other current assets	905	4,789	978	—	6,672

Total current assets	223,351	164,326	26,636	(281,052)	133,261
Property, plant and equipment, net	4,878	346,094	107,325	—	458,297
Intercompany loans receivable	—	197,008	—	(197,008)	—
Investment in subsidiaries	76,878	91,022	—	(167,900)	—
Intangible assets, net	1,840	12,619	948	—	15,407
Other assets	6,525	11,677	—	—	18,202

Total assets	$313,472	$822,746	$134,909	$(645,960)	$625,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Intercompany accounts payable	$1,037	$256,128	$23,887	$(281,052)	$—
Line of credit	—	8,709	—	—	8,709
Accounts payable	4,577	65,408	15,185	—	85,170
Accrued expenses and other current liabilities	3,414	21,006	6,568	—	30,988
Current portion of capital lease obligations	—	2,437	—	—	2,437

Total current liabilities	9,028	353,688	45,640	(281,052)	127,304
Long-term debt	—	165,000	—	—	165,000
Convertible subordinated notes	200,000	—	—	—	200,000
Intercompany loans payable	—	197,008	—	(197,008)	—
Capital lease obligations, less current portion	—	4,983	—	—	4,983
Other long-term liabilities	—	22,700	—	—	22,700

Total liabilities	209,028	743,379	45,640	(478,060)	519,987

Stockholders’ equity:
Common stock	985	—	—	—	985
Additional paid in capital	289,973	256,381	149,093	(405,474)	289,973
Receivables from stockholders	(104)	—	—	—	(104)
Accumulated other comprehensive income	9,169	9,441	464	(9,169)	9,905
Accumulated deficit	(195,579)	(186,455)	(60,288)	246,743	(195,579)

Total stockholders’ equity	104,444	79,367	89,269	(167,900)	105,180

Total liabilities and stockholders’ equity	$313,472	$822,746	$134,909	$(645,960)	$625,167

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2004
(In thousands)
(Unaudited)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Intercompany revenue	$12,927	$1,630	$49,143	$(63,700)	$—
Customer revenue	—	269,220	261	—	269,481

	12,927	270,850	49,404	(63,700)	269,481
Cost of revenue	283	237,489	44,462	(63,700)	218,534

Gross profit	12,644	33,361	4,942	—	50,947

Operating expenses:
Selling, general and administrative	10,575	6,791	1,599	—	18,965
Research and development	1,399	4,440	152	—	5,991
Merger-related charges	4,735	—	—	—	4,735

Total operating expenses	16,709	11,231	1,751	—	29,691

Operating income (loss)	(4,065)	22,130	3,191	—	21,256
Non-operating (income) expenses
Inter-company interest expense	—	7,599	—	(7,599)	—
Interest expense	4,485	11,081	—	—	15,566
Interest income	(60)	(192)	(8)	—	(260)
Inter-company interest income	—	(7,599)	—	7,599	—
(Income) loss from investment in subsidiaries	(12,783)	(3,345)	—	16,128	—
Foreign currency loss	—	348	16	—	364
Other (income) expenses, net	79	(277)	(162)	—	(360)

Total non-operating (income) expense	(8,279)	7,615	(154)	16,128	15,310

Income (loss) before income taxes	4,214	14,515	3,345	(16,128)	5,946
Provision for income taxes	10	1,732	—	—	1,742

Net income (loss)	$4,204	$12,783	$3,345	$(16,128)	$4,204

ChipPAC, Inc.
SUPPLEMENTAL CONSOLIDATING CONDENSED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2004
(In thousands)
(Unaudited)

			Non-
		Guarantor	Guarantor
	CPI	Subsidiaries	China	Eliminations	Consolidated

Cash flows from operating activities
Net income (loss)	$4,204	$12,783	$3,345	$(16,128)	$4,204
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	600	31,999	8,423	—	41,022
Debt issuance cost amortization	695	568	—	—	1,263
Foreign currency (gains) loss	—	349	15	—	364
Gain on sale of equipment	—	(258)	(127)	—	(385)
Equity income from investment in subsidiaries	(12,783)	(3,345)	—	16,128	—
Changes in assets and liabilities:
Intercompany accounts receivable	(24,312)	297	(1,484)	25,499	—
Accounts receivable	—	(15,012)	(167)	—	(15,179)
Inventories	—	(5,106)	(1,090)	—	(6,196)
Prepaid expenses and other current assets	285	(83)	1,273	—	1,475
Other assets	10	(3,315)	137	—	(3,168)
Intercompany accounts payable	866	25,276	(643)	(25,499)	—
Accounts payable	3,472	9,905	2,542	—	15,919
Accrued expenses and other current liabilities	(1,411)	3,081	1,594	—	3,264
Other long-term liabilities	—	38	(15)	—	23

Net cash provided by (used in) operating activities	(28,374)	57,177	13,803	—	42,606

Cash flows from investing activities
Purchases of short-term investments	(15,549)	—	—	—	(15,549)
Proceeds from sale of short-term investments	45,585	4,675	—	—	50,260
Acquisition of intangible assets	(843)	(779)	(659)	—	(2,281)
Acquisition of property and equipment	(114)	(75,686)	(16,145)	—	(91,945)
Proceeds from sale of equipment	—	335	449	—	784
Acquisition of test assets	—	(125)	—	—	(125)

Net cash provided by (used in) investing activities	29,079	(71,580)	(16,355)	—	(58,856)

Cash flows from financing activities
Proceeds from revolving loan and other lines of credit	—	37,809	—	—	37,809
Repayment of revolving loan and other lines of credit	—	(29,100)	—	—	(29,100)
Intercompany loan payments	—	—	—	—	—
Repayment of capital lease	—	(227)	—	—	(227)
Repayment of notes from stockholders	60	—	—	—	60
Proceeds from common stock issuance	5,137	—	—	—	5,137

Net cash provided by financing activities	5,197	8,482	—	—	13,679

Net increase (decrease) in cash	5,902	(5,921)	(2,552)	—	(2,571)
Cash and cash equivalents at beginning of period	899	20,746	3,077	—	24,722

Cash and cash equivalents at end of period	$6,801	$14,825	$525	$—	$22,151

Supplemental disclosure of non cash investing and financing activities
Acquisition of property and equipment from capital lease	$—	$(7,647)	$—	$—	$(7,647)

$215,000,000
STATS ChipPAC Ltd.
Offer to Exchange
All outstanding 6 3/4% Senior Notes due 2011
($215,000,000 aggregate principal amount)
for
6 3/4% Senior Notes due 2011
($215,000,000 aggregate principal amount)
which have been registered under the Securities Act of 1933

PROSPECTUS

April 18, 2005

OFFER TO EXCHANGE
ALL OUTSTANDING
6 3/4% SENIOR NOTES DUE 2011
WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
FOR 6 3/4% SENIOR NOTES DUE 2011
REGISTERED UNDER THE SECURITIES ACT
OF
STATS CHIPPAC LTD.

April 18, 2005
To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:
      We are enclosing herewith an offer by STATS ChipPAC Ltd., a company incorporated under the laws of the Republic of Singapore (the “Company”), to exchange (the “Exchange Offer”) its 6 3/4% Senior Notes due 2011 (the “New Notes”) which are registered under the Securities Act of 1933, as amended (the “Securities Act”) for all outstanding 6 3/4% Senior Notes due 2011 of the Company (the “Old Notes”) which are not registered under the Securities Act, upon the terms and conditions set forth in the accompanying Prospectus dated April 18, 2005 (the “Prospectus”) and related Letter of Transmittal and instructions thereto (the “Letter of Transmittal”).
      A Letter of Transmittal is being circulated to holders of Old Notes with the Prospectus. Holders may use it to effect valid tenders of Old Notes. The Exchange Offer also provides a procedure for holders to tender the Old Notes by means of guaranteed delivery.
      Based on an interpretation of the Securities and Exchange Commission (the “Commission”), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.
      Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with the resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of one year after the date of the Prospectus, it will make the Prospectus and any amendment or supplement thereto available to any broker-dealer for use in connection with any such resale.
      Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Notes for, any Old Notes not accepted for exchange prior to such termination.
      The Company reserves the right not to accept tendered Old Notes from any tendering holder if the Company determines, in its sole and absolute discretion, that such acceptance could result in a violation of applicable securities laws.
      We are asking you to contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Old Notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent as described in the Prospectus) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange

Offer. You will, however, be reimbursed by the Company for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay any transfer taxes applicable to the tender of Old Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.
      Enclosed is a copy of each of the following documents:

1. The Prospectus.

2. A Letter of Transmittal for your use in connection with the Exchange Offer and for the information of your clients.

3. A form of letter that may be sent to your clients for whose accounts you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

4. A form of Notice of Guaranteed Delivery.

5. A return envelope addressed to U.S. Bank National Association as Exchange Agent at 60 Livingston Avenue, St. Paul, Minnesota 55107, Attention: Specialized Finance.
      Your prompt action is requested. The Exchange Offer will expire at 5:00 p.m., New York City time, on May 20, 2005 unless extended (the “Expiration Date”). Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.
      To tender Old Notes in the Exchange Offer, certificates for Old Notes (or confirmation of a book-entry transfer into the Exchange Agent’s account at The Depository Trust Company of Old Notes tendered electronically) and a duly executed and properly completed Letter of Transmittal or a facsimile thereof, together with any other required documents, must be received by the Exchange Agent as indicated in the Prospectus.
      If holders desire to tender Old Notes pursuant to the Exchange Offer and (i) certificates representing such Old Notes are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates evidencing such Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiration Date, such holders may effect a tender of such Old Notes in accordance with the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedure.” Holders following the guaranteed delivery procedure must still fully complete, execute and deliver the Letter of Transmittal or facsimile thereof.
      The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.
      Additional copies of the enclosed material may be obtained from the Exchange Agent by calling (800) 934-6802.
      NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, THE TRUSTEE OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER OR THE SOLICITATION, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Very truly yours,

2

LETTER OF TRANSMITTAL
FOR
6 3/4% SENIOR NOTES DUE 2011
OF
STATS CHIPPAC LTD.
PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF
ALL OF ITS OUTSTANDING 6 3/4% SENIOR NOTES DUE 2011
WHICH HAVE NOT REGISTERED UNDER THE SECURITIES ACT
FOR
6 3/4% SENIOR NOTES DUE 2011
REGISTERED UNDER THE SECURITIES ACT

PURSUANT TO THE PROSPECTUS DATED APRIL 18, 2005
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME, MAY 20, 2005 UNLESS THE EXCHANGE OFFER IS EXTENDED (THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE.
THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS: U.S. BANK NATIONAL ASSOCIATION

By Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance	By Overnight Courier and By Hand: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance
By Facsimile:
U.S. Bank National Association
(651) 495-8158
Attention: Specialized Finance
For Eligible Institutions Only
To Confirm by Telephone:
(800) 934-6802
      DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION VIA FACSIMILE, OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS CONTAINED HEREIN SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.
      HOLDERS WHO WISH TO BE ELIGIBLE TO RECEIVE NEW NOTES FOR THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR OLD NOTES TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE.
      By execution hereof, the undersigned acknowledges receipt of the prospectus dated April 18, 2005 (the “Prospectus”) of STATS ChipPAC Ltd., a company incorporated under the laws of the Republic of Singapore (the “Company”), which, together with this letter of transmittal and the instructions thereto (the “Letter of Transmittal”), constitute the Company’s offer (the “Exchange Offer”) to exchange $1,000 principal amount of its 6 3/4% Senior Notes due 2011 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement of which the Prospectus constitutes a part, for each $1,000 principal amount of its outstanding 6 3/4% Senior Notes due 2011 (the “Old Notes”) which have not been registered under the Securities Act, upon the terms and subject to the conditions set forth in the Prospectus.

      This Letter of Transmittal is to be used by Holders (as defined below) if: (i) certificates representing Old Notes are to be physically delivered to the Exchange Agent herewith by Holders; (ii) tender of the Old Notes is to be made by book-entry transfer to the Exchange Agent’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under “The Exchange Offer — Procedure for Tendering” by any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of Old Notes (such participants, acting on behalf of Holders are referred to herein, together with such Holders, as “Acting Holders”); or (iii) tender of the Old Notes is to be made according to the guaranteed delivery procedures set forth in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedure,” and, in each case, instructions are being transmitted through the DTC Automated Tender Offer Program (“ATOP”). Delivery of documents to DTC does not constitute delivery to the Exchange Agent.
      The term “Holder” with respect to the Exchange Offer means any person: (i) in whose name Old Notes are registered on the books of the Registrar or any other person who has obtained a properly completed bond power from the registered Holder; or (ii) whose Old Notes are held of record by DTC and who desires to deliver such Old Notes by book-entry transfer at DTC.
      The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. HOLDERS WHO WISH TO ACCEPT THE EXCHANGE OFFER AND TENDER THEIR OLD NOTES MUST COMPLETE THIS LETTER OF TRANSMITTAL IN ITS ENTIRETY.
      All capitalized terms used herein and not defined shall have the meaning ascribed to them in the Prospectus.
      The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus, this Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Exchange Agent. See Instruction 8 herein.
      List below the Old Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal. Tenders of Old Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

DESCRIPTION OF OLD NOTES

	Certificate	Aggregate
Name(s) and Address(es) of Holder(s)	Number(s)*	Principal Amount
(Please fill in if blank)	(Attach signed list	Tendered (if less
	if necessary)	than all)**

Total Principal Amount of Old Notes Tendered

* Need not be completed by Holders tendering by book-entry transfer.
** Need not be completed by Holders who wish to tender with respect to all Old Notes listed. See Instruction 2.

2

☐	CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED BY DTC TO THE EXCHANGE AGENT’S ACCOUNT AT DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

DTC Book-Entry Account No.:

Transaction Code No.:

If Holders desire to tender Old Notes pursuant to the Exchange Offer and (i) certificates representing such Old Notes are not lost but are not immediately available, (ii) time will not permit this Letter of Transmittal, certificates representing such Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) the procedures for book-entry transfer cannot be completed prior to the Expiration Date, such Holders may effect a tender of such Old Notes in accordance with the guaranteed delivery procedures set forth in the Prospectus under “The Exchange Offer — Guaranteed Delivery Procedure.” DTC participants may also accept the Offer by submitting the notice of guaranteed delivery through ATOP.

☐	CHECK HERE IF TENDERED OLD NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY DELIVERED TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Holder(s) of Old Notes:

Window Ticket No. (if any):

Date of Execution of Notice of Guaranteed Delivery:

Name of Eligible Institution that Guaranteed Delivery:
 If Delivered by Book-Entry Transfer:

Name of Tendering Institution:

DTC Book-Entry Account No.:

Transaction Code No.:

☐	CHECK HERE IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:
 ☐ CHECK HERE IF TENDERED NOTES ARE ENCLOSED HEREWITH.

3

Ladies and Gentlemen:
      Subject to the terms of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of Old Notes indicated above. Subject to and effective upon the acceptance for exchange of the principal amount of Old Notes tendered in accordance with this Letter of Transmittal, the undersigned sells, assigns and transfers to, or upon the order of the Company all right, title and interest in and to the Old Notes tendered hereby. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent its agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as the agent of the Company and as Trustee under the Indenture for the Old Notes and the New Notes) with respect to the tendered Old Notes with full power of substitution to (i) deliver certificates for such Old Notes to the Company, or transfer ownership of such Old Notes on the account books maintained by DTC together, in either such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Company and (ii) present such Old Notes for transfer on the books of the Registrar and receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms of the Exchange Offer. The power of attorney granted in this paragraph shall be deemed irrevocable and coupled with an interest.
      The undersigned hereby represents and warrants that he or she has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby and that the Company will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim, when the same are acquired by the Company. The undersigned also acknowledges that this Exchange Offer is being made in reliance upon an interpretation by the staff of the Securities and Exchange Commission that the New Notes issued in exchange for the Old Notes pursuant to the Exchange Offer may be offered for sale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate in the distribution of the New Notes.
      The undersigned represents and warrants that:

(a) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not the person is the Holder,

(b) neither the undersigned nor any other recipient of the New Notes (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the Old Notes or New Notes,

(c) neither the undersigned nor any other recipient is an “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient represents and agrees that it may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(d) if the undersigned is a broker-dealer, it has not entered into any arrangement or understanding with the Company or any “affiliate” of the Company within the meaning of Rule 405 promulgated under the Securities Act to distribute the New Notes,

(e) if the undersigned is a broker-dealer, the undersigned further represents and warrants that, if it will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of New Notes received in the Exchange Offer, and

(f) the undersigned is not acting on behalf of any person or entity that could not truthfully make these representations.
By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

4

      The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the assignment and transfer of the Old Notes tendered hereby.
      For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes when the Company has given oral or written notice (such notice, if given orally to be confirmed in writing) thereof to the Exchange Agent. If any tendered Old Notes are not accepted for exchange pursuant to the Exchange Offer for any reason, certificates for any such unaccepted Old Notes will be returned (except as noted below with respect to tenders through DTC), without expense, to the undersigned at the address shown below or at a different address as may be indicated under “Special Issuance Instructions” promptly after the Expiration Date.
      All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned and every obligation under this Letter of Transmittal shall be binding upon the undersigned’s heirs, personnel, representatives, successors and assigns.
      The undersigned understands that tenders of Old Notes pursuant to the procedures described under the caption “The Exchange Offer — Procedure for Tendering” in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer.
      All questions as to form, validity, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding.
      Unless otherwise indicated under “Special Issuance Instructions,” please issue the certificates representing the New Notes issued in exchange for the Old Notes accepted for exchange and return any Old Notes not tendered or not exchanged, in the name(s) of the undersigned (or in either such event in the case of Old Notes tendered by DTC, by credit to the account at DTC). Similarly, unless otherwise indicated under “Special Delivery Instructions,” please send the certificates representing the New Notes issued in exchange for the Old Notes accepted for exchange and any certificates for Old Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned’s signatures, unless, in either event, tender is being made through DTC. In the event that both “Special Issuance Instructions” and “Special Delivery Instructions” are completed, please issue the certificates representing the New Notes issued in exchange for the Old Notes accepted for exchange and return any Old Notes not tendered or not exchanged in the name(s) of, and send said certificates to, the person(s) so indicated. The undersigned recognizes that the Company has no obligation pursuant to the “Special Issuance Instructions” and “Special Delivery Instructions” to transfer any Old Notes from the name of the registered holder(s) thereof if the Company does not accept for exchange any of the Old Notes so tendered.

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TENDERING HOLDER SIGNATURE
(To Be Completed by All Tendering Holders of
Old Notes Regardless of Whether Old Notes Are Being Physically
Delivered Herewith)
(Please Complete Substitute Form W-9 Herein)

This Letter of Transmittal must be signed by the Holder(s) of Old Notes exactly as their name(s) appear(s) on certificate(s) for Old Notes or, if tendered by a participant in DTC, exactly as such participant’s name appears on a security position listing as the owner of Old Notes, or by person(s) authorized to become registered Holder(s) by endorsements and documents transmitted with this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under “Capacity” and submit evidence satisfactory to the Company of such person’s authority to so act. See Instruction 3 herein.

If the signature appearing below is not of the registered Holder(s) of the Old Note, then the registered Holder(s) must sign a valid proxy.
Please sign here

X		Date:

X		Date:

Signature(s) of Holder(s) or Authorized Signatory

Name(s):		Address:
	(Please Print)		(including Zip Code)

Capacity:		Area Code and Telephone No.:

Taxpayer Identification No.:
MEDALLION SIGNATURE GUARANTEE
(If Required — See Instruction 3 herein)

(Name of Eligible Institution Guaranteeing Signatures)

(Address (including zip code) and Telephone Number (including area code) of Firm)

(Authorized Signature)

(Printed Name)

(Title)

Date:

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SPECIAL ISSUANCE INSTRUCTIONS
(See Instruction 1, 3, 4 and 5 herein)

To be completed ONLY if certificates for Old Notes in a principal amount not tendered are to be issued in the name of, or the New Notes issued pursuant to the Exchange Offer are to be issued to the order of, someone other than person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal, or if Old Notes tendered by book-entry transfer that are not accepted for purchase are to be credited to an account maintained at DTC.
Name:

(Please Print)
Address:

(Please Print)

(Zip Code)

(Taxpayer Identification Number)

SPECIAL DELIVERY INSTRUCTIONS
(See Instruction 1, 3, 4 and 5 herein)
          To be completed ONLY if certificates for Old Notes in a principal amount not tendered or not accepted for purchase or the New Notes issued pursuant to the Exchange Offer are to be sent to someone other than the person or persons whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled “Description of Old Notes” within this Letter of Transmittal.
Name:

(Please Print)
Address:

(Please Print)

(Zip Code)

(Taxpayer Identification Number)

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INSTRUCTIONS
Forming Part of the Terms and Conditions
of the Exchange Offer
      1. Delivery of this Letter of Transmittal and Old Notes. The certificates for the tendered Old Notes (or a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all Old Notes delivered electronically), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof and any other documents required by this Letter of Transmittal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. The method of delivery of the tendered Old Notes, this Letter of Transmittal and all other required documents is at the election and risk of the Holder and, except as otherwise provided below, the delivery will be deemed made only when actually received by the Exchange Agent. Instead of delivery by mail, it is recommended that the Holder use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.
      Holders who wish to tender their Old Notes and (i) whose certificates representing such Old Notes are not immediately available, (ii) who cannot deliver their certificates representing such Old Notes, this Letter of Transmittal or any other documents required hereby to the Exchange Agent prior to the Expiration Date or (iii) who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Old Notes and follow the guaranteed delivery procedures set forth in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution; (ii) prior to the Expiration Date, the Exchange Agent must have received from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made by guaranteed delivery and guaranteeing that, within five business days after the Expiration Date, this Letter of Transmittal (or facsimile hereof) together with the certificate(s) representing the Old Notes (or a confirmation of electronic delivery of book-entry delivery into the Exchange Agent’s account at DTC) and any of the required documents will be deposited by the Eligible Institution with the Exchange Agent; and (iii) such properly completed and executed Letter of Transmittal (or facsimile hereof), as well as all other documents required by this Letter of Transmittal and the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry delivery into the Exchange Agent’s account at DTC), must be received by the Exchange Agent within five business days after the Expiration Date, all as provided in the Prospectus under the caption “Guaranteed Delivery Procedure”. Any Holder of Old Notes who wishes to tender his Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery prior to 5:00 p.m., New York City time, on the Expiration Date.
      All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company’s acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Old Notes. The Company’s interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering Holders of Old Notes, unless otherwise provided in this Letter of Transmittal, as soon as practicable following the Expiration Date.
      2. Partial Tenders. Tenders of Old Notes will be accepted only in principal amounts equal to $1,000 and integral multiples thereof. If less than the entire principal amount of any Old Notes is tendered, the tendering Holder should fill in the principal amount tendered in the third column of the chart entitled “Description of Old Notes.” The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Old Notes is not tendered, Old Notes for the principal amount of Old Notes not tendered and a certificate or certificates representing New Notes issued in exchange for any Old Notes accepted will be sent to the Holder at

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his or her registered address, unless a different address is provided in the appropriate box on this Letter of Transmittal or unless tender is made through DTC, promptly after the Old Notes are accepted for exchange.
      3. Signatures on the Letter of Transmittal; Bond Powers and Endorsements; Guarantee of Signatures. If this Letter of Transmittal (or facsimile hereof) is signed by the registered Holder(s) of the Old Notes tendered hereby, the signature must correspond with the name(s) as written on the face of the Old Notes without alteration, enlargement or any change whatsoever.
      If this Letter of Transmittal (or facsimile hereof) is signed by the registered Holder(s) of Old Notes tendered and the certificate(s) for New Notes issued in exchange therefor is to be issued (or any untendered principal amount of Old Notes is to be reissued) to the registered Holder, such Holder need not and should not endorse any tendered Old Note, nor provide a separate bond power. In any other case, such Holder must either properly endorse the Old Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by a recognized member of the Medallion Signature Guarantee Program.
      If this Letter of Transmittal (or facsimile hereof) is signed by a person other than the registered Holder(s) of any Old Notes listed, such Old Notes must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder(s) appears on the Old Notes.
      If this Letter of Transmittal (or facsimile hereof) or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with this Letter of Transmittal.
      Endorsements on Old Notes or signatures on bond powers required by this Instruction 3 must be guaranteed by a recognized member of the Medallion Signature Guarantee Program.
      Signatures on this Letter of Transmittal (or facsimile hereof) must be guaranteed by a recognized member of the Medallion Signature Guarantee Program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered Holder (including any participant in DTC whose name appears on a security position listing as the owner of Old Notes) who has not completed the box set forth herein entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” or (ii) for the account of a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”).
      4. Special Issuance and Delivery Instructions. Tendering Holders should indicate, in the applicable spaces, the name and address to which New Notes or substitute certificates representing Old Notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal (or in the case of tender of the Old Notes through DTC, if different from DTC). In the case of issuance in a different name, the taxpayer identification or social security number of the person named must also be indicated.
      5. Transfer Taxes. The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Old Notes tendered hereby, or if tendered Old Notes are registered in the name of any person other than the person signing this Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.
      Except as provided in this Instruction 5, it will not be necessary for transfer tax stamps to be affixed to the Old Notes listed in this Letter of Transmittal.
      6. Waiver of Conditions. The Company reserves the absolute right to amend, waive or modify specified conditions in the Exchange Offer in the case of all Old Notes tendered.

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      7. Mutilated, Lost, Stolen or Destroyed Old Notes. Any tendering Holder whose Old Notes have been mutilated, lost, stolen or destroyed should contact the Exchange Agent at the address indicated in this Letter of Transmittal for further instruction.
      8. Requests for Assistance or Additional Copies. Questions and requests for assistance and requests for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address specified in this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.
      9. Withdrawal. Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders”.

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The Exchange Agent for the Exchange Offer Is:
U.S. BANK NATIONAL ASSOCIATION

By Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance	By Overnight Courier and By Hand: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance
By Facsimile:
U.S. Bank National Association
(651) 495-8158
Attention: Specialized Finance
For Eligible Institutions Only
To Confirm by Telephone:
(800) 934-6802

11

OFFER TO EXCHANGE
ALL OUTSTANDING
6 3/4% SENIOR NOTES DUE 2011
WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
FOR 6 3/4% SENIOR NOTES DUE 2011
REGISTERED UNDER THE SECURITIES ACT
OF
STATS CHIPPAC LTD.

April 18, 2005
To Our Clients:
      Enclosed for your consideration are the Prospectus dated April 18, 2005 (the “Prospectus”) and the related letter of transmittal and instructions thereto (the “Letter of Transmittal”) in connection with the offer by STATS ChipPAC Ltd., a company incorporated under the laws of the Republic of Singapore (the “Company”) to exchange (the “Exchange Offer”) its 6 3/4% Senior Notes due 2011 (the “New Notes”) which are registered under the Securities Act of 1933, as amended (the “Securities Act”) for all outstanding 6 3/4% Senior Notes due 2011 of the Company (the “Old Notes”) which are not registered under the Act, upon the terms and subject to the conditions set forth in the Prospectus and Letter of Transmittal.
      We are the registered holder (the “Registered Holder”) of Old Notes held by us for your account. An exchange of the Old Notes can be made only by us as the Registered Holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Prospectus and related Letter of Transmittal provide a procedure for holders to tender their Old Notes by means of guaranteed delivery.
      We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.
      Your attention is directed to the following:

1. The New Notes will be exchanged for the Old Notes at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes. The New Notes will bear interest from November 18, 2004. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from November 18, 2004 to the date of issuance of the New Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the New Notes have been registered under the Securities Act.

2. Based on an interpretation of the Securities and Exchange Commission (the “Commission”), New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met.

3. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

4. Notwithstanding any other term of the Exchange Offer, the Company may terminate or amend the Exchange Offer as provided in the Prospectus and will not be required to accept for exchange, or exchange New Notes for, any Old Notes not accepted for exchange prior to such termination.

5. The Exchange Offer will expire at 5:00 p.m., New York City time, on May 20, 2005 unless extended (the “Expiration Date”). Tendered Old Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date.

6. Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Instruction 5 of the Letter of Transmittal.
      If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.
      The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable securities law.

2

OFFER TO EXCHANGE
ALL OUTSTANDING
6 3/4% SENIOR NOTES DUE 2011
WHICH HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
FOR 6 3/4% SENIOR NOTES DUE 2011
REGISTERED UNDER THE SECURITIES ACT
OF
STATS CHIPPAC LTD.

       The undersigned acknowledge(s) receipt of your letter and the enclosed Prospectus and the related Letter of Transmittal, in connection with the offer by the Company to exchange the Old Notes for the New Notes.
      This will instruct you to tender the principal amount of Old Notes indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal, and the undersigned hereby makes the applicable representations set forth in such Letter of Transmittal.

SIGN HERE

Dated:
Signature

Signature

Principal amount of Old Notes to be tendered*:

$
(Must be in the principal amount of $1,000 or an integral multiple thereof.)

Name(s) (Please Print)

Address

Zip Code

Area Code and Telephone Number

*	Unless otherwise indicated, signature(s) hereon by beneficial owner(s) shall constitute an instruction to the nominee to tender all Old Notes of such beneficial owner(s).

NOTICE OF GUARANTEED DELIVERY
FOR
6 3/4% SENIOR NOTES DUE 2011
OF
STATS CHIPPAC LTD.
       As set forth in the Prospectus dated April 18, 2005 (the “Prospectus”) of STATS ChipPAC Ltd., a company incorporated under the laws of the Republic of Singapore (the “Company”) and in the accompanying letter of transmittal and instructions thereto (the “Letter of Transmittal”), this form or one substantially equivalent hereto must be used to accept the Company’s exchange offer (the “Exchange Offer”) to exchange all of its outstanding 6 3/4% Senior Notes due 2011 (the “Old Notes”) if (i) certificates representing such Old Notes to be tendered for exchange are not lost but are not immediately available, (ii) time will not permit the Letter of Transmittal, certificates representing such Old Notes or other required documents to reach the Exchange Agent prior to the Expiration Date or (iii) procedures for book-entry transfer cannot be completed prior to the Expiration Date. This form may be delivered by an Eligible Institution by mail or hand delivery or transmitted, via facsimile, to the Exchange Agent as set forth below. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.
THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, MAY 20, 2005 UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”). TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M. ON THE BUSINESS DAY PRIOR TO THE EXPIRATION DATE.
       The Exchange Agent for the Exchange Offer is:
U.S. BANK NATIONAL ASSOCIATION

By Mail: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance	By Overnight Courier and By Hand: U.S. Bank National Association 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Specialized Finance
By Facsimile:
U.S. Bank National Association
(651) 495-8158
Attention: Specialized Finance
For Eligible Institutions Only
To Confirm by Telephone:
(800) 934-6802
      DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION VIA FACSIMILE, OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.
      This form is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an “Eligible Institution” under the instructions thereto, such signature guarantee must appear in the applicable space provided in the signature box on the Letter of Transmittal.

Ladies and Gentlemen:
      The undersigned hereby tender(s) to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the aggregate principal amount of Old Notes set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedure”.
      The undersigned understands that tenders of Old Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. The undersigned understands that tenders of Old Notes pursuant to the Exchange Offer may not be withdrawn after 5:00 p.m., New York City time on the business day prior to the Expiration Date. Tenders of Old Notes may also be withdrawn if the Exchange Offer is terminated without any such Old Notes being purchased thereunder or as otherwise provided in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders”.
      All authority herein conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives of the undersigned.

PLEASE SIGN AND COMPLETE
Signature(s) of Registered Owner(s) or Authorized Signatory: Principal Amount of Old Notes Tendered: Certificate No(s). of Old Notes (if available): Date:	Name of Registered Holder(s): Address: Area Code and Telephone No.: If Old Notes will be delivered by book-entry transfer at The Depository Trust Company, insert Depository Account No.

This Notice of Guaranteed Delivery must be signed by the registered Holder(s) of Old Notes exactly as its (their) name(s) appear on certificates for Old Notes or on a security position listing as the owner of Old Notes, or by person(s) authorized to become registered Holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information:
Please print name(s) and address(es):
Name(s):
Capacity:
Address(es):

Do not send Old Notes with this form. Old Notes should be sent to the Exchange Agent together with a properly completed and duly executed Letter of Transmittal.

2

GUARANTEE OF DELIVERY

The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States or is otherwise an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees that, within five business days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Old Notes covered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Old Notes into the Exchange Agent’s account at The Depository Trust Company, pursuant to the procedure for book-entry transfer set forth in the Prospectus) and required documents will be deposited by the undersigned with the Exchange Agent.

The undersigned acknowledges that it must deliver the Letter of Transmittal and Old Notes tendered hereby to the Exchange Agent within the time period set forth and that failure to do so could result in financial loss to the undersigned.

Name of Firm:
Authorized Signature
Address:	Name:

Title:

Area Code and Telephone No.:	Date:

3